Filed Pursuant to Rule 424(b)(3)
Registration No: 333-293106
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Two Harbors Investment Corp.:
The board of directors (the “Two Harbors Board”) of Two Harbors Investment Corp., a Maryland corporation (“Two Harbors”), and the board of directors (the “UWMC Board”) of UWM Holdings Corporation, a Delaware corporation (“UWMC”), each have approved an Agreement and Plan of Merger, dated as of December 17, 2025 (the “Merger Agreement”), by and among Two Harbors, UWM Acquisitions 1, LLC (“Merger Sub”) and UWMC, pursuant to which Two Harbors will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”). As a result of the Merger, the surviving entity will become an indirect, wholly owned subsidiary of UWMC. The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, and either Two Harbors or UWMC may terminate the Merger Agreement if closing has not occurred by December 17, 2026, subject to an extension under certain circumstances.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Two Harbors (“TWO Common Stock”) will be converted into the right to receive 2.3328 shares of Class A common stock, par value $0.0001 per share, of UWMC (“UWMC Class A Common Stock”). Based on the number of shares of TWO Common Stock outstanding on February 10, 2026, the record date for the Two Harbors special meeting, we expect approximately 245,044,748 shares of UWMC Class A Common Stock will be issued in connection with the Merger.
In addition (a) each share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors (the “TWO Series A Preferred Stock”) will be converted into the right to receive one share of 8.125% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of UWMC (the “UWMC Series A Preferred Stock”), (b) each share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Two Harbors (the “TWO Series B Preferred Stock”) will be converted into the right to receive one share of 7.625% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share of UWMC (the “UWMC Series B Preferred Stock”), and (c) each share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock par value, $0.01 per share of Two Harbors (the “TWO Series C Preferred Stock”) will be converted into the right to receive one share of 7.25% Series C Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of UWMC (“UWMC Series C Preferred Stock”).
Two Harbors will hold a special meeting of its common stockholders. Two Harbors’ special meeting will be held virtually on March 16, 2026 at 10:00 a.m., Eastern Time. Stockholders of Two Harbors will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM. The preferred stockholders of Two Harbors are not entitled to vote on any of the matters to be considered and voted upon at the Two Harbors special meeting but are entitled to notice of the Two Harbors special meeting.
At the Two Harbors special meeting, the Two Harbors common stockholders will be asked to (i) consider and vote on a proposal to approve the Merger (the “Merger Proposal”), (ii) consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to Two Harbors’ named executive officers that is based on or otherwise relates to the Merger (the “Non-Binding Compensation Advisory Proposal”), and (iii) approve the adjournment of the Two Harbors special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal (the “Adjournment Proposal”). The Two Harbors Board, at a meeting duly called and held, unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of the Two Harbors common stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the Two Harbors common stockholders at the Two Harbors special meeting; and (iv) resolved to recommend that the Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.
The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal. Only those matters included in the Notice of Meeting may be considered and voted upon at the Two Harbors special meeting.
This proxy statement/prospectus provides detailed information about the special meeting of Two Harbors, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus, the Merger Agreement and the other annexes to this proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to attend the Two Harbors special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or authorize a proxy to vote your shares through the Internet or by telephone. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend the Two Harbors special meeting and vote your shares of TWO Common Stock via the Two Harbors special meeting website, your vote will revoke any proxy previously submitted.

Your vote is very important, regardless of the number of shares of stock you own. Whether or not you plan to attend the Two Harbors special meeting, please authorize a proxy to vote your shares of stock as promptly as possible to make sure that your shares of stock are represented at the Two Harbors special meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares of stock of Two Harbors is the equivalent of a vote against the Merger Proposal.

Sincerely,

William Greenberg President and Chief Executive Officer Two Harbors Investment Corp.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated February 9, 2026, and is first being mailed to the stockholders of Two Harbors on or about February 12, 2026.

1601 Utica Avenue South
Suite 900
St. Louis Park, MN 55416
NOTICE OF SPECIAL MEETING OF TWO HARBORS COMMON STOCKHOLDERS
TO BE HELD ON MARCH 16, 2026
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Two Harbors Investment Corp., a Maryland corporation (“Two Harbors”), will be held virtually on March 16, 2026 at 10:00 a.m., Eastern Time. The Two Harbors common stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM for the following purposes:
1.
to consider and vote on a proposal to approve the merger of Two Harbors with and into UWM Acquisitions 1, LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of UWM Holdings Corporation, a Delaware corporation (“UWMC”), and the other transactions contemplated by the Agreement and Plan of Merger, dated as of December 17, 2025, by and among Two Harbors, Merger Sub and UWMC (as it may be amended from time to time, the “Merger Agreement”), which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 70 and 86, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part (the “Merger Proposal”);

2.
to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to Two Harbors’ named executive officers that is based on or otherwise relates to the Merger (the “Non-Binding Compensation Advisory Proposal”); and

3.
to approve any adjournment of the Two Harbors special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal (the “Adjournment Proposal”).

Two Harbors will transact no other business at the Two Harbors special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Two Harbors special meeting. The board of directors of Two Harbors (the “Two Harbors Board”) has fixed the close of business on February 10, 2026 as the record date for the determination of Two Harbors common stockholders entitled to notice of, and to vote at, the Two Harbors special meeting or any adjournments or postponements thereof. Accordingly, only Two Harbors common stockholders at the close of business on that date are entitled to notice of, and to vote at, the Two Harbors special meeting and any adjournments or postponements thereof.
The Two Harbors Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of the Two Harbors common stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the Two Harbors common stockholders at the Two Harbors special meeting; and (iv) resolved to recommend that the Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.
Your vote is very important, regardless of the number of shares of TWO Common Stock you own. Whether or not you plan to attend the Two Harbors special meeting, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Two Harbors special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal. Even if you plan to attend the Two Harbors special meeting, we urge you to authorize a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Two Harbors special meeting to ensure that your shares will be represented and voted at the Two Harbors special meeting. If you hold your shares of TWO Common Stock in “street name,” which means through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.
Please note that if you hold shares of stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of stock represented by each account. If you attend the Two Harbors special meeting, you may revoke your proxy and vote your shares of TWO Common Stock via the Two Harbors special meeting website, even if you have previously returned your proxy card or authorized a proxy to vote your shares through the Internet or by telephone. If your shares of TWO Common Stock are held by a bank, broker or other nominee, and you plan to attend the Two Harbors special meeting and vote via the Two Harbors special meeting website, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares of TWO Common Stock at the Two Harbors special meeting. Please carefully review the instructions in the enclosed proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.
This notice and the enclosed proxy statement/prospectus are first being mailed to Two Harbors stockholders on or about February 12, 2026.

By Order of the Two Harbors Board,

Rebecca B. Sandberg Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about UWMC and Two Harbors from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. To obtain timely delivery, you must request the information no later than five business days before the date of the Two Harbors special meeting. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them from UWMC’s or Two Harbors’ investor relations departments:

UWM Holdings Corporation 585 South Boulevard E. Pontiac, MI 48341 Phone: (800) 981-8898 Email: investorrelations@uwm.com	Two Harbors Investment Corp. 1601 Utica Avenue South, Suite 900 St. Louis Park, MN 55416 Phone (612) 453-4100 Facsimile: (612) 453-4196 Email: investors@twoinv.com

Investors may also consult UWMC’s or Two Harbors’ websites for more information concerning the Merger and other related transactions described in this proxy statement/prospectus. UWMC’s website is www.investors.uwm.com. Two Harbors’ website is www.twoinv.com. Each of UWMC’s and Two Harbors’ public filings are available at www.sec.gov. The information contained on each of UWMC’s or Two Harbors’ websites are not part of this proxy statement/prospectus and are not incorporated herein by reference. The references to UWMC’s and Two Harbors’ websites are intended to be inactive textual references only.
If you would like to request any documents that are incorporated by reference into this proxy statement/prospectus, please do so by March 9, 2026 in order to receive them before the Two Harbors special meeting.
For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 126.
ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-293106) filed by UWMC with the SEC, constitutes a prospectus of UWMC for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the shares of UWMC Class A Common Stock to be issued to Two Harbors common stockholders in exchange for shares of TWO Common Stock, (ii) the shares of UWMC Series A Preferred Stock in exchange for shares of TWO Series A Preferred Stock, (iii) the shares of UWMC Series B Preferred Stock in exchange for shares of TWO Series B Preferred Stock, and (iv) the shares of UWMC Series C Preferred Stock in exchange for shares of TWO Series C Preferred Stock, in each case, pursuant to the Merger Agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for Two Harbors for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Two Harbors special meeting.
You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 9, 2026, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Two Harbors common stockholders nor the UWMC Stock Issuance in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding UWMC has been provided by UWMC and information contained in this proxy statement/prospectus regarding Two Harbors has been provided by Two Harbors.

i

ii

FREQUENTLY USED TERMS
Unless stated otherwise, all references in this proxy statement/prospectus to:
•
“Adjournment Proposal” refers to the proposal to approve any adjournment of the Two Harbors special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal.

•	“Closing” refers to the closing of the Merger.
•	“Closing Date” refers to the date on which the Closing occurs.
•	“Code” refers to the Internal Revenue Code of 1986, as amended.
•	“Common Merger Consideration” refers to the newly issued UWMC Class A Common Stock, and cash payable in lieu of fractional shares to be issued in the Merger.
•	“Exchange Ratio” refers to 2.3328 shares of UWMC Class A Common Stock per each share of TWO Common Stock, in accordance with the Merger Agreement.
•	“Effective Time” means the effective time of the Merger.
•	“Fannie Mae” refers to the Federal National Mortgage Association.
•	“Freddie Mac” refers to the Federal Home Loan Mortgage Corporation.
•	“GAAP” refers to the accounting principles generally accepted in the United States of America.
•	“Ginnie Mae” refers to the Government National Mortgage Association.
•	“GSE” refers to government-sponsored enterprises, such as Fannie Mae and Freddie Mac.
•	“Houlihan Lokey” means Houlihan Lokey Capital Inc., financial advisor to Two Harbors.
•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
•	“Merger” refers to the merger of Two Harbors with and into Merger Sub, with Merger Sub continuing as the surviving entity and continuing as an indirect, wholly owned subsidiary of UWMC.
•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of December 17, 2025, by and among UWMC, Merger Sub, and Two Harbors, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus.

•	“Merger Consideration” refers to the Common Merger Consideration and the Preferred Merger Consideration.
•	“Merger Proposal” refers to the proposal to approve the Merger.
•	“Merger Sub” refers to UWM Acquisitions 1, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of UWMC.
•
“Non-Binding Compensation Advisory Proposal” refers to the non-binding advisory proposal to approve the compensation that may be paid or become payable to Two Harbors’ named executive officers that is based on or otherwise relates to the Merger.

•	“NYSE” refers to the New York Stock Exchange.
•
“Preferred Merger Consideration” refers to the conversion of each share of Two Harbors Series A Preferred Stock, Two Harbors Series B Preferred Stock and Two Harbors Series C Preferred Stock into the right to receive one share of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock, respectively, pursuant to the Merger.

•	“REIT” refers to a real estate investment trust within the meaning, and under the provisions of, Sections 856 through 860 of the Code.
•	“SEC” refers to the U.S. Securities and Exchange Commission.
•	“TWO Common Stock” refers to the common stock, par value $0.01 per share, of Two Harbors.

•	“TWO Preferred Stock” refers to each outstanding share of Two Harbors Series A Preferred Stock, Two Harbors Series B Preferred Stock and Two Harbors Series C Preferred Stock.
•	“Two Harbors” refers to Two Harbors Investment Corp., a Maryland corporation.
•	“Two Harbors Board” refers to the board of directors of Two Harbors.
•	“Two Harbors Bylaws” refers to Two Harbors’ Amended and Restated Bylaws, as amended from time to time.
•	“Two Harbors Charter” refers to Two Harbors’ Articles of Amendment and Restatement, as amended or supplemented from time to time.
•	“Two Harbors Series A Preferred Stock” refers to each outstanding share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.
•	“Two Harbors Series B Preferred Stock” refers to each outstanding share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.
•	“Two Harbors Series C Preferred Stock” refers to each outstanding share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Two Harbors.
•	“USDA” refers to the U.S. Department of Agriculture.
•	“UWMC” refers to UWM Holdings Corporation, a Delaware corporation.
•	“UWMC Board” refers to the board of directors of UWMC.
•	“UWMC Bylaws” refers to UWMC’s Amended and Restated Bylaws, as amended from time to time.
•	“UWMC Charter” refers to UWMC’s Amended and Restated Certificate of Incorporation, as amended, supplemented, restated or corrected from time to time.
•	“UWMC Class A Common Stock” refers to the Class A common stock, par value $0.0001 per share, of UWMC.
•	“UWMC Class B Common Stock” refers to the Class B common stock, par value $0.0001 per share, of UWMC.
•	“UWMC Class C Common Stock” refers to the Class C common stock, par value $0.0001 per share, of UWMC.
•	“UWMC Class D Common Stock” refers to the Class D common stock, par value $0.0001 per share, of UWMC.
•	“UWMC Common Stock” refers to the (i) UWMC Class A Common Stock, (ii) the UWMC Class B Common Stock, (iii) the UWMC Class C Common Stock and (iv) the UWMC Class D Common Stock.
•
“UWMC Stock Issuance” refers to the issuance of shares of UWMC Class A Common Stock and UWMC Preferred Stock to holders of TWO Common Stock and TWO Preferred Stock, as applicable, as contemplated by the Merger Agreement.

•	“UWMC Preferred Stock” refers to the shares of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock to be issued in the Merger.
•	“UWMC Series A Preferred Stock” refers to the newly designated 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of UWMC.
•	“UWMC Series B Preferred Stock” refers to the newly designated 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of UWMC.
•	“UWMC Series C Preferred Stock” refers to the newly designated 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of UWMC.
•	“VA” refers to the U.S. Department of Veteran Affairs.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Two Harbors special meeting. These questions and answers do not address all questions that may be important to you as a stockholder of Two Harbors. Please refer to the “Summary” beginning on page 10 and the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus, which you should read carefully.
Q:	What is the proposed transaction for which I am being asked to vote?
A:
The Two Harbors common stockholders are being asked to approve the Merger Proposal. The approval of the Merger Proposal by Two Harbors common stockholders is a condition to the effectiveness of the Merger.

The Two Harbors common stockholders are also being asked to approve the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal, if necessary. The approval of these proposals is not a condition to the effectiveness of the Merger.
Q:	What happens if the market price of UWMC Class A Common Stock or TWO Common Stock changes before the Closing?
A:
Changes in the market price of UWMC Class A Common Stock or the market price of TWO Common Stock at or prior to the Effective Time will not change the number of shares of UWMC Class A Common Stock that Two Harbors common stockholders will receive because the Exchange Ratio has been set pursuant the Merger Agreement and is not linked to the market price of either stock.

Q:	Are there any conditions to completion of the Merger?
A:
Yes. In addition to the approval of the Two Harbors common stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all the conditions to the Merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 83.

Q:	What will I receive for my TWO Common Stock or TWO Preferred Stock, as applicable, in the Merger?
A:	Under the terms of the Merger Agreement:
•
each outstanding share of TWO Common Stock will be converted into the right to receive a number of newly issued shares of UWMC Class A Common Stock equal to the Exchange Ratio and cash payable in lieu of fractional shares; and

•
each share of Two Harbors Series A Preferred Stock, Two Harbors Series B Preferred Stock and Two Harbors Series C Preferred Stock will be converted into the right to receive one share of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock, as applicable.

Q:	How will I receive the Merger Consideration if the Merger is completed?
A:
For Two Harbors stockholders, if you hold physical stock certificates of TWO Common Stock or TWO Preferred Stock, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the applicable Merger Consideration, and the exchange agent will forward to you the applicable Merger Consideration to which you are entitled after receiving the proper documentation from you. If you hold your shares of TWO Common Stock or TWO Preferred Stock in uncertificated book-entry form, you will be sent a letter of transmittal promptly after the Closing describing how your shares will be exchanged for the Merger Consideration. After the consummation of the Merger, uncertificated shares of TWO Common Stock and TWO Preferred Stock will be automatically exchanged for the applicable Merger Consideration. For more information, see the section entitled “The Merger Agreement—Exchange Procedures” beginning on page 71.

Q:	When and where is the Two Harbors special meeting?
A:	The special meeting of Two Harbors common stockholders will be held virtually on March 16, 2026 at 10:00 a.m., Eastern Time.

Q:	What matters will be voted on at the Two Harbors special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	the Merger Proposal;
•	the Non-Binding Compensation Advisory Proposal; and
•	the Adjournment Proposal.
Two Harbors will transact no other business at the Two Harbors special meeting or any adjournment or postponement thereof. Holders of TWO Preferred Stock will not be entitled to vote on any matter at the Two Harbors special meeting.
Q:	How does the Two Harbors Board recommend that I vote on the proposals?
A:
The Two Harbors Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of Two Harbors and its stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of TWO Common Stock at the Two Harbors special meeting; and (iv) resolved to recommend that Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.

The Two Harbors Board unanimously recommends that the Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal. For a more complete description of the recommendation of the Two Harbors Board, see “The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger” beginning on page 50.
Q:	What constitutes a quorum for the Two Harbors special meeting?
A:
The presence, via the Two Harbors special meeting website or by proxy, of the holders of shares of TWO Common Stock entitled to cast a majority of all the votes entitled to be cast at the Two Harbors special meeting will constitute a quorum at the Two Harbors special meeting. Two Harbors will include abstentions in the calculation of the number of shares considered to be present at the Two Harbors special meeting for purposes of determining the presence of a quorum at the Two Harbors special meeting. As of the close of business on February 10, 2026, the record date for the Two Harbors special meeting, there were 105,043,188 shares of TWO Common Stock outstanding.

Q:	What vote is required for Two Harbors common stockholders to approve the Merger Proposal?
A:
Approval of the Merger Proposal will require the affirmative vote of the holders of at least a majority of all outstanding shares of TWO Common Stock entitled to vote on the Merger Proposal, provided a quorum is present, which is the only vote of the holders of any class or series of shares of capital stock of Two Harbors required for such approval.

Q:	What vote is required for Two Harbors common stockholders to approve the Non-Binding Compensation Advisory Proposal?
A:
Approval of the Non-Binding Compensation Advisory Proposal will require the affirmative vote of a majority of the votes cast on the matter by holders of TWO Common Stock, provided a quorum is present, which is the only vote of the holders of any class or series of shares of capital stock of Two Harbors required for such approval.

Q:	What vote is required for Two Harbors common stockholders to approve the Adjournment Proposal?
A:
Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast on the matter by holders of shares of TWO Common Stock, provided a quorum is present, which is the only vote of the holders of any class or series of shares of capital stock of Two Harbors required for such approval.

Q:	How are votes counted?
A:	For the Merger Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain or fail to return your proxy card, it will have the same effect as a vote “AGAINST” the Merger Proposal.

For the Non-Binding Compensation Advisory Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and other shares not voted will not have an effect on the Non-Binding Compensation Advisory Proposal, provided that a quorum is otherwise present.
For the Adjournment Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and other shares not voted will not have an effect on the Adjournment Proposal, provided that a quorum is otherwise present.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.
In accordance with the rules of the NYSE, brokers, banks and other nominees who hold shares of TWO Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Proposal, the Non-Binding Compensation Advisory Proposal or the Adjournment Proposal. A so-called “broker non-vote” results with brokers, banks and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. Two Harbors does not expect any broker non-votes at the Two Harbors special meeting because the proposals upon which stockholders will be voting are all “non-routine” matters, and your broker, bank or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and your failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal, and will have no effect on the Non-Binding Compensation Advisory Proposal or the Adjournment Proposal.
Q:	Who is entitled to vote at the Two Harbors special meeting?
A:
All holders of TWO Common Stock as of the close of business on February 10, 2026, the record date for the Two Harbors special meeting, are entitled to vote at the Two Harbors special meeting, unless a new record date is fixed for any adjournment or postponement of the Two Harbors special meeting. As of the record date, there were 105,043,188 issued and outstanding shares of TWO Common Stock. Each holder of TWO Common Stock on the record date is entitled to one vote per share.

Holders of TWO Preferred Stock will not be entitled to vote on any matter at the Two Harbors special meeting, but are entitled to notice of the Two Harbors special meeting.
Q:	How will Two Harbors stockholders be affected by the Merger?
A:	Under the terms of the Merger Agreement:
•
each outstanding share of TWO Common Stock will be converted into the right to receive a number of newly issued shares of UWMC Class A Common Stock equal to the Exchange Ratio and cash payable in lieu of fractional shares;

•	each share of Two Harbors Series A Preferred Stock will be converted into the right to receive one share of UWMC Series A Preferred Stock;
•	each share of Two Harbors Series B Preferred Stock will be converted into the right to receive one share of UWMC Series B Preferred Stock; and
•	each share of Two Harbors Series C Preferred Stock will be converted into the right to receive one share of UWMC Series C Preferred Stock.
As such, after the Merger is completed, TWO Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and former Two Harbors common stockholders are expected to own in the aggregate approximately 13% of the UWMC Class A Common Stock on a fully diluted basis.
Q:	Have any Two Harbors common stockholders already agreed to vote in favor of the proposals?
A:
To Two Harbors’ knowledge, no Two Harbors common stockholder has entered into any agreement to vote any of their shares of TWO Common Stock either in favor or against any proposal at the Two Harbors special meeting.

Q:	What happens if I sell my TWO Common Stock before the Two Harbors special meeting?
A:
The record date for the Two Harbors special meeting is earlier than the date of the Two Harbors special meeting and the date that the Merger is expected to be completed. If you sell shares of your TWO Common Stock after the Two Harbors record date but before the date of the Two Harbors special meeting, you will retain any right to vote at the Two Harbors special meeting, but you will have transferred your right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares of TWO Common Stock through completion of the Merger.

Q:	What is the difference between a stockholder of record and a beneficial owner?
A:	If your shares of TWO Common Stock are registered directly in your name with Two Harbors’ transfer agent, you are considered the stockholder of record with respect to those shares.
If your shares of TWO Common Stock are held in a stock brokerage account, or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee on how to vote the shares that you beneficially own and you are also invited to attend the Two Harbors special meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct the broker, bank, trustee or other nominee how to vote their shares.
Q:	How do I vote?
A:
Stockholders of Record. If you are a stockholder of record of Two Harbors, you may have your shares of TWO Common Stock voted on the matters to be presented at the Two Harbors special meeting in any of the following ways:

•
To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on March 15, 2026.

•
To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone must be received by 11:59 p.m., Eastern Time, on March 15, 2026.

•
To authorize your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal, as applicable.

•
If you choose to attend the Two Harbors special meeting and vote your shares of TWO Common Stock via the Two Harbors special meeting website, you will need the control number included on your proxy card.

Beneficial Owners. If your shares of Two Harbors are held in “street name,” please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in “street name” and wish to vote via the Two Harbors special meeting website, and your broker, bank, trustee or other nominee has not provided you with a control number on the voting instruction form it furnishes you, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares at the Two Harbors special meeting. Please also see the question and answer referencing “street name” shares below.
Q:	If I am a beneficial owner of shares of TWO Common Stock, will my broker, bank or other nominee vote my shares of TWO Common Stock for me?
A:
No. If you hold your shares of TWO Common Stock in a stock brokerage account or if your shares of TWO Common Stock are held by a broker, bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares of TWO Common Stock. Unless you instruct your broker, bank or other nominee to vote your shares of TWO Common Stock held in street name, your shares of TWO Common Stock will NOT be voted. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares of TWO Common Stock.

Q:	How can I revoke or change my vote?
A:	You may revoke your proxy at any time before the vote is taken at the Two Harbors special meeting in any of the following ways:
•	authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 15, 2026;
•	filing with the Secretary of Two Harbors, before the taking of the vote at the Two Harbors special meeting, a written notice of revocation bearing a later date than the proxy card;
•
duly executing a later dated proxy card relating to the same shares of TWO Common Stock and delivering it to the Secretary of Two Harbors before the taking of the vote at the Two Harbors special meeting; or

•	attending the Two Harbors special meeting and voting your shares of TWO Common Stock via the Two Harbors special meeting website.
Your attendance at the Two Harbors special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other nominee to vote your shares of TWO Common Stock, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other nominee to change your vote.
Q:	When is the Merger expected to be consummated?
A:
The Merger is expected to be consummated in the second quarter of 2026, although UWMC and Two Harbors cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the Merger Proposal by the requisite vote of the Two Harbors common stockholders and regulatory approval, the exact timing of the Merger cannot be determined at this time and UWMC and Two Harbors cannot guarantee that the Merger will be completed at all.

Q:	Following the Merger, what percentage of UWMC Common Stock will current UWMC common stockholders and Two Harbors common stockholders own?
A:	Following the completion of the Merger:
•
the shares of UWMC Class A Common Stock held by the current UWMC common stockholders are expected to represent in the aggregate approximately 87% of the UWMC Common Stock on a fully diluted basis (including the approximately 72% of the UWMC Common Stock held by SFS Holdings Corp.) and former Two Harbors common stockholders are expected to own in the aggregate the remaining approximately 13% of the UWMC Class A Common Stock on a fully diluted basis; and

•	former Two Harbors preferred stockholders are expected to own all of the UWMC Preferred Stock.
Q:	What happens if the Merger is not completed?
A:
If the Merger Proposal is not approved by Two Harbors common stockholders, or if the Merger is not completed for any other reason, (i) Two Harbors common stockholders will not have their TWO Common Stock exchanged for UWMC Class A Common Stock in connection with the Merger and (ii) Two Harbors preferred stockholders will not have their TWO Preferred Stock exchanged for UWMC Preferred Stock. Instead, Two Harbors and UWMC would remain separate companies. Under certain circumstances, Two Harbors may be required to pay UWMC a termination fee, as described under “The Merger Agreement—Termination Fee” beginning on page 86.

Q:	Am I entitled to exercise appraisal rights?
A:	No. Holders of TWO Common Stock and TWO Preferred Stock will not be entitled to exercise appraisal rights.
Q:	What will be the business strategy of UWMC following the Merger?
A:
After the Merger, UWMC will continue its current business strategy of (i) continuing UWMC’s leadership position in the wholesale channel, (ii) maintaining a singular focus on the wholesale channel, (iii) employing UWMC’s unique culture, (iv) originating high quality loans that are primarily backed directly or indirectly by the U.S. federal government, and (v) minimizing market risks and to maximize opportunities in different macroeconomic environments.

Q:	Will my dividend payments continue after the Merger?
A:
Prior to the Merger, Two Harbors’ dividend strategy was based on Two Harbors status as a REIT. Following the completion of the Merger, holders of TWO Common Stock will receive UWMC Class A Common Stock. Since the first quarter of 2021, UWMC has paid a quarterly cash dividend of $0.10 per share (approximately $640 million per year on the UWMC Class A Common Stock and the Paired Interests) on the outstanding shares of UWMC Class A Common Stock. The dividend amount is reviewed each quarter and declared by the UWMC Board quarterly based on a number of factors, including, among other things, UWMC’s earnings, UWMC’s financial condition, growth outlook, the capital required to support ongoing growth opportunities and compliance with other internal and external requirements.

Holders of TWO Preferred Stock will continue to receive dividends on the UWMC Preferred Stock they receive in the Merger in accordance with the terms of such series of preferred stock, which will be at the same rate as the TWO Preferred Stock.
Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?
A:	Yes. There are a number of risks related to the Merger that are discussed in this proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 19.
Q:	How can I obtain additional information about Two Harbors and UWMC?
A:
UWMC and Two Harbors each file annual, quarterly and current reports, proxy statements and other information with the SEC. Each company’s filings with the SEC may be accessed on the Internet at http://www.sec.gov. Copies of the documents filed by Two Harbors with the SEC will be available free of charge on Two Harbors’ website at https://www.twoinv.com/ or by contacting Two Harbors Investor Relations at investors@twoinv.com or at 612-453-4100. Copies of the documents filed by UWMC with the SEC will be available free of charge on UWMC’s website at http://www.investors.uwm.com or by contacting UWMC Investor Relations at investorrelations@uwm.com or at 800-891-8898. The information provided on each company’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 126.

Q:	What else do I need to do now?
A:
You are urged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. Even if you plan to attend the Two Harbors special meeting, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. You can also attend the Two Harbors special meeting and vote, or change your prior proxy authorization, via the Two Harbors special meeting website. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received this proxy statement/prospectus from that nominee, along with that nominee’s proxy card which includes voting instructions and instructions on how to change your vote. Please see the question “How do I vote?” on page 6.

Q:	Will a proxy solicitor be used?
A:
Yes. Two Harbors has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Two Harbors special meeting, and Two Harbors estimates it will pay D.F. King a fee of approximately $12,500. Two Harbors has also agreed to reimburse D.F. King for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, Two Harbors’ directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Two Harbors’ directors, officers or employees for such services.

Q:	Who can answer my questions?
A:
If you have any questions about the Merger or the other matters to be voted on at the Two Harbors special meeting, how to submit your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the Two Harbors special meeting. Accordingly, you are encouraged to read this proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 126.
The Companies
UWM Holdings Corporation (Page 30)
UWM Holdings Corporation.
585 South Boulevard E.
Pontiac, Michigan 48341
(800) 981-8898
UWMC is a Delaware corporation focused on originating high quality mortgage loans, exclusively through the wholesale channel, that are primarily backed by, directly or indirectly, the federal government.
Upon completion of the Merger, (i) the continuing UWMC common stockholders are expected to own in the aggregate approximately 87% of the UWMC Common Stock on a fully diluted basis (including the approximately 72% of the UWMC Common Stock held by SFS Holdings Corp.) and the former Two Harbors common stockholders are expected to own in the aggregate the remaining approximately 13% and (ii) UWMC is expected to have a pro forma equity market capitalization of the UWMC Common Stock of approximately $8.9 billion based on the $4.84 per share closing price of UWMC Class A Common Stock on February 10, 2026. SFS Holdings Corp. holds all of the issued and outstanding UWMC Class D Common Stock, which has ten votes per share, and as a result, will control approximately 79% of the combined voting power of the UWMC Common Stock after the Merger.
Shares of UWMC Class A Common Stock are listed on the NYSE, trading under the symbol “UWMC”. The newly issued shares of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock, and UWMC Series C Preferred Stock will trade under the symbols “UWMC PRA”, “UWMC PRB” and “UWMC PRC”, respectively.
UWMC’s principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341, and its telephone number is (800) 981-8898.
UWM Acquisitions 1 LLC (Page 30)
UWM Acquisitions 1, LLC
c/o UWM Holdings Corporation.
585 South Boulevard E
Pontiac, Michigan 48341
(800) 981-8898
Merger Sub is a Delaware limited liability company that was formed on December 12, 2025 solely for the purpose of effecting the Merger. Upon Closing, Two Harbors will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and continuing as an indirect, wholly owned subsidiary of UWMC. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Two Harbors Investment Corp. (Page 30)
Two Harbors Investment Corp.
1601 Utica Avenue South
Suite 900
St. Louis Park, Minnesota 55416
(612) 453-4100
Two Harbors is a Maryland corporation founded in 2009 that invests in, finances and manages mortgage servicing rights, or MSR, and Agency residential mortgage-backed securities, or Agency RMBS, and, through its operational platform, RoundPoint Mortgage Servicing LLC, is one of the largest servicers of conventional loans in the country. Two Harbors is structured as an internally-managed REIT.

TWO Common Stock is listed on the NYSE, trading under the symbol “TWO”. The Two Harbors Series A Preferred Stock, the Two Harbors Series B Preferred Stock and the Two Harbors Series C Preferred Stock are listed on the NYSE, trading under the symbols “TWO PRA”, “TWO PRB” and “TWO PRC”, respectively.
Two Harbors’ principal executive offices are located at 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, and its telephone number is (612) 453-4100.
The Merger
The Merger Agreement (Page 70)
UWMC, Merger Sub and Two Harbors have entered into the Merger Agreement attached as Annex A to this proxy statement/prospectus, which is incorporated herein by reference. UWMC and Two Harbors encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (Page 70)
Subject to the terms and conditions of the Merger Agreement, the separate corporate existence of Two Harbors will cease and Merger Sub will continue as the surviving entity as an indirect, wholly owned subsidiary of UWMC.
Consideration for the Merger (Page 71)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of TWO Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive validly issued, fully-paid and nonassessable shares of UWMC Class A Common Stock equal to the Exchange Ratio and cash payable in lieu of fractional shares.
Also, at the Effective Time:
•	each outstanding share of TWO Series A Preferred Stock will be converted into the right to receive one share of newly designated UWMC Series A Preferred Stock;
•	each outstanding share of TWO Series B Preferred Stock will be converted into the right to receive one share of newly designated UWMC Series B Preferred Stock; and
•	each outstanding share of TWO Series C Preferred Stock will be converted into the right to receive one share of newly designated UWMC Series C Preferred Stock.
No fractional shares of UWMC Class A Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.
UWMC’s Reasons for the Merger (Page 49)
On December 16, 2025, after careful consideration, the UWMC Board unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the UWMC Stock Issuance, are authorized, adopted, approved, and declared advisable in all respects and (ii) the terms of the Merger Agreement and the transactions contemplated therein, including the Merger, the UWMC Stock Issuance are fair to and in the best interests of UWMC and its stockholders.
UWMC believes that the acquisition of Two Harbors will provide significant long-term growth prospects and increased stockholder value for UWMC as further described in the section entitled “The Merger—UWMC’s Reasons for the Merger” beginning on page 49.
Recommendation of the Two Harbors Board and Its Reasons for the Merger (Page 50)
On December 17, 2025, following careful consideration, the Two Harbors Board unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of, Two Harbors and its stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of TWO Common Stock at the Two Harbors special meeting;

and (iv) resolved to recommend that Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. Certain factors considered by the Two Harbors Board in reaching its decision to authorize, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger” beginning on page 50.
The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Advisory Proposal and “FOR” the Adjournment Proposal.
Summary of Risk Factors Related to the Merger (Page 19)
Both UWMC and Two Harbors are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. Before voting at the Two Harbors special meeting, you should carefully consider all of the information contained in, and incorporated by reference into, this proxy statement/prospectus, as well as the specific factors under the section titled “Risk Factors” beginning on page 19.
The Two Harbors Special Meeting (Page 32)
•	Date, Time and Place. The special meeting of Two Harbors common stockholders will be held virtually on March 16, 2026 at 10:00 a.m., Eastern Time.
•
Purpose. At the Two Harbors special meeting, the Two Harbors common stockholders will be asked to approve the Merger Proposal, the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal.

•
Record Date; Voting Rights. Two Harbors common stockholders at the close of business on February 10, 2026 are entitled to receive this notice and Two Harbors common stockholders are entitled to vote at the Two Harbors special meeting and any adjournments or postponements thereof. Each holder of record of TWO Common Stock on the record date is entitled to one vote per share.

•
Quorum. The presence, via the Two Harbors special meeting website or by proxy of the holders of shares of TWO Common Stock entitled to cast a majority of all the votes entitled to be cast at the Two Harbors special meeting, will constitute a quorum at the Two Harbors special meeting. Abstentions will be counted for the purpose of determining a quorum.

•
Required Vote. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TWO Common Stock entitled to vote on the Merger Proposal. Approval of the Non-Binding Compensation Advisory Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of TWO Common Stock at the Two Harbors special meeting. Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of TWO Common Stock at the meeting.

As of the close of business on the record date for the Two Harbors special meeting, the directors and executive officers of Two Harbors owned approximately 0.9% of the outstanding TWO Common Stock entitled to vote at the Two Harbors special meeting. Two Harbors currently expects that the Two Harbors directors and officers will vote their shares of TWO Common Stock in favor of the Merger Proposal, although none of them are obligated to do so.
Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey Capital, Inc. (Page 53)
On December 17, 2025, Houlihan Lokey orally rendered its opinion to the Two Harbors Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Two Harbors Board dated December 17, 2025) as to, as of such date, the fairness, from a financial point of view, to the holders of TWO Common Stock, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Two Harbors Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of TWO Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Two Harbors Board, Two Harbors, UWMC, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise. For more information, see the section of this proxy statement/prospectus captioned “Summary – Opinion of Houlihan Lokey Capital, Inc., Two Harbors’ Financial Advisor.”
Interests of Two Harbors’ Directors and Executive Officers in the Merger (Page 62)
Details of the beneficial ownership of TWO Common Stock by Two Harbors’ directors and executive officers are set out under the heading “Share Ownership of Certain Beneficial Owners and Management/Directors of Two Harbors,” beginning on page 123.
The directors and executive officers of Two Harbors have interests in the Merger that may be different from, or in addition to, the interests of Two Harbors common stockholders generally. These interests include, among other things, the treatment of outstanding Two Harbors Equity Awards (as defined below) under the Merger Agreement, the potential payment of severance benefits upon certain terminations of employment, and rights to ongoing indemnification and insurance coverage.
The Two Harbors Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and declare advisable the Merger Agreement and the Merger, and in recommending to Two Harbors common stockholders that the Merger be approved.
These interests are discussed in more detail in the section entitled “The Merger – Interests of Two Harbors’ Directors and Executive Officers in the Merger,” beginning on page 62.
Treatment of Two Harbors Equity Awards (Page 63)
At the Effective Time and in accordance with the the Merger Agreement, each restricted stock unit in respect of shares of TWO Common Stock granted by Two Harbors with only time-based vesting requirements (each, a “Two Harbors RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock subject to such Two Harbors RSU immediately prior to the Effective Time.
At the Effective Time and in accordance with the the Merger Agreement, each performance share unit in respect of shares of TWO Common Stock granted by Two Harbors with any performance-based vesting requirements (each, a “Two Harbors PSU”) that is outstanding as of immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock subject to such Two Harbors PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance, as determined by the Two Harbors Board (as constituted immediately prior to the Effective Time) as if the Closing Date was the last day of the applicable performance period.
As a result, each Two Harbors RSU and Two Harbors PSU will be treated as a share of TWO Common Stock solely for the purpose of the right to receive the Common Merger Consideration.
At the Effective Time and in accordance with the Merger Agreement, each share of restricted TWO Common Stock granted by Two Harbors (each, a “Two Harbors RSA”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such Two Harbors RSAs shall have the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock that so vests.
For purposes of this proxy statement/prospectus, we refer to the Two Harbors RSUs, Two Harbors PSUs, and Two Harbors RSAs collectively as “Two Harbors Equity Awards.”

Conditions to Complete the Merger (Page 83)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:
•	the approval of the Merger Proposal by Two Harbors common stockholders;
•	the expiration or termination of the waiting period and any extension thereof applicable to the consummation of the Merger under the Hart-Scott-Rodino Act (the “HSR Act”);
•	receipt of consents or approvals with respect to certain federal and state agencies and regulatory authorities relating to the mortgage origination and servicing businesses;
•
effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

•	no order, decree, ruling, injunction or other action restraining, enjoining or otherwise prohibiting the Merger;
•
approval for listing on the NYSE of the shares of UWMC Class A Common Stock, UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock to be issued in the Merger or reserved therefor, subject to official notice of issuance;

•	accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications;
•	the absence of a material adverse effect on either UWMC or Two Harbors;
•	material performance and compliance with each party’s covenants; and
•	the receipt of tax opinions relating to the REIT status of Two Harbors and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Regulatory Approvals Required for the Merger (Page 68)
Under the Merger Agreement, the Merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated and consents with respect to certain business permits have been obtained.
Listing of UWMC Class A Common Stock and UWMC Preferred Stock and Deregistration of TWO Common Stock and TWO Preferred Stock (Page 69)
It is a condition to the completion of the Merger that the shares of UWMC Class A Common Stock and UWMC Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, neither the TWO Common Stock nor the TWO Preferred Stock will be listed on the NYSE and each will be deregistered under the Exchange Act.
Accounting Treatment (Page 68)
UWMC and Two Harbors prepare their financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with UWMC considered as the accounting acquirer and Two Harbors as the accounting acquiree. For more information, see “Accounting Treatment” beginning on page 68.
Comparison of Rights of UWMC Common Stockholders and Two Harbors Common Stockholders (Page 107)
Holders of TWO Common Stock will have different rights following the Effective Time because they will hold shares of UWMC Class A Common Stock instead of shares of TWO Common Stock, and there are differences between the governing documents of UWMC and Two Harbors. For more information regarding the differences in rights of UWMC common stockholders and Two Harbors common stockholders, see “Comparison of Rights of UWMC Common Stockholders and Two Harbors Common Stockholders” beginning on page 107.
Comparison of Rights of UWMC Preferred Stockholders and Two Harbors Preferred Stockholders (Page 122)
The terms of each series of TWO Preferred Stock will be substantially unchanged from each newly issued series of UWMC Preferred Stock, as applicable. For more information regarding the differences in rights of UWMC preferred stockholders and Two Harbors preferred stockholders, see “Comparison of Rights of UWMC Preferred Stockholders and Two Harbors Preferred Stockholders” beginning on page 122.
Appraisal Rights (Page 68)
Pursuant to the Maryland General Corporation Law (the “MGCL”) and the Two Harbors Charter, holders of TWO Common Stock and TWO Preferred Stock will not be entitled to appraisal rights, rights of objecting stockholders or dissenter’s rights in connection with the Merger.
No Solicitation; Change in Recommendations (Page 50)
From and after the date of the Merger Agreement until the Effective Time or if earlier, the termination of the Merger Agreement, Two Harbors will not, and will cause its subsidiaries and will instruct its representatives not to, among other things, directly or indirectly:
•
initiate, solicit, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitute or could reasonably be expected to lead to the making of a Two Harbors Competing Proposal (as defined in “The Merger Agreement—Competing Proposals” beginning on page 78);

•
participate or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Two Harbors Competing Proposal;

•
furnish any non-public information regarding or provide access to Two Harbors or its subsidiaries to any person in connection with or that could reasonably be expected to encourage any Person to make, or result in the making, submission or announcement of, a Two Harbors Competing Proposal;

•
enter into any letter of intent or agreement in principle, or other agreement or understanding contemplating or providing for a Two Harbors Competing Proposal (other than certain confidentiality agreements);

•
withdraw, change, modify or qualify, or propose publicly to withdraw, change, modify or qualify, in a manner that could be adverse to UWMC or Merger Sub, the recommendation that the Two Harbors common stockholders approve the Merger and the other transactions related to the Merger;

•	approve or adopt, or publicly recommend the approval or adoption of, or publicly propose or announce any intention to approve or adopt, any Two Harbors Competing Proposal;
•
if a Two Harbors Competing Proposal is structured as a tender offer or exchange offer, fail to recommend against acceptance of such tender offer or exchange offer by Two Harbors’ common stockholders within 10 business days after commencement of such tender offer or exchange offer;

•	fail to include the Two Harbors board recommendation, as applicable, in this proxy statement/prospectus or any amendment or supplement thereto;
•
fail to publicly reaffirm the Two Harbors Board Recommendation on or prior to seven business days after the written request of UWMC following a Two Harbors Competing Proposal that has been publicly announced or three business days prior to the Two Harbors special meeting, or promptly after public announcement if announced on or after the third business day prior to such meeting; or

•
publicly declare advisable, or publicly propose to enter into, any letter of intent or agreement in principal, or other agreement or understanding contemplating or providing for a Two Harbors Competing Proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the approval of the Merger Proposal by Two Harbors common stockholders at the Two Harbors special meeting, Two Harbors may, directly or indirectly through one or more of its representatives, engage in discussions or negotiations that would otherwise be prohibited under the foregoing restrictions, or furnish non-public information regarding Two Harbors or any of its subsidiaries, or access to the properties, assets or employees of Two Harbors or any of its subsidiaries, in connection with a Two Harbors Competing Proposal, in either case, with or to any person who has made a written, bona fide Two Harbors Competing Proposal that was not solicited at any time following the execution of the Merger Agreement, in each case, if certain conditions are met, including that prior to taking such action, the Two Harbors Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Two Harbors Competing Proposal is, or could reasonably be expected to lead to, a Two Harbors Superior Proposal (as defined in “The Merger Agreement—Competing Proposals” beginning on page 78).

Prior to the receipt of approval of the Merger Proposal by Two Harbors common stockholders at the Two Harbors special meeting, in response to a Two Harbors Competing Proposal, the Two Harbors Board, if it so chooses, may cause Two Harbors to effect a change in its Two Harbors Board Recommendation or terminate the Merger Agreement as provided therein, if prior to taking such action, (i) the Two Harbors Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Two Harbors Competing Proposal is a Two Harbors Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by UWMC in response to such Two Harbors Competing Proposal) and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law, (ii) Two Harbors gave notice to UWMC in accordance with the Merger Agreement that Two Harbors has received such proposal, specifying the material terms and conditions of such proposal, and, that Two Harbors intends to take such action, and (iii) Two Harbors allowed UWMC not less than three business days from the date on which such notice was given for UWMC to respond thereto, and either (A) UWMC did not propose revisions to the terms and conditions of the Merger Agreement prior the end of such notice period or (B) if UWMC within such notice period has offered in writing revisions to the terms and conditions of the Merger Agreement, the Two Harbors Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that the Two Harbors Competing Proposal remains a Two Harbors Superior Proposal with respect to UWMC’s revised proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law.
For more information regarding what constitutes a “Two Harbors Competing Proposal” and what constitutes a “Two Harbors Superior Proposal,” see “The Merger Agreement—Competing Proposals” beginning on page 78.
Termination of the Merger Agreement (Page 85)
The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:
•	by mutual written consent of UWMC and Two Harbors;
•	by either party:
•
if a governmental entity of competent jurisdiction issues a final and non-appealable governmental order or takes any other regulatory action that permanently prohibits the Merger; provided, that the terminating party has not failed to fulfill any material covenant in the Merger Agreement that has caused or resulted in the Merger failing to occur on or before such date;

•
if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on December 17, 2026 (the “End Date”), except that the End Date will automatically be extended to March 17, 2027 in the event that all conditions precedent to the Closing have been satisfied other than the closing conditions related to required regulatory approvals and obtaining certain business permits; provided, that the terminating party has not failed to fulfill any material covenant in the Merger Agreement that has caused or resulted in the Merger failing to occur on or before such date;

•
in the event of a breach by the other party of certain covenants or other agreements contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to Closing if they were continuing as of the Closing Date and (y) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach or inaccuracy and the basis for such notice, and the date of the proposed termination; provided, however, that the terminating party is not then also in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

•	if the approval of the Two Harbors common stockholders has not been obtained upon a vote held at the duly held Two Harbors special meeting.
•
by UWMC, prior to obtaining the approval of the Two Harbors common stockholders, (i) if the Two Harbors Board effects a change in the Two Harbors Board Recommendation or (ii) if Two Harbors enters into a merger agreement, letter of intent or other similar agreement relating to a Two Harbors Competing Proposal; or

•
by Two Harbors, to enter into a definitive agreement with respect to a Two Harbors Superior Proposal; provided, however, that Two Harbors contemporaneously pays the termination fee to UWMC and has complied in all material respects with its non-solicitation obligations required under the Merger Agreement with respect to such Two Harbors Superior Proposal.

For more information regarding termination of the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 85.
Termination Fee (Page 86)
Generally, all fees incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees; provided that, in certain circumstances, Two Harbors may be obligated to pay to UWMC a termination fee of $25.4 million.
For further discussion of the termination fees, see “The Merger Agreement—Termination Fee” beginning on page 86.
Litigation Relating to the Merger (Page 86)
A purported stockholder of Two Harbors filed a lawsuit styled as Koblentz v. Two Harbors Investment Corp., et al., No. 26-cv-1281 on February 4, 2026 in the United States District Court for the Northern District of Illinois (the “Koblentz Lawsuit”). The suit asserts claims against Two Harbors and its directors (together, the “Defendants”) for allegedly violating Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading registration statement. The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the Merger or consummating the Merger until Two Harbors issues corrective disclosures to address the alleged deficiencies in the registration statement; rescission of the Merger or rescissory damages if the Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).
Two Harbors believes that the claims asserted in the Koblentz Lawsuit are without merit and intends to defend itself vigorously.
Material U.S. Federal Income Tax Consequences (Page 87)
UWMC and Two Harbors intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Two Harbors and UWMC to complete the Merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by Two Harbors and UWMC and certain assumptions. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion. Provided the Merger so qualifies, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, other than with respect to cash received in lieu of fractional UWMC Common Stock.
All Two Harbors stockholders should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Merger to them. For a more detailed description of the U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger.”
Description of UWMC Common Stock (Page 91)
As of February 10, 2026, there were 288,258,131 shares of UWMC Class A Common Stock issued and outstanding, 1,311,682,620 shares of UWMC Class D Common Stock outstanding, no shares of UWMC Class B Common Stock outstanding and no shares of UWMC Class C Common Stock issued and outstanding. Based on the Exchange Ratio, pro forma for the Merger, UWMC would have had, as of February 10, 2026, approximately 533 million shares of UWMC Class A Common Stock issued and outstanding, 1,311,682,620 shares of UWMC Class D Common Stock issued and outstanding, no shares of UWMC Class B Common Stock outstanding and no shares of UWMC Class C Common Stock outstanding.
Voting rights are generally vested in the holders of the UWMC Common Stock, and such holders are entitled to receive dividends on such UWMC Common Stock if, as and when authorized by the UWMC Board, and declared by UWMC out of assets legally available therefore.

Description of UWMC Preferred Stock (Page 93)
As of February 10, 2026, no shares of UWMC Preferred Stock, were issued and outstanding. Upon consummation of the Merger and the issuance of the UWMC Preferred Stock in the Merger to the holders of TWO Preferred Stock, UWMC is expected to have approximately 5,050,221 shares of UWMC Series A Preferred Stock, (2) 10,159,200 shares of Series B Preferred Stock and (3) 9,661,396 shares of UWMC Series C Preferred Stock issued and outstanding.
The rights of the holders of the new UWMC Preferred Stock will be substantially unchanged from the rights of existing holders of TWO Preferred Stock. Holders of TWO Preferred Stock will continue to receive dividends on the UWMC Preferred Stock they receive in connection with the Merger in accordance with the terms of such series of preferred stock, which will be at the same rate as the TWO Preferred Stock.
Treatment of Existing Debt (Page 69)
In connection with the Merger, UWMC currently expects to maintain Two Harbors’ repurchase agreements, revolving credit facilities and warehouse lines of credit. UWMC currently expects that Two Harbors’ 9.375% Senior Notes due 2030 will remain outstanding after the Merger.

RISK FACTORS
In addition to other information included elsewhere in this proxy statement/prospectus and in the annexes to this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, you should carefully consider the following risk factors in deciding whether to vote for the Merger Proposal. In addition, you should read and consider the risks associated with the businesses of each of UWMC and Two Harbors. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2024 of Two Harbors and the Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 of UWMC, which reports are incorporated by reference into this proxy statement/prospectus, including particularly the section titled “Risk Factors”. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 126.
Risks Related to the Merger
The Common Merger Consideration is fixed. Because the market price of UWMC Class A Common Stock may fluctuate, Two Harbors common stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their TWO Common Stock in connection with the Merger.
In connection with the Merger, each share of TWO Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of newly issued shares of UWMC Class A Common Stock equal to the Exchange Ratio and cash payable in lieu of fractional shares. Accordingly, the market value of the Common Merger Consideration that you will receive will vary based on the price of UWMC Class A Common Stock at the time you receive the Common Merger Consideration. The market price of UWMC Class A Common Stock may decline after the date of this proxy statement/prospectus, after the Closing and/or after you exchange your shares.
A decline in the market price of UWMC Class A Common Stock could result from a variety of factors beyond UWMC’s control, including, among other things, the possibility that UWMC may not achieve the expected benefits of the acquisition of Two Harbors as rapidly or to the extent anticipated, the possibility that Two Harbors’ business may not perform as anticipated following the Closing, the effect of UWMC’s acquisition of Two Harbors on UWMC’s financial results may not meet the expectations of UWMC, financial analysts or investors, or the addition and integration of Two Harbors’ business may be unsuccessful, or may take longer or be more disruptive than anticipated, as well as numerous factors affecting UWMC and its businesses that are unrelated to Two Harbors.
If the Merger is completed, there will be a lapse of time between each of the date of this proxy statement/prospectus, the date on which Two Harbors stockholders vote to approve the Merger Proposal at the Two Harbors special meeting, and the date on which Two Harbors common stockholders entitled to receive the Common Merger Consideration actually receive the Common Merger Consideration. The market value of shares of UWMC Class A Common Stock may decline during and after these periods as a result of a variety of factors, and consequently, at the time Two Harbors common stockholders must decide whether to approve the Merger Proposal, they will not know the actual market value of any merger consideration they will receive when the Merger is completed. The actual value of the Common Merger Consideration received by Two Harbors stockholders at the completion of the Merger will depend on the market value of the shares of UWMC Class A Common Stock at that time.
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact UWMC’s and Two Harbors’ ability to complete the transaction.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, UWMC or Two Harbors may terminate the Merger Agreement. In particular, completion of the Merger requires the approval of the Merger Proposal by the Two Harbors common stockholders and receipt of certain regulatory approvals. There can be no assurance that the conditions to Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, UWMC and Two Harbors cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed at all and when the Two Harbors common stockholders would receive the consideration for the Merger, if at all.

Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of UWMC Class A Common Stock or TWO Common Stock and the future business and financial results of UWMC and/or Two Harbors.
Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including approval by the Two Harbors common stockholders of the Merger Proposal and receipt of certain regulatory approvals. UWMC and Two Harbors cannot guarantee when or if these conditions will be satisfied or that the Merger will be successfully completed. The consummation of the Merger may be delayed, the Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, UWMC and Two Harbors could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:
•	the UWMC stockholders and the Two Harbors stockholders may be prevented from realizing the anticipated benefits of the Merger;
•	the market price of UWMC Class A Common Stock or TWO Common Stock could decline significantly;
•	reputational harm due to the adverse perception of any failure to successfully consummate the Merger;
•	Two Harbors being required, under certain circumstances, to pay to UWMC a termination fee;
•	incurrence of substantial costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•
the attention of UWMC’s and Two Harbors’ management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business, financial results and stock price of UWMC and Two Harbors.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of Two Harbors or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of Two Harbors to solicit, initiate, knowingly encourage or facilitate any competing proposal. With respect to any written, bona fide competing proposal received by Two Harbors, UWMC generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Two Harbors Board. In the event the Two Harbors Board withdraws or modifies its recommendation to Two Harbors common stockholders, UWMC may terminate the Merger Agreement, in which case Two Harbors may be required to pay to UWMC a termination fee of $25.4 million. Similarly, the termination fee may be payable in certain circumstances if the Merger Agreement is terminated because of a failure to obtain Two Harbors common stockholder approval following the public announcement of a competing acquisition proposal together with the consummation by Two Harbors of a competing acquisition proposal. See “The Merger Agreement—Competing Proposals” beginning on page 78, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 85 and “The Merger Agreement—Termination Fee” beginning on page 86.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Two Harbors from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect UWMC’s and Two Harbors’ business and operations.
In connection with the pending Merger, some of the parties with whom UWMC or Two Harbors does business may delay or defer decisions, which could negatively impact UWMC’s or Two Harbors’ revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, UWMC and Two Harbors are each subject to certain restrictions on the conduct of its respective business prior to completing the

Merger. These restrictions may prevent UWMC or Two Harbors from pursuing certain strategic transactions, acquiring and disposing assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede UWMC’s or Two Harbors’ growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger may make it more difficult for UWMC or Two Harbors to effectively retain and incentivize key personnel.
The Merger and related transactions are subject to Two Harbors common stockholder approval.
The Merger cannot be completed unless Two Harbors common stockholders approve the Merger Proposal by the affirmative vote of the holders of at least a majority of all outstanding shares of TWO Common Stock entitled to vote on the Merger Proposal. If stockholder approval is not obtained from Two Harbors common stockholders, the Merger and related transactions cannot be completed.
Two Harbors common stockholders will have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over the policies of UWMC following the transaction than they now have on the policies of Two Harbors.
UWMC stockholders currently have the right to vote in the election of the UWMC Board and on other matters affecting UWMC. Two Harbors common stockholders currently have the right to vote in the election of the Two Harbors Board and on other matters affecting Two Harbors. Immediately after the Merger is completed, it is expected that current UWMC stockholders will own approximately 87% of the UWMC Common Stock on a fully diluted basis (including the approximately 72% of the UWMC Common Stock held by SFS Holdings Corp.) following the transaction, and current Two Harbors common stockholders will own approximately 13% of the common stock outstanding of UWMC following the transaction. SFS Holdings Corp. holds all of the issued and outstanding UWMC Class D Common Stock, which has ten votes per share, and as a result, will continue to control approximately 79% of the combined voting power of the UWMC Common Stock. As long as SFS Holdings Corp. owns at least 10% of the outstanding UWMC Common Stock, SFS Holdings Corp. will have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors and the size of the UWMC Board, any amendment to the UWMC Charter or UWMC Bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of UWMC assets. Consequently, Two Harbors common stockholders, as a general matter, will have less influence over UWMC’s management and policies after the Effective Time than they currently exercise over the management and policies Two Harbors.
The shares of UWMC Class A Common Stock to be received by Two Harbors stockholders upon completion of the Merger will have different rights from shares of TWO Common Stock.
Upon completion of the Merger, Two Harbors common stockholders will no longer be stockholders of Two Harbors but will instead become stockholders of UWMC, and their rights as holders of UWMC Class A Common Stock will be governed by the terms of the UWMC Charter and the UWMC Bylaws and Delaware law. The terms of the UWMC Charter and the UWMC Bylaws are in some respects materially different than the terms of the Two Harbors Charter and the Two Harbors Bylaws, which currently govern the rights of Two Harbors stockholders. See the section titled “Comparison of Rights of UWMC Common Stockholders and Two Harbors Common Stockholders” beginning on page 122 for a discussion of the different rights associated with shares of TWO Common Stock and shares of UWMC Common Stock.
If the Merger is not timely consummated, UWMC or Two Harbors may terminate the Merger Agreement.
Either UWMC or Two Harbors may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated by December 17, 2026, subject to an extension under certain circumstances. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to timely consummate the Merger.
The opinion of Two Harbors’ financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
Two Harbors has received an opinion from Houlihan Lokey in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from Houlihan Lokey as of the date of this proxy statement/prospectus. Changes in the operations and prospects of UWMC or Two Harbors, general market and economic conditions and other factors that may be beyond the control of UWMC and Two Harbors, and on which the opinion of Houlihan Lokey was based, may significantly alter the value of UWMC and Two Harbors or the prices of the shares of UWMC Class A Common Stock or TWO Common Stock by the time the Merger is completed. The opinion does not express any view as to what the actual value of UWMC Class A Common Stock will be when issued pursuant to the Merger. Because Two Harbors does not currently anticipate asking Houlihan Lokey to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The Two Harbors Board’s recommendation that Two Harbors common stockholders vote “FOR” approval of the Merger Proposal, however, is made as of the date of this proxy statement/prospectus.
For a description of the opinion that Two Harbors received from Houlihan Lokey see the section titled “The Merger – Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey Capital, Inc.” beginning on page 53. A copy of the opinion of Houlihan Lokey is attached as Annex B to this proxy statement/prospectus.
The financial forecasts relating to UWMC and Two Harbors included in this proxy statement/prospectus are based on various estimates and assumptions that may not be realized, which may adversely affect the market price of common stock of the combined company following the closing.
This proxy statement/prospectus includes certain financial forecasts considered by UWMC and Two Harbors in the evaluation of the merger. None of the financial forecasts prepared by UWMC or Two Harbors were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants or any other regulatory or professional body for the preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of UWMC and Two Harbors. Important factors that may affect the actual results of UWMC and Two Harbors and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to UWMC’s and Two Harbors’ businesses, industry performance, the regulatory environment, general business and economic conditions and other factors referred to under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In view of these uncertainties, the inclusion of financial forecasts in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for UWMC’s and Two Harbors’ businesses, changes in general business or economic conditions of any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Further, any forward-looking statement speaks only as of the date on which it is made, and neither UWMC nor Two Harbors undertake any obligation, other than as required by applicable law, to update the financial estimates to reflect events or circumstances after the dates as of which the financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, since such financial forecasts cover multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that UWMC’s, Two Harbors’ or the combined company’s financial condition, results of operations or cash flows will be consistent with those set forth in such forecasts.
Two Harbors common stockholders will not be entitled to appraisal rights in the Merger.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the Maryland General Corporation Law, stockholders generally do not have appraisal rights if the shares of stock they hold are listed on a national securities exchange, and stockholders do not have appraisal rights if the charter provides that the holders of the stock are not entitled to exercise appraisal rights. Because TWO Common Stock is listed on the NYSE and the charter of Two Harbors provides that stockholders are not entitled to exercise appraisal rights, holders of TWO Common Stock are not entitled to appraisal rights in connection with the Merger. See the section entitled “Appraisal Rights” beginning on page 68 of this proxy statement/prospectus for more information.

Two Harbors’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Two Harbors common stockholders generally.
In considering the recommendation of the Two Harbors Board that Two Harbors common stockholders vote in favor of the Merger Proposal, the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal, Two Harbors common stockholders should be aware of the fact that, aside from their interests as Two Harbors common stockholders, certain Two Harbors directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Two Harbors stockholders generally.
See the section entitled “The Merger—Interests of Certain Two Harbors Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement/prospectus for a more detailed description of the interests of Two Harbors’ directors and executive officers. The Two Harbors Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement, the Merger, in approving the Merger and in recommending that Two Harbors common stockholders approve the Merger Proposal.
The market price of UWMC Class A Common Stock may decline as a result of the Merger and the market price of UWMC Class A Common Stock and UWMC Preferred Stock after the consummation of the Merger may be affected by factors different from those affecting the price of UWMC Common Stock, UWMC Preferred Stock or the price of TWO Common Stock or TWO Preferred Stock before the Merger.
The market price of UWMC Class A Common Stock may decline as a result of the Merger if UWMC does not achieve the perceived benefits of the Merger or the effect of the Merger on UWMC’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, Two Harbors stockholders will own interests in UWMC operating an expanded business with a different mix of assets, risks and liabilities. Two Harbors’ current stockholders may not wish to continue to invest in UWMC, or for other reasons may wish to dispose of some or all of their shares of UWMC Class A Common Stock or UWMC Preferred Stock. If, following the Effective Time, a large amount of UWMC Class A Common Stock or UWMC Preferred Stock is sold, the price of UWMC Class A Common Stock or UWMC Preferred Stock could decline.
Further, UWMC’s results of operations, as well as the market price of UWMC Class A Common Stock or UWMC Preferred Stock after the Merger may be affected by factors in addition to those currently affecting UWMC’s or Two Harbors’ results of operations and the market prices of UWMC Class A Common Stock or UWMC Preferred Stock and TWO Common Stock or TWO Preferred Stock, particularly the increase in UWMC’s leverage compared to that in place for UWMC and Two Harbors today, and other differences in assets and capitalization. Accordingly, UWMC’s and Two Harbors’ historical market prices and financial results may not be indicative of these matters for UWMC after the Merger.
An adverse judgment in any litigation challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.
UWMC stockholders or Two Harbors stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name UWMC, Two Harbors, the UWMC Board and/or the Two Harbors Board as defendants. For example, a purported stockholder of Two Harbors filed the Koblentz Lawsuit on February 4, 2026, as further described in the section entitled “The Merger Agreement – Litigation Relating to the Merger” on page 86 of this proxy statement/prospectus. Two Harbors believes that the claims asserted in the Koblentz Lawsuit are without merit and intends to defend itself vigorously. However, the outcome of such lawsuits, including the Koblentz Lawsuit, cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected timeframe, or may prevent the Merger from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of UWMC’s business and/or Two Harbors’ business.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders of TWO Common Stock may be required to pay additional U.S. federal income taxes.
UWMC and Two Harbors intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Two Harbors and UWMC to complete the Merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the Merger so qualifies, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, other than with respect to cash received in lieu of fractional UWMC Common Stock.
The foregoing opinions of counsel will be based on, among other things, certain representations made by Two Harbors and UWMC and certain assumptions. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion. Two Harbors and UWMC have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS would not assert that the Merger does not qualify as a “reorganization” or that a court would not sustain such a position. If the IRS or a court were to determine that the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, a U.S. Holder of TWO Common Stock that exchanges such shares of TWO Common Stock for UWMC Common Stock and cash payable in lieu of fractional shares will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the UWMC Common Stock received by such U.S. Holder and any cash received in lieu of fractional UWMC Common Stock and (ii) such U.S. Holder’s adjusted tax basis in the shares of TWO Common Stock exchanged therefor.
All Two Harbors stockholders should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Merger to them. For a more detailed description of the U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger.”
Risks Related to UWMC Following the Merger
The integration of Two Harbors into UWMC may not be as successful as anticipated.
The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired business, and uncertainties related to design, operation and integration of Two Harbors’ internal control over financial reporting. Difficulties in integrating Two Harbors into UWMC may result in Two Harbors performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. UWMC’s and Two Harbors’ existing businesses could also be negatively impacted by the Merger. Potential difficulties that may be encountered in the integration process include, among other factors:
•	the inability to successfully integrate Two Harbors into UWMC in a manner that permits UWMC to achieve the full revenue and cost savings anticipated from the Merger;
•	complexities associated with managing the larger, more complex, integrated business;
•	not realizing anticipated operating synergies;
•	integrating personnel from the two companies and the loss of key employees;
•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger;
•	integrating relationships with industry contacts and business partners;
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating Two Harbors’ operations into UWMC; and
•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Following the Merger, UWMC will not pay dividends on the UWMC Class A Common Stock at or above the rate currently paid by Two Harbors.
Following the Merger, Two Harbors’ common stockholders will not receive dividends at the same rate that they did as Two Harbors stockholders prior to the Merger. As a REIT, Two Harbors was required to distribute, with respect to each year, at least 90% of its REIT taxable income to its stockholders. UWMC is not a REIT and thus is not subject to such requirement. Following the completion of the Merger, holders of TWO Common Stock will own UWMC Class A Common Stock. Since the first quarter of 2021, UWMC has paid a quarterly cash dividend of $0.10 per share on the outstanding shares of UWMC Class A Common Stock. The dividend amount is reviewed each quarter and declared by the UWMC Board quarterly based on a number of factors, including, among other things, UWMC’s earnings, financial condition, growth outlook, the capital required to support ongoing growth opportunities and compliance with other internal and external requirements.
As holders of UWMC Class A Common Stock, former Two Harbors common stockholders will have no contractual or other legal right to dividends that have not been declared by the UWMC Board.
Following the Merger, UWMC will continue its transition to in-house servicing operations for its own MSR portfolio and will begin serving as a subservicer for third party owned MSRs which may expose UWMC to new and additional risks.
As previously disclosed, UWMC has begun transitioning mortgage servicing operations in-house, however in connection with the closing of the Merger UWMC will immediately begin directly servicing a portion of the mortgage loans underlying its MSRs as well as mortgage loans underlying MSRs owned by third parties. UWMC has not previously directly conducted mortgage servicing operations, instead relying on two entities whose primary business was the servicing of mortgage loans. UWMC has less experience in directly managing the risks associated with servicing including regulatory compliance and meeting the processing times and quality standards established by GSEs and borrowers.
If UWMC is unable to (i) manage these new risks, (ii) retain the experienced personnel who currently manage Two Harbors’ servicing operations, (iii) successfully integrate these operations and technologies into UWMC’s operations and technologies or (iv) expand Two Harbors servicing operations to support the UWMC MSR portfolio, UWMC’s ability to recognize the anticipated benefits of the Merger may be adversely impacted. Furthermore, UWMC’s ability to attract and retain customers and deliver anticipated growth is highly dependent upon the external perceptions of its quality and responsiveness of its service, trustworthiness, business practices, financial condition and other subjective qualities. If UWMC is unable to maintain its high level of service during the implementation and expansion of the new in-house servicing operations, it could damage UWMC’s reputation among its independent mortgage brokers and existing and potential customers. In turn, this could decrease the demand for UWMC loans, increase regulatory scrutiny and detrimentally effect its business.
UWMC may fail to realize all of the anticipated benefits of the Merger, or those benefits may take longer to realize than expected.
UWMC believes that there are significant benefits and synergies that may be realized through leveraging the processes and scale of UWMC and Two Harbors. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transactions contemplated by the Merger Agreement, including the anticipated growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Merger could adversely affect UWMC’s results of operations or cash flows, cause dilution to the earnings per share of UWMC, decrease or delay any accretive effect of the Merger and negatively impact the price of UWMC Class A Common Stock and UWMC Preferred Stock.
Following completion of the Merger, UWMC’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Two Harbors into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.
In addition, UWMC and Two Harbors will be required to devote significant attention and resources prior to the Closing to prepare for the post-closing integration and operation of the surviving company, and UWMC will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of UWMC and Two Harbors. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Merger.

UWMC and Two Harbors will incur direct and indirect costs as a result of the Merger.
UWMC and Two Harbors will incur substantial expenses in connection with and as a result of completing the Merger, and, following the completion of the Merger, UWMC expects to incur additional expenses in connection with combining the businesses and operations of UWMC and Two Harbors. Factors beyond UWMC’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the Merger is completed.
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the surviving company.
UWMC and Two Harbors are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the Merger and UWMC’s success after the Merger will depend in part upon the ability of UWMC and Two Harbors to retain key management personnel and other key employees. Current and prospective employees of UWMC and Two Harbors may experience uncertainty about their roles within UWMC following the Merger, which may have an adverse effect on the ability of each of UWMC and Two Harbors to attract or retain key management and other key personnel. Accordingly, no assurance can be given that UWMC will be able to attract or retain key management personnel and other key employees of UWMC and Two Harbors to the same extent that UWMC and Two Harbors have previously been able to attract or retain their own employees.
UWMC’s and Two Harbors’ business relationships may be subject to disruption due to uncertainty associated with the Merger.
Parties with which UWMC or Two Harbors do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with UWMC or Two Harbors. UWMC’s and Two Harbors’ business relationships may be subject to disruption as parties with which UWMC or Two Harbors do business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than UWMC or Two Harbors. These disruptions could have a material adverse effect on the businesses, financial condition, results of operations or prospects of each company, including an adverse effect on UWMC’s ability to realize the anticipated benefits of the Merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is inherently subject to uncertainties, is preliminary, and may differ materially from UWMC’s financial performance and results of operations.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what the combined company’s actual financial position or results of operations will be after the Merger, and as a result of changing macroeconomic and political conditions. UWMC’s actual results and financial position after the Merger, and as a result of changing macroeconomic and political conditions, may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 129.
If the Merger is completed, UWMC may be required to record goodwill or may acquire other assets measured and recorded at fair value, and, thereafter, UWMC may be required to record impairments to the goodwill or changes to the fair value of the other assets, either of which may negatively affect UWMC’s financial condition and results of operations.
In accordance with GAAP, UWMC believes that the Merger will be accounted for as an acquisition of TWO Common Stock by UWMC and will follow the acquisition method of accounting for business combinations, including with respect to goodwill. Goodwill represents the excess of the purchase price paid over the fair value of the net tangible and other intangible assets acquired. Goodwill is recorded at fair value on the date of an acquisition and is reviewed annually or more frequently if changes in circumstances indicate the carrying value may be in excess of fair value. UWMC may be required to recognize goodwill in connection with the Merger and in the future an impairment of goodwill, including any goodwill recognized in connection with the Merger, or a change in fair value of financial instruments or certain other assets due to, for example, market conditions, other factors related to the performance of Two Harbors’ business, or other circumstances that may impact the fair value of a financial instrument or the other asset. Market conditions could include a decline over a period of time of the stock price of UWMC, market price performance of UWMC Class A Common Stock that compares unfavorably to peer companies, or other circumstances. Recognition of impairments of goodwill and any changes in fair value of other assets would result in a charge to UWMC’s income in the period in which the impairment or change occurred, which may negatively affect UWMC’s financial condition, results of operations, and total capitalization. The effects of any such impairment or change could be material and could cause UWMC to miss forecasted results, which could adversely affect UWMC’s stock price, and make it more difficult to maintain UWMC’s credit ratings, secure financing on attractive terms, maintain compliance with debt covenants, and meet the expectations of UWMC’s regulators.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the annexes to this proxy statement/prospectus contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding:
•	the benefits of the Merger or the other transactions contemplated by the Merger Agreement;
•	the timing of Closing;
•	the future financial condition, results of operations and business of UWMC or Two Harbors;
Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger—Background of the Merger,” “The Merger—Recommendation of the Two Harbors Board and Its Reasons for the Merger,” “The Merger—UWMC’s Reasons for the Merger” and “The Merger—Certain Two Harbors Unaudited Prospective Financial Information,” constitute forward-looking statements.
UWMC and Two Harbors base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of Two Harbors’ and UWMC’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of Two Harbors or UWMC to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 19, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
•	the ability of Two Harbors to obtain the required stockholder approvals to consummate the Merger;
•	the satisfaction or waiver of other conditions in the Merger Agreement;
•	the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require Two Harbors to pay UWMC a termination fee, as described under “The Merger Agreement—Termination Fee” beginning on page 86;

•	the ability of UWMC to successfully integrate pending transactions and implement its operating strategy, including the Merger;
•	the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;
•	adverse changes in residential real estate and the residential real estate capital markets;
•	financing risks;
•	risks related to disruption of management’s attention from ongoing business operations due to the Merger;
•	the risk that any announcements relating to the Merger could have adverse effects on the market price of TWO Common Stock or UWMC Common Stock;
•	the risk that restrictions during the pendency of the Merger may impact Two Harbors’ or UWMC’s ability to pursue certain business opportunities or strategic transactions;
•	the outcome of current and future litigation, including any legal proceedings that may be instituted against Two Harbors, UWMC or others related to the Merger Agreement;
•	the anticipated tax treatment of the Merger may not be obtained;

•	regulatory proceedings or inquiries;
•	changes in laws or regulations or interpretations of current laws and regulations that impact Two Harbors’ or UWMC’s business or assets; and
•
other risks detailed in filings made by each of Two Harbors and UWMC with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2024 filed by Two Harbors with the SEC and incorporated herein by reference and the Annual Report on Form 10-K for the year ended December 31, 2024, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed by UWMC and incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 126 of this proxy statement/prospectus.

Although Two Harbors and UWMC believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this proxy statement/prospectus will prove to be accurate. As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither Two Harbors nor UWMC undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Two Harbors, UWMC or any other person that the results or conditions described in such statements or the objectives and plans of Two Harbors or UWMC will be achieved.
All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Two Harbors, UWMC or persons acting on their behalf may issue.

THE COMPANIES
UWM Holdings Corporation.

UWM Holdings Corporation.
585 South Boulevard E.
Pontiac, Michigan 48341
(800) 981-8898
UWMC is a Delaware corporation that was incorporated on June 12, 2019 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.
Integral components of UWMC’s strategy are (i) continuing its leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of Independent Mortgage Brokers and their customers, (ii) capitalizing on UWMC’s strategic advantages which include a singular focus on the wholesale channel, that allows UWMC to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing UWMC’s six pillars to drive a unique culture that UWMC believes results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) to minimize market risks and to maximize opportunities in different macroeconomic environments.
UWMC focuses primarily on originating conventional, agency-eligible loans that can be sold to Fannie Mae, Freddie Mac or transferred to Ginnie Mae pools for sale in the secondary market. UWMC’s conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the FHA program, the VA program or the USDA program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market.
Upon completion of the Merger, (i) the continuing UWMC common stockholders are expected to own in the aggregate approximately 87% of the UWMC Common Stock on a fully diluted basis (including the approximately 72% of the UWMC Common Stock held by SFS Holdings Corp.), and the former Two Harbors common stockholders are expected to own in the aggregate the remaining approximately 13% and (ii) UWMC is expected to have a pro forma equity market capitalization of the UWMC Common Stock of approximately $8.9 billion based on the $4.84 per share closing price of UWMC Class A Common Stock on February 10, 2026. SFS Holdings Corp. holds all of the issued and outstanding UWMC Class D Common Stock, which has ten votes per share, and as a result, will continue to control approximately 79% of the combined voting power of the UWMC Common Stock after the Merger.
Shares of UWMC Class A Common Stock are listed on the NYSE, trading under the symbol “UWMC”. The newly issued shares of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock, and UWMC Series C Preferred Stock will trade under the symbols “UWMC PRA”, “UWMC PRB” and “UWMC PRC”, respectively.
UWMC’s principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341, and its telephone number is (800) 981-8898.
UWM Acquisitions 1 LLC

UWM Acquisitions 1, LLC
c/o UWM Holdings Corporation.
585 South Boulevard E
Pontiac, Michigan 48341
(800) 981-8898
Merger Sub is a Delaware limited liability company that was formed on December 12, 2025 solely for the purpose of effecting the Merger. Upon Closing, Two Harbors will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and continuing as an indirect, wholly owned subsidiary of UWMC. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Two Harbors Investment Corp.
Two Harbors is a Maryland corporation founded in 2009 that, through its wholly owned subsidiaries, invests in, finances and manages mortgage servicing rights, or MSR, and Agency residential mortgage-backed securities, or

Agency RMBS, and, through its operational platform, RoundPoint Mortgage Servicing LLC, is one of the largest servicers of conventional loans in the country. Agency refers to a GSE, such as Fannie Mae, or Freddie Mac, or a U.S. government agency such as Ginnie Mae. Two Harbors is structured as an internally-managed REIT.
Two Harbors seeks to leverage its core competencies of understanding and managing interest rate and prepayment risk to invest in its portfolio of MSR and Agency RMBS, with the objective of delivering more stable performance, relative to RMBS portfolios without MSR, across changing market environments.
Two Harbors has elected to be treated as a REIT for U.S. federal income tax purposes. Two Harbors has designated certain of its subsidiaries as taxable REIT subsidiaries, or TRSs, as defined in the Code, to engage in such activities.
Shares of TWO Common Stock are listed on the NYSE, trading under the symbol “TWO”. The Two Harbors Series A Preferred Stock, the Two Harbors Series B Preferred Stock and the Two Harbors Series C Preferred Stock are listed on the NYSE, trading under the symbols “TWO PRA”, “TWO PRB” and “TWO PRC”, respectively.
Two Harbors’ principal executive offices are located at 1601 Utica Avenue South, Suite 900, St. Louis Park, Minnesota 55416, and its telephone number is (612) 453-4100.

THE TWO HARBORS SPECIAL MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Two Harbors common stockholders for use at the Two Harbors special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Two Harbors common stockholders on or about February 12, 2026.
Purpose of the Two Harbors Special Meeting
A special meeting of Two Harbors common stockholders will be held virtually on March 16, 2026 at 10:00 a.m., Eastern Time. Stockholders of Two Harbors will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM. Two Harbors common stockholders will need the control number found on their proxy cards in order to access the Two Harbors special meeting website. The Two Harbors special meeting will be held for the following purposes:
•	to consider and vote on the Merger Proposal;
•	to consider and vote on the Non-Binding Compensation Advisory Proposal; and
•	to consider and vote on the Adjournment Proposal.
Only business within the purposes described in the Notice of Special Meeting of Two Harbors may be conducted at the Two Harbors special meeting. Any action may be taken on the items of business described above at the Two Harbors special meeting on the date specified above, or on any date or dates to which the Two Harbors special meeting may be adjourned or postponed.
Record Date; Voting Rights; Proxies
Two Harbors has fixed the close of business on February 10, 2026 as the record date for determining holders of TWO Common Stock entitled to notice of, and to vote at, the Two Harbors special meeting. Holders of TWO Common Stock, TWO Series A Preferred Stock, TWO Series B Preferred Stock and TWO Series C Preferred Stock at the close of business on the record date will be entitled to notice of the Two Harbors special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. Only holders of TWO Common Stock at the close of business on the record date will be entitled to vote at the Two Harbors special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were 105,043,188 issued and outstanding shares of TWO Common Stock. Each holder of record of TWO Common Stock on the record date is entitled to one vote per share. Votes may be cast either via the Two Harbors special meeting website or by properly authorized proxy at the Two Harbors special meeting. As of the record date, the issued and outstanding TWO Common Stock was held by approximately 89,733 beneficial owners.
Stockholders of Record. If you are a stockholder of record of TWO Common Stock, you may have your shares of TWO Common Stock voted on the matters to be presented at the special meeting in any of the following ways:
•
To authorize a proxy through the Internet, visit the website set forth on the proxy card you received. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized through the Internet must be received by 11:59 p.m., Eastern Time, on March 15, 2026.

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To authorize a proxy by telephone, dial the toll free telephone number set forth on the proxy card you received using a touch tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Proxies authorized by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on March 15, 2026.

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To authorize your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted “FOR” each of the Merger Proposal, the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal.

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If you choose to attend the Two Harbors special meeting and vote your shares of TWO Common Stock via the Two Harbors special meeting website, you will need the control number included on your proxy card.

Beneficial Owners. If your shares of TWO Common Stock are held in “street name,” please refer to the instructions provided by your broker, bank, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a holder in “street name” and wish to vote via the Two Harbors special meeting website, and your broker, bank, trustee or other nominee has not provided you with a control number on the voting instruction form it furnishes you, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares at the Two Harbors special meeting. Please also see the question and answer referencing “street name” shares.
All shares of TWO Common Stock that are entitled to vote and are represented at the Two Harbors special meeting by properly authorized proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:
•	“FOR” the Merger Proposal;
•	“FOR” the Non-Binding Compensation Advisory Proposal; and
•	“FOR” the Adjournment Proposal.
Votes cast via the Two Harbors special meeting website or by proxy at the Two Harbors special meeting will be tabulated by one or more inspectors appointed by the Two Harbors Board for the special meeting who will also determine whether or not a quorum is present.
Any proxy given by a stockholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:
•	authorizing a later dated proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on March 15, 2026;
•	filing with the Secretary of Two Harbors, before the taking of the vote at the Two Harbors special meeting, a written notice of revocation bearing a later date than the proxy card;
•	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Two Harbors before the taking of the vote at the Two Harbors special meeting; or
•	attending the Two Harbors special meeting and voting your shares of TWO Common Stock via the Two Harbors special meeting website.
Solicitation of Proxies
Two Harbors is soliciting proxies on behalf of the Two Harbors Board. Two Harbors will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of TWO Common Stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Two Harbors common stockholders by directors, officers and employees of Two Harbors in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Two Harbors in connection with this solicitation. Two Harbors has retained D.F. King to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Two Harbors special meeting at a cost of $12,500, plus out-of-pocket expenses. No portion of the amount that Two Harbors has agreed to pay to D.F. King is contingent upon the Closing. Two Harbors has agreed to indemnify D.F. King against any loss, damage, expense, liability or claim arising out of such services. Any questions or requests for assistance regarding this proxy statement/prospectus and related proxy materials may be directed to D.F. King by telephone at (646) 677-2516 (for banks and brokers) or (888) 887-0082 (toll-free).
Quorum; Abstentions and Broker Non-Votes
The presence via the Two Harbors special meeting website or by proxy, of the holders of shares of TWO Common Stock entitled to cast a majority of all the votes entitled to be cast at the Two Harbors special meeting will constitute a quorum at the special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Two Harbors special meeting for purposes of determining whether a quorum exists. Because approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of TWO Common Stock entitled to vote on the matter, abstentions and the failure to vote will have the same effect as votes “AGAINST” approval of the Merger Proposal. For the Non-Binding Compensation Advisory Proposal and the Adjournment Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect on the outcome of those proposals, assuming a quorum is present.

In accordance with the rules of the NYSE, brokers, banks and other nominees who hold shares of TWO Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Proposal, the Non-Binding Compensation Advisory Proposal or the Adjournment Proposal. A so-called “broker non-vote” results with brokers, banks and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. Two Harbors does not expect any broker non-votes at the Two Harbor special meeting because the proposals upon which stockholders will be voting are all “non-routine” matters, and your broker, bank or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, and your failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal, and will have no effect on the Non-Binding Compensation Advisory Proposal or the Adjournment Proposal.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TWO Common Stock entitled to vote on the matter.
Approval of the Non-Binding Compensation Advisory Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the Non-Binding Compensation Advisory Proposal by holders of TWO Common Stock at the Two Harbors special meeting.
Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the Adjournment Proposal by holders of TWO Common Stock at the Two Harbors special meeting.
Regardless of the number of shares of TWO Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.

PROPOSALS SUBMITTED TO THE TWO HARBORS COMMON STOCKHOLDERS
Proposal 1: Merger Proposal
Two Harbors common stockholders are asked to approve the Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 38 and “The Merger Agreement” beginning on page 70. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TWO Common Stock entitled to vote on the matter. For purposes of the Merger Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal.
Recommendation of the Two Harbors Board
The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Merger Proposal.

Proposal 2: Non-Binding Compensation Advisory Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Two Harbors is seeking stockholder approval of a non-binding advisory proposal to approve the compensation that may be paid or become payable to Two Harbors’ named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled “The Merger—Interests of Two Harbors’ Directors and Executive Officers in the Merger” beginning on page 62.
As an advisory vote, this proposal is not binding upon Two Harbors or the Two Harbors Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Non-Binding Compensation Advisory Proposal and vice versa. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Two Harbors’ named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, Two Harbors seeks the support of its stockholders and believes that stockholder support is appropriate because Two Harbors has a comprehensive executive compensation program designed to link the compensation of its executives with Two Harbors’ performance and the interests of Two Harbors stockholders. Accordingly, holders of shares of TWO Common Stock are being asked to vote on the following resolution:
RESOLVED, that the compensation that may be paid or become payable to Two Harbors’ named executive officers, in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Two Harbors’ Directors and Executive Officers in the Merger” is hereby APPROVED.
Approval of the Non-Binding Compensation Advisory Proposal, provided a quorum is present, requires the affirmative vote of a majority of the votes cast on the matter. For purposes of the Non-Binding Compensation Advisory Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect on the outcome of the proposal.
Recommendation of the Two Harbors Board
The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Non-Binding Compensation Advisory Proposal.

Proposal 3: Adjournment Proposal
The Two Harbors common stockholders are being asked to approve a proposal that will give Two Harbors the authority to adjourn the Two Harbors special meeting to another place, time or date, if necessary or appropriate, for the purpose of (i) soliciting additional proxies if there are insufficient shares of TWO Common Stock represented (either virtually or by proxy) and voting or to constitute a quorum necessary to conduct the business of the Two Harbors special meeting, (ii) ensuring that any supplement or amendment to this proxy statement/prospectus is timely provided to Two Harbors common stockholders, or (iii) complying with applicable law. If, at the Two Harbors special meeting, the number of shares of TWO Common Stock present or represented by proxy and voting for the approval of the Merger Proposal is insufficient to approve such proposal, Two Harbors intends to move to adjourn the Two Harbors special meeting to another place, date or time in order to enable the Two Harbors Board to solicit additional proxies for approval of the proposal. Two Harbors does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is considered and approved at the Two Harbors special meeting. If the Two Harbors special meeting is adjourned for the purpose of soliciting additional proxies, Two Harbors common stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.
Approval of the Adjournment Proposal, provided a quorum is present, requires the affirmative vote of a majority of the votes cast on the matter. For purposes of the Adjournment Proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have no effect on the outcome of the proposal.
Recommendation of the Two Harbors Board
The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Adjournment Proposal to adjourn the Two Harbors special meeting to another place, date or time, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal.
Other Business
No other matters will be transacted at the Two Harbors special meeting.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. You are urged to read this proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
Each of the Two Harbors Board and the UWMC Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, including the approval of the Two Harbors common stockholders of the Merger Proposal, Merger Sub will merge with and into Two Harbors, with Merger Sub continuing as the surviving entity. As a result of the Merger, the surviving entity will be an indirect, wholly owned subsidiary of UWMC. Two Harbors stockholders will receive the merger consideration described below under “The Merger Agreement—Consideration for the Merger” beginning on page 71.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Two Harbors Board, Two Harbors’ representatives, UWMC’s representatives and other parties.
The Two Harbors Board regularly evaluates Two Harbors’ strategic direction and ongoing business plans and reviews possible ways of increasing long-term stockholder value. These reviews include the consideration of various investments, diversification into new assets, purchases and sales of assets, potential strategic business combinations, pursuing growth strategies as an independent company, evaluating whether Two Harbors should retain its status as a real estate investment trust and other transactions with third parties that would further Two Harbors’ strategic objectives and ability to create stockholder value.
Management of Two Harbors and UWMC have interacted with one another from time to time through their participation in the mortgage industry, and the companies have, from time to time and in the ordinary course of business, engaged in transactions with each other, including periodic acquisitions by Two Harbors of mortgage servicing rights from UWMC.
On December 9, 2024, William Greenberg, President and Chief Executive Officer of Two Harbors, received an unsolicited, preliminary non-binding proposal letter from UWMC proposing to acquire Two Harbors for consideration valued at 1.05x Two Harbors’ fully diluted tangible common book value, payable in UWMC Class A Common Stock at a fixed exchange ratio (the “December 9 UWMC Letter”). The December 9 UWMC Letter stated that the proposed purchase price was subject to UWMC’s due diligence of Two Harbors.
On December 18, 2024, the Two Harbors Board met in executive session and Mr. Greenberg discussed with the board the December 9 UWMC Letter as well as the outreach from the Chief Executive Officer of a potential counterparty referred to herein as Company A indicating that Company A was interested in acquiring Two Harbors, though no specific purchase price had been proposed by Company A.
On December 26, 2024, Mr. Greenberg received an unsolicited, preliminary non-binding proposal letter from Company A to acquire Two Harbors, offering $14.25 to $15.00 in cash for each share of TWO Common Stock, representing 0.98x – 1.04x fully diluted tangible book value per share and a 22% to 28% premium to Two Harbors’ share price as of December 23, 2024 (the “December 26 Company A Letter”). The December 26 Company A Letter stated that the proposed purchase price was subject to Company A’s due diligence of Two Harbors. The December 26 Company A Letter assumed, among other things, that Two Harbors’ book value reflected all appropriate reserves for realized and contingent liabilities and stated that any substantial deviation from the assumptions contained in the proposal letter could necessitate a corresponding adjustment to the consideration offered.
On January 13, 2025, the Two Harbors Board met via videoconference, with representatives of Two Harbors’ then-current financial advisor and outside legal counsel present. Outside counsel to Two Harbors discussed the duties of the Two Harbors Board in the context of considering acquisition proposals. Representatives of Two Harbors’

financial advisor discussed, among other things, the terms of each proposal, market and trading perspectives on each of the proposals and other potential strategic alternatives to the proposals, including pursuing a growth strategy as an independent company and terminating Two Harbors’ status as a real estate investment trust and compared those alternatives to the transaction proposals. After discussion, the Two Harbors Board held an executive session to further discuss the acquisition proposals and potential responses thereto and, following discussion, determined not to proceed with the proposal from Company A and to inform UWMC that the purchase price included in the December 9 UWMC Letter was not one the Board would be willing to act upon. Two Harbors’ financial advisor subsequently conveyed this message to representatives of UWMC.
On January 15, 2025, a representative of Two Harbors notified a representative of Company A that the Two Harbors Board, with the assistance of its financial and legal advisors, had carefully analyzed and considered Company A’s non-binding proposal regarding a potential acquisition of Two Harbors and, after careful consideration, the Two Harbors Board had determined that the Company A proposal was not in the best interests of Two Harbors or its shareholders.
On January 27, 2025, in response to the feedback from Two Harbors’ financial advisor, UWMC submitted a revised non-binding indication of interest increasing its proposal to acquire Two Harbors for consideration valued at 1.10x Two Harbors’ fully diluted tangible common book value, payable in UWMC Class A Common Stock at a fixed exchange ratio (the “January 27 UWMC Letter”).
On February 17, 2025, the Two Harbors Board met via videoconference, with representatives of Two Harbors management and its then-current financial advisor and outside counsel present. A representative of the financial advisor summarized the January 27 UWMC Letter and UWMC’s business profile, reviewed preliminary valuation work for a combined company and identified diligence areas and factors that could affect value to Two Harbors stockholders. Following discussion, the Board asked management and the financial advisor to refine the financial and valuation analysis with respect to an acquisition by UWMC and to prepare a proposed response to UWMC for consideration at a subsequent meeting.
On February 23, 2025, Two Harbors engaged Houlihan Lokey as an additional financial advisor to perform a strategic alternatives analysis, which included a review of Two Harbors’ corporate strategic posture and the identification and evaluation of certain strategic alternatives available to Two Harbors. As compensation for Houlihan Lokey’s services, Two Harbors agreed to pay Houlihan Lokey a fixed fee which was not contingent on the occurrence of a transaction.
On March 7, 2025, the Two Harbors Board met via videoconference, with representatives of Two Harbors management, its then-current financial advisor and outside counsel to Two Harbors present. Representatives of Houlihan Lokey were also invited to attend the meeting. Two Harbors’ then-current financial advisor provided the Two Harbors Board with an update on valuation considerations relating to the January 27 UWMC Letter, noting that the trading price of TWO Common Stock had increased relative to the trading price of UWMC Class A Common Stock following UWMC’s fourth-quarter 2024 results. The financial advisor then reviewed updated valuation work for a potential combined company and compared potential stockholder returns to precedent transactions, and expressed the view that a transaction would be accretive to UWMC at a price greater than the price reflected in the January 27 UWMC Letter. At the request of the Two Harbors Board, representatives of Houlihan Lokey provided perspectives on the proposed acquisition by UWMC, including a review of the proposed exchange ratio and a preliminary review of the relative contributions of Two Harbors and UWMC to certain pro forma financial metrics for the combined company. The Two Harbors Board determined that the January 27 UWMC Letter was not satisfactory and discussed key terms that could be acceptable to Two Harbors. The Two Harbors Board directed Two Harbors management, together with outside counsel to Two Harbors, to prepare a draft response for review by the Two Harbors Board prior to submission.
On March 10, 2025, following review by the members of the Two Harbors Board, representatives of Two Harbors submitted a non-binding term sheet to UWMC to guide further discussions, which contemplated valuing the TWO Common Stock at 1.3x fully diluted tangible common book value and a cash-election merger structure. Following receipt, representatives of UWMC informed Two Harbors that UWMC was not prepared to move forward. No further discussions took place between the parties concerning the UWMC proposal.
On March 31, 2025, Two Harbors received a report and recommendation (“R&R”) in its pending litigation with its prior external manager, PRCM Advisers LLC and related entities (together “Pine River”) related to Two Harbors’ termination of the management agreement with Pine River (the “Management Agreement”). The R&R recommended Pine River’s motion for summary judgment to the extent that Two Harbors did not have a basis on which to terminate the Management Agreement for cause and as to Two Harbors’ pending counterclaims be granted, and Pine River’s motion for summary judgment otherwise be denied. The Court adopted the R&R on May 23, 2025, over Two Harbors’ objection, and the parties agreed to participate in mediation, which mediation took place in August 2025.
On August 20, 2025, Two Harbors entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Pine River whereby Two Harbors and Pine River agreed to compromise and settle all claims alleged in the lawsuits between the parties. Pursuant to the terms of the Settlement Agreement, Two Harbors agreed to make a cash payment of $375 million (the “Settlement Payment”), which Settlement Payment was paid to Pine River in September 2025. Under the Settlement Agreement, Pine River agreed to relinquish ownership or any other interest it held in any and all intellectual property that Pine River licensed, conveyed, or otherwise provided to Two Harbors or that was developed by or for Two Harbors, whether pursuant to the terms of the Management Agreement or otherwise. Following receipt of the Settlement Payment, Pine River caused to be dismissed with prejudice all claims alleged in its complaint. Two Harbors and Pine River agreed to unconditionally and irrevocably release and discharge each other and their respective representatives from and against any and all claims alleged in the lawsuits between the parties.
On September 24, 2025, Mr. Greenberg received an unsolicited, preliminary non-binding proposal letter (the “September 24 Company B Letter”) from a representative of a potential counterparty referred to herein as Company B regarding an interest in exploring a potential acquisition of Two Harbors. The September 24 Company B Letter proposed acquiring all the outstanding shares of TWO Common Stock in a stock-for-stock transaction at a contemplated purchase price of 1.04x “adjusted common book value,” representing a 17% premium to Two Harbors’ share price as of September 23, 2025.
On September 30, 2025, following a conversation between the chief executive officer of Company B and Mr. Greenberg seeking clarification of the proposal terms, Company B sent a revised proposal letter to Mr. Greenberg (the “September 30 Company B Letter”). The September 30 Company B Letter reflected a revised proposal to acquire all the outstanding shares of TWO Common Stock in a stock-for-stock transaction at a contemplated purchase price of 1.065x fully diluted tangible common book value (1.04x total common book value, inclusive of goodwill), representing an 18% premium to Two Harbors’ share price as of September 29, 2025.
On October 3, 2025, the Two Harbors Board met via videoconference, with members of Two Harbors management and a representative of Jones Day in attendance to discuss Company B’s proposal. The Two Harbors Board reviewed management’s overview of the proposal, the current opportunities and challenges for Two Harbors, Two Harbors’ prospects as a standalone company and potential strategic alternatives available to Two Harbors. The representative of Jones Day reviewed with the Board its duties. The Two Harbors Board discussed the September 30 Company B Letter, whether to conduct a market check with other possible buyers, the engagement of a financial advisor to assist with any process and the formation of an ad hoc committee (the “Ad Hoc Committee”) to oversee the exploration of any potential transaction. The Two Harbors Board approved the formation of an Ad Hoc Committee that would be comprised of Stephen G. Kasnet, James A. Stern and Hope B. Woodhouse, with the appointments to be documented by written action. The Ad Hoc Committee was not formed as a result of any perceived or alleged conflict of interests with respect to a potential transaction. The Ad Hoc Committee was established with a mandate to direct, approve, modify and monitor the process and procedures related to the review and evaluation of a potential transaction and the consideration and evaluation of the proposed terms and conditions thereof. At the meeting, both Mr. Greenberg and Mr. Kasnet expressed their confidence in the ability of Houlihan Lokey to effectively guide the Two Harbors Board in a process, as Houlihan Lokey maintained a strong reputation in the market and had extensive experience generally in mergers and acquisitions, valuation of businesses, financing and capital markets and familiarity with Two Harbors and the industry in which Two Harbors operates. The Two Harbors Board approved the engagement of Houlihan Lokey, subject to the finalization of terms by the Ad Hoc Committee.
On October 6, 2025, the Two Harbors Board executed an action by unanimous written consent ratifying the formation of the Ad Hoc Committee and appointing Stephen G. Kasnet, James A. Stern and Hope B. Woodhouse to serve on the Ad Hoc Committee.
On October 7, 2025, the Ad Hoc Committee held its initial meeting via videoconference with representatives of Jones Day and Houlihan Lokey to discuss general process considerations and other preliminary matters in connection with the unsolicited proposal from Company B. A representative of Jones Day discussed with the Ad Hoc Committee its duties in the context of a potential transaction. Representatives of Houlihan Lokey summarized recent discussions with Company B’s advisors, noting an indicative gross purchase price of 1.065x fully diluted tangible common book value per share in a stock-for-stock transaction and discussed with the Ad Hoc Committee a market check with other potentially interested parties. The Ad Hoc Committee was supportive of the proposed outreach plan and process and unanimously authorized Houlihan Lokey to proceed.
Between October 8, 2025 and October 10, 2025, Houlihan Lokey contacted four parties (other than Company B) to gauge their interest in pursuing a strategic transaction with Two Harbors. Three of these parties (UWMC, Company A and a potential counterparty referred to herein as Company C) entered into non-disclosure agreements with Two Harbors in the following weeks. Each of the non-disclosure agreements included customary “standstill” provisions that would fall away upon Two Harbors’ entry into a definitive agreement relating to a sale of Two Harbors.
During the week of October 13, 2025, Mr. Greenberg and the chief business officer and head of investor relations of UWMC, Blake Kolo, had a telephone conversation to discuss UWMC’s interest in exploring a potential transaction with Two Harbors. No specific transaction terms were discussed.
On October 14, 2025, Two Harbors and Company B entered into a non-disclosure agreement with respect to a potential transaction. Also on October 14, 2025, Two Harbors and Company C entered into a non-disclosure agreement with respect to a potential transaction. Following execution of such non-disclosure agreements, Company B and Company C received confidential information of Two Harbors for purposes of further evaluating a potential transaction.
On October 15, 2025, the chief executive officer of Company A engaged in discussions with a representative of Houlihan Lokey and conveyed Company A’s continued interest in pursuing a transaction with Two Harbors.
On October 15, 2025, Mr. Greenberg and the chief executive officer of UWMC, Mat Ishbia, had a telephone conversation to discuss UWMC’s interest in exploring a potential transaction with Two Harbors. No specific transaction terms were discussed. Also on October 15, 2025, a representative of Houlihan Lokey contacted representatives of UWMC to further confirm UWMC’s continued interest in pursuing a transaction with Two Harbors, to which UWMC confirmed their continued interest.
On October 17, 2025, Two Harbors and Company A entered into a non-disclosure agreement, following which Company A received confidential information of Two Harbors for purposes of further evaluating a potential transaction.
October 18, 2025, UWMC formally engaged BofA Securities, Inc. (“Bank of America”) as a financial advisor in connection with evaluating a potential business combination transaction with Two Harbors.
On October 20, 2025, the Ad Hoc Committee held a meeting via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the outreach conducted by Houlihan Lokey, together with other preliminary transaction considerations and next steps for any potential transaction with such counterparties. Following discussions with the assistance of representatives of Houlihan Lokey and Jones Day, the Ad Hoc Committee decided it would request indicative bids by October 31, 2025, with the Ad Hoc Committee to receive an interim update from Houlihan Lokey on October 27, 2025 and to convene thereafter to review bids and confirm next steps with the full Two Harbors Board.
On October 23, 2025, UWMC formally engaged Greenhill, a Mizuho affiliate (“Mizuho”) as another financial advisor, along with Bank of America, for the purpose of evaluating a potential business combination transaction with Two Harbors.
On October 24, 2025, Two Harbors and UWMC entered into a non-disclosure agreement, following which UWMC received confidential information of Two Harbors for purposes of further evaluating a potential transaction. Two Harbors began to exchange due diligence information with UWMC, and continued to do so until the execution of the Merger Agreement. Also on October 24, 2025, representatives of Houlihan Lokey provided to Two Harbors a letter setting forth information regarding Houlihan Lokey’s relationships with Two Harbors, Company A, Company B, Company C and UWMC. Two Harbors subsequently reviewed the letter and determined that there was nothing disclosed in the letter that would affect the ability of Houlihan Lokey to provide objective financial advice to Two Harbors.
On October 27, 2025, Two Harbors executed an engagement letter (effective as of October 6, 2025) pursuant to which it formally retained Houlihan Lokey as its financial advisor in connection with a potential business combination transaction.
On October 27, 2025, the Ad Hoc Committee held a meeting via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the status of outreach to potential counterparties. Houlihan Lokey advised that it expected to receive indicative offers from Company B, Company C, and UWMC by the end of the week, and that Company A was also considering submitting an offer. At the meeting, representatives of Houlihan Lokey reviewed preliminary financial analyses of Two Harbors based on the Two Harbors Projections, which are further described in the section titled “Certain Unaudited Prospective Financial Information” beginning on page 59.
On October 30, 2025, Company C submitted a letter to Two Harbors that contained a non-binding proposal to acquire all of the equity interests of Two Harbors in an all-cash merger (the “First Company C Proposal Letter”). The First Company C Proposal Letter contemplated a cash purchase price range of 1.10x – 1.15x fully diluted tangible common book value per share, representing a 21% – 26% premium to Two Harbors’ share price as of October 29, 2025. The First Company C Proposal Letter contemplated funding the purchase price through a combination of existing, on-hand liquidity of Company C and other financing sources and stated that the proposal would not be subject to any financing contingencies.
On October 31, 2025, Company A provided to Houlihan Lokey an email indication of a purchase price of 1.03x fully diluted tangible common book value per share in cash to exclusively acquire the common stock of Two Harbors. The Company A proposal did not address the redemption or other satisfaction of the outstanding preferred stock of Two Harbors.
On November 3, 2025, UWMC submitted a letter to Two Harbors that contained a non-binding proposal to acquire all of the equity interests of Two Harbors in exchange for newly issued UWMC Class A Common Stock based on a fixed exchange ratio (the “First UWMC Proposal Letter”). The First UWMC Proposal Letter contemplated a purchase price of 1.10x fully diluted tangible common book value per share, representing an approximate 20% premium to Two Harbors’ share price as of October 31, 2025. The First UWMC Proposal Letter also indicated that UWMC was amenable to discussing the addition of an incremental member to the UWMC board of directors.
On November 4, 2025, the Ad Hoc Committee held a meeting via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the proposals received to date from Company A, Company B, Company C and UWMC and to assess the risks and merits of each such proposal. Representatives of Houlihan Lokey provided an update on the current transaction process, status of engagement with each party and terms of each of the proposals. At the conclusion of the meeting, the Ad Hoc Committee determined to continue discussions with Company B, Company C and UWMC. The Ad Hoc Committee further determined the terms of the Company A proposal were not sufficient to form a basis for Two Harbors to continue discussions regarding a potential transaction with Company A.
On November 4, 2025, representatives from Houlihan Lokey spoke with representatives from Company C and its financial advisor to discuss Company C’s contemplated financing sources and whether the transaction would reflect a fixed price at signing or a book value multiple that would result in a price being determined prior to closing.
On November 12, 2025, representatives of UWMC, including (i) Mr. Kolo, (ii) the chief financial officer of UWMC, Rami Hasani, and (iii) the executive vice president, investor relations and legal affairs for UWMC, Matt Roslin, Mizuho and Bank of America attended a virtual meeting with representatives of Two Harbors, including Mr. Greenberg and Mr. Kasnet, and representatives of Houlihan Lokey, to discuss a potential transaction. In addition, representatives of Houlihan Lokey sent an information request list to representatives of UWMC for purposes of Two Harbors’ diligence of UWMC. Also on November 12, 2025, representatives of Two Harbors, including Mr. Greenberg and Mr. Kasnet, and representatives of Houlihan Lokey attended two separate in-person meetings with representatives of Company B and representatives of Company C, together with their respective financial advisors, to discuss the potential transaction.
On November 12, 2025, Two Harbors made available drafts of a potential merger agreement in the virtual data room. Two Harbors prepared one form of the merger agreement to reflect an all-cash merger transaction and one form of the merger agreement to reflect a stock-for-stock merger transaction, which forms were otherwise identical in all material respects. Among other things, the forms of the draft merger agreement provided that the acquiror would be required to commit to any remedy to obtain any required regulatory approvals to consummate the transaction and provided for a termination fee of 2% of the fully diluted full equity value of the transaction that was payable by Two Harbors under certain circumstances, including if Two Harbors terminated the merger agreement to enter into a superior proposal or if the acquiror terminated the merger agreement following the Two Harbors Board changing its recommendation in response to an intervening event.
On the morning of November 14, 2025, the chief executive officer of Company B called Mr. Greenberg to inform him that Company B was withdrawing its indication of interest to acquire Two Harbors. Discussions with respect to a potential transaction with Company B subsequently ceased.

On November 14, 2025, management representatives of Two Harbors attended a series of separate commercial and operational management diligence calls with representatives of Company C and UWMC. The meeting between Two Harbors and UWMC covered several commercial and operational topics including Two Harbors’ approach to its capital markets functions, forecast assumptions, certain tax-related questions and the Two Harbors’ servicing business conducted by its subsidiary, RoundPoint.
On November 17, 2025, UWMC and Company C both submitted revised, written non-binding proposals, each of which was accompanied by a mark-up of the applicable draft merger agreement. The revised proposal from Company C indicated a contemplated all cash purchase price to reflect 1.10x fully diluted tangible common book value per share, representing an approximately 22% premium to Two Harbors’ share price as of November 14, 2025. The revised proposal from UWMC increased the contemplated all stock purchase price to 1.15x fully diluted tangible common book value per share, representing an approximately 25% premium to Two Harbors’ share price as of November 14, 2025 and reiterated UWMC’s openness to discussing the addition of an incremental member to the UWMC board of directors. The revised draft of the merger agreement submitted by Company C, among other things, increased the amount of the termination fee payable by Two Harbors to 4% of the fully diluted full equity value of the transaction and the circumstances in which such termination fee would be payable by Two Harbors. The merger agreement submitted by Company C also added new closing conditions that no remedy to obtain any required regulatory approvals would impose a burdensome condition on Company C and also required receipt of certain third-party commercial consents beyond regulatory approvals. The revised draft of the merger agreement submitted by UWMC, among other things, accepted the termination fee of 2% of the fully diluted full equity value and provided that UWMC would not be required to commit to any remedy to obtain any required regulatory approvals that would result in an adverse effect that is more than immaterial on UWMC or the business of Two Harbors.
On November 18, 2025, the Ad Hoc Committee met via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the strategic rationale and the terms of the revised proposals received from UWMC and Company C. The Ad Hoc Committee discussed that with Company C’s proposal there was less certainty toward the timing of a deal and there was also the possibility of downward valuation adjustments. A representative of Jones Day discussed with the Ad Hoc Committee their duties in connection with the proposed transaction. Also on November 18, 2025, Mr. Ishbia contacted Mr. Greenberg to further express UWMC’s interest in a potential transaction with Two Harbors. No specific transaction terms were discussed.
On November 20, 2025, representatives of Jones Day and representatives of counsel to Company C spoke in order for Jones Day to provide Two Harbors’ initial views on the merger agreement sent by Company C and to ask clarifying questions, focusing primarily on Company C’s contemplated financing arrangements, scope of required regulatory approvals and closing condition requiring the receipt of certain non-regulatory third-party consents.
On November 21, 2025, representatives of Jones Day and representatives of Greenberg Traurig, LLP (“Greenberg Traurig”), as counsel to UWMC, spoke in order for Jones Day to provide Two Harbors’ initial views on the merger agreement sent by UWMC and to ask clarifying questions, focusing primarily on the approach to determining required regulatory approvals and transaction structuring.
On November 21, 2025, the Two Harbors Board met via videoconference, with members of Two Harbors management and representatives of Jones Day and Houlihan Lokey in attendance to discuss the most recent proposals received from UWMC and Company C. A representative of Jones Day discussed the duties of the Two Harbors Board in the context of the proposed business combination. Representatives of Houlihan Lokey reviewed the transaction developments since the most recent Board meeting and the financial terms of the most recent proposals from UWMC and Company C. The representatives of Houlihan Lokey also conveyed to the Two Harbors Board that Company C had requested exclusivity and the reimbursement of expenses but had not conditioned their continuing participation in the process on Two Harbors agreeing to these requests. The Two Harbors Board, with the assistance of representatives of Houlihan Lokey and Jones Day, discussed, among other topics, key terms of the proposals, including the consideration proposed and the conditions related to each proposed transaction. The Two Harbors Board unanimously agreed to continue discussions with each of UWMC and Company C.
Between November 21, 2025 and November 26, 2025, representatives of Two Harbors, including management, and representatives of Houlihan Lokey held a series of individual meetings with each of UWMC and Company C and their respective advisors in connection with each party’s due diligence review of Two Harbors. The topics at these meetings generally focused on Two Harbors’ operations, legal matters, financial, human resources and accounting matters and tax matters.

On November 24, 2025, UWMC provided representatives of Two Harbors, Jones Day and Houlihan Lokey with access to a virtual data room for diligence of UWMC by Two Harbors. The virtual data room was updated with additional due diligence information throughout the ensuing transaction negotiations.
On November 25, 2025, representatives of Jones Day provided revised drafts of the merger agreements to representatives of Greenberg Traurig and to counsel to Company C. The revised draft of the merger agreement sent to counsel to Company C, among other things, reduced the amount of the termination fee payable by Two Harbors to 2.5% of the fully diluted full equity value of the transaction, required Company C to commit to any remedies that may be required to obtain regulatory approvals to consummate the transaction and removed the condition requiring the receipt of certain non-regulatory third-party consents. The revised draft of the merger agreement sent to Greenberg Traurig, among other things, also required UWMC to commit to any remedies that may be required to obtain regulatory approvals to consummate the transaction.
On November 25, 2025, the chief executive officer of Company C hosted Mr. Greenberg for an in-person visit to the Company C headquarters office. Mr. Greenberg and the chief executive officer of Company C talked about the potential transaction, the remaining diligence to be completed and certain key deal points to be resolved between Two Harbors and Company C.
On November 29, 2025, counsel to Company C provided a revised draft of the merger agreement to representatives of Jones Day which, among other things, continued to include the closing conditions from the prior Company C draft that no remedy to obtain any required regulatory approvals would impose a burdensome condition on Company C and the receipt of certain non-regulatory third-party consents. The revised draft of the merger agreement also increased the amount of the termination fee payable by Two Harbors to 3.5% of the fully diluted full equity value of the transaction. The revised draft of the merger agreement further stated that Company C would have available funds to consummate the acquisition but was not accompanied by additional evidence of funds.
Also on December 2, 2025, representatives of UWMC, including Mr. Kolo and Mr. Roslin, hosted a dinner for representatives of Two Harbors, including Mr. Kasnet, Mr. Greenberg and other members of Two Harbors management, in Pontiac, Michigan to discuss the potential transaction. Mr. Ishbia briefly attended the dinner but was not present for the full discussion.
On December 3, 2025, Mr. Kolo, Mr. Roslin and other members of UWMC management, hosted Mr. Kasnet, Mr. Greenberg and other members of Two Harbors management, and representatives from Bank of America, Mizuho and Houlihan Lokey at UWMC’s headquarters in Pontiac, Michigan to learn more about UWMC as a company and to continue discussions regarding the potential transaction and the potential value that could be created as a combined company.
On December 4, 2025, the Ad Hoc Committee met via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the status of ongoing negotiations with Company C and UWMC and impressions from the recent in-person meetings with Company C and UWMC. The Ad Hoc Committee discussed process and timing considerations, including scheduling a meeting of the Two Harbors Board to review Houlihan Lokey’s preliminary financial analyses. The Ad Hoc Committee directed Houlihan Lokey to solicit final value improvements from each of UWMC and Company C and indicated a willingness to consider exclusivity if a clear leader emerged.
On December 5, 2025, representatives of Greenberg Traurig provided a revised draft of the merger agreement to representatives of Jones Day which, among other things, provided that UWMC would not be required to commit to any remedy to obtain any required regulatory approvals that would result in an adverse effect that is more than immaterial on UWMC or the business of Two Harbors and included several revisions to the operating restrictions on Two Harbors and UWMC in the period between the signing of the merger agreement and the closing of the transaction. The draft merger agreement proposed that further discussion occur between UWMC and Two Harbors with respect to the treatment of equity awards and employee matters covenants. Also on December 5, 2025, representatives of Two Harbors, including Mr. Greenberg, William Dellal, Vice President and Chief Financial Officer of Two Harbors, Nick Letica, Vice President and Chief Investment Officer of Two Harbors, and other members of Two Harbors management, Houlihan Lokey, UWMC, including Mr. Kolo, Mr. Hasani and Mr. Roslin, Bank of America and Mizuho met via videoconference to discuss each parties’ assessments of potential joint synergies.
On December 5, 2025, representatives of Jones Day provided a revised draft of the merger agreement to counsel to Company C. The draft made counterproposals on the various points that remained under negotiation, including the removal of the closing conditions that no remedy to obtain any required regulatory approvals would impose a burdensome condition on Company C and the receipt of certain non-regulatory third-party consents. The revised draft of the merger agreement also decreased the amount of the termination fee payable by Two Harbors to 3.0% of the fully diluted full equity value of the transaction.
On December 5, 2025, a representative of Houlihan Lokey had a telephone call with the chief executive officer of Company C to indicate that Two Harbors was anticipating an increase in bids from parties involved in the process. The chief executive officer of Company C indicated that Company C did not have an ability to further increase its purchase price proposal.
On December 8, 2025, the financial advisor to Company A, sent via email to Mr. Greenberg and Mr. Letica, an alternative transaction proposal that would consist of a $1 billion contribution of mortgage servicing rights to Two Harbors, with Two Harbors issuing preferred or common stock in exchange.
On December 9, 2025, at the request of Two Harbors, representatives of Houlihan Lokey verbally communicated a counterproposal to UWMC’s financial advisors to increase the purchase price to $12.75 per share of TWO Common Stock, which was equal to 1.21x Two Harbors’ fully diluted tangible common book value per share as of September 30, 2025, and to utilize a fixed exchange ratio based on the 10-day volume weighted average price of UWMC Class A Common Stock as of the signing date for the price of UWMC’s shares as consideration. UWMC’s financial advisors asked representatives of Houlihan Lokey whether Two Harbors would consider agreeing to exclusivity with UWMC if UWMC accepted Two Harbors’ counterproposal. Representatives of Houlihan Lokey responded that they believed Two Harbors would consider it under such circumstances, subject to the execution of a limited term exclusivity agreement.
On December 10, 2025, Mr. Kolo proposed to Mr. Greenberg increasing UWMC’s proposed purchase price to between 1.170x to 1.175x of Two Harbors’ tangible common book value per fully diluted share as of September 30, 2025. Mr. Greenberg indicated that he was prepared to recommend to the Ad Hoc Committee the proposed purchase price of 1.175x Two Harbors’ tangible common book value per fully diluted share as of September 30, 2025, which implied a purchase price per share of TWO Common Stock of $12.42. Mr. Kolo and Mr. Greenberg discussed fixing the exchange ratio for this proposed purchase price based on the volume weighted average price of UWMC Class A Common Stock for either the 10 or 15 trading days prior to execution of a definitive agreement, with the final number of trading days being subject to further discussion by the parties. Mr. Kolo also stated that UWMC would require a limited period of exclusivity in order to proceed further on the process. On December 10, 2025, UWMC Class A Common Stock closed at a price of $5.61 per share.
Also on December 10, 2025, Company C confirmed to representatives of Houlihan Lokey that the Company C bid remained at 1.10x of the most recent Two Harbors tangible common book value on a fully diluted basis and that there would be approximately $11 million of downward adjustments to Two Harbors’ tangible common book value contingent upon resolving certain balance sheet items in advance of the signing of a transaction with Company C.
On December 11, 2025, representatives of Greenberg Traurig sent a draft limited-term exclusivity agreement to representatives of Jones Day and UWMC made the UWMC Projections available in the virtual data room, which are further described in the section titled “Certain Unaudited Prospective Financial Information” beginning on page 59.
On December 11, 2025, representatives of Jones Day provided a revised draft of the merger agreement to representatives of Greenberg Traurig and an initial draft of the Two Harbors Disclosure Letter to the merger agreement (the “Two Harbors Disclosure Letter”). The draft made counterproposals on various points that remained under negotiation, including the treatment of Two Harbors equity awards, certain covenants covering the operation of Two Harbors’ and UWMC’s operations during the period between the signing and the closing of the merger agreement and certain covenants relating to Two Harbors providing financing cooperation to UWMC and, among other things, substantially accepted UWMC’s proposal on the required efforts standard to obtain any required regulatory approvals to consummate the transaction.
On December 11, 2025 and December 12, 2025, representatives of Two Harbors and its tax and accounting advisor attended separate calls with representatives of UWMC and its respective tax and accounting advisors for the purposes of conducting tax and financial diligence on UWMC.

On December 12, 2025, Mr. Greenberg and Mr. Kolo discussed the exchange ratio mechanics and agreed that they would recommend to their respective boards of directors that the price of the UWMC Class A Common Stock for the purpose of computing the exchange ratio be fixed based on the volume weighted average price of UWMC Class A Common Stock for the 15 trading days period ending on December 16, 2025.
On December 12, 2025, representatives of Jones Day and Greenberg Traurig negotiated the terms of and finalized the limited-term exclusivity agreement. The limited-term exclusivity agreement provided for a period of exclusivity until 11:59 p.m. (Eastern time) on December 24, 2025 and an automatic extension through 11:59 p.m. (Eastern time) on December 31, 2025, if Two Harbors and UWMC continued to negotiate in good faith definitive transaction documentation with respect to the transaction at the time of expiration of the initial exclusivity period. In addition, the exclusivity period would automatically terminate upon the earlier to occur of the execution by Two Harbors and UWMC of a definitive merger agreement or upon UWMC communicating to Two Harbors any material change in the economic terms of the proposed transaction as of December 10, 2025.
On December 12, 2025, the Ad Hoc Committee met via videoconference together with representatives of Jones Day and Houlihan Lokey to discuss the status of the negotiations to date with each of Company C and UWMC. A representative of Jones Day again discussed with the Ad Hoc Committee their duties in connection with the proposed transaction, the terms of the latest draft of the merger agreement with UWMC and provided an update on the reverse due diligence process of UWMC. Representatives of Houlihan Lokey then reviewed with the Ad Hoc Committee the financial terms of the latest UWMC and Company C proposals as well as the latest proposal from Company A. The Ad Hoc Committee also discussed the request by UWMC for an exclusive negotiating period to finalize the transaction and reviewed the terms of the limited-term exclusivity agreement. The Ad Hoc Committee determined UWMC’s proposal to be superior and unanimously approved entry into the limited-term exclusivity agreement with UWMC. Following the Ad Hoc Committee meeting in the evening of December 12, 2025, Two Harbors and UWMC entered into the limited-term exclusivity agreement. On December 12, 2025, UWMC Class A Common Stock closed at a price of $5.38 per share.
On December 13 and 14, 2025, Mr. Greenberg and Mr. Kolo discussed the timing for the transaction and a proposed plan to sign and announce the transaction prior to market open on December 17, 2025. In light of this timing, Mr. Greenberg and Mr. Kolo discussed the exchange ratio implied by the proposed purchase price and the potential impact on the exchange ratio when expressed relative to the closing price of UWMC Class A Common Stock if the UWMC Class A Common Stock were to decline or increase significantly in price over the course of the trading days on December 15, 2025 and December 16, 2025. In particular, even though the pricing mechanics would deliver a 117.5% premium to Two Harbors’ fully diluted tangible book value relative to a volume weighted 15-trading day average, it would appear only as 112.5% when expressed relative to the closing price of UWMC Class A Common Stock on December 12, 2025. In order to address these potential price changes, Mr. Kolo proposed to Mr. Greenberg that the exchange ratio be calculated based on the higher of: (i) the closing price of UWMC Class A Common Stock on the date prior to signing and (ii) the volume weighted average price of UWMC Class A Common Stock for the 15 trading days prior to execution of a definitive agreement but requiring that the exchange ratio be restricted so that the implied price per share of TWO Common Stock would not be lower than $11.94 (reflecting a multiple of 1.13x Two Harbors’ tangible common book value per fully diluted share as of September 30, 2025) or higher than $12.42 (reflecting the agreed upon multiple of 1.175x Two Harbors’ tangible common book value per fully diluted share as of September 30, 2025) when expressed relative to the UWMC Class A Common Stock closing price on the date prior to signing. Based on the closing price of the UWMC Class A Common Stock on December 12, 2025 of $5.38 per share, the exchange ratio under this proposal would equal to 2.2201 shares of UWMC Class A Common Stock per share of TWO Common Stock. Without that restriction and using the volume weighted 15-day average as of December 12, 2025, the exchange ratio would have been 2.2095.
On December 14, 2025, representatives of Greenberg Traurig provided a revised draft of the merger agreement and a revised draft of the Two Harbors Disclosure Letter to representatives of Jones Day. The revised draft of the merger agreement made counterproposals on the various points that remained under negotiation, including certain covenants related to employee matters, certain covenants covering the operation of Two Harbors’ and UWMC’s operations during the period between the signing and the closing of the merger agreement and certain covenants relating to Two Harbors providing financing cooperation to UWMC. Also on December 14, 2025, representatives of Greenberg Traurig provided an initial draft of the Parent Disclosure Letter to the merger agreement (the “Parent Disclosure Letter”) to representatives of Jones Day.
On December 15, 2025, the Two Harbors Board met via videoconference together with representatives of Jones Day and Houlihan Lokey. A representative of Jones Day discussed the duties of the Two Harbors Board in the context of the proposed business combination and reviewed the terms of the merger agreement, including conditions to the closing of the merger, no-shop restrictions, termination rights, the termination fee and the regulatory efforts covenants of UWMC, and further shared the findings from Two Harbors’ reverse legal due diligence of UWMC. Representatives of Houlihan Lokey then reviewed with the Two Harbors Board the financial terms of the latest UWMC and Company C proposals and Houlihan Lokey’s preliminary financial analyses of Company C and UWMC. Also on December 15, 2025, representatives of Jones Day provided revised drafts of the merger agreement and the Two Harbors Disclosure Letter to representatives of Greenberg Traurig. The revised draft of the merger agreement made counterproposals on the various points that remained under negotiation, including the employee matters covenants.
On December 16, 2025, Mr. Greenberg received an unsolicited letter from a representative of Company C, presenting a further revised proposal. Such proposal reflected an all-cash offer of 1.15x fully diluted adjusted tangible common book value per share, representing a 23% premium to Two Harbors’ share price as of December 15, 2025. The consideration would be determined based on the book value prior to closing rather than a fixed price as of the signing of the transaction. The letter stated Company C’s intention to finance the purchase price with a combination of Company C’s on-hand liquidity and financing sources, including secured financing lines, but did not provide additional information to allow for an evaluation of Company C’s financing sources or progress to obtain such financing. The letter did not address various points that were unresolved in the merger agreement with Company C, including, among others, Company C’s position that the closing of the transaction would be conditioned on the receipt of certain non-regulatory third-party consents.
On December 16, 2025, the Ad Hoc Committee met via videoconference together with representatives of Jones Day and Houlihan Lokey. The representatives of Jones Day provided an update on the negotiated terms of the merger agreement. Members of Two Harbors management, together with representatives of Houlihan Lokey, updated the Ad Hoc Committee on the unsolicited letter from a representative of Company C received earlier that day. Members of management, together with representatives of Houlihan Lokey and Jones Day, noted that Two Harbors was subject to a limited-term exclusivity agreement with UWMC and, in the event Two Harbors desired to engage with Company C on the unsolicited letter, it would not be in a position to engage with Company C until the exclusivity period expired. The Ad Hoc Committee, with the assistance of representatives of Houlihan Lokey and Jones Day, discussed the unsolicited letter from Company C and decided that the letter did not warrant further engagement by Two Harbors because, among other issues with the non-binding proposal from Company C, the letter did not provide additional information to allow for an evaluation of Company C’s financing sources or progress to obtain such financing and also did not address the open points that were unresolved in the merger agreement with Company C. After discussion, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among representatives of Two Harbors’ management, the Two Harbors Board and Two Harbors’ advisors that occurred during the course of the negotiations between UWMC and Two Harbors, the Ad Hoc Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Two Harbors and its stockholders and (ii) determined to recommend to the Two Harbors Board that the Two Harbors Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger.
On the afternoon of December 16, 2025, the UWMC Board met via videoconference to approve the merger agreement, with representatives of UWMC’s senior management, Greenberg Traurig, Bank of America and Mizuho in attendance. At the meeting, UWMC’s senior management provided the UWMC Board with an overview and summary of the proposed acquisition of Two Harbors. Following this discussion, representatives of GT reviewed with the UWMC Board the duties of directors in connection with transactions of this type. Representatives from GT then summarized the final terms of the merger agreement. After further discussions, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among UWMC’s senior management, the UWMC Board unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the UWMC Stock Issuance, are fair to and in the best interests of UWMC and its stockholders and (ii) approved and declared advisable the Merger Agreement and the execution, delivery and performance of the Merger Agreement, including the UWMC Stock Issuance.
On December 16, 2025, the UWMC Class A Common Stock closed at a price of $5.12 per share, which, based on the exchange ratio limits discussed by the representatives of UWMC and Two Harbors, resulted in an exchange ratio equal to 2.3328 shares of UWMC Class A Common Stock per share of TWO Common Stock.
On December 16, 2025 and into the early morning of December 17, 2025, representatives of Jones Day and Greenberg Traurig finalized the merger agreement, Two Harbors Disclosure Letter and Parent Disclosure Letter.

On the morning of December 17, 2025, the Two Harbors Board met via videoconference together with representatives of Jones Day and Houlihan Lokey. A representative of Jones Day reviewed the directors’ duties in connection with their consideration of the proposed transaction and the final terms of the negotiated Merger Agreement. Members of Two Harbors management, together with representatives of Houlihan Lokey, updated the Two Harbors Board on the unsolicited letter from a representative of Company C received the prior day and the Ad Hoc Committee’s determination that the letter did not warrant further engagement with Company C given, among other things, the open questions that remained around Company C’s financing for the transaction and the conditionality contained in Company C’s draft of the merger agreement. The Two Harbors Board concurred with the views of the Ad Hoc Committee with respect to the unsolicited offer from Company C. Representatives of Houlihan Lokey then reviewed with the Two Harbors Board its final financial analysis of Two Harbors, UWMC and the proposed Merger. Thereafter, as requested by the Two Harbors Board, a representative of Houlihan Lokey orally rendered its opinion to the Two Harbors Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Two Harbors Board dated December 17, 2025), as to the fairness, from a financial point of view, to the holders of TWO Common Stock, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, as more fully described in the section entitled “The Merger—Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey” beginning on page 53. The Two Harbors Board then unanimously (1) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of, Two Harbors and its stockholders; (2) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (3) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of TWO Common Stock at the Two Harbors special meeting; and (4) resolved to recommend that the holders of TWO Common Stock approve the Merger and the other transactions contemplated by the Merger Agreement.
Later in the morning of December 17, 2025, following the Two Harbors Board meeting on such date, UWMC and Two Harbors executed the Merger Agreement and, prior to the opening of trading, issued a joint press release announcing the Merger Agreement and the Merger.
Following the public announcement of the Merger, the chief executive officer of Company C called Mr. Greenberg to propose a potential purchase of mortgage servicing rights from Two Harbors. Towards the end of the conversation, the chief executive officer of Company C raised the recently announced transaction between UWMC and Two Harbors. Mr. Greenberg informed the chief executive officer of Company C that Mr. Greenberg was not permitted to engage in conversations about a potential transaction in accordance with the non-solicitation covenants contained in the Merger Agreement.
In the afternoon of December 17, 2025, a representative of Company C submitted an unsolicited offer letter to Mr. Greenberg and representatives of Houlihan Lokey containing a further revised proposal. Such proposal’s terms reiterated those set forth in Company C’s proposal letter dated December 16, 2025 and again reflected an all-cash offer of 1.15x fully diluted adjusted tangible common book value per share, representing a 23% premium to Two Harbors’ share price as of December 15, 2025. The consideration would be determined based on the tangible common book value prior to closing rather than a fixed price as of the signing of the transaction. The letter further stated that Company C did not anticipate any financing contingency, but did not provide financing commitments or additional information on funding sources beyond the previously communicated sources of funds.
In the evening of December 17, 2025, a representative of Jones Day notified representatives of UWMC and Greenberg Traurig that Two Harbors had received an unsolicited letter from Company C and provided a redacted copy thereof in the transmittal.
On December 18, 2025, the Two Harbors Board convened a meeting by videoconference with members of Two Harbors management and representatives of Jones Day and Houlihan Lokey in attendance. A representative from Jones Day discussed with the Two Harbors Board the covenants and obligations relating to non-solicitation of competing proposals under the Merger Agreement and the process in the event that Two Harbors received a competing proposal. After the Two Harbors Board asked various questions of its advisors and Two Harbors management, and after further discussion, the Two Harbors Board unanimously determined that, while the Company C offer of December 17, 2025 was not a superior proposal, such offer could reasonably be expected to lead to a superior proposal and authorized Two Harbors’ management and advisors to enter into discussions with, and to pose further questions to, Company C to explore the possibility of the transaction with Company C.

In the evening of December 18, 2025, counsel to Company C sent a mark-up of the Merger Agreement to representatives of Jones Day and representatives of Jones Day provided a copy of the Two Harbors Disclosure Letter to the Merger Agreement to counsel to Company C.
On December 19, 2025, representatives of Two Harbors, Jones Day and Houlihan Lokey, prepared and sent a list of supplemental questions to counsel to Company C that were intended to provide the Two Harbors Board with additional information regarding Company C’s proposal, which questions sought additional information on how Company C intended to finance the transaction, inquired whether Company C would be willing to agree to a fixed price per share as of the signing rather than on an amount to be determined prior to closing in order to facilitate a comparison to the fixed exchange ratio agreed by UWM, requested information on the regulatory approvals that would be required and whether Company C contemplated taking any actions that could potentially delay receipt of the required approvals, sought confirmation that Company C would pay the termination fee in connection with any termination of the Merger Agreement and requested a list of any specific documents Company C needed to review prior to signing.
On December 20, 2025, representatives of Houlihan Lokey spoke with representatives of Company C and the financial advisor to Company C and discussed Company C’s unsolicited competing proposal, Company C’s plans for financing the transaction and whether Company C would be willing to agree to a fixed purchase price at signing.
On December 21, 2025, representatives of Company C informed Houlihan Lokey that Company C had determined not to further pursue a potential competing transaction involving Two Harbors, and, accordingly, Company C was discontinuing its evaluation of such a transaction. Company C had further informed Houlihan Lokey that Company C was not prepared to agree to a fixed price per share as of the signing, given the length of time and potential volatility in book value that Company C would be assuming, and that the requirement to obtain committed financing, above and beyond its existing secured financing lines and previously communicated sources of funding for the transaction, inclusive of redeeming the preferred stock at the time of closing (and the costs and expenses associated therewith), reduced the net value of the transaction to Company C. Later on December 21, 2025, Two Harbors management informed the Two Harbors Board of the further discussions with Company C and of Company C’s determination not to proceed with its competing proposal.
UWMC’s Reasons for the Merger
On December 16, 2025, after careful consideration, the UWMC Board unanimously (i) determined that the Merger Agreement and the other transactions contemplated therein, including the Merger and the UWMC Stock Issuance, are in the best interests of UWMC and its stockholders and (ii) approved the Merger Agreement and the other transactions contemplated therein, including the Merger and the UWMC Stock Issuance.
UWMC believes that the Merger will create sustainable long-term value for its stockholders. Key strategic benefits to UWMC include (not in any relative order of importance):
•	strengthening UWMC’s current market and competitive position as a world class complete mortgage company;
•
delivering UWMC’s stockholders a financially attractive transaction that is accretive to earnings and book value, provides an opportunity for meaningful expense and revenue synergies and is a deleveraging transaction that will be accretive to key credit metrics;

•
positioning UWMC to meaningfully accelerate its transition to in-house servicing for its $216 billion UPB MSR portfolio (as of September 30, 2025) through the addition of a best-in-class servicing platform which the UWMC Board believes will increase efficiencies, help lower servicing costs and deliver the best experience possible for UWM’s independent mortgage brokers and their borrowers;

•
extending UWMC’s leading industry positioning by expanding its servicing portfolio and capabilities, and positioning UWMC to deliver approximately $1 billion of recurring servicing revenues, on a pro forma basis;

•
expanding UWMC’s approach to a balanced and stable cash flow in all interest rate environments by adding a servicing portfolio with a low weighted average loan rate (3.58% as of September 30, 2025) to the continued opportunity for UWMC’s independent mortgage brokers to recapture origination from UWMC’s legacy MSR portfolio;

•
capitalizing on UWMC’s position as the largest home mortgage loan originator in the country with Two Harbors capital markets expertise to create significant opportunities for further capital efficiencies around financing, hedging and secondary markets;

•	providing the opportunity to realize meaningful cost and revenue synergies, on an annual basis, to help drive earnings accretion; and
•
materially increasing UWMC’s public float to approximately 513 million shares, or $2.6 billion based on the price of UWMC common stock on December 16, 2025, representing a 93% increase from UWMC’s current float.

Recommendation of the Two Harbors Board and Its Reasons for the Merger
By vote at a meeting held on December 17, 2025, after careful consideration, the Two Harbors Board unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, were advisable and in the best interests of, Two Harbors and its stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of TWO Common Stock at the Two Harbors special meeting; and (iv) resolved to recommend that Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Two Harbors Non-Binding Compensation Advisory Proposal and “FOR” the Two Harbors Adjournment Proposal.
In reaching its determination and recommendations, the Two Harbors Board evaluated the Merger Agreement and the other transactions contemplated therein in consultation with Two Harbors’ senior management and outside legal and financial advisors and carefully considered numerous factors that the Two Harbors Board viewed as supporting its decision, including, but not limited to, the following material factors:
Attractive Value of Consideration. The Two Harbors Board assessed the value and nature of the consideration to be received in the Merger by Two Harbors common stockholders, including:
•
The fact that the stock-for-stock merger structure will enable Two Harbors common stockholders to participate in post-closing value creation by the combined company, including dividends (if any), future earnings and expected future growth of the combined company;

•
The fact that the Merger Agreement provides for a fixed exchange ratio and that no adjustment will be made to the merger consideration to be received by Two Harbors common stockholders in the Merger as a result of possible changes in the market price of UWMC Class A Common Stock following the announcement of the transaction;

•
The implied value of the merger consideration of $11.94 per share of TWO Common Stock (based on the closing trading price of UWMC Class A Common Stock of $5.12 on December 16, 2025, the last trading day prior to the public announcement of the Merger), and the fact that this consideration represented a premium of approximately 21% over the volume weighted average price of TWO Common Stock for the 90 days ending on December 16, 2025 and a premium of approximately 20.5% over the closing price of TWO Common Stock on such date; and

•	The fact that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Anticipated Characteristics of the Combined Company. The Two Harbors Board considered the anticipated profile of the combined company in which Two Harbors common stockholders would receive shares, including the following:
•	The size and scale of the combined company’s servicing portfolio, which is expected to service over $400 billion in unpaid principal balance (UPB) of mortgage servicing rights (MSR);
•	The expectation that the transaction will be accretive to UWMC’s earnings per share immediately after closing;
•	The results of Two Harbors’ due diligence investigation of UWMC, which included a review of historical financial results and projections, and legal and other matters;
•
The expectation that the combined company will have a more stable cash flow and a stronger balance sheet than Two Harbors on a standalone basis, enhancing the relative ability of the combined company to weather changes in prevailing interest rates or declines in home prices and global economic uncertainty;

•	The expectation that the combined company will benefit from efficiencies and opportunities to leverage Two Harbors’ financing, hedging and secondary markets strategies together with UWMC’s scale;
•	The expectation that the combined company will be able to realize meaningful cost and revenue synergies; and

•
The transaction will materially increase UWMC’s public float to approximately 513 million shares, or $2.6 billion based on the price of UWMC common stock on December 16, 2025, representing a 93% increase from UWMC’s current float.

Consideration of Available Alternatives. The belief of the Two Harbors Board that the Merger is more attractive to Two Harbors than other available alternatives, including remaining as a standalone company, pursuing other acquisitions reasonably available to Two Harbors, or seeking a transaction with an alternative merger partner and that, as a result of the targeted bid process conducted by Two Harbors and its robust negotiations with multiple bidders, including UWMC, Two Harbors maximized stockholder value and obtained UWMC’s best and final offer;
Risks Associated with Operating as a Standalone Business. The risks inherent in operating as a standalone company, including:
•	Fluctuations in macroeconomic and U.S. residential real estate market conditions that can challenge the servicing revenues of Two Harbors;
•
The risk that Two Harbors may become less competitive, on a relative basis, compared with larger companies, given scale-related advantages available to larger companies, including with respect to cost savings achieved by larger companies through economies of scale; and

•
The fact that a significant portion of Two Harbors’ existing debt matures in the next few years, and the challenges to accessing, at attractive rates, new capital or debt required to refinance Two Harbors’ debt and support its future growth (including to acquire assets or drive growth opportunities);

Governance. The governance of the combined company, including that:
•	The Board of Directors of the combined company will include one member designated by Two Harbors; and
•
The existing UWMC management team has significant experience in all areas of mortgage loan operations, with a track record of success built on identifying opportunities, assessing risk and optimizing returns;

Opportunity to Receive Competing Proposals and to Terminate the Merger Agreement in Order to Accept a Superior Proposal. The Two Harbors Board considered the terms of the Merger Agreement related to Two Harbors’ ability to respond to unsolicited competing acquisition proposals, and believes that the provisions of the Merger Agreement would not deter or preclude third parties from making a competing proposal and that the Two Harbors Board would be able, under certain circumstances, to furnish information and enter into discussions and negotiations in connection with a competing proposal. In this regard, the Two Harbors Board considered that:
•	Experience demonstrates that an executed Merger Agreement is not a deterrent to potential alternative proposals;
•
Subject to compliance with the applicable provisions of the Merger Agreement, the Two Harbors Board may, before approval of the Merger by Two Harbors common stockholders, change its recommendation to Two Harbors common stockholders with respect to approval of the Merger if the Two Harbors Board determines in good faith, after consultation with its legal advisors, that failing to make a change in its recommendation would reasonably likely be inconsistent with the Two Harbors Board’s fiduciary duties;

•
Subject to its compliance with the applicable provisions of the Merger Agreement, the Two Harbors Board may terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal; and

•
The termination fee of $25.4 million is reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and would not discourage alternative acquisition proposals from credible third parties willing and able to make such proposals.

Receipt of Fairness Opinion from Houlihan Lokey. The Two Harbors Board considered the oral opinion rendered by Houlihan Lokey to the Two Harbors Board on December 17, 2025 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Two Harbors Board dated December 17, 2025), as to, as of such date, the fairness, from a financial point of view, to the holders of TWO Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, as more fully described under the heading “—Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey Capital, Inc.” beginning on page 53;

Terms of the Merger Agreement. The Two Harbors Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including:
•
The parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, and concluded that such terms are reasonable and fair to Two Harbors. The Two Harbors Board also reviewed and considered the conditions to the completion of the Merger, including regulatory approvals, which it believes are likely to be satisfied on a timely basis; and

•
The restrictions imposed on the conduct of Two Harbors’ business during the period between the execution of the Merger Agreement and the completion of the Merger, which the Two Harbors Board believed were reasonable and not unduly burdensome.

In the course of its deliberations, the Two Harbors Board also considered a variety of risks and other potentially negative factors, including the following:
•
Fixed Exchange Ratio. The Two Harbors Board considered that because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Two Harbors stockholders will bear the risk of a decrease in the trading price of UWMC Class A Common Stock during the pendency of the Merger and the Merger Agreement does not provide Two Harbors with a collar or a value-based termination right;

•
Risks Associated with the Pendency of the Merger. The Two Harbors Board considered the risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention, the potential negative impact of the pendency of the Merger on the business of each of Two Harbors and UWMC (including the potential loss of counterparties who may not be in favor of the combination or may not wish to do business with the combined company), the potential effect of the combination on the businesses of both companies following the closing of the Merger, and the restrictions on the conduct of Two Harbors’ business during the period between the execution of the Merger Agreement and the completion of the Merger;

•
Risks Related to Satisfaction of Closing Conditions. The risks that one or more of the conditions to the closing of the Merger may not be satisfied on a timely basis, if at all, including risks related to the receipt of regulatory approvals, and that the failure to complete the Merger in a timely manner or at all could have adverse effects on Two Harbors;

•
Possible Failure to Achieve Synergies. The potential challenges and difficulties in integrating the operations of Two Harbors and UWMC and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the Merger, might not be realized or might take longer to realize than expected;

•
Termination Fee. The Two Harbors Board considered that Two Harbors would be required to pay to UWMC a termination fee of $25.4 million in the event Two Harbors were to terminate the Merger Agreement in order for Two Harbors to enter into a superior proposal, should one be made, or if the Merger Agreement were to be terminated by UWMC in connection with a change in the Two Harbors Board’s recommendation to its stockholders with respect to adoption of the Merger Agreement;

•
Restrictions on Third-Party Discussions. The Two Harbors Board considered that the Merger Agreement required Two Harbors to terminate all discussions with potential alternative transaction counterparties while noting that Two Harbors would only have the right to respond to alternative proposals that might be made by such parties pursuant to and in accordance with the applicable terms of the Merger Agreement;

•
Minority Pro Forma Ownership in Controlled Company. The Two Harbors Board considered that, based on the implied value of the merger consideration as of December 16, 2025, Two Harbors common stockholders would own approximately 13% of UWMC after the Merger on a fully diluted basis. The Two Harbors Board also considered that the combined company would remain a controlled company following the closing of the Merger (with SFS Holding Corp. controlling approximately 79% of the combined voting power of all UWMC common stock), that UWMC’s controlled company status could negatively impact the trading profile of the combined company’s securities, and that Mr. Ishbia would continue to exercise significant influence over the combined company relative to other stockholders (including former Two Harbors stockholders);

•
Other Risks. The Two Harbors Board considered risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 28 and 19, respectively.

The Two Harbors Board believed that, overall, the potential benefits of the Merger to Two Harbors stockholders outweighed the potential risks and uncertainties of the Merger.
In addition, the Two Harbors Board was aware of and considered that Two Harbors directors and executive officers may have interests in the Merger that may be different from, or in addition to, their interests as stockholders of Two Harbors generally, as described below under the heading “—Interests of Two Harbors’ Directors and Executive Officers in the Merger” beginning on page 62.
The foregoing discussion of factors considered by the Two Harbors Board is not intended to be exhaustive and may not include all of the factors considered by the Two Harbors Board, but it includes the material factors considered by the Two Harbors Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Two Harbors Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Two Harbors Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Two Harbors Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Two Harbors Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Two Harbors’ management and outside legal and financial advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The reasoning of the Two Harbors Board and other information presented in this section is forward-looking in nature, and should be read in light of the factors set forth in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
For the reasons set forth above, the Two Harbors Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated therein, including the Merger, are advisable and in the best interests of, Two Harbors and its stockholders; (ii) duly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of TWO Common Stock at the Two Harbors special meeting; and (iv) resolved to recommend that Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement. The Two Harbors Board unanimously recommends that Two Harbors common stockholders vote “FOR” the Merger Proposal, “FOR” the Two Harbors Non-Binding Compensation Advisory Proposal and “FOR” the Two Harbors Adjournment Proposal.
Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey Capital, Inc.
On December 17, 2025, Houlihan Lokey orally rendered its opinion to the Two Harbors Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Two Harbors Board dated December 17, 2025) as to, as of such date, the fairness, from a financial point of view, to the holders of TWO Common Stock, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was furnished for the use of the Two Harbors Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of TWO Common Stock of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Two Harbors Board, Two Harbors, UWMC, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
•	reviewed a draft, dated December 16, 2025, of the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to Two Harbors and UWMC that Houlihan Lokey deemed to be relevant;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Two Harbors and UWMC made available to Houlihan Lokey by Two Harbors and UWMC, including financial projections prepared by the management of Two Harbors relating to Two Harbors (the “Two Harbors Projections”) and financial projections prepared by the management of UWMC relating to UWMC (the “UWMC Projections”);

•
spoke with certain members of the managements of Two Harbors and UWMC and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Two Harbors and UWMC, the Merger and related matters;

•	compared the financial and operating performance of Two Harbors and UWMC with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;
•	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for certain of Two Harbors’ and UWMC’s publicly traded equity securities and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Management of Two Harbors advised Houlihan Lokey, and at the Two Harbors Board’s direction Houlihan Lokey assumed, that the Two Harbors Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Two Harbors. In addition, at the Two Harbors Board’s direction, Houlihan Lokey assumed that the UWMC Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of UWMC as to the future financial results and condition of UWMC. At the Two Harbors Board’s direction, Houlihan Lokey assumed that the Two Harbors Projections and the UWMC Projections provided a reasonable basis on which to evaluate Two Harbors, UWMC and the Merger and Houlihan Lokey, at the Two Harbors Board’s direction, used and relied upon the Two Harbors Projections and the UWMC Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Two Harbors Projections, the UWMC Projections or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Two Harbors or UWMC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
In addition, Two Harbors advised Houlihan Lokey, and for purposes of its analyses and opinion Houlihan Lokey at the direction of the Two Harbors assumed, that (i) UWMC’s capital structure authorized four classes of common stock: UWMC Class A Common Stock, UWMC Class B Common Stock, UWMC Class C Common Stock and UWMC Class D Common Stock, (ii) each share of UWMC Class A Common Stock and UWMC Class B Common Stock had the same economic interest in UWMC, with UWMC Class A Common Stock having one vote per share and UWMC Class B Common Stock having 10 votes per share, (iii) UWMC Class C Common Stock and UWMC Class D Common Stock did not have any economic rights, but had one vote per share and 10 votes per share, respectively, (iv) pursuant to UWMC’s certificate of incorporation, only SFS Holding Corp. (“SFS Corp.”) and its stockholders were permitted to hold UWMC Class B Common Stock or UWMC Class D Common Stock, (v) SFS Corp. held Class B Common Units of UWM Holdings, LLC and an equal number of shares of UWMC Class D Common Stock (each, a “Paired Interest”), (vi) each Paired Interest could be exchanged at any time by SFS Corp. into, at the option of UWMC, either (a) cash or (b) one share of the UWMC Class B Common Stock, and (vii) each share of UWMC Class B Common Stock was convertible into one share of UWMC Class A Common Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party. Accordingly, for purposes of its analyses and opinion Houlihan Lokey, at Two Harbors’ direction, assumed that each share of UWMC Class A Common Stock, each share of UWMC Class B Common Stock and each Paired Interest had equivalent value.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof , and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the Two Harbors Board’s consent, that the Merger would qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Two Harbors or UWMC, or otherwise have an effect on the Merger, Two Harbors or UWMC or any expected benefits of the Merger that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Two Harbors, UWMC or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Two Harbors or UWMC was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Two Harbors or UWMC was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any view or opinion as to what the value of UWMC Common Stock or UWMC Preferred Stock actually would be when issued in the Merger or the price or range of prices at which TWO Common Stock, TWO Preferred Stock, UWMC Common Stock or UWMC Preferred Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the UWMC Common Stock to be issued in the Merger to holders of TWO Common Stock would be listed on the New York Stock Exchange.
Houlihan Lokey’s opinion was furnished for the use of the Two Harbors Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Two Harbors Board, Two Harbors any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Two Harbors Board, Two Harbors, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the

Preferred Merger Consideration, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Two Harbors, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for Two Harbors, UWMC or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of Two Harbors’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Two Harbors’ or such other party’s security holders or other constituents (including, without limitation, the fairness of the Exchange Ratio relative to the Preferred Merger Consideration or the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Two Harbors, UWMC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger (other than the Exchange Ratio to the extent expressly specified in Houlihan Lokey’s opinion), (vii) the solvency, creditworthiness or fair value of Two Harbors, UWMC or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Houlihan Lokey’s opinion did not address the individual circumstances of specific security holders with respect to control, voting or other rights, preferences, agreements, obligations, assets, liabilities, aspects or relationships which may distinguish such holders; the different voting or other non-economic attributes of the different classes of equity securities of Two Harbors or UWMC or any redemption or transfer restrictions, registration rights, tax protection rights, debt guarantee or other rights, restrictions or limitations or other non-financial factors that could impact the potential value of the shares of UWMC Class A Common Stock to be issued in the Merger pursuant to the Merger Agreement. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Two Harbors Board, on the assessments by the Two Harbors Board, Two Harbors and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Two Harbors, UWMC and the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Two Harbors or the Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Two Harbors Projections and the UWMC Projections and the implied Exchange Ratio reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Two Harbors and UWMC. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Two Harbors Board in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the Two Harbors Board or Two Harbors management with respect to the Merger or the Exchange Ratio. Under the terms of its engagement by Two Harbors, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Two Harbors Board, Two Harbors, UWMC, any security holder or creditor of Two Harbors or UWMC or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between Two Harbors and UWMC, and the decision to enter into the Agreement was solely that of the Two Harbors Board.
Material Financial Analyses
In preparing its opinion to the Two Harbors Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Two Harbors Board on December 17, 2025. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of December 16, 2025, and transaction values for the selected transactions analysis described below were based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of Two Harbors relied upon for the financial analyses described below were based on the Two Harbors Projections and the estimates of the future financial performance of UWMC relied upon for the financial analyses described below were based on the UWMC Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•	With respect to Two Harbors, stock price as a multiple of tangible book value per share as of September 30, 2025 (“Price / 9/30/25 Tangible Book Value Per Share”); and
•	With respect to UWMC, stock price as a multiple of estimated earnings per share for the year ending December 31, 2026 (“Price / 2026E Earnings Per Share”).
With respect to Two Harbors, the selected companies and corresponding financial data were:

Price/9/30/25 Tangible Book Value Per Share
Annaly Capital Management, Inc.	1.15x
Rithm Capital Corp.	0.92x
PennyMac Mortgage Investment Trust	0.81x
Cherry Hill Mortgage Investment Corporation	0.74x

High	1.15x
Mean	0.91x
Median	0.86x
Low	0.74x

With respect to UWMC, the selected companies and corresponding financial data were:

Price/2026E Earnings Per Share
Rocket Companies, Inc.	22.5x
PennyMac Financial Services, Inc.	8.4x
loanDepot, Inc.	15.0x

High	22.5x
Mean	15.3x
Median	15.0x
Low	8.4x

Two Harbors. Taking into account the results of the selected companies analysis of Two Harbors, Houlihan Lokey applied a selected range of 0.75x to 1.10x to Two Harbors’ tangible book value per share as of September 30, 2025.
UWMC. Taking into account the results of the selected companies analysis of UWMC, Houlihan Lokey applied a selected range of 10.0x to 13.0x to UWMC’s estimated 2026 earnings per share.
The selected companies analysis indicated an implied Exchange Ratio reference range of 1.17 to 2.24 shares of UWMC Common Stock for each share of TWO Common Stock, as compared to the Exchange Ratio of 2.3328 shares of UWMC Common Stock for each share of TWO Common Stock provided for in the Merger pursuant to the Merger Agreement.
Selected Transactions Analysis. With respect to Two Harbors, Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of Tangible Book Value and the selected transactions and corresponding low financial data were:

Date Announced	Target	Acquiror	Transaction Value/ Tangible Book Value
May 2023	Arlington Asset Investment Corp.	Ellington Financial Inc.	0.74x
November 2021	Mosaic RE Structured Finance Funds	Ready Capital Corporation	0.85x
July 2021	Capstead Mortgage Corporation	Benefit Street Partners Realty Trust, Inc	1.16x
December 2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation	0.97x
November 2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation	0.96x
May 2018	MTGE Investment Corp.	Annaly Capital Management, Inc.	1.00x
April 2018	CYS Investments, Inc.	Two Harbors Investment Corp.	1.05x

Transaction Value/ Tangible Book Value
High	1.16x
Mean	0.96x
Median	0.97x
Low	0.74x

Taking into account the results of the selected transactions analysis of Two Harbors, Houlihan Lokey applied a selected multiple range of 0.95x to 1.15x to Two Harbors’ tangible book value per share as of September 30, 2025. The selected transactions analysis of Two Harbors and the selected companies analyses of UWMC indicated an implied Exchange Ratio reference range of 1.49 to 2.34 shares of UWMC Common Stock for each share of TWO Common Stock, as compared to the Exchange Ratio of 2.3328 shares of UWMC Common Stock for each share of TWO Common Stock provided for in the Merger pursuant to the Merger Agreement.
Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Two Harbors and UWMC based on the Two Harbors Projections and the UWMC Projections, respectively. With respect to Two Harbors,

Houlihan Lokey applied a range of terminal value multiples of 0.75x to 1.10x to Two Harbors’ estimated 2029E tangible book value per share as and discount rates ranging from 10.5% to 12.5%. With respect to UWMC, Houlihan Lokey applied a range of terminal value multiples of 10.0x to 13.0x to UWMC’s estimated 2028E earnings per share and discount rates ranging from 10.5% to 12.5%. The discounted cash flow analysis indicated an implied Exchange Ratio reference range of 1.12 to 1.92 shares of UWMC Common Stock for each share of TWO Common Stock, as compared to the Exchange Ratio of 2.3328 shares of UWMC Common Stock for each share of TWO Common Stock provided for in the Merger pursuant to the Merger Agreement.
Other Matters
Houlihan Lokey was engaged by Two Harbors to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction. Two Harbors engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers, acquisitions, divestitures, leveraged buyouts, financings and financial restructurings. Pursuant to its engagement by Two Harbors, which fee is fee based on the value of the Merger (taking into account the value of the UWMC Class A Common Stock based on the average of the last sale or closing price for the ten trading days immediately prior to the Closing) (the “Transaction Fee”). Based on the average closing price of UWMC Class A Common Stock for the ten trading days ending on the record date, the Transaction Fee in the aggregate is currently estimated to total approximately $13.9 million. The actual Transaction Fee will depend on the trading price of UWMC Class A Common Stock during the ten trading days immediately prior to the Closing and may be higher or lower than this estimate. Payment of the Transaction Fee is contingent upon the consummation of the Merger. Houlihan Lokey also became entitled to a fee of $500,000 upon Houlihan Lokey’s engagement by Two Harbors and $1,250,000 upon Houlihan Lokey’s delivery of its opinion to the Two Harbors Board. Both such fees are creditable against the Transaction Fee. Two Harbors has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Two Harbors, UWMC, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to Two Harbors, for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, during the two years prior to the date of its opinion, having provided certain financial advisory services to Two Harbors in connection with its review of strategic alternatives and consideration of strategic transactions, for which Houlihan Lokey and its affiliates have received aggregate compensation of approximately $2,500,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Two Harbors, UWMC, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Two Harbors, UWMC, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Certain Unaudited Prospective Financial Information
Two Harbors does not, as a matter of course, publicly disclose long-term consolidated forecasts as to future performance, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the Two Harbors Board’s consideration of the transaction, Two Harbors’ management prepared certain unaudited financial projections regarding Two Harbors’ future performance for the fiscal years 2025 through 2029 on a standalone basis (the “Two Harbors Projections”) without giving effect to the Merger, and provided the Two Harbors Projections to the Two Harbors Board in connection with its evaluation of the proposed Merger and to Two Harbors’ financial advisor, Houlihan Lokey, as approved by Two Harbors for Houlihan Lokey’s use and reliance in connection with its financial analyses and opinion (see the section described above in this proxy statement/prospectus entitled “The Merger—Opinion of Two Harbors’ Financial Advisor” beginning on page 53 of this proxy statement/prospectus). See also the section entitled “The Merger—Background of the Merger” beginning on page 38.
UWMC does not, as a matter of course, publicly disclose long-term consolidated forecasts as to its future performance, earnings or other results, given among other reasons the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates in any forecast. As described in the section entitled “The Merger—Background of the Merger,” UWMC management prepared and provided to Two Harbors and Houlihan Lokey on December 11, 2025 certain unaudited prospective financial information of UWMC on a standalone basis for fiscal years 2026 through 2028 (the “UWMC Projections”). The UWMC Projections were provided to the Two Harbors Board in connection with its evaluation of the proposed Merger and to Houlihan Lokey, as approved by Two Harbors for Houlihan Lokey’s use and reliance in connection with its financial analyses and opinion.
None of the Two Harbors Projections or the UWMC Projections were prepared on the same basis as the historical pro forma financial information included in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”.
The summary of the Two Harbors Projections and the UWMC Projections is being included in this proxy statement/prospectus to give Two Harbors stockholders access to non-public information that was provided to the Two Harbors Board and Two Harbors’ financial advisor, Houlihan Lokey, for the purposes described above, and are not intended to influence your decision whether to vote in favor of the merger proposal or any other proposal at the special meeting. The inclusion of this information should not be regarded as an indication that any of Two Harbors, UWMC, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
While presented with numeric specificity, the Two Harbors Projections and the UWMC Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Two Harbors and UWMC, including, among others, assumptions related to Two Harbors’ and UWMC’s portfolio composition, performance, investment strategy and target leverage ratios, contractual obligations, prevailing and projected interest rates, operating expenses, the mortgage loan market, origination and servicing volumes, home prices, U.S. residential real estate market conditions, macroeconomic conditions, regulatory risks, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements”, “Where You Can Find More Information and Incorporation by Reference”, and “Risk Factors”, beginning on pages 28, 126 and 19, respectively. The Two Harbors Projections and the UWMC Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Two Harbors nor UWMC can give any assurance that the Two Harbors Projections or the UWMC Projections and the underlying estimates and assumptions will be realized. In addition, since the Two Harbors Projections and the UWMC Projections cover multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.
The Two Harbors Projections and the UWMC Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document for the Two Harbors Projections has been prepared by, and is the responsibility of, Two Harbors’ management. The prospective financial information included in this document for the UWMC Projections has been prepared by, and is the responsibility of, UWMC’s management. Neither Ernst & Young LLP, Deloitte & Touche LLP, nor any other independent accountant has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such prospective financial information and accordingly, neither Ernst & Young LLP, Deloitte & Touche LLP, nor any other independent accountant have expressed an opinion or any other form of assurance on such information or its achievability, and Ernst & Young LLP and Deloitte & Touche LLP assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Ernst & Young LLP and Deloitte & Touche LLP incorporated by reference into this proxy statement/prospectus relate to Two Harbors’ historical audited financial statements or UWMC’s historical audited financial statements, as applicable, and do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the Two Harbors Projections and the UWMC Projections do not take into account any circumstances or events occurring after the date they were prepared. Neither Two Harbors nor UWMC can give any assurance that, had the Two Harbors Projections or the UWMC Projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, neither Two Harbors nor UWMC intends to, and each of Two Harbors and UWMC disclaims any obligation to, make publicly available any update or other revision to the Two Harbors Projections or the UWMC Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. Neither the Two Harbors Projections nor the UWMC Projections take into account all the possible financial and other effects on Two Harbors or UWMC of the Merger, the effect on Two Harbors or UWMC of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, neither the Two Harbors Projections nor the UWMC Projections take into account the effect on Two Harbors or UWMC of any possible failure of the Merger to occur. None of Two Harbors, UWMC, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Two Harbors or UWMC stockholder or other person regarding Two Harbors’ or UWMC’s ultimate performance compared to the information contained in the Two Harbors Projections or the UWMC Projections or to the effect that the forecasted results will be achieved. The inclusion of the Two Harbors Projections and the UWMC Projections herein should not be deemed an admission or representation by Two Harbors, UWMC, or their respective advisors or any other person that they are viewed as material information of Two Harbors or UWMC, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing, and considering that the special meeting will be held several months after the Two Harbors Projections and the UWMC Projections were prepared, as well as the uncertainties inherent in any forecasted information, Two Harbors stockholders are cautioned not to place undue reliance on such information, and Two Harbors and UWMC urge all Two Harbors stockholders to review Two Harbors’ and UWMC’s most recent SEC filings for a description of the reported financial results of Two Harbors and UWMC, respectively. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 126.
Summary of Two Harbors Projections
Subject to the foregoing qualifications, the following table presents a summary of the Two Harbors Projections, based on information and assumptions that include, among others, assumptions related to Two Harbors’ portfolio composition (including investments in securities and MSR, and respective financing balances), performance, investment strategy and target leverage ratios, contractual obligations, prevailing and projected interest rates, operating expenses, the mortgage loan market and mortgage spreads, origination and servicing volumes, home prices, U.S. residential real estate market conditions, macroeconomic conditions, asset availability and regulatory risks.

	2025E	2026E	2027E	2028E	2029E
Operating Income(1) / Basic Common Share	$1.28	$1.34	$1.38	$1.39	$1.39
Common Dividends / Basic Share	$1.53	$1.37	$1.37	$1.37	$1.37
Common Book Value / Basic Share	$10.99	$10.95	$10.95	$10.96	$10.98
(1)	Reflects operating income after dividends on shares of TWO Preferred Stock.
Summary of UWMC Projections
UWMC took into consideration the following industry projections for 2026 through 2028 set forth in the Mortgage Bankers Association’s “MBA Mortgage Finance Forecast of November 18, 2025” (the “MBA Report”), which is a publicly-available leading third party industry publication, that provides macroeconomic assumptions about the mortgage industry as a whole. UWMC reviewed the reasonableness of the macroeconomic assumptions below which were set forth in the MBA Report and the potential impact thereof on mortgage originations. While UWMC believes the use of such information and assumptions to be reasonable for preparation of the UWMC Projections, these assumptions may vary significantly due to subsequent events and circumstances.

Metric	2026E	2027E	2028E
10-Year Treasury Note Yield	4.2%	4.4%	4.6%
30-Year Fixed Mortgage Rate	6.4%	6.4%	6.5%

Metric	2026E	2027E	2028E
Federal Funds Rate	3.375%	3.375%	3.375%
National Home Price Appreciation.	(0.3)%	0.1%	1.6%
Unemployment Rate	4.6%	4.5%	4.3%
Total Mortgage Originations(1) ($ in billions)	$2,200	$2,200	$2,200
(1)	Refers to the projected dollar volume of single family first lien mortgage originations (both purchase and refinance) in the U.S.
In addition, UWMC used the following assumptions about the UWMC business. These assumptions were based on UWMC’s expectations regarding its ability to capitalize on its investments in technology and people to continue its market share growth and the impact of its initiatives and market share growth on gain margin:

Metric	2026E	2027E	2028E
UWMC’s Market Share of Total Industry Mortgage Originations	9.0%	9.5%	10.0%
UWMC Total Production ($ in billions)(1)	200	210	220
Total Gain Margin (bps)	125	130	135
Beginning MSR UPB (billions)(2)	242.9	237.8	241.0
Team Member Count(3)	9,200	9,200	9,200

(1)
Calculated based on Total Mortgage Originations from the MBA Report and UWMC’s market share. To the extent that the MBA Report’s forecast is higher or lower than actual mortgage originations, UWMC expects that its total production, total gain margin, total revenue and pre-tax income will adjust accordingly.

(2)	Assumes MSR sales of $162.9 billion in each year.
(3)	The Team Member Count was held constant in large part due to the strategy of bringing servicing in-house.
Subject to the foregoing qualifications and assumptions, the following table presents a summary of the UWMC Projections:

Metric	2026E	2027E	2028E
(amounts in millions)
Total Revenue	$3,874	$4,149	$4,429
Pre-Tax Income(1)(2)	$857	$1,084	$1,220
Shares Outstanding(3)	1,608.8	1,613.8	1,619.8

(1)
UWMC’s historical reported net income does not reflect the income tax provision that would otherwise be reflected if 100% of the economic interest of United Wholesale Mortgage, LLC was owned by UWMC. Accordingly for purposes of preparing the UWMC Projections, UWMC did not include an estimated tax provision, as the actual income tax provision will vary based, in part, on UWMC’s economic ownership percentage in United Wholesale Mortgage, LLC.

(2)
Assumes only changes in MSR fair value due to portfolio run-off and prepayments and MSR sale transaction costs. Projections of pre-tax income do not include the impact of any changes in MSR fair value due to changes in valuation inputs and assumptions, which are highly dependent on changes in market interest rates, such as changes in the discount rate, prepayment speeds, and cost of servicing.

(3)
Based on the estimated number of weighted average shares of Common Stock outstanding as of December 31, 2025 (assuming 100% exchange of UWMC Class D Common Stock to UWMC Class A Common Stock), adjusted for scheduled vesting of currently outstanding RSUs.

Directors and Management of UWMC After the Merger
The Merger Agreement provides that, upon and immediately after the Effective Time, the board of directors of UWMC will be increased to eleven members and will include all the current ten directors of the UWMC Board and one additional independent director to be designated by the Two Harbors Board prior to the Closing Date.
Each of the executive officers of UWMC immediately prior to the Effective Time will continue as an executive officer of UWMC following the Effective Time.
Interests of Two Harbors’ Directors and Executive Officers in the Merger
Overview
In considering the recommendation of the Two Harbors Board to approve the Merger Proposal and the Two Harbors Non-Binding Compensation Advisory Proposal, Two Harbors common stockholders should be aware that directors and executive officers of Two Harbors have interests in the Merger that may be different from, or in addition to, the interests of Two Harbors Common stockholders generally. These interests are described in more detail below and, with respect to the named executive officers of Two Harbors, are quantified in the tables below.

The Two Harbors Board was aware of, and considered the interests of, its directors and executive officers in evaluating and reaching its decision to approve the Merger and the transactions contemplated by the Merger Agreement, in determining that such transactions are advisable, fair and in the best interests of Two Harbors’ common stockholders, and in resolving to recommend that Two Harbors’ common stockholders vote to approve the Merger Proposal and the Two Harbors Non-Binding Compensation Advisory Proposal.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
(1)	The Effective Time occurs on January 30, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section.
(2)
Each executive officer experiences a termination of employment by Two Harbors or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time.

(3)
The relevant per share value of TWO Common Stock is $11.23 (which is the average closing price of a share of UWMC Class A Common Stock over the first five business days following the first public announcement of the Merger, multiplied by the Exchange Ratio of 2.3328, rounded to the nearest cent).

Treatment of Two Harbors Equity Awards
At the Effective Time and in accordance with the Merger Agreement, each TWO Harbors RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock subject to such Two Harbors RSU immediately prior to the Effective Time.
At the Effective Time and in accordance with the Merger Agreement, each TWO Harbors PSU that is outstanding as of immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock subject to such Two Harbors PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance determined by the Two Harbors Board (as constituted immediately prior to the Effective Time) as if the Closing Date was the last day of the applicable performance period.
At the Effective Time and in accordance with the Merger Agreement, each Two Harbors RSA that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such Two Harbors RSAs shall have the right to receive the Common Merger Consideration with respect to each share of TWO Common Stock that so vests.
Payment of the Common Merger Consideration in respect of Two Harbors RSUs and Two Harbors PSUs will be made without interest and less applicable withholdings, as soon as reasonably practicable, but no later than 15 calendar days, after the Effective Time.
Two Harbors’ executive officers currently hold Two Harbors RSUs and Two Harbors PSUs, and Mr. Greenberg also holds Two Harbors RSAs. Two Harbors’ non-employee directors currently hold Two Harbors RSUs.
For an estimate of the amounts that would be payable to each of Two Harbors’ named executive officers (each, individually, a “NEO” and collectively, the “NEOs”) in respect of their outstanding Two Harbors Equity Awards upon the completion of the Merger, see the section entitled “—Quantification of Payments and Benefits to Two Harbors’ Named Executive Officers” below. The estimated aggregate value payable in respect of Two Harbors Equity Awards held by Two Harbors’ one executive officer who is not a current NEO is $856,860, and the estimated aggregate value payable in respect of Two Harbors RSUs held by Two Harbors’ eight (current and former) non-employee directors is $959,300. Depending upon when the Merger is completed, certain Two Harbors Equity Awards that are outstanding as of the date of this proxy statement/prospectus may vest and be settled pursuant to their terms, independent of the Merger. The actual value payable in respect of the Two Harbors Equity Awards therefore cannot be determined with any certainty until the Merger is completed.

Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, for a period of six years from the Effective Time, UWMC and the surviving entity will indemnify all present and former directors, officers and fiduciaries of any employee benefit plan of Two Harbors or any of its subsidiaries, or those who served at the request of Two Harbors, or any of its subsidiaries, as an officer, director, or fiduciary of any employee benefit plan of any of Two Harbors’ subsidiaries for losses, claims, damages, costs, fines, penalties, expenses, liabilities or judgments or amounts that are based, in whole or in part, on the fact that such person is or was a director, officer or fiduciary of an employee benefit plan of Two Harbors or any of its subsidiaries, or serving at the request of Two Harbors or any of its subsidiaries as a director, officer or fiduciary of an employee benefit plan (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent permitted under applicable law.
In addition, the Merger Agreement also generally requires UWMC and the surviving entity to maintain, for a period of six years from the Effective Time, “tail” director and officer liability coverage for the benefit of the directors and officers of Two Harbors and its subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons than, the director and officer liability insurance coverage currently maintained by Two Harbors (as long as the annual premium does not exceed 300% of the annual premium under Two Harbors’ existing policies).
Severance Benefits Plan
Two Harbors maintains the Two Harbors Investment Corp Severance Benefits Plan (as amended and restated, the “Severance Benefits Plan”), which covers the executive officers and certain other key employees of Two Harbors. Upon a termination of an executive officer’s employment by Two Harbors (or its successor) without “cause” or upon a termination of employment by the executive officer for “good reason” (as described below) within two years following a change of control of Two Harbors (a “Qualifying Termination”), such executive officers would be entitled to the following benefits under the Severance Benefits Plan:
•
a cash severance payment equal to 2.5 times the executive officer’s compensation in the case of Two Harbors’ CEO, Mr. Greenberg, or 2 times the executive officer’s compensation, in the case of Two Harbors’ other non-CEO executive officers, paid in substantially equal installments in accordance with payroll procedures. For these purposes, “compensation” generally means the sum of: (a) the participant’s annualized base salary (either at termination or on the date of the change in control, if higher), plus (b) the participant’s target bonus opportunity (either at the time of termination or during the year of the change in control, if higher);

•
a pro-rata annual cash incentive award for year of termination, assuming achievement of any individual performance metrics at the “target” level, and the achievement of any corporate performance metrics at the greater of the “target” or actual levels, paid in a lump sum at the time cash incentives are normally paid;

•	fully subsidized health, dental, and vision COBRA coverage for up to 18 months following the executive officer’s termination; and
•	up to $25,000 in outplacement services.
The Severance Benefits Plan also provides for the reimbursement of participants’ legal fees in disputes regarding the Severance Benefits Plan during the two-year period following a change of control, regardless of the outcome, provided the claim was not frivolous or maintained in bad faith. The Merger is expected to constitute a “change of control” for purposes of the Severance Benefits Plan. During the two-year period following a change of control of Two Harbors, Two Harbors is prohibited from terminating or amending the Severance Benefits Plan if such amendments would adversely affect employees covered by the Severance Benefits Plan. For purposes of the Severance Benefits Plan:
•
“Cause” generally means: (i) engaging in willful or gross misconduct in the performance of participant’s duties to Two Harbors; (ii) engaging in willful or gross neglect in the performance of one’s duties to Two Harbors; (iii) repeatedly and willfully failing to adhere to the reasonable directions of superiors or the Two Harbors Board or repeatedly and willfully violating the material written policies of the Two Harbors or its affiliates; (iv) committing acts satisfying the elements of (A) any felony, (B), any crime of moral turpitude, deceit, dishonest or fraud, or (C) any crime involving the Two Harbors or its affiliates; (v) engaging in fraud, misappropriation, or embezzlement; (vii) a material breach by the participant of any employment, confidentiality, assignment of inventions or restrictive covenants agreement (if any) with Two Harbors; or (viii) engaging in any act or omission of willful misconduct or gross negligence which results in actual and material harm to the business or financial reputation of Two Harbors or its affiliates.

•
“Good reason” generally means, subject to certain notice and cure rights, and without the participant’s written consent: (i) the material diminution or reduction of the participant’s authority, duties or responsibilities (provided that: (A) the material diminution or reduction is not the result of substantial underperformance of the participant’s duties or responsibilities, as reasonably determined in good faith by Two Harbors or the plan administrator; and (B) neither the participant’s change of title, nor a change in the person or entity to whom a participant reports, shall by themselves constitute a material diminution or reduction); (ii) Two Harbors’ relocation of the participant’s principal work location assignment by more than 50 miles from the participant’s then current assigned principal work location; (iii) material reduction of base salary or target incentive compensation opportunity (exclusive of any across the board reductions); or (iv) material breach by Two Harbors of any written employment agreement between a participant and Two Harbors or its affiliates.

Benefits under the Severance Benefits Plan are subject to a “best net” cutback with respect to Section 280G of the Code, whereby, in the event that it is determined that any payment or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, such payments and benefits may be reduced to the extent necessary so that no portion of the payment or benefit, as so reduced, is subject to excise tax under Section 4999 of the Code (provided that the payment of such reduced amount results in the receipt by the executive of a greater after-tax payment than if the payment was simply made to the executive in full).
A participant’s entitlement to severance benefits under the Severance Benefits Plan is generally conditioned on his or her execution and non-revocation of a separation and release agreement that includes (among other things) customary restrictive covenants, as well as a customary release of claims in favor of Two Harbors (or its successor).
For estimates of the amounts that would be payable to each of Two Harbors’ NEOs pursuant to the Severance Benefit Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time, see the section entitled “—Quantification of Payments and Benefits to Two Harbors’ Named Executive Officers” below. The estimated aggregate amount that would be payable to Two Harbors’ one executive officer who is not an NEO under the Severance Benefits Plan upon a Qualifying Termination of employment that occurs immediately following the Effective Time (assuming the effective time occurs on January 30, 2026) is $1,691,742. The quantifications set forth in this paragraph are based upon compensation levels in effect as of the date of this proxy statement/prospectus and COBRA premiums in effect on January 30, 2026.
Bonus Amounts
Pursuant to the Merger Agreement, any cash bonus, sales and other incentive plan amounts with respect to the performance period in which the Effective Time occurs will be paid to the eligible employees in a prorated amount assuming achievement at the greater of target or actual level of performance as of the date of the Merger. Such amounts are to be paid at the time such bonus, sale or incentive amounts would normally be paid. A portion of the executive officers’ compensation includes an annual cash incentive that is subject to this requirement, and as a result, the executive officers will be entitled to receive a prorated annual cash incentive for the performance period in which the effective time occurs. If the Effective Time occurs on January 30, 2026 and assuming achievement of target performance, the estimated aggregate amount that would be payable to Two Harbors’ 6 current executive officers is $422,055.
Other Compensation Matters
In addition to the payments, benefits, and actions described above and below, under the terms of the Merger Agreement, Two Harbors may take certain compensatory actions prior to the completion of the Merger that will affect Two Harbors’ directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above and in the section entitled “—Quantification of Payments and Benefits to Two Harbors’ Named Executive Officers” below. Among other actions, Two Harbors may make certain ordinary-course equity grants to its executive officers, grant cash-based retention awards, and take certain additional tax planning purposes with respect to Sections 280G and 4999 of the Code.
Quantification of Payments and Benefits to Two Harbors’ Named Executive Officers
This section, including the table below entitled “Golden Parachute Compensation,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the NEOs that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the compensation payable to the NEOs identified in Two Harbors’ most recent proxy statement, filed in connection with Two Harbors’ 2025 annual meeting of its stockholders, that is related to the Merger.
This includes Two Harbors’ principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of the end of Two Harbors’ 2024 fiscal year, and one additional individual who would have been among such three most highly compensated executive officers but for the fact that she was no longer serving as an executive officer at fiscal year-end. For purposes of the below disclosure, we refer to NEOs who are employed with Two Harbors as of the date of this proxy statement/prospectus as the “current NEOs.” The “golden parachute” compensation payable to the NEOs is subject to a non-binding advisory vote of Two Harbors’ common stockholders.
The amounts indicated below are estimates of amounts that would be payable to the NEOs, and such estimates are based on assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any NEO may differ in material respects from the amounts set forth below.
The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the Code Section 280G “best net” cutback, or any legal fees that may be owing to an NEO in the event of a dispute regarding their benefits under the Severance Benefits Plan, in each case as described above under “—Severance Benefits Plan.” In addition, the table below does not include amounts that Two Harbors’ NEOs were already entitled to receive or vested in as of the date of this proxy statement/prospectus.
Assumptions
Unless otherwise indicated, the amounts set forth in the table below have been calculated assuming that:
(1)	the Effective Time occurs on January 30, 2026, which is the assumed date of the Effective Time solely for purposes of this Merger-related compensation disclosure;
(2)
each NEO experiences a termination of employment by Two Harbors or its successor without “cause” or by the officer for “good reason” (as such terms are defined in the Severance Benefits Plan) immediately following the Effective Time (each, referred to as a “Qualifying Termination”);

(3)
the relevant per share value of TWO Common Stock is $11.23 (which is the average closing price of a share of UWMC Class A Common Stock over the first five business days following the first public announcement of the Merger, multiplied by the Exchange Ratio of 2.3328, rounded to the nearest cent);

(4)
quantification of the value to be delivered in respect of Two Harbors Equity Awards is calculated based on the unvested Two Harbors Equity Awards held by each current NEO as of January 30, 2026, the latest practicable date before the filing of this proxy statement/prospectus and assumes that such awards remain unvested and outstanding as immediately prior to the Effective Time; and

(5)
quantification of severance entitlements is based on each current NEO’s compensation (including base salary and target annual cash incentive opportunity) and benefit levels in effect on January 30, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus.

Depending upon when the Merger is completed, certain awards that are outstanding as of the date hereof and included in the table below may vest pursuant to their terms, independent of the Merger. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Treatment of Two Harbors Equity Awards” and “—Severance Benefits Plan” above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
William Greenberg	7,664,384	6,737,495	70,004	14,471,883
William Dellal	2,041,096	851,492	64,347	2,956,935
Nicolas Letica	3,871,507	3,942,134	59,483	7,873,124
Rebecca B. Sandberg	2,405,479	2,176,273	70,004	4,651,757
Robert Rush	1,884,932	1,236,749	70,004	3,191,684
Mary Riskey*	—	407,952	—	407,952

*
Ms. Riskey departed Two Harbors in 2024. Ms. Riskey is not entitled to any payments in connection with the Merger, other than (i) payments in respect of certain Two Harbors RSUs and Two Harbors PSUs held by Ms. Riskey, and (ii) payments which Ms. Riskey may receive in her capacity as a Two Harbors common stockholder, to the extent applicable.

(1)
Cash. The estimated amounts listed in this column include the following cash severance amounts payable to each NEO upon a Qualifying Termination within two years following the Effective Time: (i) a cash severance payment based on a multiple (2.5x for Mr. Greenberg and 2.0x for the other NEOs) of the named executive officer’s base salary and target annual bonus pursuant to the Severance Benefits Plan paid in installments over the severance period (30 months for Mr. Greenberg and 24 months for the other NEOs); and (ii) a pro-rata bonus payment for the year of the Qualifying Termination pursuant to the Severance Benefits Plan, paid in a lump sum at the time such bonuses are normally paid (assuming achievement at target level). Cash severance payments under the Severance Benefits Plan are “double-trigger” in that they would be paid to a current NEO only if such NEO experiences a Qualifying Termination within the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants. For additional information see “—Severance Benefits Plan” above. The estimated amounts listed in this column do not include the single-trigger payment of the pro-rata bonus described in “—Bonus Amounts”, above, because the pro-rata bonus payment under the Severance Benefits Plan has been included. The table below provides further information regarding the amounts included in this column for each NEO:

Name	Cash Severance ($)	Pro Rata Bonus ($)	Total ($)
William Greenberg	7,500,000	164,384	7,664,384
William Dellal	2,000,000	41,096	2,041,096
Nicolas Letica	3,770,000	101,507	3,871,507
Rebecca B. Sandberg	2,350,000	55,479	2,405,479
Robert Rush	1,850,000	34,932	1,884,932
Mary Riskey	—	—	—

(2)
Equity. The amounts listed in this column represent the estimated value of Two Harbors Equity Awards held by each NEO that, as a result of the Merger, will be automatically canceled and converted into the right to receive the Common Merger Consideration, as set forth in more detail in the table below. With respect to Two Harbors PSUs, these amounts include the value of any dividend equivalent rights credited prior to January 30, 2026. These amounts are all considered “single trigger” benefits because they will vest solely upon a change in control of Two Harbors pursuant to the terms of the Merger Agreement. For additional information, please see the section entitled “—Treatment of Two Harbors Equity Awards” above.

Name	Aggregate Value of Outstanding Two Harbors RSUs ($)	Aggregate Value of Outstanding Two Harbors PSUs ($)	Aggregate Value of Outstanding Two Harbors RSAs ($)	Total ($)
William Greenberg	1,521,710	3,479,694	1,736,091	6,737,495
William Dellal	851,492	—	—	851,492
Nicolas Letica	2,394,112	1,548,022	—	3,942,134
Rebecca B. Sandberg	1,299,569	876,704	—	2,176,273
Robert Rush	716,227	520,522	—	1,236,749
Mary Riskey	79,250	328,702	—	407,952

(3)
Perquisites/Benefits. Benefits in this column include the continuation of subsidized health, dental, and vision COBRA coverage, as well as outplacement services, for each NEO upon a Qualifying Termination within two years following the Effective Time under the Severance Benefits Plan. The current NEOs are eligible for continued health, dental, and vision COBRA coverage for a period of up to 18 months, with full payment of applicable premiums by Two Harbors (or its successor) during such time (Mr. Greenberg – $45,004; Mr. Dellal – $39,347; Mr. Letica – $34,483; Ms. Sandberg – $45,004; and Mr. Rush – $45,004). For purposes of this column, it is assumed that each current NEO will utilize COBRA coverage for 18 months and outplacement services with a total value of $25,000. However, the amount of COBRA coverage and outplacement services actually utilized by an applicable NEO cannot be determined at this time. The amounts for COBRA coverage are based on the COBRA premium in effect on January 30, 2026. The amounts included in this column are “double trigger” payments which become payable only in connection with a Qualifying Termination during the time period specified above and are subject to the NEO signing a release of claims and complying with certain restrictive covenants. For additional information, see “—Severance Benefits Plan.”

Regulatory Approvals Required for the Merger
HSR Act
The Merger is subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the DOJ and the FTC, and the HSR Act waiting period is terminated or expires. On January 26, 2026, UWMC and Two Harbors filed their respective requisite notifications and report forms under the HSR Act. The HSR waiting period commenced on January 26, 2026.
Additional Regulatory Conditions to Closing
The completion of the Merger is further conditioned upon (i) obtaining the consents or approvals of Fannie Mae, Freddie Mac, Ginnie Mae, the VA and the USDA and (ii) as a result of the contemplated change in ownership of Two Harbors, obtaining consents from or providing notice to the states in which Two Harbors operates in accordance with such state regulatory requirements.
Accounting Treatment
UWMC and Two Harbors prepare their financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with UWMC considered as the accounting acquirer and Two Harbors as the accounting acquiree. Accordingly, consideration to be given by UWMC to complete the Merger will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Two Harbors based on their estimated fair values as of the date of the completion of the Merger, with any excess merger consideration being recorded as goodwill.
Appraisal Rights
Pursuant to the MGCL and the Two Harbors Charter, holders of TWO Common Stock and TWO Preferred Stock will not be entitled to appraisal rights, rights of objecting stockholders or dissenter’s rights in connection with the Merger.
Exchange of Shares of Stock in the Merger
UWMC has appointed Equiniti Trust Company to act as the exchange agent for the exchange of TWO Common Stock and TWO Preferred Stock for the Merger Consideration in accordance with the Merger Agreement.
On the Closing Date and prior to the Effective Time, UWMC or Merger Sub will deposit, or cause to be deposited, with the exchange agent, for the benefit of the former holders of shares of TWO Common Stock and TWO Preferred Stock, for issuance in accordance with the Merger Agreement, the number of shares of UWMC Class A Common Stock issuable to the holders of TWO Common Stock and the number of shares of UWMC Preferred Stock issuable to the holders of TWO Preferred Stock. UWMC will make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to the Merger Agreement and to make cash payments in lieu of fractional shares pursuant to the Merger Agreement. The surviving company will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares for the Merger Consideration.
As soon as practicable after the Effective Time, but in no event more than two business days after the Closing Date, UWMC will instruct the exchange agent to deliver to each record holder of, as of immediately prior to the Effective Time, shares represented by a certificate or certificates of TWO Common Stock or TWO Preferred Stock, as applicable (“Certificates”), or shares of TWO Common Stock or TWO Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares”), (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery will be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the exchange agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares for payment of the applicable Merger Consideration pursuant to the Merger Agreement.
Upon the surrender to the exchange agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the exchange agent or such other evidence, if any, required to be obtained by the exchange agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such Certificate or

Book-Entry Shares will be entitled to receive in exchange therefor (i) the applicable Merger Consideration to which such holder is entitled (which shares UWMC Class A Common Stock and UWMC Preferred Stock shall be in uncertificated book-entry form unless a physical certificate is requested by such holder), and (ii) a check or wire transfer in the amount equal to the cash payable to such holder in lieu of any fractional shares of UWMC Class A Common Stock and any dividends and other distributions in respect of the shares of UWMC Class A Common Stock pursuant to the Merger Agreement.
If payment of the applicable Merger Consideration is to be made to a person other than the record holder of such shares of TWO Common Stock or TWO Preferred Stock, it shall be a condition of payment that shares so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the applicable Merger Consideration to a person other than the registered holder of such shares surrendered or will have established to the satisfaction of the surviving company that such taxes either have been paid or are not applicable.
Dividends
Two Harbors pays regular quarterly dividend distributions to its stockholders. All dividend distributions are authorized by the Two Harbors Board, in its discretion, and depend on such items as Two Harbors’ REIT taxable income, financial condition, maintenance of REIT status, and other factors that the Two Harbors Board may deem relevant from time to time. The holders of TWO Common Stock share proportionally on a per share basis in all declared dividends on TWO Common Stock. Dividends cannot be paid on TWO Common Stock unless Two Harbors has paid full cumulative dividends on all classes of TWO Preferred Stock. Two Harbors intends to continue to pay quarterly dividends on TWO Common Stock and to distribute to Two Harbors common stockholders as dividends 100% of the Two Harbors REIT taxable income, on an annual basis. Since the first quarter of 2021, UWMC has paid a quarterly dividend on shares of UWMC Class A Common Stock of $0.10 per share. Two Harbors and UWMC plan to continue their respective current dividend policy with respect to each completed quarterly period until the Closing.
In addition, the Merger Agreement permits Two Harbors to continue to pay regular quarterly dividends, and any dividends or distributions necessary to maintain its REIT qualification under the Code and avoid the imposition of any corporate level tax or excise tax under the Code.
UWMC initiated a quarterly dividend on shares of UWMC Class A Common Stock in the first quarter of 2021. The dividend amount is reviewed each quarter and declared by the UWMC Board quarterly based on a number of factors, including, among other things, UWMC’s earnings, UWMC’s financial condition, growth outlook, the capital required to support ongoing growth opportunities and compliance with other internal and external requirements.
Listing of Shares of UWMC Class A Common Stock and UWMC Preferred Stock
It is a condition to the completion of the Merger that the shares of UWMC Class A Common Stock and the shares of UWMC Preferred Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
Deregistration of TWO Common Stock and TWO Preferred Stock
After the Merger is completed, the TWO Common Stock, TWO Series A Preferred Stock, TWO Series B Preferred Stock and TWO Series C Preferred Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Treatment of Existing Debt
In connection with the Merger, UWMC currently expects to maintain Two Harbors’ repurchase agreements, revolving credit facilities and warehouse lines of credit. UWMC currently expects that Two Harbors’ 9.375% Senior Notes due 2030 will remain outstanding after the Merger.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. You are urged to read this proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
The Merger Agreement and this summary of its terms have been included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger. They are not intended to provide you with any other factual or financial information about Two Harbors or UWMC or any of their respective affiliates or businesses. Information about Two Harbors and UWMC can be found elsewhere in this proxy statement/prospectus and in the other filings each of Two Harbors and UWMC has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 126.
The Merger Agreement contains representations, warranties and covenants made by each of the parties to the Merger Agreement solely for the benefit of the other parties and solely for the purposes contemplated in connection with the Merger Agreement and are subject to and qualified by important confidential disclosures which may not be expressed in the Merger Agreement or in other public disclosures by Two Harbors or UWMC, and other qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, stockholders of Two Harbors and UWMC, as well as any other person, should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for the principle purpose of allocating contractual risks among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally relevant to equityholders or applicable to reports and documents filed with the SEC. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information or new developments qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of the provisions should not be read alone, but instead read together with the information provided elsewhere in this proxy statement/prospectus and in the documents attached to or incorporate by reference into this proxy statement/prospectus.
Capitalized terms used in this proxy statement/prospectus but not otherwise defined will have their respective meanings set forth in the Merger Agreement.
The Merger
The Merger Agreement provides for the merger of Two Harbors with and into Merger Sub, an indirect, wholly owned subsidiary of UWMC. At the Effective Time, the separate corporate existence of Two Harbors will cease and Merger Sub will continue as the surviving company as an indirect, wholly owned subsidiary of UWMC.
Closing; Effective Time
The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or waiver of the losing conditions in the Merger Agreement, which are described under “Conditions to Complete the Merger” beginning on page 83 (other than those conditions which by their nature cannot be satisfied until the Closing Date, and which are required to be so satisfied or waived on the Closing Date) by the electronic exchange of documents and executed signature pages. The Merger will become effective at the later of the time of filing of the Certificate of Merger with the Delaware Secretary of State or the time that the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or such later date and time as shall be agreed to in writing by Two Harbors and UWMC and specified in the Certificate of Merger and the Articles of Merger.
Organizational Documents
At the Effective Time, the certificate of formation of Merger Sub will be amended and restated and, as so amended and restated, will be the certificate of formation of the surviving company. Also, at the Effective Time, the limited liability company agreement of Merger Sub will be amended and restated and, as so amended and restated, will be the limited liability company agreement of the surviving company.
Consideration for the Merger
Pursuant to the terms of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Two Harbors, UWMC, Merger Sub or any of their respective securities holders:
•
each share of TWO Common Stock (other than shares of TWO Common Stock held by Two Harbors as treasury shares (if any) or by UWMC or Merger Sub or by any whole owned subsidiary of UWMC, Merger Sub or Two Harbors) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive validly issued, fully-paid and nonassessable shares of UWMC Class A Common Stock equal to the Exchange Ratio and cash payable in lieu of fractional shares;

•
each share of TWO Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive one share of newly designated UWMC Series A Preferred Stock;

•
each share of TWO Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive one share of newly designated UWMC Series B Preferred Stock; and

•
each share of TWO Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive one share of newly designated UWMC Series C Preferred Stock.

The Merger Consideration will be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the TWO Common Stock, the TWO Preferred Stock or the UWMC Common Stock outstanding prior to the Effective Time.
No certificates or scrips representing fractional shares of TWO Common Stock will be issued with respect to the Merger, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a stockholder of UWMC or a holder of shares of UWMC Common Stock. Each holder of TWO Common Stock who would otherwise have been entitled to receive a fraction of a share of UWMC Common Stock will be entitled to receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of UWMC Common Stock, multiplied by the average of the volume weighted average price of one share of UWMC Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg L.P.
Tax Withholding
Payment of the Merger Consideration under the Merger Agreement is subject to applicable tax withholding requirements.
No Appraisal Rights
Holders of TWO Common Stock and TWO Preferred Stock will not be entitled to appraisal rights, rights of objecting stockholders or dissenter’s rights in connection with the Merger.
Exchange Procedures
UWMC has appointed Equiniti Trust Company, Two Harbors’ transfer agent, to act as the exchange agent for the exchange of TWO Common Stock for the Merger Consideration as well as the exchange of TWO Series A Preferred Stock, TWO Series B Preferred Stock and TWO Series C Preferred Stock for shares of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock, respectively.
Prior to the Effective Time, UWMC or Merger Sub will deposit or cause to be deposited with the exchange agent the shares of UWMC Common Stock, UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock issuable to the holders of TWO Common Stock, TWO Series A Preferred Stock, TWO Series B Preferred Stock and TWO Series C Preferred Stock, as applicable, in accordance with the Merger Agreement. UWMC will make available to the exchange agent, from time to time as needed, cash sufficient to make any payments in lieu of fractional shares of UWMC Common Stock and pay any dividends or other distributions declared or made on the UWMC Common Stock or UWMC Preferred Stock, as applicable, following the Merger.

As soon as practicable after the Effective Time, but in no event no more than two business days after the Closing Date, UWMC will instruct the exchange agent to mail to each record holder of shares of TWO Common Stock or TWO Preferred Stock as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of their shares for payment of the applicable Merger Consideration pursuant to the Merger Agreement. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s TWO Common Stock or TWO Preferred Stock, as the case may be, into the right to receive the applicable Merger Consideration and specify that delivery will be effected, and risk of loss and title to the shares of TWO Common Stock or TWO Preferred Stock, as applicable, will pass, only upon proper delivery of the certificates representing such shares (or an affidavit of loss in lieu of any certificate that has been lost, stolen or destroyed) to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures to be set forth in the letter of transmittal.
Upon surrender to the exchange agent of such a certificate (or affidavit of loss) properly endorsed or otherwise in proper form for transfer (or, in the case of book-entry shares, upon the book-receipt of an “agent’s message” by the exchange agent and/or such other evidence required by the exchange agent in connection with the surrender of such book-entry shares), together with the letter of transmittal duly completed and validly executed in accordance with its accompanying instructions, and such other documents required by the exchange agent, the holder of such certificate (or such book-entry shares) will be entitled to receive, in exchange therefor, payment of (i) the applicable Merger Consideration pursuant to the Merger Agreement, in whole numbers of shares of UWMC Common Stock, UWMC Series A Preferred Stock, UWMC Series B Preferred Stock or UWMC Series C Preferred Stock, as the case may be, and (ii) cash payable in lieu of any fractional shares of UWMC Common Stock and any dividends and other distributions on the UWMC Common Stock or UWMC Preferred Stock, as applicable, to which such holder may be entitled pursuant to the Merger Agreement, in each case, after giving effect to any required tax withholdings. All such surrendered share certificates (and book-entry shares) will be cancelled when exchanged as described above. No interest will be paid or accrue any part of the Merger Consideration.
Representations and Warranties
Two Harbors’ representations and warranties in the Merger Agreement relate to, among other things:
•	due organization, valid existence, and good standing;
•	power and authority;
•	due qualification and licensure;
•	organizational documents;
•	subsidiaries of Two Harbors;
•	capital structure and capitalization;
•	corporate power and authority and approvals with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger;
•	enforceability of the Merger Agreement;
•	absence of any breach of organizational documents, law or certain material agreements as a result of the transactions contemplated by the Merger Agreement;
•	consents from, filings with or notifications to governmental authorities required in connection with the consummation of the Merger;
•	Two Harbors’ SEC filings, financial statements, internal controls and related matters;
•	absence of any material adverse effect (as described in further detail under the heading “Material Adverse Effect” beginning on page 74);
•	no undisclosed liabilities;
•	information supplied in this proxy statement/prospectus;
•	compliance with applicable laws;
•	permitting matters;
•	employee benefit plans and other employee compensation and benefits matters;

•	labor and employment matters;
•	tax matters;
•	litigation proceedings and governmental orders;
•	intellectual property matters;
•	real property;
•	material contracts, including with respect to enforceability and breaches or defaults thereunder;
•	certain matters related to operations of the mortgage business of Two Harbors and its subsidiaries;
•	insurance;
•
receipt by the Two Harbors Board of the opinion of Two Harbors’ financial advisor, Houlihan Lokey Capital, Inc., which is described in further detail under the heading “Opinion of Two Harbors’ Financial Advisor, Houlihan Lokey Capital, Inc.” beginning on page 53;

•	broker’s, finder’s or other similar fees;
•	takeover statutes;
•	status under the Investment Company Act; and
•	absence of related party transactions.
UWMC’s and Merger Sub’s representations and warranties in the Merger Agreement relate to, among other things:
•	due organization, valid existence, and good standing;
•	power and authority;
•	due qualification and licensure;
•	organizational documents;
•	capital structure and capitalization;
•	corporate and entity power and authority and approvals with respect to the Merger Agreement and the transactions contemplated thereby, including the UWMC Stock Issuance and the Merger;
•	enforceability of the Merger Agreement;
•	absence of any breach of organizational documents, law or certain material agreements as a result of the transactions contemplated by the Merger Agreement;
•	consents from, filings with or notifications to governmental authorities required in connection with the consummation of the Merger;
•	UWMC’s SEC filings, financial statements, internal controls and related matters;
•	absence of any material adverse effect and other changes or events;
•	no undisclosed liabilities;
•	information supplied in this proxy statement/prospectus;
•	compliance with applicable laws;
•	permitting matters;
•	employee benefit plans and other employee compensation and benefits matters;
•	labor and employment matters;
•	tax matters;
•	litigation proceedings and governmental orders;
•	intellectual property matters;

•	real property;
•	material contracts, including with respect to enforceability and breaches or defaults thereunder;
•	insurance;
•	broker’s, finder’s or other similar fees;
•	takeover statutes;
•	status under the Investment Company Act;
•	ownership of Two Harbors’ capital stock;
•	formation of Merger Sub;
•	absence of related party transactions; and
•	status as a non-foreign person under applicable law.
The representations and warranties in the Merger Agreement will expire upon the effectiveness of the Merger.
Material Adverse Effect
Two Harbors and UWMC have qualified certain representations and warranties in the Merger Agreement by a materiality or “material adverse effect” standard. For the purposes of the Merger Agreement, a “material adverse effect” with respect to Two Harbors or UWMC means any fact, circumstance, occurrence, state of fact, effect, change, event or development (each referred to as an “effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, assets, or results of operations of such party, as applicable, together with its subsidiaries, taken as a whole, except that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:
•	general economic conditions (and changes in such conditions);
•
conditions (and changes in such conditions) in the securities, credit, currency or other financial markets (including mortgage backed securities markets), including (i) changes in interest rates and currency exchange rates and (ii) any general securities trading suspension on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the industries in which Two Harbors operates (including general market price changes and applicable regulatory changes affecting the industry);
•
political conditions (and changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics, disease outbreaks or other outbreaks of illness or public health events (including any escalation or general worsening thereof);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions;
•	changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);
•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated therein, including the identity of the other party and its respective affiliates;
•	any actions taken or failure to take action, in each case, which the other party, has requested;
•	compliance with the terms of, or the taking of any action expressly required by, the Merger Agreement;
•	the failure to take any action prohibited by the Merger Agreement;
•
any changes in such party’s stock price, dividends or stock trading volume, or any failure to meet analyst estimates or expectations on revenue, earnings or other financial performance or operating results for any period, or any failure to meet internal budgets, plans or forecasts for revenues, earnings or other financial performance or operating results (except that the facts or occurrences giving rise to or contributing to such changes or failures may be taken into account); or

•	any stockholder litigation proceedings against UWMC, Two Harbors or any of their directors or officers in connection with the Merger and the other transactions contemplated by the Merger Agreement.
To the extent any effect directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first six bullets has had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants that conduct business in the geographic regions and industries in which such party and its subsidiaries conduct business, such effect (if any) shall be taken into account when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur.
Conduct of Business by Two Harbors Pending the Merger
Under the terms of the Merger Agreement, Two Harbors has agreed that, except (a) as disclosed in Two Harbors’ disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law, or (d) as otherwise consented to by UWMC in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the period commencing with the date of the Merger Agreement and until the earlier to occur of the Effective Time and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), Two Harbors will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their businesses in all material respects in the ordinary course of business and preserve intact their present business organization and existing relationships with key business relationships, vendors and counterparties, and maintain all governmental authorizations, and Two Harbors will maintain its status as a REIT.
Two Harbors has also agreed that, except (a) as disclosed in Two Harbors’ disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law, or (d) as otherwise consented to by UWMC in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Two Harbors will not, and will not permit its subsidiaries to, take (or authorize, agree or commit to take) certain actions, including, among others, actions concerning the following matters (subject to certain other agreed upon exceptions set forth in the Merger Agreement):
•
dividends and other distributions, other than (i) those required by the organizational documents of Two Harbors or its subsidiaries, (ii) regular quarterly dividends (consistent with past practice), (iii) distributions to Two Harbors by its wholly owned subsidiaries, or (iv) distributions necessary for Two Harbors to maintain its REIT status and avoid or reduce certain corporate level tax or excise tax;

•	equity reclassifications;
•	equity purchases, redemptions and acquisitions, subject to certain exceptions as specified in the Merger Agreement;
•
offerings, issuances and sales of any capital stock of, or other equity interests in, Two Harbors or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement;

•	organizational document amendments;
•
mergers, consolidations or combinations with any person other than another wholly owned subsidiary of Two Harbors, or acquisitions of any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, subject to certain exceptions as specified in the Merger Agreement;

•	sales, leases and dispositions of any material portion of Two Harbors assets, subject to certain exceptions as specified in the Merger Agreement;
•	liquidation or dissolution;
•	changes in accounting principles, practices or methods not required by GAAP or applicable law;
•	certain material tax matters;

•
grants of increases in the compensation payable or to become payable to any of Two Harbors’ directors, executive officers or key employees making an annualized base salary of more than $475,000, in excess of 3% in the aggregate, except as required by applicable law or pursuant to a company plan existing as of the date of the Merger Agreement;

•	employment or severance or termination agreements with any director, executive officer or key employee making an annualized base salary of more than $475,000;
•
establishing any employee benefit plan which was not in existence or approved by the Two Harbors Board prior to the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder;

•	loans, advances, capital contributions and investments outside of the ordinary course of business;
•	certain litigation settlements (and offers and proposals relating thereto);
•	Two Harbors’ qualifications as a REIT;
•	indebtedness (including refinancings and prepayments), debt securities issuances and sales, and assumptions and guarantees outside of the ordinary course of business;
•	new material lines of business;
•	new material contracts, or amendments to existing material contracts amendments, outside of the ordinary course of business; and
•	capital expenditures in excess of $2,500,000 in the aggregate; and actions with respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.
Conduct of Business by UWMC Pending the Merger
Under the terms of the Merger Agreement, UWMC has agreed that, except (a) as disclosed in UWMC’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Two Harbors in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, UWMC will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course of business and preserve its present business organization substantially intact.
UWMC has also agreed, except (a) as disclosed in UWMC’s disclosure letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by Two Harbors in writing (which consent will not be unreasonably withheld, delayed or conditioned), that UWMC will not, and will not permit any of its subsidiaries to, take (or agree to take) certain actions during the Interim Period, including, among others, actions concerning the following matters (subject to certain other agreed upon exceptions set forth in the Merger Agreement):
•
dividends and other distributions, other than (i) dividends required by the organizational documents of UWMC or any of its subsidiaries, (ii) regular quarterly dividends (and corresponding distributions by UWM Holdings LLC) or (iii) distributions to UWMC by its wholly owned subsidiaries;

•
equity issuance and grants at a per-share price less than the net asset value of UWMC, other than UWMC Class A Common Stock and UWMC Class B Common Stock issuances upon exchange of the corresponding paired interests of UWM Holdings LLC pursuant to their organizational documents;

•	certain organizational document amendments;
•	mergers and consolidations, material acquisitions of a third party business, and entry into partnerships and joint ventures involving a material investment or expenditure;
•	sales, leases and dispositions of a material portion of UWMC’s assets or properties outside of the ordinary course of business;
•	liquidation or dissolution;

•	certain material changes in material accounting principles, practices or methods not required by GAAP or applicable law;
•	actions that would prevent or impede the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and
•
equity issuances, grants and sales (and offers and authorizations relating thereto), other than (i) upon vesting, settlement or lapse of outstanding UWMC equity awards, (ii) ordinary course award grants to employees, directors, officers and service providers under UWMC’s equity plan, and (iii) UWMC Class A Common Stock and UWMC Class B Common Stock issuances upon exchange of the corresponding paired interests of UWM Holdings LLC pursuant to their organizational documents.

Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of Two Harbors and UWMC will use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, as promptly as practicable, including (i) preparing and filing all necessary applications, notices, petitions, filings, and other documents and to obtain all waiting period expirations or terminations, consents, licenses, orders, registrations and permits necessary or advisable to be obtained from any third party and/or any governmental entity. Each of Two Harbors and UWMC will make its respective filings under the HSR Act as promptly as reasonably practicable (but in any event within 25 business days) after the date of the Merger Agreement.
Each of Two Harbors and UWMC will give any required notices to third parties and use, and cause each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger.
The Merger Agreement provides that, subject to the terms and conditions set forth therein, UWMC will, and will cause its affiliates to, use reasonable best efforts, and promptly take all steps necessary, to avoid or eliminate regulatory concerns or satisfy regulatory-imposed conditions to enable the parties to expeditiously consummate the transactions contemplated by the Merger Agreement, including:
•
proposing, negotiating, agreeing, accepting the imposition of, committing to and effecting, by consent decree, hold separate orders or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to UWMC’s or its affiliates’ ability to own or operate any assets, contracts, properties or businesses, including any subsidiary of Two Harbors or the equity interests thereof;

•
taking any and all steps necessary to vacate, modify or suspend any actual or reasonably foreseeable governmental order that would make the consummation of the transactions contemplated by the Merger Agreement illegal;

•
offering to, taking or committing to take, necessary actions that could limit or modify UWMC’s or its affiliates’ rights of ownership in, or ability to conduct the business of its operations, divisions, businesses, product lines, customers or assets including, after the closing, the business of Two Harbors; and

•
if required or reasonably requested by any governmental entity as a condition to, or to expedite the grant of, any consent with respect to any permits required to be held by Two Harbors or in connection with any unresolved examination or supervisory findings or directives, in each case relating to permits of UWMC or any of its affiliates and whether or not such matters arise from or relate to permits directly implicated by the transactions contemplated by the Meger Agreement.

However, UWMC and its affiliates are not required to propose, negotiate, offer to commit to, commit to or effect any of the foregoing actions that would in the aggregate result in, or be reasonably likely to result in, an adverse effect that is more than immaterial on the financial condition, business, assets or continuing results of operations of UWMC and its affiliates and subsidiaries, or the Two Harbors and its subsidiaries, in each case, taken as a whole, at or after the Effective Time. Further, UWMC will not and will cause its subsidiaries and affiliates not to enter into or consummate any transaction, agreement or arrangement that would reasonably be expected to prevent or delay UWMC or Two Harbors from obtaining any required consents, or prevent expiration of the waiting period under the HSR Act, permits required to be held by Two Harbors or any competition or foreign investment law applicable to the transactions contemplated by the Merger Agreement.

Competing Proposals
The Merger Agreement provides that, during the Interim Period, Two Harbors will, and will cause its subsidiaries and instruct its representatives to, immediately:
•	cease, and cause to be terminated, any discussion or negotiations with respect to a Two Harbors Competing Proposal (as defined below);
•	terminate all physical and electronic data room or analogous access previously granted in connection with a Two Harbors Competing Proposal;
•	request the prompt return or destruction of all non-public information concerning Two Harbors and its subsidiaries furnished in connection with a Two Harbors Competing Proposal, and
•	cease providing any further information with respect to Two Harbors and its subsidiaries in connection with, and any other information relating to, a Two Harbors Competing Proposal.
Except as expressly permitted by the Merger Agreement, during the Interim Period, Two Harbors will not, and will cause its subsidiaries and will instruct its representatives not to, directly or indirectly:
•
initiate, solicit, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Two Harbors Competing Proposal;

•
participate or engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Two Harbors Competing Proposal;

•
furnish any non-public information regarding, or access to the business, properties, assets, books or records or any personnel of, Two Harbors or its subsidiaries, in connection with or which could reasonably be expected to encourage a Two Harbors Competing Proposal;

•	enter or agree to enter into any agreement or understanding contemplating or providing for a Two Harbors Competing Proposal;
•
withdraw, change, modify or qualify the recommendation that the Two Harbors common stockholders approve the Merger and the other transactions contemplated by the Merger Agreement (the “Two Harbors Board Recommendation”) in a manner that could be adverse to UWMC or Merger Sub;

•	approve or adopt, or publicly recommend or publicly propose or announce any intention to approve or adopt, any Two Harbors Competing Proposal;
•	fail to include the Two Harbors Board Recommendation in this proxy statement/prospectus;
•
if a Two Harbors Competing Proposal is structured as a tender offer or exchange offer, fail to recommend against acceptance by Two Harbors’ common stockholders within 10 business days after commencement of such tender offer or exchange offer;

•
fail publicly to reaffirm the Two Harbors Board Recommendation within seven business days after the written request of UWMC following the public announcement of a Two Harbors Competing Proposal (or promptly after public announcement or disclosure of such Two Harbors Competing Proposal, if publicly announced or disclosed on or after the third business day prior to the date of the Two Harbors Stockholders Meeting); or

•	publicly declare advisable or propose to enter into, any agreement or understanding contemplating or providing for a Two Harbors Competing Proposal.
A “Two Harbors Competing Proposal” refers to any proposal or offer relating to any transaction or series of related transactions (other than transactions with UWMC or any of its subsidiaries) involving:
•
any acquisition or purchase by any person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Two Harbors, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Two Harbors;

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Two Harbors and a person or group pursuant to which Two Harbors stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or

•
any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 25% of the consolidated assets of Two Harbors and its subsidiaries (measured by the fair market value thereof).

During the Interim Period, Two Harbors will advise UWMC of the receipt of any Two Harbors Competing Proposal or any communication that would reasonably be expected to lead to a Two Harbors Competing Proposal or any request for non-public information or data made in connection with or that would reasonably be expected to lead to a Two Harbors Competing Proposal (in each case within 48 hours thereof), and Two Harbors will provide to UWMC (within such 48-hour time frame) either (i) a copy of any such Two Harbors Competing Proposal or (ii) a written summary of the material terms of such Two Harbors Competing Proposal, if such proposal is not made in writing. Two Harbors will promptly (and in any event within 48 hours) inform UWMC if Two Harbors determines to begin providing information or to engage in discussions or negotiations with any person concerning a Two Harbors Competing Proposal and keep UWMC reasonably informed at all times with respect to such Two Harbors Competing Proposal.
Superior Proposals
Two Harbors, directly or indirectly through one or more of its representatives, may prior to the approval of the Merger Proposal by the common stockholders of Two Harbors, in connection with a Two Harbors Competing Proposal (a) engage in discussions or negotiations with respect to such Two Harbors Competing Proposal and (b) furnish non-public information regarding Two Harbors or its subsidiaries, or access to the properties, assets or employees of Two Harbors or its subsidiaries, if Two Harbors receives a written, bona fide Two Harbors Competing Proposal that was not solicited at any time following the execution of the Merger Agreement; provided, however, that:
•
any non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may not be furnished until Two Harbors receives a confidentiality agreement, as contemplated by the Merger Agreement, and

•
prior to taking any such actions, the Two Harbors Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Two Harbors Competing Proposal is, or could reasonably be expected to lead to, a Two Harbors Superior Proposal (as defined below).

A “Two Harbors Superior Proposal” refers to a bona fide Two Harbors Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Two Harbors Board or any committee thereof determines in good faith after consultation with Two Harbors’ outside legal and financial advisors and after taking into account relevant legal, financial, regulatory and other aspects of such proposal, including whether the transactions contemplated by such proposal are reasonably capable of being consummated, would, if consummated in accordance with its terms, result in a transaction more favorable to the common stockholders of Two Harbors than the Merger (including taking into account any revisions to the terms and conditions of the Merger Agreement offered by UWMC in response to such Two Harbors Competing Proposal, as described below).
Prior to approval of the Merger Proposal by the common stockholders of Two Harbors, in response to a Two Harbors Competing Proposal, the Two Harbors Board may cause Two Harbors to effect a change in its Two Harbors Board Recommendation or terminate the Merger Agreement as provided therein, if prior to taking such action:
•
the Two Harbors Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Two Harbors Competing Proposal is a Two Harbors Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by UWMC in response to such Two Harbors Competing Proposal) and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law; and

•
Two Harbors gave notice to UWMC in accordance with the Merger Agreement that it has received such proposal, specifying the material terms and that Two Harbors intends to take such action, and allowed not less than three business days from the date on which such notice was given for UWMC to respond, and either:

•	UWMC has not proposed revisions to the terms and conditions of the Merger Agreement by the end of the three business day notice period, or
•
if UWMC within the three business day notice period has offered in writing revisions to the terms and conditions of the Merger Agreement, the Two Harbors Board (or any committee thereof) after consultation with its financial advisors and outside legal counsel, has determined in good faith that the Two Harbors Competing Proposal remains a Two Harbors Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law; provided, however, that each time any material modifications to the financial terms of a Two Harbors Competing Proposal are made, Two Harbors will be required to give a new notice to UWMC with a new notice period commencing (such new notice period being 24 hours), and Two Harbors will have to otherwise comply with all its obligations required in connection with the initial Two Harbors Competing Proposal again before Two Harbors may effect a change in its Two Harbors Board Recommendation to accept such Two Harbors Superior Proposal or terminate the Merger Agreement. Two Harbors must, if requested by UWMC, cause Two Harbors’ legal and financial advisors to engage in good faith negotiations with UWMC regarding compliant revisions to the Merger Agreement and to consider such revisions in good faith and determined in good faith that the Two Harbors Superior Proposal would continue to constitute a Two Harbors Superior Proposal if such proposed changes by UWMC to the Merger Agreement were to be given effect and that the failure to take such action would be reasonably likely to be inconsistent with the duties of the Two Harbors Board under applicable law.

Prior to receiving approval of the Merger Proposal from the Two Harbors common stockholders, Two Harbors may seek clarification from (but not engage in negotiations or discussions with or provide non-public information to) any person who has made a proposal or offer solely to clarify and understand the terms and conditions of such proposal or offer in order to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Two Harbors Superior Proposal, or may inform a proposing party of the terms of the restrictions in the preceding paragraphs. In either case, Two Harbors will supply a copy of such communication to UWMC within 48 hours thereof.
Further, the Two Harbors Board may, prior to receiving approval of the Merger Proposal by the common stockholders of Two Harbors change its Two Harbors Board Recommendation, other than in response to a Two Harbors Competing Proposal, if:
•	an intervening event (as defined in the Merger Agreement) has occurred;
•
the Two Harbors Board has determined in good faith, after consultation with outside legal counsel, that the failure to change its recommendation would be reasonably likely to be inconsistent with the directors’ duties under applicable law; and

•
Two Harbors has given notice to UWMC that it intends to change the Two Harbors Board Recommendation, in accordance with the Merger Agreement, and UWMC has not proposed revisions to the Merger Agreement within three business days, or if UWMC has proposed revisions to the Merger Agreement within such period, revisions do not eliminate the need for the Two Harbors Board to change the Two Harbors Board Recommendation.

Stockholder Meeting
Two Harbors will take all action necessary in accordance with applicable laws and its organizational documents to duly give notice of, convene and hold a meeting of its common stockholders for the purpose of obtaining the approval of the Two Harbors common stockholders of the Merger Proposal (the “Two Harbors Stockholders Meeting”), to be held as promptly as reasonably practicable following the registration statement, of which this proxy statement/prospectus forms a part, being declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 60 days thereof). Unless there has been a change in the Two Harbors Board Recommendation in accordance with the terms of the Merger Agreement, the Two Harbors Board must recommend that the Two Harbors common stockholders vote in favor of the Merger Proposal at the Two Harbors Stockholders Meeting and the Two Harbors Board must solicit from the Two Harbors common stockholders proxies in favor of the Merger Proposal, and this proxy statement/prospectus is required to include such recommendation of the Two Harbors Board.

Two Harbors (i) will be required to adjourn or postpone the Two Harbors Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Two Harbors common stockholders or (B) if, as of the time the Two Harbors Stockholders Meeting is scheduled, there are insufficient shares of TWO Common Stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the Two Harbors Stockholders Meeting, and (ii) may, and at the request of UWMC shall, adjourn or postpone the Two Harbors Stockholders Meeting if, as of the time for which the Two Harbors Stockholders Meeting is scheduled, there are insufficient shares of TWO Common Stock represented (either virtually or by proxy) to obtain the approval of the Two Harbors common stockholders. Notwithstanding the foregoing, the Two Harbors Stockholders Meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Two Harbors Stockholders Meeting was previously scheduled (it being understood that such Two Harbors Stockholders Meeting must be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Two Harbors Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist). However, the Two Harbors Stockholders Meeting will not be adjourned or postponed to a date on or after two business days prior to the End Date (as defined below). In the event of any postponement or adjournment in which there are insufficient shares of TWO Common Stock represented (either virtually or by proxy) to constitute a quorum or obtain the Two Harbors common stockholder approval, Two Harbors shall use reasonable best efforts to ensure such a quorum and approval at the Two Harbors Stockholders Meeting following such postponement or adjournment.
Two Harbors will use commercially reasonable efforts to promptly provide UWMC with all voting tabulation reports relating to the Two Harbors Stockholders Meeting as reasonably requested by UWMC and will otherwise keep UWMC reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Two Harbors common stockholders with respect thereto. Unless there has been a change in the Two Harbors Board Recommendation, Two Harbors and UWMC agree to cooperate in responding, and to use their reasonable best efforts to respond, as promptly as reasonably practicable, to any public statement by any of the Two Harbors common stockholders or any other person in opposition of the transactions contemplated by the Merger Agreement or otherwise intended to prevent the approval of Merger by the Two Harbors common stockholders.
Once Two Harbors has established the record date for the Two Harbors Stockholders Meeting, Two Harbors will not change such record date or establish a different record date for the Two Harbors Stockholders Meeting without the prior written consent of UWMC (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or Two Harbors’ organizational documents or in connection with a postponement or adjournment of the Two Harbors Stockholders Meeting as required or permitted by the Merger Agreement.
Unless the Merger Agreement has been terminated in accordance with Article VIII thereof, Two Harbors’ obligations to call, give notice of, convene and hold the Two Harbors Stockholders Meeting in accordance with the Merger Agreement shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Two Harbors Superior Proposal or Two Harbors Competing Proposal, or by any Two Harbors Board Change of Recommendation, or by the occurrence or disclosure of any intervening event.
Certain Employee Benefits Matters
Pursuant to the Merger Agreement, UWMC will cause each individual who is employed by Two Harbors and its subsidiaries as of the Effective Time and who continues to be employed by UWMC and its subsidiaries thereafter (each, a “continuing employee”) to be provided with: (i) for the one-year period following the Closing Date, base compensation (salary or wages, as applicable), and as applicable, annual bonus and incentive compensation opportunities, including the value of equity-based compensation, that are no less favorable, in each respect, than those in effect for such continuing employee immediately prior to the Merger, and (ii) from the Effective Time through the end of the calendar year in which the Closing Date occurs, employee benefits (including retirement plan participation but excluding severance benefits and supplemental pay, except as provided below) no less favorable than those in effect for the continuing employee immediately prior to the Merger, which will continue to be provided through the Two Harbors benefit plans.
From and after the Effective Time, each continuing employee will be given credit for their service with Two Harbors and its subsidiaries for all employee benefit plan purposes (other than to the extent it would result in a duplication of benefits), including vesting, eligibility and level of benefits under the applicable Two Harbors and UWMC benefit plans, to the same extent and for the same purpose that such service was taken into account under the applicable Two Harbors benefit plans prior to the Closing. UWMC, the surviving entity, or one of its subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by each continuing employee as of the Closing Date for the calendar year in which the Closing occurs.
From and after the Effective Time, UWMC will, or will cause the surviving entity and its subsidiaries to (i) waive any limitation on health and welfare coverage of any continuing employee and eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable UWMC or Two Harbors health and welfare benefit plan, to the same extent such conditions, periods or requirements had been satisfied or waived under the applicable Two Harbors benefit plan immediately prior to the Merger and (ii) credit the expenses of continuing employees that were credited toward applicable deductibles and annual out-of-pocket limits under the applicable Two Harbors benefit plan for the plan year in which the Closing Date occurs against satisfaction of any deductibles or out-of-pocket limits under such benefit plan for the plan year in which the Closing Date occurs.
If a continuing employee’s employment is terminated in connection with the Merger or during the period commencing on the Closing Date and ending on the 12-month anniversary of the Closing Date by UWMC (or its subsidiaries) without cause, UWMC will provide (or cause to be provided) certain severance benefits to such continuing employee in accordance with the terms of the Two Harbors severance guidelines applicable to such continuing employee as in effect prior to the Closing, and, to the extent applicable, the amount of such severance benefits will be calculated taking into account the continuing employee’s period of employment with Two Harbors and its affiliates prior to the Closing, and with UWMC and its affiliates on and after the Closing. UWMC will (or will cause the surviving entity to) honor the terms of the Severance Benefits Plan for continuing employees covered by such plan.
To the extent any bonus amounts under any cash bonus, sales and other incentive plans of Two Harbors and its subsidiaries with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, UWMC and the surviving company, as applicable, will cause all such bonus amounts to be calculated in accordance with such cash bonus, sales and other incentive plans and paid in the ordinary course of business to the eligible continuing employees. UWMC and the surviving company, as applicable, will cause all such bonus amounts with respect to the performance period in which the Closing occurs to be calculated and paid to the eligible employees of the Company and its Subsidiaries, calculated at the greater of the target or actual level of performance as of the Closing Date, prorated to such date, and generally payable at such time Two Harbors would ordinarily pay such bonus amounts.
The provisions of the Merger Agreement described above under “Certain Employee Benefits Matters” are for the sole benefit of the parties to the Merger Agreement, and nothing therein is intended or will be construed to confer upon any person legal or equitable or other rights or remedies with respect to the matters described therein.
Directors’ and Officers’ Indemnification and Insurance
For a period of six years from the Effective Time, UWMC and the surviving company will, jointly and severally, indemnify, defend and hold harmless each current or former director, officer or employee of Two Harbors and its subsidiaries, current or former fiduciary under Two Harbors’ benefit plans or any of its subsidiaries, or director, officer, employee or agent of another person serving at the request of Two Harbors or its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts (including attorneys’ and other professionals’ fees and expenses) or amounts paid in settlement of, or incurred in connection with, any threatened or actual proceeding based on or arising out of, in whole or in part, such person’s capacity as such.
For a period of six years from the Effective Time , UWMC and the surviving company shall not amend, repeal or otherwise modify the organizational documents of the surviving company or its subsidiaries in any manner that would adversely affect, or manage the surviving company or its subsidiaries with the intent to or in a manner that would adversely affect, the indemnification, exculpation and advancement rights of any indemnified person contained therein except to the extent required by applicable law. UWMC shall, and shall cause the surviving company and its subsidiaries to, fulfill and honor indemnification, expense advancement or exculpation agreements with directors, officers or employees of Two Harbors and its subsidiaries existing immediately prior to the Effective Time.

UWMC has agreed to cause the surviving company to purchase a six-year “tail” D&O insurance policy providing coverage for acts, omissions or events occurring or alleged to have occurred at or prior to the Effective Time that is no less favorable than Two Harbors’ current D&O insurance and indemnification policy, except that the surviving company is not required to pay an annual premium in excess of 300% of the last annual premium prior to the date of the Merger Agreement.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including, among others, covenants concerning the following matters:
•	cooperation between Two Harbors and UWMC in the preparation of this proxy statement/prospectus;
•	access by UWMC to certain information about Two Harbors and its subsidiaries during the Interim Period;
•	the use of reasonable best efforts to take all action so that no state takeover statute is or becomes applicable to the Merger;
•	public announcements with respect to the Merger or the Merger Agreement;
•	absence of control of the other parties’ businesses;
•	cooperation between Two Harbors and UWMC in the defense and/or settlement of stockholder litigation relating to the transactions;
•	transfer taxes;
•
notification of certain matters, including receipt of notices from any governmental entity or other person alleging that the consent of such person is or may be required in connection with the Merger, the existence of certain commenced or threatened proceedings or any event or circumstance which would reasonable be expected to have a material adverse effect;

•	requirements of Section 16(a) of the Exchange Act;
•	listing of the UWMC Common Stock and UWMC Preferred Stock on NYSE;
•	tax matters, including the use of reasonable best effect to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;
•	de-listing of the TWO Common Stock and TWO Preferred Stock from NYSE and termination of registration under the Exchange Act;
•
Two Harbors’ cooperation with UWMC with respect to amendments, consents or other arrangements necessary to permit Two Harbors’ existing lending facilities to remain available to UWMC following the closing; and

•
cooperation between Two Harbors and UWMC in respect of the outstanding indebtedness of Two Harbors and its subsidiaries, including the senior notes issued by Two Harbors and the indenture relating thereto.

Conditions to Complete the Merger
The respective obligation of each of UWMC, Merger Sub and Two Harbors to consummate the Merger is subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the Effective Time of each of the following conditions:
•	approval of the Merger Proposal;
•
no governmental entity has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law will have been enacted, entered, promulgated or enforced that makes consummation of the Merger illegal;

•	the waiting period under the HSR Act has expired or been terminated; and
•
this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement has been issued by the SEC and remains in effect and no proceeding to that effect has been commenced.

The obligations of UWMC and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the Effective Time of each of the following conditions:
•
certain representations and warranties of Two Harbors with respect to organization, authority, violations, approvals, absence of certain changes, financial advisor opinion and brokers being true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

•
the representation and warranty of Two Harbors with respect to capital structure being true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date will have been true and correct in all but de minimis respects as of such date only as of such date);

•
all other representations and warranties of Two Harbors set forth in Article IV of the Merger Agreement being true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Two Harbors;

•
Two Harbors has performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the effective time of the Merger;

•	receipt of certificate of Two Harbors signed by an officer of Two Harbors confirming that certain conditions in the Merger Agreement have been satisfied;
•
receipt of a written opinion of Sidley Austin LLP (or other nationally recognized REIT counsel reasonably acceptable to UWMC) to the effect that, commencing with Two Harbors’ taxable year ended December 31, 2014, Two Harbors has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•
receipt of an opinion from Greenberg Traurig, LLP (or other counsel reasonably satisfactory to UWMC and Two Harbors) that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	since the date of the Merger Agreement, there has not occurred and there is no continuing material adverse effect on Two Harbors; and
•	all consents with respect to certain business permits of Two Harbors have been obtained.
The obligation of Two Harbors to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
•
certain representations and warranties of UWMC and Merger Sub with respect to organization, authority, violations, approvals, absence of certain changes and brokers being true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date);

•
the representation and warranty of UWMC with respect to capital structure being true and correct in all but de minimis respects as of the Closing Date set forth therein (except that representations and warranties that speak as of a specified date will have been true and correct in all but de minimis respects only as of such date);

•
all other representations and warranties of UWMC and Merger Sub set forth in Article V of the Merger Agreement being true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on UWMC;

•
UWMC and Merger Sub each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this the Merger Agreement at or prior to the Effective Time;

•	receipt of a certificate of UWMC signed by an officer of UWMC, confirming that certain conditions in the Merger Agreement have been satisfied;
•
receipt of an opinion from Sidley Austin LLP (or other counsel reasonably satisfactory to UWMC and Two Harbors, which the parties agree shall include Jones Day) that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
approval for listing on the NYSE of the shares of UWMC Common Stock and UWMC Preferred Stock to be issued in the Merger and the certificates of designation classifying UWMC Series A Preferred Stock, UWMC Series B Preferred Stock and UWMC Series C Preferred Stock being filed with and accepted for record by the Secretary of State of Delaware; and

•	since the date of the Merger Agreement, there has not occurred and there is no continuing material adverse effect on UWMC.
Termination of the Merger Agreement
The Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time, as follows:
•	by mutual written consent of Two Harbors and UWMC;
•	by either Two Harbors or UWMC:
○
if a final and non-appealable governmental order is issued that permanently restrains, enjoins or otherwise prohibits the Merger; provided, that the terminating party has not failed to fulfill any material covenant in the Merger Agreement that has caused or resulted in the Merger failing to occur on or before such date;

○
if the Merger has not been consummated on or before 5:00 p.m. New York, New York time, on December 17, 2026 (the “End Date”), except that the End Date will automatically be extended to March 17, 2027 in the event that all conditions precedent to the Closing have been satisfied other than the closing conditions related to the receipt of required regulatory approvals and consents with respect to certain business permits; provided, that the terminating party has not failed to fulfill any material covenant in the Merger Agreement that has caused or resulted in the Merger failing to occur on or before such date;

○
if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach results in the failure to satisfy certain conditions to the obligations of Two Harbors or UWMC to complete the Merger, and such breach is incapable of being cured or, if capable of being cured, has not been cured within thirty days after written notice thereof to the party alleged to be in breach; provided that the terminating party is not then also in such breach of the Merger Agreement; or

○	if the approval of the Two Harbors common stockholders has not been obtained upon a vote held at a duly held Two Harbors Stockholders Meeting.
•
by UWMC, prior to obtaining the approval of the Two Harbors common stockholders, (i) if the Two Harbors Board effects a change in the Two Harbors Board Recommendation or (ii) if Two Harbors enters into a merger agreement, letter of intent or other similar agreement relating to a Two Harbors Competing Proposal; or

•
by Two Harbors, to enter into a definitive agreement with respect to a Two Harbors Superior Proposal; provided, however, that Two Harbors contemporaneously pays the termination fee to UWMC and has complied in all material respects with its non-solicitation obligations required under the Merger Agreement with respect to such Two Harbors Superior Proposal.

Termination Fee
If the Merger Agreement is terminated by (i) UWMC following a change of the Two Harbors Board Recommendation in relation to the Merger Proposal, or (ii) Two Harbors in order to enter into a definitive agreement with respect to a Two Harbors Superior Proposal, then in each case, Two Harbors will pay UWMC a termination fee equal to $25.4 million.
Two Harbors must also pay UWMC a termination fee equal to $25.4 million if (i) UWMC or Two Harbors terminates the Merger Agreement as a result of the failure to obtain the required approval of the Two Harbors common stockholders, (ii) a Two Harbors Competing Proposal was publicly disclosed and not publicly withdrawn prior to the date of the Two Harbors special meeting, and (iii) within 12 months after the date of such termination any Two Harbors Competing Proposal is consummated or Two Harbors enters into a definitive agreement with respect to such Two Harbors Competing Proposal and subsequently consummates such Two Harbors Competing Proposal.
Amendment
The Merger Agreement may be amended by the parties’ respective boards of directors at any time; provided that after the approval of the Merger by the Two Harbors common stockholders, no amendment will be made which by law would require the separate approval of the Two Harbors common stockholders without such approval of the Two Harbors common stockholders.
Specific Performance
Under the terms of the Merger Agreement, each party is entitled to an injunction (or other form of specific performance or equitable relief) to prevent breaches of the Merger Agreement and enforce the specific terms and provisions of the Merger Agreement, in addition to any and all other remedies at law or in equity.
Litigation Relating to the Merger
A purported stockholder of Two Harbors filed the Koblentz Lawsuit on February 4, 2026 in the United States District Court for the Northern District of Illinois. The suit asserts claims against the Defendants for allegedly violating Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating and/or causing to be disseminated an allegedly materially incomplete and misleading registration statement. The Koblentz Lawsuit seeks the following: preliminary injunctive relief preventing the Defendants from proceeding with a stockholder vote on the Merger or consummating the Merger until Two Harbors issues corrective disclosures to address the alleged deficiencies in the registration statement; rescission of the Merger or rescissory damages if the Merger is consummated prior to entry of final judgment by the court; an accounting of any damages suffered as a result of the Defendants’ alleged wrongdoing; and litigation costs (including attorneys’ and expert fees and expenses).
Two Harbors believes that the claims asserted in the Koblentz Lawsuit are without merit and intends to defend itself vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the Merger generally applicable to U.S. Holders (as defined below) that exchange their shares of TWO Common Stock for UWMC Common Stock and cash payable in lieu of fractional shares in the Merger.
The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings, and decisions, all as in effect on the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described herein. Neither UWMC nor Two Harbors has requested, and neither plans to request, any rulings from the IRS with respect to the U.S. federal income tax treatment of the Merger, and the statements herein are not binding on the Internal Revenue Service (“IRS”) or any court. Thus, there can be no assurance that the tax consequences contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
The following discussion addresses only those U.S. Holders that hold their shares of TWO Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). The following discussion does not address the tax consequences to persons who exchange their Two Harbors preferred shares for UWMC preferred shares. This discussion is not a complete description of all of the U.S. federal income tax consequences of the Merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, any alternative minimum tax, or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or that may be applicable to a U.S. Holder if it is subject to special treatment under the U.S. federal income tax laws, including:
•	a financial institution;
•	a tax-exempt organization;
•	a REIT or real estate mortgage investment conduit;
•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation, or other pass-through entity);
•	an insurance company;
•	a regulated investment company or a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a person that received TWO Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•	a person who, actually or constructively, owns or has owned 5% or more of TWO Common Stock by vote or value or will own 5% or more of UWMC Common Stock by vote or value pursuant to the Merger;
•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;
•	a person that holds TWO Common Stock as part of a hedge, straddle, constructive sale, conversion, wash sale, or other integrated transaction;
•	a U.S. expatriate or former citizen or former long-term resident of the United States; or
•	a person who is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of TWO Common Stock that is or is treated as, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds TWO Common Stock, the U.S. federal income tax consequences to a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds TWO Common Stock, and any partners in such partnership, should consult their tax advisors with respect to the tax consequences of the Merger in their specific circumstances.
This discussion is for informational purposes only and is not tax advice. All holders of TWO Common Stock should consult their tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of any U.S. federal, state, local, non-U.S., and other tax laws. Holders of TWO Common Stock that are not U.S. Holders should consult their tax advisors regarding the tax consequences of the Merger to them.
In General
UWMC and Two Harbors intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Two Harbors and UWMC to complete the Merger that it receive an opinion from its respective external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by Two Harbors and UWMC and certain assumptions. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.
Two Harbors and UWMC have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS would not assert that the Merger does not qualify as a “reorganization” or that a court would not sustain such a position.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:
•
a U.S. Holder generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, other than with respect to cash received in lieu of fractional UWMC Common Stock;

•
the aggregate tax basis of the UWMC Common Stock received by a U.S. Holder in the Merger (including any fractional UWMC Common Stock deemed received and sold for cash, as discussed below) will be the same as the aggregate adjusted tax basis of such U.S. Holder’s TWO Common Stock exchanged therefor; and

•
a U.S. Holder’s holding period in the UWMC Common Stock received (including fractional UWMC Common Stock deemed received and sold for cash, as discussed below) will include the holding period of the TWO Common Stock exchanged for such UWMC Common Stock.

A U.S. Holder who receives cash instead of fractional UWMC Common Stock will generally be treated as having received such fractional shares pursuant to the Merger, and then as having sold such fractional shares for cash. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the U.S. Holder’s tax basis in such fractional UWMC Common Stock (determined as described above). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the fractional UWMC Common Stock deemed to be received exceeds one (1) year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, a U.S. Holder of TWO Common Stock that exchanges such shares of TWO Common

Stock for UWMC Common Stock and cash payable in lieu of fractional shares will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the UWMC Common Stock received by such U.S. Holder and any cash received in lieu of fractional UWMC Common Stock and (ii) such U.S. Holder’s adjusted tax basis in the shares of TWO Common Stock exchanged therefor. Gain or loss may be calculated separately for each block of TWO Common Stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of TWO Common Stock exceeds one (1) year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s aggregate tax basis in the UWMC Common Stock received in the Merger will equal the fair market value of such UWMC Common Stock as of the effective time, and the holding period of such UWMC Common Stock will begin on the date after the Merger.
Certain Reporting Requirements
Under applicable U.S. Treasury regulations, “significant holders” of TWO Common Stock generally will be required to comply with certain reporting requirements. A U.S. Holder generally will be viewed as a “significant holder” if, immediately before the Merger, such holder held 5% or more, by vote or value, of the total outstanding shares of TWO Common Stock or had a basis in Two Harbors non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the effective time. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of TWO Common Stock surrendered pursuant to the Merger (both as determined immediately before the surrender of such shares), the date of the Merger, and the name and employer identification number of UWMC and Two Harbors, and the holder will be required to retain permanent records of these facts. U.S. Holders of TWO Common Stock should consult their tax advisors as to whether they may be treated as a “significant holder” with respect to such reporting requirements.
Backup Withholding and Information Reporting
In general, information reporting requirements will apply to any cash received in the Merger, including cash received in lieu of fractional shares. Certain U.S. Holders of shares of TWO Common Stock may be subject to backup withholding (currently, at a rate of 24%) with respect to any cash received in the Merger, including cash received in lieu of fractional shares. Backup withholding generally will not apply, however, to a holder of shares of TWO Common Stock that furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld may be allowed as a refund or credit against the U.S. Holder’s United States federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.
Capital Loss Carryovers and Operating Losses
As of December 31, 2025, Two Harbors had capital loss carryovers of $1,466,620,951 and net operating losses of $328,218,632. These capital loss carryovers and net operating losses are expected to be subject to an annual limitation as a result of the Merger.
This discussion of U.S. federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. Determining the specific tax consequences of the Merger to U.S. Holders may be complex and will depend on a holder’s specific situation and on factors that are not within our control. All Two Harbors stockholders should consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including the applicability and effect of any federal, state, local, non-U.S., or other tax laws.

COMPARATIVE SHARE PRICES
UWMC Class A Common Stock is listed for trading on the NYSE under the symbol “UWMC”. TWO Common Stock is listed for trading on the NYSE under the symbol “TWO”. The following table presents trading information for UWMC Class A Common Stock and TWO Common Stock as of December 16, 2025, the last trading day before public announcement of the Merger, and February 10, 2026, the latest practicable trading day before the date of this proxy statement/prospectus.

	UWMC Class A Common Stock			TWO Common Stock
Date	High	Low	Close	High	Low	Close
December 16, 2025	$5.25	$5.01	$5.12	$10.04	$9.89	$9.91
February 10, 2026	$4.90	$4.67	$4.84	$11.39	$10.80	$11.27

For illustrative purposes, the following table provides Two Harbors equivalent per share information on each of the specified dates. Two Harbors equivalent per share amounts are calculated by multiplying the per share price of each share of UWMC Class A Common Stock by the Exchange Ratio, calculated in accordance with the Merger Agreement and rounded up or down to the nearest cent.

	UWMC Class A Common Stock			TWO Common Stock
Date	High	Low	Close	High	Low	Close
December 16, 2025	$5.25	$5.01	$5.12	$12.25	$11.69	$11.94
February 10, 2026	$4.90	$4.67	$4.84	$11.43	$10.89	$11.29

DESCRIPTION OF UWMC CAPITAL STOCK
General
The following is a summary of the material terms of UWMC capital stock, the UWMC Charter, the UWMC Bylaws, and certain provisions of the Delaware General Corporation Law (the “DGCL”). You should read the UWMC Charter and the UWMC Bylaws and the applicable provisions of the DGCL for complete information on UWMC’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the DGCL and the provisions of the UWMC Charter and the UWMC Bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 126.
The description of UWMC capital stock in this section applies to the capital stock of UWMC after the Merger. For additional information, see “Comparison of Rights of Two Harbors Common Stockholders and UWMC Common Stockholders” beginning on page 122.
Shares Authorized and Outstanding Stock
UWMC’s authorized capital stock consists of:
•	4,000,000,000 shares of UWMC Class A Common Stock;
•	1,700,000,000 shares of UWMC Class B Common Stock;
•	1,700,000,000 shares of UWMC Class C Common Stock;
•	1,700,000,000 shares of UWMC Class D Common Stock; and
•	100,000,000 shares of UWMC Preferred Stock.
As of February 10, 2026, there were 288.258,131 shares of UWMC Class A Common Stock issued and outstanding, 1,311,682,620 shares of UWMC Class D Common stock outstanding, no shares of UWMC Class B Common Stock, no shares of UWMC Class C Common Stock and no shares of UWMC Preferred Stock outstanding. Based on the Exchange Ratio, pro forma for the Merger, UWMC would have had, as of February 10, 2026, approximately 533 million shares of UWMC Class A Common Stock issued and outstanding, 1,311,682,620 shares of UWMC Class D Common Stock issued and outstanding, no shares of UWMC Class B Common Stock outstanding and no shares of UWMC Class C Common Stock outstanding. UWMC is authorized, without stockholder approval except as required by the listing rules of the NYSE, to issue additional shares of UWMC’s capital stock.
In connection with the Merger, the UWMC Board will create three new series of preferred stock that will be issued to the preferred stockholders of Two Harbors. UWMC will issue (1) 5,050,221 shares of UWMC Series A Preferred Stock, (2) 10,159,200 shares of Series B Preferred Stock and (3) 9,661,396 shares of UWMC Series C Common Stock
Voting Rights
The UWMC Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of UWMC Preferred Stock, the holders of outstanding shares of UWMC Common Stock vote together as a single class on all matters with respect to which such stockholders are entitled to vote under applicable law, the UWMC Charter or the UWMC Bylaws or upon which a vote of stockholders generally entitled to vote is otherwise called for by UWMC, except that, except as may otherwise be required by applicable law, each holder of UWMC Common Stock is not entitled to vote on any amendment to the UWMC Charter that relates solely to the terms of one or more outstanding series of UWMC Preferred Stock if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of UWMC Preferred Stock, to vote thereon pursuant to the UWMC Charter or the DGCL.
The UWMC Charter provides that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting),
•	each holder of record of UWMC Class A Common Stock and UWMC Class C Common Stock on the relevant record date will be entitled to cast one vote for each share held; and
•	each holder of record of UWMC Class B Common Stock and UWMC Class D Common Stock on the relevant record date will be entitled to cast ten votes for each share held.

The UWMC Charter provides that, in no event shall a holder of UWMC Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S. federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter.
The UWMC Charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. Except for any directors elected by the holders of any outstanding series of UWMC Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of the UWMC Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the UWMC Board resulting from death, disqualification, removal or other cause, each director will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. The UWMC Charter does not provide for cumulative voting for the election of directors.
Conversion/Exchange
The UWMC Charter provides that each share of UWMC Class B Common Stock is convertible at any time, at the option of the holder, into one share of UWMC Class A Common Stock. Additionally, the Second Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC (“Holdings LLC”) provides that each Class B common unit, along with the stapled UWMC Class D Common Stock may be exchanged for either, at UWMC’s option, (a) cash or (b) one share of UWMC Class B Common Stock.
The UWMC Charter further provides that each share of UWMC Class B Common Stock will automatically convert into one share of UWMC Class A Common Stock, and each share of UWMC Class D Common Stock will automatically convert into one share of UWMC Class C Common Stock, upon the transfer of such share, except for transfers to (i) a direct or indirect holder of equity of SFS Holding Corp. (an “SFS Equityholder”), (ii) the spouse, parents, grandparents, lineal descendants or siblings of an SFS Equityholder, the parents, grandparents, lineal descendants or siblings of such holder’s spouse, or lineal descendants of such holder’s siblings or such holder’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such holder, a Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any one or more person described in the foregoing clauses “(i)” through “(iv),” (vi) a charitable trust or organization that is exempted from taxation under Section 501(c)(3) of the Code and controlled by such holder or any one or more of the persons described in the foregoing clauses “(i)” through “(iv)”, (vii) an individual mandated under a qualified domestic relations order to which such holder is subject, or (viii) a legal or personal representative of such holder, any Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder in the event of death or disability of such holder that is an individual.
Dividends
The UWMC Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of UWMC Preferred Stock, the holders of UWMC Class A Common Stock and holders of UWMC Class B Common Stock are entitled to receive dividends when, as and if declared by the UWMC Board out of legally available funds. Under the UWMC Charter, dividends may not be declared or paid in respect of UWMC Class A Common Stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of UWMC Class B Common Stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of UWMC Class A Common Stock then outstanding and a majority of the shares of UWMC Class B Common Stock then outstanding, each voting as separately as a single class.
The UWMC Charter provides that the holders of UWMC Class C Common Stock and the holders of UWMC Class D Common Stock do not have any right to receive dividends (including cash, stock or property).
In connection with the declaration of a dividend on shares of UWMC Class A Common Stock and shares of UWMC Class B Common Stock (if any are outstanding), the UWMC Board, in its capacity as the Manager of Holdings LLC, is required pursuant to the terms of the Holdings LLC Second Amended and Restated Limited Liability Company Agreement, to determine whether to (a) make distributions from Holdings LLC to only UWMC, as the owner of the Class A Units of Holdings LLC with the proportional amount due to SFS Holding Corp. as the owner of the Class B Units of Holdings LLC, being distributed upon the sooner to occur of (i) the UWMC Board making a determination to do so or (ii) the date on which Class B Units of Holdings LLC are converted into shares of UWMC Class B Common

Stock or (b) make proportional and simultaneous distributions from Holdings LLC to both UWMC, as the owner of the Class A Units of Holdings LLC and to SFS Holding Corp. as the owner of the Class B Units of Holdings LLC.
No Preemptive Rights
The UWMC Charter does not provide the holders of UWMC Common Stock with preemptive rights.
Merger or Consolidation
The UWMC Charter provides that, in the event of a merger or consolidation of UWMC with or into another entity, the holders of shares of UWMC Class A Common Stock and UWMC Class B Common Stock will be converted into the right to receive the same consideration per share, provided that if the shares of UWMC Class A Common Stock and UWMC Class B Common Stock are converted into the right to receive shares or other securities, the holders of shares of UWMC Class A Common Stock and UWMC Class B Common Stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of UWMC Class B Common Stock is ten times the voting power of the shares or other securities received per share of UWMC Class A Common Stock.
The UWMC Charter provides that, in the event of a merger or consolidation of UWMC with or into another entity, the holders of shares of UWMC Class C Common Stock and UWMC Class D Common Stock will be converted into the right to receive the same consideration per share, provided that the shares of UWMC Class C Common Stock and UWMC Class D Common Stock may be converted into the right to receive the same shares or securities per share, provided, further, that the holders of shares of UWMC Class C Common Stock and UWMC Class D Common Stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of UWMC Class D Common Stock is ten times the voting power of the shares or other securities received per share of UWMC Class C Common Stock.
Liquidation, Dissolution or Winding Up
The UWMC Charter provides that upon the liquidation, dissolution or winding up of UWMC (either voluntary or involuntary), the holders of UWMC Class A Common Stock and holders of UWMC Class B Common Stock will be entitled to share ratably in the assets and funds of UWMC that are available for distribution to UWMC stockholders. The holders of Class C Common Stock and the holders of UWMC Class D Common Stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of UWMC.
Preferred Stock
Preemptive Rights
No holders of UWMC Preferred Stock, as holders of UWMC Preferred Stock, have any preemptive rights to purchase or subscribe for UWMC’s common stock or any of UWMC’s other securities.
Maturity
The shares of UWMC Preferred Stock have no stated maturity and are not subject to any sinking fund or mandatory redemption. Shares of the UWMC Preferred Stock will remain outstanding indefinitely unless UWMC decides to redeem or otherwise purchase them or they become convertible and are converted as described below under “—Conversion Rights.” UWMC is not required to set apart for payment the funds to redeem the UWMC Preferred Stock.
Ranking
The series of UWMC Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon UWMC’s liquidation, dissolution or winding up, rank:
•
senior to all classes or series of UWMC’s common stock and any class or series of stock that may be issued in the future that by its terms ranks junior to the UWMC Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of UWMC’s liquidation, dissolution or winding up (“Junior Stock”);

•
pari passu with each other and any other any class or series of stock issued by UWMC in the future that by its terms ranks pari passu with the UWMC Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of UWMC’s liquidation, dissolution or winding up (“Parity Stock”); and

•
junior to any class or series of stock that may be issued in the future that by its terms ranks senior to the Parity Stock with respect to the payment of dividends and the distribution of assets in the event of UWMC’s liquidation, dissolution or winding up (“Senior Stock”).

Dividends
Holders of shares of UWMC Preferred Stock are entitled to receive, when, as and if authorized by the UWMC Board and declared by UWMC, out of funds legally available for the payment of dividends, cumulative cash dividends.
The original floating base rate applicable to each preferred series was three-month USD-LIBOR, which ceased to be published on June 30, 2023. Under the Adjustable Interest Rate (LIBOR) Act, and the regulations promulgated thereunder, the replacement reference rate for three-month USD-LIBOR is Three-Month CME Term SOFR plus the Three-Month CME Term SOFR Spread Adjustment of 0.26161% plus the spread applicable to the floating rate. As a result, based on the terms of the LIBOR Act, the floating base rate with respect to each series of UWMC Preferred Stock will be as follows:

Class of Stock	Current Rate	Redemption Eligible Date	Fixed to Floating Rate Conversion Date	Floating Annual Rate**
Series A	8.125%	April 27, 2027	April 27, 2027	3M Rate + 5.660%
Series B	7.625%	July 27, 2027	July 27, 2027	3M Rate + 5.352%
Series C	*	January 27, 2025	January 27, 2025	3M Rate + 5.011%

*	Currently based on Floating Annual Rate.
**	3M Rate is equal to the Three-Month CME Term SOFR plus 0.26161%.
The term “Three-Month CME Term SOFR” means, with respect to the relevant dividend period in the floating rate period, the Three-Month CME Term SOFR Reference Rate at approximately 5:00 a.m., New York time (or any amended publication time as specified by the CME Term SOFR Administrator) on the relevant Dividend Determination Date, as such rate is published by the CME Term SOFR Administrator.
The term “Three-Month CME Term SOFR Reference Rate” means, for any day and time (such day, the “Three-Month CME Term SOFR Determination Day”), with respect to the relevant dividend period in the floating rate period, the rate per annum published by the CME Term SOFR Administrator as the forward-looking term rate based on SOFR for a three month tenor and identified by the Calculation Agent as such. If by 5:00 p.m. (New York time) on such Three-Month CME Term SOFR Determination Day, the Three- Month CME Term SOFR Reference Rate has not been published by the CME Term SOFR Administrator, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Three-Month CME Term SOFR Reference Rate for such Three-Month CME Term SOFR Determination Day will be the Three-Month CME Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Three-Month CME Term SOFR Reference Rate was published by the CME Term SOFR Administrator. Otherwise, if the Three-Month CME Term SOFR Reference Rate is not available or published or cannot be determined, in each case, in accordance with the foregoing provisions, then the most recent available publication of the Three-Month CME Term SOFR Reference Rate by the CME Term SOFR Administrator shall be used.
The term “CME Term SOFR Administrator” means CME Group Benchmark Administration, Ltd., as administrator of the forward-looking term secured overnight financing rate (or a successor administrator).
The term “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
Dividends on the UWMC Preferred Stock accumulate daily and are cumulative from, and including, the first day of the Dividend Period in process on the Closing Date (“Interest Commencement Date”) and is payable quarterly in arrears on the 27th day of each April, July, October and January of each year (each, a “dividend payment date”) beginning on the date of the first interest payment date following the Closing. If any dividend payment date is not a business day, then the dividend will be made on the next business day without any adjustment to the amount of dividends paid. If any dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day, unless that day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends will accrue to, but excluding, the actual payment day.
During the floating rate period, any dividend payable on the UWMC Preferred Stock, including dividends payable for any partial Dividend Period, is computed on the basis of a 360-day year and the number of days actually elapsed. Dividends are payable to holders of record as they appear on UWMC’s stock records at the close of business on the applicable record date, which is no fewer than ten days and no more than 35 days prior to the applicable dividend payment date, as shall be fixed by the UWMC Board (each, a “dividend record date”). The dividends payable on any dividend payment date include dividends accumulated to, but excluding, such dividend payment date.
No dividends on shares of UWMC Preferred Stock may be authorized by the UWMC Board or paid or set apart for payment by UWMC at any time when the terms and provisions of any agreement of UWMC, including any agreement relating to UWMC’s indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the UWMC Preferred Stock will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of dividends, (ii) UWMC has earnings, (iii) there are funds legally available for the payment of those dividends and (iv) those dividends are declared. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the UWMC Preferred Stock which may be in arrears, and holders of UWMC Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the UWMC Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Except as noted below, unless full cumulative dividends on the UWMC Preferred Stock, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of UWMC common stock or other Junior Stock that may be issued in the future) may be declared or paid or set apart for payment upon UWMC’s common stock or other Junior Stock or Parity Stock that may be issued in the future and no other distribution may be declared or made upon UWMC’s common stock or other Junior Stock or Parity Stock that may be issued in the future. In addition, UWMC’s common stock and other Junior Stock or Parity Stock that may be issued in the future may not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by UWMC (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, UWMC common stock or other Junior Stock that may be issued in the future or pursuant to an exchange offer made on the same terms to all holders of UWMC Preferred Stock and all Parity Stock that may be issued in the future). The foregoing will not, however, prevent the redemption, purchase or acquisition by UWMC of shares of any class or series of stock for the purposes of and in compliance with any incentive or benefit plan of UWMC.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the UWMC Preferred Stock and any Parity Stock that may be issued in the future, all dividends declared upon the UWMC Preferred Stock and such Parity Stock must be declared pro rata so that the amount of dividends declared per share of UWMC Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share on the UWMC Preferred Stock and such Parity Stock (which will not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Parity Stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the UWMC Preferred Stock which may be in arrears.
Liquidation Preference
In the event of UWMC’s voluntary or involuntary liquidation, dissolution or winding up, the holders of UWMC Preferred Stock are entitled to be paid out of the assets UWMC has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any Senior Stock, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the payment date, before any distribution of assets is made to holders of common stock or other Junior Stock that may be issued in the future; and the holders of UWMC Preferred Stock are not entitled to any further payment.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, UWMC’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of UWMC Preferred Stock and any Parity Stock that may be issued in the future, then the holders of UWMC Preferred Stock and such Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, is given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of such series of UWMC Preferred Stock at the address of such holder as it appears on UWMC’s stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of UWMC Preferred Stock have no right or claim to any of UWMC’s remaining assets. The consolidation, conversion, merger, domestication, statutory transfer or continuance of UWMC or the sale, lease, transfer or conveyance of all or substantially all of UWMC’s property or business, will not be deemed to constitute a liquidation, dissolution or winding up of UWMC (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock or otherwise, is permitted under Delaware law with respect to any share of any class or series of UWMC’s stock, amounts that would be needed, if UWMC were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of UWMC Preferred Stock will not be added to UWMC’s total liabilities.
Redemption
The UWMC Series A Preferred Stock and UWMC Series B Preferred Stock are not redeemable by UWMC prior to April 27, 2027 and July 27, 2027, respectively, except as described below under “Special Optional Redemption” upon the occurrence of a Change of Control (as defined herein). Upon issuance, the UWMC Series C Preferred Stock will be redeemable as the Two Harbors Series C Preferred Stock became redeemable on January 27, 2025.
Optional Redemption. UWMC may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem the UWMC Series A Preferred Stock on and after April 27, 2027, and the UWMC Series B Preferred Stock on and after July 27, 2027, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. Upon issuance, the UWMC Series C Preferred Stock, upon not less than 30 nor more than 60 days’ notice, may be redeemed in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared).
Special Optional Redemption. Prior to its respective redemption date, upon the occurrence of a Change of Control, UWMC may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem the UWMC Series A Preferred Stock and the UWMC Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. If, prior to the Change of Control Conversion Date, UWMC has provided notice of its election to redeem some or all of the shares of UWMC Preferred Stock Series A Preferred Stock or UWMC Series B (whether pursuant to UWMC’s optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of such shares of UWMC Series A Preferred Stock or Series B Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the UWMC Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a stock purchase, merger, consolidation, statutory conversion, domestication, statutory transfer, continuance or other acquisition transaction or series of stock purchases, mergers, consolidation, statutory conversion, domestication, statutory transfer, continuance or other acquisition transactions of UWMC’s stock entitling that person to exercise more than 50% of the total voting power of all UWMC’s stock entitled to vote generally in the election of its directors (except that such person is deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither UWMC nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or the Nasdaq Stock Market.

Redemption Procedures. In the event UWMC elects to redeem any series of UWMC Preferred Stock pursuant to UWMC’s optional redemption right or UWMC’s special optional redemption right, the notice of redemption will be given to each holder of record of such series of UWMC Preferred Stock called for redemption at such holder’s address as it appears on UWMC’s stock records and will state the following:
•	the redemption date;
•	the number of shares of UWMC Preferred Stock to be redeemed;
•	the redemption price;
•	the place or places where certificates (if any) for such series of UWMC Preferred Stock are to be surrendered for payment of the redemption price;
•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;
•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption;”
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if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

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if such redemption is being made in connection with a Change of Control, that the holders of the shares of UWMC Preferred Stock being so called for redemption will not be able to tender such shares of UWMC Preferred Stock for conversion in connection with the Change of Control and that each share of UWMC Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the UWMC Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of UWMC Preferred Stock held by such holder to be redeemed (or the method of determining such number). No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of UWMC Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of shares of UWMC Preferred Stock to be redeemed must surrender such shares at the place designated in the notice of redemption and are entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of any series of UWMC Preferred Stock has been given and if UWMC has irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of such UWMC Preferred Stock so called for redemption, then from and after the redemption date (unless UWMC defaults in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of UWMC Preferred Stock, those shares of UWMC Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding shares of UWMC Preferred Stock are to be redeemed, the shares of UWMC Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot.
Immediately prior to any redemption of UWMC Preferred Stock, UWMC will pay, in cash, any accumulated and unpaid dividends to, but excluding, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of UWMC Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, UWMC will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the UWMC Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of UWMC Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of any series UWMC Preferred Stock may be redeemed unless all outstanding shares of such series of UWMC Preferred Stock are simultaneously redeemed, and UWMC may not purchase or otherwise acquire directly or indirectly any shares of UWMC Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, UWMC’s common stock or other Junior Stock that may be issued in the future or pursuant to a purchase or exchange offer made on the same terms to all holders of UWMC Preferred Stock, if any).
Subject to applicable law, UWMC may purchase shares of UWMC Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of UWMC Preferred Stock that UWMC acquires, by redemption or otherwise, shall be retired and resume the status of authorized but unissued shares of preferred stock, without designation as to any series of UWMC Preferred Stock, and may thereafter be issued as any shares of UWMC Preferred Stock or any series of UWMC Preferred Stock.
Limited Voting Rights
Holders of UWMC Preferred Stock do not have any voting rights, except as set forth below.
Whenever dividends on any shares of UWMC Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the UWMC Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of preferred stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable) and the holders of UWMC Preferred Stock, voting as a single class with holders of all other classes or series of Parity Stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by UWMC at the request of the holders of record of at least 20% of the outstanding shares of UWMC Preferred Stock and all other classes or series of preferred stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after UWMC’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of UWMC stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of the stockholders to the extent permitted by applicable law), and at each subsequent annual meeting until all dividends accumulated on the UWMC Preferred Stock for all past Dividend Periods and the then current Dividend Period will have been fully paid. In that case, the right of holders the UWMC Preferred Stock to elect any directors will cease and, unless there are other classes or series of UWMC preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of UWMC Preferred Stock will immediately terminate and the number of directors constituting the UWMC Board will be reduced accordingly. If UWMC fails to call the above special meeting within 20 days of receiving proper notice, any holder of UWMC Preferred Stock (or any other series of UWMC preferred stock upon which like voting rights have been conferred and are exercisable) may call such a meeting at UWMC’s expense solely for the election of such additional directors. For the avoidance of doubt, in no event will the total number of directors elected by holders of UWMC Preferred Stock (voting together as a single class with the holders of all other classes or series of preferred stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable) pursuant to these voting rights exceed two. The directors elected by the holders of the UWMC Preferred Stock and the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of UWMC Preferred Stock when they have the voting rights described in this paragraph and any other classes or series of preferred stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until UWMC’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.
On each matter on which holders of UWMC Preferred Stock are entitled to vote, each share of UWMC Preferred Stock is entitled to one vote, except that when the UWMC Preferred Stock and shares of any other class or series of preferred stock that may be issued in the future have the right to vote with the UWMC Preferred Stock as a single class on any matter, the UWMC Preferred Stock and each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends). If, at any time when the voting rights conferred upon the UWMC Preferred Stock are exercisable, any vacancy in the office of a director elected by the holders of UWMC Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable will occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of the outstanding UWMC Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable.
Any director elected by holders of shares of UWMC Preferred Stock and any class or series of preferred stock that may be issued in the future upon which like voting rights have been conferred and are exercisable may be removed at any time, with or without cause, by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of UWMC Preferred Stock and any class or series of preferred stock that may be issued in the future when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock that may be issued in the future upon which like voting rights have been conferred and are exercisable).
So long as any shares of UWMC Preferred Stock remain outstanding, UWMC will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of UWMC Preferred Stock outstanding at the time, voting together as a single class with the shares of UWMC Preferred Stock and all classes or series of Parity Stock that may be issued in the future and upon which like voting rights have been conferred and are exercisable (and which have been adversely impacted in the case of clause (ii) below), (i) authorize, create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of UWMC’s authorized stock into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the UWMC Charter, whether by merger, statutory conversion, consolidation, domestication, statutory transfer, continuance or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the UWMC Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the UWMC Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of UWMC Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the UWMC Preferred Stock taking into account that upon the occurrence of an Event UWMC may not be the successor entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of UWMC Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued UWMC Preferred Stock or the creation or issuance, or any increase in the amounts authorized of any Parity Stock or Junior Stock will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of UWMC Preferred Stock. Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the UWMC Charter would materially and adversely affect the rights, preferences, privileges or voting powers of the UWMC Preferred Stock disproportionately relative to other classes or series of Parity Stock, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of UWMC Preferred Stock, (each voting as a separate class) shall also be required.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of UWMC Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption.
The UWMC Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action. The holders of the UWMC Preferred Stock have exclusive voting rights on any amendment to the UWMC Charter that would alter the contract rights, as expressly set forth in the UWMC Charter, of only each of the UWMC Preferred Stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of UWMC Preferred Stock has the right (unless, prior to the Change of Control Conversion Date, UWMC has provided notice of its election to redeem some or all of the shares of UWMC Preferred Stock held by such holder as described above under “—Redemption,” in which case such holder will have the right only with respect to shares of UWMC Preferred Stock that are not called for redemption) to convert some or all of the shares of the UWMC Preferred Stock held by such holder (the “Change of Control Conversion

Right”) on the Change of Control Conversion Date into a number of shares of UWMC’s common stock per share of UWMC Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:
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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of UWMC Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the UWMC Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the common stock Price, as defined below (such quotient, the “Conversion Rate”); and

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5.38213 for the UWMC Series A Preferred Stock, 5.0813 for the UWMC Series B Preferred Stock and 3.24465 for the UWMC Series C Preferred Stock (each, as adjusted, the “Share Cap”) subject to certain adjustments as described below.

Except as otherwise required by law, the persons who are the holders of record of shares of UWMC Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, UWMC will make no allowance for unpaid dividends that are not in arrears on the shares of UWMC Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of UWMC’s common stock to existing holders of UWMC’s common stock), stock dividends, subdivisions or combinations (in each case, a “Share Split”) with respect to UWMC’s common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of UWMC common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of UWMC’s common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of UWMC’s common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of UWMC’s common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right may not exceed the product of the Share Cap times the aggregate number of shares of the UWMC Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which UWMC’s common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of UWMC Preferred Stock will receive upon conversion of such shares of the UWMC Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of UWMC’s common stock equal to the common stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The common stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”
If the holders of UWMC’s common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of UWMC’s common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of UWMC’s common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of UWMC’s common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

UWMC will not issue fractional shares of its common stock upon the conversion of the UWMC Preferred Stock in connection with a Change of Control. Instead, UWMC will make a cash payment equal to the value of such fractional shares based upon the common stock Price used in determining the common stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that UWMC has not then exercised its right to redeem all shares of UWMC Preferred Stock pursuant to the redemption provisions described above, UWMC will provide to holders of UWMC Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of UWMC Preferred Stock to their addresses as they appear on UWMC’s stock records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of UWMC Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:
•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of UWMC Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the common stock Price;
•	the Change of Control Conversion Date;
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that if, prior to the Change of Control Conversion Date, UWMC has provided notice of its election to redeem all or any shares of UWMC Preferred Stock, holders of UWMC Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of UWMC Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of UWMC Preferred Stock;
•	the name and address of the paying agent, transfer agent and conversion agent for the UWMC Preferred Stock;
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the procedures that the holders of UWMC Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of UWMC Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

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the last date on which holders of UWMC Preferred Stock may withdraw shares of UWMC Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, UWMC also will issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on UWMC’s website, in any event prior to the opening of business on the first business day following any date on which UWMC provides the notice described above to the holders of UWMC Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of UWMC Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of UWMC Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of UWMC Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent, therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of UWMC Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by UWMC, duly completed, to UWMC’s transfer agent. The conversion notice must state:
•	the relevant Change of Control Conversion Date;

•	the number of shares of UWMC Preferred Stock to be converted; and
•	that the shares of the UWMC Preferred Stock are to be converted pursuant to the applicable provisions of the certificate designating the UWMC Preferred Stock.
The “Change of Control Conversion Date” is the date the UWMC Preferred Stock is to be converted, which will be a business day selected by UWMC that is no fewer than 20 days nor more than 35 days after the date on which UWMC provides the notice described above to the holders of UWMC Preferred Stock.
The “common stock Price” is (i) if the consideration to be received in the Change of Control by the holders of UWMC’s common stock is solely cash, the amount of cash consideration per share of UWMC’s common stock or (ii) if the consideration to be received in the Change of Control by holders of UWMC’s common stock is other than solely cash (x) the average of the closing sale prices per share of UWMC’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but excluding, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which UWMC’s common stock is then traded, or (y) if UWMC’s common stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for UWMC’s common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization for the ten consecutive trading days immediately preceding, but excluding, the date on which such Change of Control occurred.
Holders of UWMC Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to UWMC’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
•	the number of withdrawn shares of UWMC Preferred Stock;
•	if certificated shares of UWMC Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•	the number of shares of UWMC Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of UWMC Preferred Stock (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of UWMC Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date UWMC has provided notice of its election to redeem some or all of the shares of UWMC Preferred Stock, as described above under “-Redemption,” in which case only the shares of UWMC Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If UWMC elects to redeem shares of UWMC Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of UWMC Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
UWMC will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of UWMC’s common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, UWMC will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of the UWMC Preferred Stock into shares of UWMC’s common stock or other property.

The Change of Control conversion feature may make it more difficult for a third party to acquire UWMC or discourage a party from acquiring UWMC. These change of control conversion rights may also make it more difficult for a party to acquire UWMC or discourage a party from acquiring UWMC.
Except as provided above in connection with a Change of Control, the UWMC Preferred Stock is not convertible into or exchangeable for any other securities or property.
Information Rights
During any period in which UWMC is not subject to Section 13 or 15(d) of the Exchange Act and any shares of UWMC Preferred Stock are outstanding, UWMC will use its best efforts to transmit through its website at investors.uwm.com (or other permissible means under the Exchange Act) copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that it would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). UWMC will use its best efforts to provide such reports on its website within 15 days after the respective dates by which it would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act and it were a “large accelerated filer” within the meaning of the Exchange Act.
Certain Anti-Takeover Provisions of the DGCL, the UWMC Charter and the UWMC Bylaws
Some provisions of the DGCL, the UWMC Charter and the UWMC Bylaws contain provisions that could make the following transactions more difficult: (i) an acquisition of UWMC by means of a tender offer; (ii) an acquisition of UWMC by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in UWMC’s best interests, including transactions that provide for payment of a premium over the market price for UWMC’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of UWMC’s business to first negotiate with the UWMC Board. UWMC believes that the benefits of the increased protection of UWMC business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure UWMC’s business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
UWMC is subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:
•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the UWMC Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. UWMC expects the existence of this provision to have an anti-takeover effect with respect to transactions the UWMC Board does not approve in advance. UWMC also anticipates that Section 203 of the DGCL may also discourage attempts that might result in a premium over the market price for the shares of UWMC Common Stock held by UWMC’s stockholders.

UWMC Charter and UWMC Bylaws
In addition, the UWMC Charter and the UWMC Bylaws provide for certain other provisions that may have an anti-takeover effect:
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Capital Structure. The UWMC Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock have ten votes per share (as compared with holders of UWMC Class A Common Stock and holders of UWMC Class C Common Stock, who each have one vote per share); provided, however, that, in no event shall a holder of UWMC Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S. federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. As a result of this capital structure, holders of UWMC Class D common stock (SFS and the SFS Equityholders) have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of UWMC Class B Common Stock and UWMC Class D Common Stock own significantly less than a majority of the shares of the outstanding UWMC Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of UWMC’s business or assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The UWMC Charter does not provide for cumulative voting.

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Classified Board. The UWMC Charter and the UWMC Bylaws provide that the UWMC Board (other than those directors, if any, elected by the holders of any outstanding series of UWMC Preferred Stock) is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of UWMC’s business as the classification of the UWMC Board makes it more time-consuming for stockholders to replace a majority of the directors.

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Directors Removed Only for Cause. The UWMC Charter provides that, from and after the first date following the date on which the voting power of all of the then outstanding shares of UWMC Class B Common Stock and UWMC Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may only be removed for cause.

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Board of Director Vacancies. The UWMC Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the UWMC Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the UWMC Board.

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Action by Written Consent. The UWMC Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

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Special Meeting of Stockholders. The UWMC Charter provides that special meetings of stockholders may only be called by (i) the UWMC Board or (ii) UWMC’s Chief Executive Officer, which may delay the ability of UWMC stockholders to force consideration of a proposal or to take action, including the removal of directors.

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Supermajority Requirements for Certain Amendments of the UWMC Charter and Amendments of the UWMC Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The UWMC Charter and the UWMC Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of UWMC’s then outstanding shares generally entitled to vote will be required to amend, alter, change or repeal the UWMC Bylaws and certain provisions of the UWMC Charter, including those related to management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to the UWMC Charter and amendments to the UWMC Bylaws could enable a minority of UWMC stockholders to exercise veto power over such amendments.
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Issuance of Common Stock and Undesignated Preferred Stock. The UWMC Board has the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of UWMC Common Stock and (ii) up to 100,000,000 shares of undesignated UWMC Preferred Stock, in the case of a series of UWMC Preferred Stock, with rights and preferences, including voting rights, designated from time to time by the UWMC Board. The existence of authorized but unissued shares of UWMC Common Stock and UWMC Preferred Stock will enable the UWMC Board to render more difficult or to discourage an attempt to obtain control of UWMC’s business by means of a merger, tender offer, proxy contest, or other means.

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Notice Requirements for Stockholder Proposals and Director Nominations. The UWMC Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The UWMC Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.

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Exclusive Forum. The UWMC Charter provides that, unless UWMC consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of UWMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of UWMC to UWMC or UWMC stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the UWMC Charter or the UWMC Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of the UWMC Charter) in a venue other than those designated in such provisions, UWMC would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the UWMC Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of the UWMC Charter will be enforced by a court in those other jurisdictions.

Limitation on Liability and Indemnification of Directors and Officers
The UWMC Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of UWMC’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the UWMC Bylaws provide that UWMC will, in certain situations, indemnify its directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
UWMC maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. UWMC believes these provisions in the UWMC Charter, the UWMC Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Stock Exchange Listing
UWMC Class A Common Stock is listed on the NYSE under the symbol “UWMC”.
Following the Merger, the UWMC Series A Preferred Stock, UWMC Series B Preferred Stock, and UWMC Series C Preferred Stock will be listed on the NYSE under the symbols “UWMC PRA”, “UWMC PRB” and “UWMC PRC”, respectively.
Transfer Agent and Registrar
The transfer agent and registrar for UWMC Common Stock and UWMC Preferred Stock is Equiniti Trust Company.

COMPARISON OF RIGHTS OF UWMC COMMON STOCKHOLDERS AND TWO HARBORS COMMON STOCKHOLDERS
The rights of Two Harbors common stockholders are governed by the MGCL, the Two Harbors Charter and the Two Harbors Bylaws. The rights of UWMC common stockholders are governed by the DGCL, the UWMC Charter and the UWMC Bylaws. Upon consummation of the Merger, the rights of the former Two Harbors common stockholders who receive UWMC Class A Common Stock will be governed by the DGCL and the UWMC Charter and the UWMC Bylaws.
The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of Two Harbors common stockholders and the rights of UWMC common stockholders under the governing documents of Two Harbors and UWMC and the above-described laws which govern Two Harbors and UWMC. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) MGCL, (ii) DGCL, (iii) Two Harbors Charter, (iv) UWMC Charter, (v) Two Harbors Bylaws, and (vi) UWMC Bylaws.
This section does not include a complete description of all differences between the rights of Two Harbors common stockholders and UWMC common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Delaware law, as well as the governing instruments of each of Two Harbors and UWMC, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 126.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders
Authorized Capital Stock
UWMC is authorized to issue 9,200,000,000 shares of stock, consisting of (i) 4,000,000,000 shares of UWMC Class A Common Stock, (ii) 1,700,000,000 shares of UWMC Class B Common Stock, (iii) 1,700,000,000 shares of UWMC Class C Common Stock, (iv) 1,700,000,000 shares of UWMC Class D Common Stock, and (v) 100,000,000 shares of UWMC Preferred Stock, consisting of 5,050,221 shares of UWMC Series A Preferred Stock, 10,159,200 shares of UWMC Series B Preferred Stock and 9,661,396 shares of UWMC Series C Preferred Stock.

As of February 10, 2026, (i) there were 288,258,131 shares of UWMC Class A Common Stock outstanding, (ii) no shares of UWMC Class B Common Stock, (iii) no shares of UWMC Class C Common Stock, (iv) 1,311,682,620 shares of UWMC Class D Common Stock outstanding and (v) no shares of UWMC Preferred Stock issued and outstanding.

Two Harbors is authorized to issue 275,000,000 shares of stock, consisting of (i) 175,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which 5,750,000 shares were originally classified and designated as shares of TWO Series A Preferred Stock, 11,500,000 shares were originally classified and designated as shares of TWO Series B Preferred Stock and 12,650,000 shares were originally classified and designated as shares of TWO Series C Preferred Stock.

As of February 10, 2026, there were 105,043,188 shares of TWO Common Stock outstanding, 5,050,221 shares of TWO Series A Preferred Stock, 10,159,200 shares of TWO Series B Preferred Stock and 9,661,396 shares of TWO Series C Preferred Stock issued and outstanding.

Size of Board	The UWMC Charter and Bylaws provide that the UWMC Board (other than those directors, if any, elected by the holders of any series of preferred stock then outstanding) is divided	The Two Harbors Charter and Two Harbors Bylaws provide that the number of directors may be set by the Two Harbors Board, which number may only be increased or decreased

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The UWMC Charter provides that, subject to the terms of any one or more series of preferred stock, the number of directors shall be fixed by, or in the manner provided in, the UWMC Bylaws. The UWMC Bylaws provide that, subject to the rights of the holders of any series of preferred stock of UWMC then outstanding to elect directors pursuant to any applicable provisions of the UWMC Charter, the number of directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the UWMC Board. The UWMC Bylaws provide that majority vote of the UWMC Board may increase or decrease the number of directors. Notwithstanding the foregoing, the UWMC Charter provides that during any period when the holders of any series of preferred stock then outstanding have the right to elect one or more preferred directors, then upon commencement of, and for the duration of, the period during which such right continues the then otherwise total authorized number of directors of UWMC shall automatically be increased by such number of specified preferred directors. Currently, the UWMC Board consists of ten directors with 3 directors comprising Class I, 4 directors comprising Class II and 3 directors comprising Class III.

by the Two Harbors Board pursuant to the Two Harbors Bylaws. The Two Harbors Bylaws provide that a majority of the entire Two Harbors Board may increase or decrease the number of directors, but that the number of directors may not be less the minimum number required by the MGCL, which is one, nor more than fifteen. Currently, the Two Harbors Board consists of eight directors.

Election of Directors
The directors of each class are elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. The UWMC Bylaws provide, that except for any directors elected by the holders of any series of preferred stock of UWMC then outstanding and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the UWMC Board resulting from death, disqualification, removal or other cause, each director shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally

The Two Harbors Board is not classified. The directors of Two Harbors are elected to serve until the next annual meeting of stockholders following their election and until their respective successors are duly elected and qualified. The Two Harbors Bylaws provide that directors must receive a majority of all votes cast at a meeting of stockholders duly called and at which a quorum is present in order to be elected; provided, however, that if the number of director nominees at the record date for such meeting exceeds the number of directors to be elected, then a plurality of all the votes cast at a meeting of common stockholders duly called and at which a quorum is present will be sufficient.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders
entitled to vote and a quorum is present.
Removal of Directors
The UWMC Charter provides that except for the rights of holders of one or more classes of preferred stock to elect or remove a director, any director or the entire Board of Directors may be removed (i) at any time prior to 5:00 p.m. Eastern Time on the first date following the date on which the voting power of all of the then outstanding shares of Class B common stock and Class D common stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class, with or without cause, notwithstanding the classification of the Board of Directors, and (ii) at any time from and after such date, solely for cause.

Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove a director, any director or the entire Two Harbors Board may be removed at any time, with or without cause, by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors.

Filling Vacancies of Directors
The UWMC Charter and the UWMC Bylaws provide that, subject to the rights of the holders of any series of UWMC Preferred Stock, at any time from and after the date on which the voting power of all of the then outstanding shares of UWMC Class B Common Stock and UWMC Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class, any vacancies on the UWMC Board may be filled only by a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by the sole remaining director. Any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

The Two Harbors Charter and Two Harbors Bylaws provide that, except as may be provided in the terms of any class or series of preferred stock, vacancies on the Two Harbors Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Amendment of the Charter
Under the DGCL, a corporation may amend its certificate of incorporation at any time to add or change any provision that is required or permitted to be included in the certificate of incorporation, or to delete any provision that is not required to be included. If shares have been issued, most amendments must be approved first by the board of directors and by

Under the MGCL, a Maryland corporation generally cannot amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of a

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by the affirmative vote of the holders of a majority of the outstanding stock of each class or series entitled to vote on the amendment as a separate class or series. Delaware law also permits the board alone to adopt certain limited amendments without stockholder approval.

The UWMC Charter provides that from and after the date on which the voting power of all of the then outstanding shares of UWMC Class B Common Stock and UWMC Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of stock of UWMC generally entitled to vote, voting together as a single class, is required to amend the charter, alter, repeal or adopt any provision inconsistent with Articles SEVENTH or EIGHTH of the UWMC Charter or the last sentence of Article THIRTEENTH of the UWMC Charter charter amendment by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

The Two Harbors Charter provides that amendments require the affirmative vote of a majority of the votes entitled to be cast on the matter, except that amendments relating to the vote required to remove a director, Two Harbors’ ownership and transfer restrictions or the provisions relating to the vote required to amend these provisions will be valid only if declared advisable by the Two Harbors Board and approved by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

Amendment of Bylaws
The UWMC Bylaws may be altered, amended or repealed, and new bylaws made, by the UWMC Board, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. Any amendment by the stockholders shall receive (i) prior to the date on which the voting power of all of the then outstanding shares of UWMC Class B Common Stock and UWMC Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class, and (b) from and after such date, the affirmative vote of the holders of at least

The Two Harbors Bylaws may be altered, amended or repealed, and new bylaws adopted, by the requisite vote of the Two Harbors Board or by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders
seventy-five percent (75%) in voting power of the then outstanding shares of stock of UWMC generally entitled to vote, voting together as a single class.

Ownership Limitations	UWMC has not elected to qualify or attempt to qualify as a REIT, and no similar provision is contained in the UWMC Charter.
In order for Two Harbors to qualify to be taxed as a REIT under the Code, it must comply with certain provisions of the Code. In general, to qualify for taxation as a REIT, during the last half of each taxable year, not more than 50% of the value of Two Harbors’ outstanding stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). In addition, the outstanding stock must be owned by 100 or more persons independent of Two Harbors and each other during at least 335 days of a twelve-month taxable year or during a proportionate part of a shorter taxable year.

Under the Two Harbors Charter, with certain exceptions, the actual, constructive or beneficial ownership by any person of more than 9.8% (by value or in number of shares, whichever is more restrictive) of the outstanding shares of TWO Common Stock or 9.8% (by value or in number of shares, whichever is more restrictive) of Two Harbors outstanding capital stock is generally prohibited.

The Two Harbors Board may, in its sole discretion, exempt from the ownership limits described in the preceding paragraph, a particular stockholder if it determines that such ownership will not jeopardize Two Harbors’ status as a REIT. As a condition of such exemption, the Two Harbors Board may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Two Harbors’ REIT status.

The Two Harbors Charter further prohibits (i) any person from actually, beneficially or constructively owning shares of Two Harbors stock that would result in Two Harbors being “closely held” under Section 856(h) of the Code or otherwise cause Two Harbors to fail

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

to qualify as a REIT, and (ii) any person from transferring shares of Two Harbors stock if such transfer would result in shares of Two Harbors’ capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Extraordinary Transactions
Under Section 251 of the DGCL, the consummation of a merger or consolidation between any two or more Delaware corporations generally requires (i) approval of the board of directors of each corporation that is a constituent corporation in the merger or consolidation and (ii) that an agreement of merger or consolidation be adopted by the affirmative vote of holders of a majority of the stock of each constituent corporation entitled to vote thereon for the purpose of acting on such agreement. Additionally, under Section 271 of the DGCL, a corporation may sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and for the best interests of the corporation, when and as authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

The MGCL provides that a Maryland corporation generally cannot dissolve, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Two Harbors Charter provides that, except for certain charter amendments, notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action will be effective and valid if declared advisable by the Two Harbors Board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Advance Notice of Nominations and Stockholder Proposals
The UWMC Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the UWMC Board and the proposal of business to be considered by stockholders at the annual meeting may be made:

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pursuant to UWMC’s notice of meeting;
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by or at the direction of the UWMC Board; or
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by a stockholder who was a stockholder of record at the time of giving the notice, who is entitled to vote at the meeting, and who has complied with the advance notice provisions set forth in the UWMC Bylaws.

The Two Harbors Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Two Harbors Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:

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pursuant to Two Harbors’ notice of meeting;
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by or at the direction of the Two Harbors Board; or
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by a stockholder who was a stockholder of record both at the time of giving the notice and at the time of the meeting and who is entitled to vote at the meeting on the election of directors or on the proposal of other

Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

With respect to a special meeting of stockholders, only the business specified in UWMC’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to the UWMC Board may be made only:

 •
by or at the direction of the UWMC Board; or
 •
provided that the UWMC Board has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record at the time of giving the notice and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the UWMC Bylaws.

The UWMC Bylaws provide that, to be timely, a stockholder’s notice must be delivered to the secretary of UWMC at the principal executive office of UWMC no later than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days before or more than 70 days after the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

Notice of stockholder nominations for a special meeting must be received by UWMC not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the 10th day following the day on which the date of the special meeting and the nominees proposed by UWMC Board to be elected at such meeting are first announced.

business and has complied with the advance notice provisions set forth in the Two Harbors Bylaws.

With respect to a special meeting of stockholders, only the business specified in Two Harbors’ notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to the Two Harbors Board may be made only:

 •
by or at the direction of the Two Harbors Board; or
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provided that the Two Harbors Board has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving the notice and at the time of the meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Two Harbors Bylaws.

The Two Harbors Bylaws provide that, to be timely, a stockholder’s notice must be delivered to the secretary of Two Harbors at the principal executive office of Two Harbors not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

Notice of stockholder nominations for a special meeting must be received by Two Harbors not earlier than the 120th day prior

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which the date of the special meeting and the nominees proposed by Two Harbors Board to be elected at such meeting are first publicly announced.

Business Combinations with Interested Stockholders
Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation that has a class of voting stock that is listed on a national securities exchange from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person or group becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder”, the board of directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding stock owned by certain persons); or (iii) at or after the time the stockholder became an interested stockholder, (a) the board of directors and (b) acting at an annual or special meeting, and not by written consent, at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder, approve the business combination.

Under certain provisions of the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the to-be acquired corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the to-be acquired corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders
Two Harbors Board has exempted the Merger and the other transactions contemplated by the Merger Agreement from the provisions of the Maryland Business Combination Act.

Control Share Acquisitions	Delaware has no similar statute for corporations.
Under the MGCL, holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. The Maryland Control Share Acquisition Act does not apply, however, to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Two Harbors Bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisition by any person of shares of stock of Two Harbors.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders
Stockholder Consent in Lieu of Meeting
The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action required by the DGCL to be taken, or which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The UWMC Charter provides that, from and after the date on which the voting power of all of the then outstanding shares of UWMC Class B Common Stock and UWMC Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, no action that is required or permitted to be taken by the stockholders of UWMC at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

The MGCL generally provides that, unless the charter of a corporation authorizes common stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter.

The Two Harbors Charter authorizes and the Two Harbors Bylaws provide that stockholder action may be taken without a meeting if (i) a unanimous consent is given in writing or by electronic transmission by each stockholder entitled to vote on the matter or (ii) such action is advised, and submitted to the stockholders for approval, by the Two Harbors Board, and a consent, setting forth the action is given, in writing or by electronic transmission, by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders is delivered to Two Harbors in accordance with the MGCL.

Unsolicited Takeovers	No such comparable statutory provisions exist under Delaware law, and, as a Delaware corporation, UWMC is not subject to Subtitle 8.
Under Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”), a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the corporation’s charter or bylaws, to any or all of the following five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

The Two Harbors Charter provides that, pursuant to Subtitle 8, vacancies on the Two Harbors Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Two Harbors Charter and Two Harbors Bylaws unrelated to Subtitle 8, Two Harbors currently (1) requires the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the Two Harbors Board, which removal will be allowed with or without cause, (2) vests in the Two Harbors Board the exclusive power to fix the number of directorships and (3) requires, unless called by the chairman of the board, chief executive officer, president or the Two Harbors Board, the written request of stockholders of not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting.

Appraisal Rights
Under the DGCL, stockholders who do not vote in favor of certain transactions, including, inter alia, a merger, consolidation, conversion, or transfer of the corporation, may have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court; provided, however, that appraisal rights are inapplicable in certain circumstances, including (a) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation as provided in Section 251(f) of the DGCL, and (b) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger, consolidation, conversion, transfer, domestication or continuance to accept for their shares anything other than (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such

Under the MGCL, a stockholder of a Maryland corporation has, upon compliance with the procedural requirements for doing so under the MGCL, the right to demand and receive payment of the fair value of the stockholder’s stock from the surviving corporation if (i) the corporation consolidates or merges with another corporation; (ii) the stockholder’s stock is to be acquired in a share exchange; (iii) the corporation transfers its assets in a manner requiring stockholder approval; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; (v) the transaction is subject to the Maryland Business Combination Act or is exempt from such statute in certain circumstances, or (vi) the corporation is converted into another entity under the MGCL.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof, (ii) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, or depository receipts in respect thereof, (iii) cash in lieu of fractional shares or depository receipts of such corporations or (iv) any combination of the above.

A stockholder of a publicly traded corporation may not have appraisal rights in connection with a merger.

However, no appraisal rights are available to holders of shares of any class of stock if, among other things, (i) the stock is listed on a national securities exchange; (ii) the stock is that of the successor in a merger, unless: (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is generally not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction; (iv) the charter provides that the holders of the stock are not entitled to exercise appraisal rights; or (v) the stock is that of an open-end investment company registered with the SEC under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

The charter of a Maryland corporation may eliminate appraisal rights entirely and the Two Harbors Charter generally denies appraisal rights. Holders of TWO Common Stock do not have appraisal rights with respect to the Merger Proposal and the other transactions contemplated by the Merger Agreement or any of the other proposals to be considered and voted upon at the Two Harbors special meeting of stockholders because TWO Common Stock is listed on the NYSE and the Two Harbors Charter generally denies appraisal rights.

Stockholder Rights Plan	UWMC does not have a stockholder rights plan in effect.	The MGCL includes a statutory provision expressly validating stockholder rights plans. Two Harbors does not have a stockholder rights plan in effect.

Voting Rights	The DGCL provides that each stockholder is entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation.
The MGCL provides that each outstanding share of stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders unless the charter provides for a greater or lesser number of votes per share or limits or denies voting rights.

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

Other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law or UWMC’s governing documents, the majority of votes cast by the holders of the shares having voting power present in person or represented by proxy at a meeting at which a quorum is present will be the act of the stockholders.

Holders of UWMC Class A Common Stock and UWMC Class C Common Stock have one vote per share; holders of UWMC Class B Common Stock and UWMC Class D Common Stock have ten votes per share.

No holder of UWMC Common Stock may vote more than 79% of the total voting power of the holders of the outstanding shares then voting together as a single class on such matter.

The Two Harbors Bylaws provide that each outstanding share of common stock is entitled to one vote on each matter submitted to a vote at meeting of stockholders. If a quorum exists, action on a matter is approved if the action receives the affirmative vote of a majority of the votes cast in person or by proxy, unless the matter being approved is one upon which by express provision of applicable law, the Two Harbors Charter or the Two Harbors Bylaws require a different vote.

Limitation of Liability of Directors and Officers
The DGCL permits a corporation’s certificate of incorporation to include a provision limiting or eliminating personal monetary liability of directors and officers for breaches of fiduciary duty, but such provision does not protect against liability for breaches of (i) the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or stock repurchases, (iv) transactions from which the director or officer derived an improper personal benefit, or (v) any action brought by or in the right of the corporation.

The UWMC Charter provides that a UWMC director is not liable to UWMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Two Harbors Charter provides, to the maximum extent under Maryland law, that no present or former director or officer of Two Harbors is liable to Two Harbors or its stockholders for money damages.

Indemnification of Directors and Officers
The DGCL permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or

Under the MGCL, unless limited by the corporation’s charter, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in a proceeding, must be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. A court of

	Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful.

The UWMC Charter and UWMC Bylaws require that UWMC indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, whether or not brought by or on behalf of UWMC, by reason of the fact that the person is or was a director, officer or employee of UWMC, or is or was serving another entity in such capacity at the request of UWMC. UWMC extends the indemnity to any person who is or was involved in any manner (including, without limitation, as a party or a witness) in any such suit or proceeding. The right of indemnification includes the right to receive payment in advance of any expenses incurred by the person in connection with any proceeding.

appropriate jurisdiction, upon application of a director or officer and such notice as the court will require, may order indemnification in the following circumstances: (i) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, claim, issue or matter, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (ii) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

The Two Harbors Charter permits, and the Two Harbors Bylaws require, that Two Harbors indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of Two Harbors and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of Two Harbors and at the request of Two Harbors, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

REIT Qualification	UWMC has not elected to qualify or attempt to qualify as a REIT, and no similar provision is contained in the UWMC Charter.
The Two Harbors Charter provides that the Two Harbors Board may revoke or otherwise terminate Two Harbors’ REIT election if it determines that it is no longer in Two Harbors’ best interests to continue to qualify as a REIT.

Exclusive Forum Provision	The UWMC Charter provides that, unless an alternative forum is consented to in writing, the	The Two Harbors Bylaws provide that, unless an alternative forum is consented to by Two

Rights of UWMC common stockholders (which will be the rights of common stockholders of the combined company following the Merger)	Rights of Two Harbors common stockholders

sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of UWMC, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of UWMC to UWMC or UWMC’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the UWMC Charter or the UWMC Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be either (i) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or, if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (ii) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware).

Harbors in writing, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Two Harbors, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of Two Harbors to Two Harbors or to the stockholders of Two Harbors, (iii) any action asserting a claim against Two Harbors or any director or officer or other employee of Two Harbors arising pursuant to any provision of the MGCL or the Two Harbors Charter or Two Harbors Bylaws, or (iv) any action asserting a claim against Two Harbors or any director or officer or other employee of Two Harbors that is governed by the internal affairs doctrine.

COMPARISON OF RIGHTS OF UWMC PREFERRED STOCKHOLDERS AND TWO HARBORS PREFERRED STOCKHOLDERS
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of TWO Series A Preferred Stock, TWO Series B Preferred Stock and TWO Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into one newly issued share of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock, or UWMC Series C Preferred Stock, as applicable, with the terms thereof substantially unchanged. As disclosed in Two Harbors’ Annual Report on Form 10-K for the year ended December 31, 2023, the original floating base rate applicable to each preferred series was three-month USD-LIBOR, which ceased to be published on June 30, 2023. Under the Adjustable Interest Rate (LIBOR) Act, and the regulations promulgated thereunder, the replacement reference rate for three-month USD-LIBOR is Three-Month CME Term SOFR plus the Spread Adjustment of 0.26161%. As a result, based on the terms of the LIBOR Act, the floating base rate with respect to each series of UWMC Preferred Stock will be as follows:

Class of Stock	Current Rate	Redemption Eligible Date	Fixed to Floating Rate Conversion Date	Floating Annual Rate**
Series A	8.125%	April 27, 2027	April 27, 2027	3M Rate + 5.660%
Series B	7.625%	July 27, 2027	July 27, 2027	3M Rate + 5.352%
Series C	*	January 27, 2025	January 27, 2025	3M Rate + 5.011%

*	Currently based on Floating Annual Rate.
**	3M Rate is equal to the Three-Month CME Term SOFR plus 0.26161%.
The terms of the newly issued shares of UWMC Series A Preferred Stock, UWMC Series B Preferred Stock, and UWMC Series C Preferred Stock will be set forth in the applicable UWMC certificate of designations, the forms of which are attached to this proxy statement/prospectus as exhibits. For more information, see the section titled “The Merger Agreement—Merger Consideration” beginning on page 71.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT/DIRECTORS OF TWO HARBORS
The following table sets forth certain information regarding the beneficial ownership of shares of the TWO Common Stock, as of February 10, 2026 by (a) each of Two Harbors’ directors, (b) each of Two Harbors’ named executive officers, (c) all of Two Harbors’ directors and executive officers as a group, and (d) each person known to Two Harbors to be the beneficial owner of more than five percent of the issued and outstanding shares of TWO Common Stock. Unless otherwise indicated, all shares of TWO Common Stock are owned directly and the indicated person has sole voting and dispositive power with respect to such shares of TWO Common Stock. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.
Unless otherwise indicated, the address of each person listed below is 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416.

Name and Position	Number of Shares Beneficially Owned	% of All Shares(1)
Directors
E. Spencer Abraham	28,255	*
James J. Bender	35,860	*
Sanjiv Das	9,104	*
William Greenberg(2)	259,033	*
Karen Hammond	47,791	*
Stephen G. Kasnet(3)	85,440	*
James A. Stern	53,537	*
Hope B. Woodhouse	45,138	*
Named Executive Officers
William Dellal	7,565	*
Nicholas Letica	105,045	*
Rebecca B. Sandberg	122,694	*
Robert Rush	78,780	*
Mary Riskey(4)	85,108	*
All directors and executive officers as a group (13 individuals)	910,156	*
More than Five Percent Beneficial Owners
BlackRock, Inc.(5) 55 East 52nd Street, New York, NY 10055	16,598,512	15.8%
The Vanguard Group(6) 100 Vanguard Blvd., Malvern, PA 19355	10,571,743	10.0%

*	Represents ownership of less than 1.0%.
(1)
Based on 105,043,188 shares of common stock outstanding as of February 10, 2026. Under Two Harbors’ Insider Trading Policy, its directors and named executive officers are prohibited from both hedging company stock and from pledging company stock in any manner.

(2)
Includes 3,025 shares held by Mr. Greenberg’s spouse. While Mr. Greenberg retains a pecuniary interest in these shares, he does not have dispositive or voting power with respect thereto and he disclaims any beneficial ownership interest therein.

(3)
Mr. Kasnet also owns 10,000 shares of our 8.125% Series A Preferred Stock, which generally does not have voting rights; Mr. Kasnet’s holdings did not exceed 1.0% of the Series A Preferred Stock issued and outstanding as of February 10, 2026.

(4)
Ms. Riskey retired in August 2024. Accordingly, Ms. Riskey is included in this table individually as a named executive officer, but is not included in this total for all directors, director nominees and executive officers as a group.

(5)
Based on the Schedule 13G/A filed with the SEC on July 18, 2025, by BlackRock, Inc. on behalf of 13 separately identified subsidiary entities. BlackRock reported sole voting power with respect to 16,365,681 shares and sole dispositive power with respect to all shares.

(6)
Based on the Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group as a member of a group. Vanguard reported shared voting power with respect to 70,763 shares, sole dispositive power with respect to 10,404,516 shares and shared dispositive power with respect to 167,227 shares.

EXPERTS
UWMC
The consolidated financial statements of UWMC as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this proxy statement/prospectus by reference to UWMC’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of UWMC’s internal control over financial reporting as of December 31, 2024 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given their authority as experts in accounting and auditing.
TWO HARBORS
The consolidated financial statements of Two Harbors incorporated by reference in Two Harbors’ Annual Report (Form 10-K) for the year ended December 31, 2024 and the effectiveness of Two Harbors’ internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of UWMC Class A Common Stock, the shares of the UWMC Series A Preferred Stock, the UWMC Series B Preferred Stock and the UWMC Series C Preferred Stock to be issued in the Merger will be passed upon by Greenberg Traurig, P.A.

STOCKHOLDER PROPOSALS FOR TWO HARBORS’ 2026 ANNUAL MEETING
If the Merger is completed, Two Harbors stockholders will become stockholders of UWMC, and consequently, Two Harbors will not hold an annual meeting of stockholders in 2026. However, if the Merger is not completed for any reason, Two Harbors expects to hold an annual meeting of stockholders in 2026.
The deadline for stockholders to submit proposals to be considered for inclusion in Two Harbors’ proxy statement for its 2026 annual meeting pursuant to Rule 14a-8 under the Exchange Act was December 3, 2025. If the date of Two Harbors’ 2026 annual meeting is changed by more than 30 days from the date of Two Harbors’ 2025 annual meeting, then the deadline is a reasonable time before Two Harbors begins to print and send its proxy materials.
Stockholders may (outside of Rule 14a-8) nominate candidates for election to the Two Harbors Board or propose business for consideration at the Two Harbors’ 2026 annual meeting under Maryland law and the Two Harbors Bylaws. The Two Harbors Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Two Harbors Board and the proposal of other business to be considered by stockholders may be made only: (i) pursuant to our notice of the meeting; (ii) by or at the direction of the Two Harbors Board; or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by the Two Harbors Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Two Harbors Bylaws. Under the Two Harbors Bylaws, notice of such a nomination or proposal of other business must generally be provided to the Secretary of Two Harbors not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, any such nomination or proposal must include the information required by the Two Harbors Bylaws. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at the Two Harbors 2026 annual meeting must have notified Two Harbors in writing of such proposal by December 3, 2025. If the date of Two Harbors’ 2026 annual meeting is changed by more than 30 days from the date of Two Harbors’ 2025 annual meeting, notice such a nomination or proposal of other business must delivered to the Secretary of Two Harbors not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the date of Two Harbors’ 2026 annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules, Two Harbors stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2026. If the date of the 2026 annual meeting is changed by more than 30 calendar days from the anniversary of Two Harbors’ 2025 annual meeting, then such notice must be provided by the later of 60 calendar days prior to the date of Two Harbors’ 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of Two Harbors’ 2026 annual meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Two Harbors and UWMC each file annual, quarterly and current reports, proxy statements and other information with the SEC. Two Harbors’ and UWMC’s SEC filings are available to the public without charge at the internet website maintained by the SEC at http://www.sec.gov. In addition, you may obtain free copies of the documents filed with the SEC by Two Harbors by accessing Two Harbors’ website at https://www.twoinv.com/investors under the tab “SEC Filings.” You may also obtain free copies of the documents filed with the SEC by UWMC by accessing UWMC’s website at https://investors.uwm.com under the tab “Financials” then under the heading “SEC Filings.” The information provided on Two Harbors’ and UWMC’s websites is not part of this proxy statement/prospectus, and is not incorporated by reference into this proxy statement/prospectus.
UWMC has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of UWMC Class A Common Stock and UWMC Preferred Stock to be issued to Two Harbors stockholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about UWMC Class A Common Stock and UWMC Preferred Stock. The rules and regulations of the SEC allow Two Harbors to omit certain information included in the registration statement from this proxy statement/prospectus.
The SEC allows Two Harbors and UWMC to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means Two Harbors and UWMC can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This proxy statement/prospectus incorporates by reference the Two Harbors documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Two Harbors with the SEC:
•	Annual Report on Form 10-K for the year ended December 31, 2024;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and
•	Current Reports on Form 8-K filed with the SEC on April 18, 2025, May 7, 2025, May 13, 2025, May 15, 2025, May 29, 2025, August 20, 2025, September 19, 2025, December 17, 2025 and December 17, 2025.
This proxy statement/prospectus incorporates by reference the UWMC documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by UWMC with the SEC:
•	Annual Report on Form 10-K for the year ended December 31, 2024, as amended;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;
•	Current Reports on Form 8-K filed with the SEC on March 31, 2025, June 6, 2025, September 10, 2025, September 16, 2025, December 17, 2025 (Item 8.01 only), December 19, 2025 and December 29, 2025; and
•
Description of UWMC’s securities registered pursuant to Section 12 of the Exchange Act filed as Exhibit 4.6 to UWMC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the SEC on May 10, 2022.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Two Harbors and UWMC incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the filing of this initial registration statement on Form S-4 and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Two Harbors or UWMC, as applicable, by requesting them in writing or by telephone as follows:
Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, MN 55416,
Attention: Investor Relations
Telephone: (612) 453-4100
UWM Holdings Corporation
585 South Boulevard E.
Pontiac, Michigan, 48341
Attention: Investor Relations
Telephone: 800-891-8898
You may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from D.F. King, Two Harbors’ proxy solicitor, at the following address and telephone number:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Email: TWO@dfking.com
Banks and Brokers, please call: (646) 677-2516
Toll-Free: (888) 887-0082
If you are a stockholder of Two Harbors and would like to request documents, please do so by March 9, 2026, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from Two Harbors or UWMC, Two Harbors or UWMC, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Two Harbors or UWMC, as the case may be, receives your request.
This proxy statement/prospectus is a prospectus of UWMC and a proxy statement of Two Harbors for the special meeting. Neither Two Harbors nor UWMC has authorized anyone to give any information or make any representation about the Merger or Two Harbors or UWMC that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that Two Harbors or UWMC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated February 9, 2026. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Two Harbors stockholders nor the issuance of shares of UWMC Class A Common Stock and UWMC Preferred Stock in the Merger will create any implication to the contrary. Neither Two Harbors nor UWMC assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Two Harbors of their desire to receive multiple copies of the proxy statement/prospectus. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Two Harbors, notify Two Harbors’ investor relations department at 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations, Tel. 612-453-4100. Two Harbors stockholders who share a single address, but receive multiple copies of Two Harbors’ proxy statement, may request that in the future they receive a single copy by notifying Two Harbors at the telephone and address set forth in the preceding sentence. In addition, Two Harbors will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On December 17, 2025, UWMC, Merger Sub and Two Harbors entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the satisfaction of the conditions specified therein, Two Harbors will merge with and into Merger Sub with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of UWMC. As part of the Merger, Merger Sub will be contributed to UWM Holdings, LLC (“Holdings LLC”) and will continue operations as a subsidiary of Holdings LLC.
The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) of UWMC has been prepared in accordance with Article 11 of Regulation S-X and gives pro forma effect to the Merger. The Pro Forma Financial Information includes adjustments intended to illustrate the estimated pro forma effects of the Merger (“Transaction Accounting Adjustments”).
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the Merger as if it had been completed on September 30, 2025, and combines the unaudited consolidated balance sheet of UWMC as of September 30, 2025 with the unaudited consolidated balance sheet of Two Harbors as of September 30, 2025.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the Merger as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the unaudited consolidated statement of operations of UWMC for the nine months ended September 30, 2025 and the unaudited consolidated statement of operations of Two Harbors for the nine months ended September 30, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the audited consolidated statement of operations of UWMC for the year ended December 31, 2024 and the audited consolidated statement of operations of Two Harbors for the year ended December 31, 2024.
The unaudited Pro Forma Financial Information contained herein does not give effect to any financial results of UWMC or Two Harbors following September 30, 2025.
The unaudited Pro Forma Financial Information and related notes are derived from, and should be read in conjunction with, the following:
•	The accompanying notes to the unaudited Pro Forma Financial Information;
•
The unaudited consolidated financial statements of UWMC as of and for the nine months ended September 30, 2025 and the related notes, as included in UWMC’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on November 6, 2025;

•
The audited consolidated financial statements of UWMC as of and for the year ended December 31, 2024 and the related notes, as included in UWMC’s Annual Report on Form 10-K as filed with the SEC on February 26, 2025;

•
The unaudited consolidated financial statements of Two Harbors as of and for the nine months ended September 30, 2025 and the related notes, as included in Two Harbors’ Quarterly Report on Form 10-Q as filed with the SEC on October 28, 2025; and

•
The audited consolidated financial statements of Two Harbors as of and for the year ended December 31, 2024 and the related notes, as included in Two Harbors’ Annual Report on Form 10-K as filed with the SEC on February 18, 2025.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated on the dates indicated or that the combined company may achieve in future periods. The Transaction Accounting Adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable and supportable. As the unaudited Pro Forma Financial Information has been prepared based on these assumptions, the final amounts recorded may differ materially from the information presented herein. Further, the unaudited Pro Forma Financial Information does not reflect any operating synergies, dis-synergies, or cost savings that may result from the Merger.

UWM HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(in thousands)

	UWMC	Two Harbors	Transaction Accounting Adjustments (Note 5)		UWMC
	(Historical)	(Reclassified) (Note 3)			Pro Forma Combined
Assets
Cash and cash equivalents	$870,703	$886,921	$—		$1,757,624
Mortgage loans at fair value	10,784,461	12,635	—		10,797,096
Derivative assets	91,446	135,431	—		226,877
Investment securities at fair value, pledged	101,277	6,348,157	—		6,449,434
Accounts receivable, net	548,090	623,605	—		1,171,695
Mortgage servicing rights	3,308,585	2,626,706	—		5,935,291
Premises and equipment, net	164,985	4,429	—		169,414
Operating lease right-of-use asset	95,957	27,889	—		123,846
Finance lease right-of-use asset, net	21,219	—	—		21,219
Loans eligible for repurchase from Ginnie Mae	749,089	—	—		749,089
Other assets	286,525	200,634	206,453	(a) (b) (c)	693,612
Total assets	$17,022,337	$10,866,407	$206,453		$28,095,197
Liabilities and equity
Warehouse lines of credit	9,783,664	8,452	—		9,792,116
Derivative liabilities	41,209	7,720	—		48,929
Secured lines of credit	—	945,371	—		945,371
Borrowings against investment securities	87,142	7,104,650	—		7,191,792
Accounts payable, accrued expenses and other	706,993	577,632	(54,224)	(a) (d)	1,230,401
Accrued distributions and dividends payable	160,846	49,030	—		209,876
Senior notes	3,780,620	110,866	6,694	(e)	3,898,180
Convertible senior notes	—	261,370	(3,363)	(f)	258,007
Operating lease liability	102,333	29,599	—		131,932
Finance lease liability	23,363	—	—		23,363
Loans eligible for repurchase from Ginnie Mae	749,089	—	—		749,089
Total liabilities	$15,435,259	$9,094,690	$(50,893)		$24,479,056
Equity
Preferred stock	$—	$601,467	$6,636	(g)	$608,103
Common stock	160	1,041	(1,016)	(g)	185
Additional paid-in capital	7,579	5,946,814	(5,279,881)	(g) (h)	674,512
Accumulated other comprehensive loss	—	(51,841)	51,841	(g)	—
Retained earnings	169,935	(4,725,764)	4,716,627	(g)	160,798
Non-controlling interest	1,409,404	—	763,139	(h)	2,172,543
Total equity	$1,587,078	$1,771,717	$257,346		$3,616,141
Total liabilities and equity	$17,022,337	$10,866,407	$206,453		$28,095,197

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UWM HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2025
(in thousands, except share and per share amounts)

	UWMC	Two Harbors	Transaction Accounting Adjustments (Note 5)		UWMC
	(Historical)	(Reclassified) (Note 3)			Pro Forma Combined
Revenue
Loan production income	$1,294,777	$6,757	$—		$1,301,534
Loan servicing income	538,349	481,661	—		1,020,010
Interest income	382,196	322,079	—		704,275
Total revenue	$2,215,322	$810,497	$—		$3,025,819
Other gains (losses)
Change in fair value of mortgage servicing rights	(807,831)	(177,019)	$—		(984,850)
(Loss) on investment securities	—	(81,746)	—		(81,746)
Gain (loss) on other interest rate derivatives	236,717	(112,649)	—		124,068
Other gains (losses), net	$(571,114)	$(371,414)	$—		$(942,528)
Expenses
Salaries, commissions and benefits	$627,021	$69,365	—		$696,386
Direct loan production costs	153,670	206	—		153,876
Marketing, travel, and entertainment	71,979	387	—		72,366
Depreciation and amortization	36,287	795	—		37,082
General and administrative	190,390	43,078	—		233,468
Servicing costs	99,445	29,742	—		129,187
Interest expense	385,961	385,535	(272)	(j)	771,224
Litigation settlement expense	—	375,000	—		375,000
Other expense (income)	(1,817)	(2,304)	—		(4,121)
Total expenses	$1,562,936	$901,804	$(272)		$2,464,468
Earnings (loss) before income taxes	$81,272	$(462,721)	$272		$(381,177)
Provision for (benefit from) income taxes	1,733	3,296	(20,204)	(k)	(15,175)
Net income (loss)	$79,539	$(466,017)	$20,476		$(366,002)
Dividends on preferred stock	—	(39,749)	—		(39,749)
Net income (loss) attributable to common stockholders and non-controlling interest	79,539	(505,766)	20,476		(405,751)
Net income (loss) attributable to non-controlling interest	71,571	—	(387,465)	(l)	(315,894)
Net income (loss) attributable to UWM Holdings Corporation	$7,968	$(505,766)	$407,940		$(89,858)
Earnings (loss) per share of Class A common stock (see Note 5(m))
Basic	$0.04				$(0.20)
Diluted	$0.04				$(0.20)
Weighted average shares outstanding (see Note 5(m)):
Basic	196,072,271				443,066,555
Diluted	1,598,953,257				443,066,555

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UWM HOLDINGS CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2024
(in thousands, except share and per share amounts)

	UWMC	Two Harbors	Transaction Accounting Adjustments (Note 5)		UWMC
	(Historical)	(Reclassified) (Note 3)			Pro Forma Combined
Revenue
Loan production income	$1,528,840	$2,409	$—		$1,531,249
Loan servicing income	636,665	681,648	—		1,318,313
Interest income	508,621	450,152	—		958,773
Total revenue	$2,674,126	$1,134,209	—		$3,808,335
Other gains (losses)
Change in fair value of mortgage servicing rights	(294,999)	(62,674)	—		(357,673)
Loss on investment securities	—	(40,038)	—		(40,038)
(Loss) gain on other interest rate derivatives	(215,436)	106,854	—		(108,582)
Other gains (losses), net	$(510,435)	$4,142	$—		$(506,293)
Expenses
Salaries, commissions and benefits	$689,160	$89,753	$—		$778,913
Direct loan production costs	190,277	—	—		190,277
Marketing, travel, and entertainment	96,782	541	—		97,323
Depreciation and amortization	45,474	2,262	—		47,736
General and administrative	209,838	43,996	28,831	(i)	282,665
Servicing costs	110,986	49,511	—		160,497
Interest expense	490,763	607,806	(362)	(j)	1,098,207
Other expense (income)	(5,546)	(272)	—		(5,818)
Total expenses	$1,827,734	$793,597	$28,469		$2,649,800
Earnings before income taxes	$335,957	$344,754	$(28,469)		$652,242
Provision for (benefit from) income taxes	6,582	46,586	(13,391)	(k)	39,777
Net income	$329,375	$298,168	$(15,078)		$612,465
Dividends on preferred stock	—	(47,136)	—		(47,136)
Gain on repurchase and retirement of preferred stock	—	644	—		644
Net income attributable to common stockholders and non-controlling interest	$329,375	$251,676	$(15,078)		$565,973
Net income attributable to non-controlling interest	314,971	—	174,818	(l)	489,789
Net income attributable to UWM Holdings Corporation	$14,404	$251,676	$(189,896)		$76,184
Earnings per share of Class A common stock (see Note 5(m)):
Basic	$0.13				$0.21
Diluted	$0.13				$0.21
Weighted average shares outstanding (see Note 5(m)):
Basic	111,374,469				358,368,753
Diluted	111,374,469				358,368,753

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Note 1—Description of the Merger
On December 17, 2025 UWMC entered into the Merger Agreement by and among Merger Sub and Two Harbors to acquire all of the issued and outstanding equity securities of Two Harbors. Subject to the terms and conditions of the Merger Agreement, at the Effective Time (the “Effective Time”), each outstanding share of TWO Common Stock, will be converted into the right to receive newly issued UWMC Class A Common Stock, equal to the Exchange Ratio, and cash payable in lieu of fractional shares.
Additionally, at the Effective Time, the outstanding shares of TWO Preferred Stock will be converted into the right to receive UWMC Preferred Stock as follows:
•	Each outstanding share of Two Harbors Series A Preferred Stock will be automatically converted into the right to receive one share of UWMC Series A Preferred Stock with the same terms;
•	Each outstanding share of Two Harbors Series B Preferred Stock will be automatically converted into the right to receive one share of UWMC Series B Preferred Stock with the same terms; and
•	Each outstanding share of Two Harbors Series C Preferred Stock will be automatically converted into the right to receive one share of UWMC Series C Preferred Stock with the same terms.
UWMC is the manager of Holdings LLC, the holding company for the UWM business operations, and its only material direct asset consists of its Class A Common Units in Holdings LLC. As a result of UWMC’s Up-C corporate structure, as part of the Merger, Merger Sub will be contributed to Holdings LLC or a subsidiary of Holdings LLC in exchange for additional Class A Common Units in Holdings LLC (in an amount equal to the number of shares of UWMC Class A Common Stock issued as part of the Common Merger Consideration), cash equal in amount to that payable in lieu of fractional shares as part of the Common Merger Consideration, and newly issued Preferred Units in Holdings LLC which are in the aggregate substantially equivalent in all respects to the UWMC Preferred Stock. Accordingly, upon consummation of the Merger, UWMC stockholders are expected to own an approximate 87% economic interest in the equity of the combined operating company (Holdings LLC) on a pro forma fully diluted basis, while former Two Harbors common stockholders are expected to own approximately 13%. After the Merger, UWMC will continue to be the manager of Holdings LLC with an approximate 26.1% economic interest in Holdings LLC, and SFS Holding Corp. will own an approximate 73.9% non-controlling economic interest in Holdings LLC. The Merger is structured as an all-stock transaction and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. No cash consideration will be paid to Two Harbors stockholders in connection with the transaction other than in lieu of fractional shares, which receipt of cash in lieu of fractional shares is expected to be taxable to Two Harbors stockholders.
Note 2—Basis of Presentation
The unaudited Pro Forma Financial Information was prepared in accordance with Article 11 of Regulation S-X.
The historical consolidated financial statements of UWMC and Two Harbors were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 3, certain reclassifications were made to conform the historical presentation of Two Harbors’ consolidated financial statements to that of UWMC’s financial statement presentation. The accounting policies used in the preparation of the unaudited Pro Forma Financial Information are those set out in UWMC’s audited financial statements for the year ended December 31, 2024. Management conducted a preliminary evaluation of accounting policies used by Two Harbors compared to accounting policies used by UWMC and determined that no material differences in accounting policies have been identified. Therefore, no adjustments to conform accounting policies have been reflected in the unaudited Pro Forma Financial Information.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the Merger as if it had been completed on September 30, 2025, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the Merger as if it had been completed on January 1, 2024.
The unaudited Pro Forma Financial Information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with UWMC as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical financial statements of UWMC and Two Harbors. Refer to Note 4 for additional information regarding the accounting treatment and preliminary purchase price allocation.
The unaudited Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated on the dates indicated or that the combined company may achieve in future periods. The unaudited Pro Forma Financial Information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger, or any integration costs that may be incurred. The Transaction Accounting Adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that UWMC believes are reasonable and supportable. As the unaudited Pro Forma Financial Information has been prepared based on these assumptions, the final amounts recorded may differ materially from the information presented herein.
Note 3—Reclassification Adjustments
Certain reclassification adjustments have been made to conform Two Harbors’ historical financial statement presentation to UWMC’s financial statement presentation in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025
Refer to the table below for a summary of reclassification adjustments made to present Two Harbors’ historical consolidated balance sheet to conform with UWMC’s historical balance sheet presentation as of September 30, 2025 (in thousands):

UWMC Consolidated Balance Sheet Line Items (Historical)	Two Harbors Consolidated Balance Sheet Line Items (Historical)	Two Harbors (Historical)	Reclassification Adjustments		Two Harbors (Reclassified)
Assets
Cash and cash equivalents	Cash and cash equivalents	$770,533	$116,388	(a)	$886,921
	Restricted cash	116,388	(116,388)	(a)	—
Mortgage loans at fair value	Mortgage loans held-for-sale, at fair value	12,635			12,635
Derivative assets	Derivative assets, at fair value	135,431			135,431
Investment securities at fair value, pledged	Available-for-sale securities, at fair value	6,348,157			6,348,157
Accounts receivable, net	Accrued interest receivable	28,325	595,280	(b) (c)	623,605
	Due from counterparties	505,353	(505,353)	(b)	—
Mortgage servicing rights	Mortgage servicing rights, at fair value	2,626,706			2,626,706
Premises and equipment, net		—	4,429	(c)	4,429
Operating lease right-of-use asset		—	27,889	(c)	27,889
	Reverse repurchase agreements	158,135	(158,135)	(d)	—
Other assets	Other assets	164,744	35,890	(c) (d)	200,634
Liabilities and Equity
Warehouse lines of credit	Warehouse lines of credit	$8,452			$8,452
Derivative liabilities	Derivative liabilities, at fair value	7,720			7,720
Secured lines of credit	Revolving credit facilities	945,371			945,371
Borrowings against investment securities	Repurchase agreements	7,104,650			7,104,650
Accounts payable, accrued expenses and other	Accrued interest payable	45,226	$532,406	(e) (f)	577,632
Accrued distributions and dividends payable	Dividends payable	49,030			49,030
Senior notes	Senior notes	110,866			110,866
	Convertible senior notes	261,370			261,370
	Due to counterparties	390,599	(390,599)	(e)	—

UWMC Consolidated Balance Sheet Line Items (Historical)	Two Harbors Consolidated Balance Sheet Line Items (Historical)	Two Harbors (Historical)	Reclassification Adjustments		Two Harbors (Reclassified)
Operating lease liability		—	29,599	(f)	29,599
	Other liabilities	171,406	(171,406)	(f)	—
Preferred stock	Preferred stock	601,467			601,467
Common stock	Common stock	1,041			1,041
Additional paid-in capital	Additional paid-in capital	5,946,814			5,946,814
	Accumulated other comprehensive loss	(51,841)			(51,841)
Retained earnings	Cumulative earnings	1,182,768	(5,908,532)	(g)	(4,725,764)
	Cumulative distributions to stockholders	(5,908,532)	5,908,532	(g)	—

a)
On its historical unaudited consolidated balance sheet, Two Harbors presented $116.4 million of restricted cash as a separate line item. This reclassification adjustment is to present restricted cash within cash and cash equivalents on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

b)
On its historical unaudited consolidated balance sheet, Two Harbors presented $505.4 million due from counterparties as a separate line item. This balance includes cash held by counterparties for payment of principal and interest, as well as cash held by counterparties for securities and derivatives trading activity, servicing activities, and collateral for Two Harbors’ borrowings. This reclassification adjustment is to present due from counterparties within accounts receivable, net on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

c)
On its historical unaudited consolidated balance sheet, Two Harbors presented $27.9 million of operating lease right-of-use assets, $4.4 million of premises and equipment, net, and $89.9 million of servicing advances within other assets. This reclassification adjustment is to present these items within operating lease right-of-use assets, premises and equipment, net, and accounts receivable, net on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

d)
On its historical unaudited consolidated balance sheet, Two Harbors presented $158.1 million of reverse repurchase agreements as a separate line item. This reclassification is to present reverse repurchase agreements within other assets on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

e)
On its historical unaudited consolidated balance sheet, Two Harbors presented $390.6 million due to counterparties as a separate line item. This balance includes cash payable upon settlement of trade positions as well as cash deposited to and held by Two Harbors for securities and derivatives trading activity, servicing activities, and collateral for borrowings, as well as purchase price holdbacks on mortgage servicing rights acquisitions for early prepayment or default provisions, collateral exceptions, and other contractual terms. This reclassification adjustment is to present due to counterparties within accounts payable, accrued expenses and other on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

f)
On its historical unaudited consolidated balance sheet, Two Harbors presented other liabilities as a separate line item. This reclassification adjustment is to present $29.6 million of this amount within operating lease liabilities and the remaining $141.8 million within accounts payable, accrued expenses, and other on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

g)
On its historical unaudited consolidated balance sheet, Two Harbors presented $5.9 billion of cumulative distributions to stockholders as a separate line item. This reclassification adjustment is to present cumulative distributions to stockholders within retained earnings on the unaudited pro forma condensed combined balance sheet to conform with UWMC’s presentation.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2025
Refer to the table below for a summary of adjustments made to present Two Harbors’ historical consolidated statement of comprehensive (loss) income to conform with UWMC’s historical consolidated statement of operations presentation for the nine months ended September 30, 2025 (in thousands):

UWMC Consolidated Statement of Operations Line Items (Historical)	Two Harbors Consolidated Statement of Comprehensive (Loss) Income Line Items (Historical)	Two Harbors (Historical)	Reclassification Adjustments		Two Harbors (Reclassified)
Loan production income	Gain on mortgage loans held-for-sale	$3,148	$3,609	(a)	$6,757
Loan servicing income	Servicing income	481,661			481,661
Interest income	Interest income	322,079			322,079
Change in fair value of mortgage servicing rights	(Loss) on servicing asset	(177,019)			(177,019)
	(Loss) on investment securities	(81,746)			(81,746)
Gain on other interest rate derivatives	Gain (loss) on interest rate swap and swaption agreements	(147,436)	34,787	(b)	(112,649)
	Gain (loss) on other derivatives instruments	34,787	(34,787)	(b)	—
Salaries, commissions and benefits	Compensation and benefits	69,365			69,365
Direct loan production costs			206	(c)	206
Marketing, travel, and entertainment			387	(c)	387
Depreciation and Amortization			795	(c)	795
General and administrative	Other operating expenses	64,863	(21,785)	(c)	43,078
Servicing costs	Servicing costs	9,345	20,397	(c)	29,742
Interest expense	Interest expense	385,535			385,535
	Litigation settlement expense	375,000			375,000
Other expense (income)	Other income	(5,913)	3,609	(a)	(2,304)
Provision for income taxes	Provision for (benefit from) income taxes	3,296			3,296

a)
On its historical consolidated statement of comprehensive (loss) income, Two Harbors presented $3.6 million of loan production income within other income. This reclassification adjustment is to present this amount within loan production income in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

b)
On its historical consolidated statement of comprehensive (loss) income, Two Harbors presented $34.8 million of gain on other derivative instruments as a separate line item. This reclassification adjustment is to present this amount within gain on other interest rate derivatives in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

c)
On its historical consolidated statement of comprehensive (loss) income, Two Harbors presented $20.4 million of servicing costs, $0.2 million of direct loan production costs, $0.4 million of marketing, travel and entertainment expense, and $0.8 million of depreciation and amortization expense within other operating expenses. These reclassification adjustments are to present these amounts within servicing costs, direct loan production costs, marketing, travel and entertainment expense, and depreciation and amortization expense, respectively, in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024
Refer to the table below for a summary of adjustments made to present Two Harbors’ historical consolidated statement of comprehensive income (loss) to conform with UWMC’s historical consolidated statement of operations presentation for the year ended December 31, 2024 (in thousands):

UWMC Consolidated Statement of Operations Line Items (Historical)	Two Harbors Consolidated Statement of Comprehensive Income (Loss) Line Items (Historical)	Two Harbors (Historical)	Reclassification Adjustments		Two Harbors (Reclassified)
Loan production income	Gain on mortgage loans held-for-sale	$1,482	$927	(a)	$2,409
Loan servicing income	Servicing income	681,648			681,648
Interest income	Interest income	450,152			450,152
Change in fair value of mortgage servicing rights	(Loss) on servicing asset	(62,674)			(62,674)
	(Loss) on investment securities	(40,038)			(40,038)
Gain on other interest rate derivatives	Gain (loss) on interest rate swap and swaption agreements	147,871	(41,017)	(b)	106,854
	Gain (loss) on other derivatives instruments	(41,017)	41,017	(b)	—
Salaries, commissions and benefits	Compensation and benefits	89,753			89,753
Marketing, travel, and entertainment			541	(c)	541
Depreciation and Amortization			2,262	(c)	2,262
General and administrative	Other operating expenses	76,241	(32,245)	(c)	43,996
Servicing costs	Servicing costs	20,069	29,442	(c)	49,511
Interest expense	Interest expense	607,806			607,806
Other expense (income)	Other income	(1,199)	927	(a)	(272)
Provision for income taxes	Provision for (benefit from) income taxes	46,586			46,586

a)
On its historical consolidated statement of comprehensive income (loss), Two Harbors presented $0.9 million of loan production income within other income. This reclassification adjustment is to present this amount within loan production income in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

b)
On its historical consolidated statement of comprehensive income (loss), Two Harbors presented $41.0 million of loss on other derivative instruments as a separate line item. This reclassification adjustment is to present this amount within gain on other interest rate derivatives in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

c)
On its historical consolidated statement of comprehensive income (loss), Two Harbors presented $29.4 million of servicing costs, $0.5 million of marketing, travel and entertainment expense, and $2.3 million of depreciation and amortization expense within other operating expenses. These reclassification adjustments are to present these amounts within servicing costs, marketing, travel and entertainment, and depreciation and amortization, respectively, in the pro forma condensed combined statement of operations to conform with UWMC’s presentation.

Note 4—Accounting Treatment and Preliminary Purchase Price Allocation
Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair values, and transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of identifiable assets acquired and liabilities assumed, if any, is allocated to goodwill.
The preliminary merger consideration is based upon the estimated Class A common shares of UWMC to be issued multiplied by UWMC’s share price as of January 21, 2026, as well as the estimated fair value of the UWMC preferred stock to be issued. The final merger consideration will be based on the actual number of Class A common shares of UWMC issued multiplied by UWMC’s share price as of the date of the closing of the Merger, as well as the fair value of the preferred shares issued as of the date of closing of the Merger.
In accordance with ASC 805, UWMC assigns fair value to assets acquired and liabilities assumed using best estimates and assumptions as of the Merger date. The determination of the estimated fair value of assets acquired requires significant judgment and often involves the use of various estimates and assumptions. To determine the preliminary estimate of fair values of assets acquired and liabilities assumed, UWMC used benchmark studies and other appropriate valuation techniques, in addition to the historical unaudited balance sheet of Two Harbors as of September 30, 2025, which carries Two Harbors’ available-for-sale securities, mortgage servicing rights, mortgage loans, and derivative instruments at fair value, and the fair values of Two Harbors’ senior notes and convertible senior notes disclosed in the footnotes to the historical financial statements of Two Harbors as of and for the nine months ended September 30, 2025, collectively with the consequential tax effects of the Merger. UWMC has preliminarily identified no material identifiable intangible assets based on benchmark studies and other appropriate valuation techniques.
The estimated fair values and purchase price allocation are preliminary. A final determination of the fair value of assets acquired, including any identifiable intangible assets, and liabilities assumed will be performed within one year of the Merger closing date. Since the Pro Forma Financial Information has been prepared based on preliminary fair values, the final amounts may differ materially from the information presented herein.
Preliminary Merger Consideration
The following table presents the preliminary merger consideration:

(in thousands, except share count, exchange ratio, and share price)	Amount
Estimated shares of Two Harbors common stock to be exchanged for UWMC common stock(a)	105,878,894
Exchange ratio	2.3328
Estimated shares of UWMC Class A common stock to be issued	246,994,284
UWMC closing share price(b)	$5.79
Total common stock consideration	$1,430,097
Estimated fair value of Series A preferred stock to be issued	123,781
Estimated fair value of Series B preferred stock to be issued	244,430
Estimated fair value of Series C preferred stock to be issued	239,892
Total preferred stock consideration(c)	$608,103
Total preliminary merger consideration(d)	$2,038,200

(a)
Includes 1,723,076 outstanding unvested RSUs and PSUs of Two Harbors as of September 30, 2025. Pursuant to the Merger Agreement, all RSUs and PSUs outstanding immediately prior to the Effective Time, whether vested or unvested, will be automatically cancelled and converted into the right to receive UWMC common stock at the Exchange Ratio in the Merger Agreement.

(b)	The value of the estimated shares of UWMC Class A common stock to be issued is based on the publicly quoted share price of UWMC common stock of $5.79 as of January 21, 2026.
(c)
The value of the estimated shares of UWMC Series A, Series B, and Series C preferred stock to be issued is based on 5,050,221, 10,159,200, and 9,661,396 outstanding shares of Two Harbors Series A, Series B, and Series C preferred stock, respectively, as of September 30, 2025 and the publicly quoted share prices of Two Harbors Series A, Series B, and Series C preferred stock of $24.51, $24.06, and $24.83 as of January 21, 2026. As UWMC historically does not have outstanding preferred stock, the share price of Two Harbors’ preferred stock is determined to approximate the fair value of the UWMC preferred stock to be issued, as the UWMC preferred stock to be issued as merger consideration will have identical terms to the currently outstanding Two Harbors preferred stock.

(d)
Although cash will be distributed by UWMC to Two Harbors’ stockholders in lieu of fractional shares, this amount is expected to be immaterial and therefore has not been considered as a separate component of total preliminary merger consideration.

The preliminary merger consideration could significantly differ from the amounts presented due to movements in UWMC’s share price and changes in fair value of the preferred stock up to the closing date. A hypothetical increase or decrease of 10.0% in the share price of UWMC’s common stock and Two Harbors’ preferred stock as of January 21, 2026 would increase or decrease preliminary merger consideration to the following amounts, which would primarily result in an increase or decrease to the amount allocated to goodwill in the preliminary purchase price allocation below:

(in thousands, except share price)	Share price	Preliminary Merger Consideration
Common stock:
10.0% increase	$6.37	$1,573,354
10.0% decrease	5.21	1,286,840
Series A preferred stock:
10.0% increase	26.96	136,154
10.0% decrease	22.06	111,408
Series B preferred stock:
10.0% increase	26.47	268,914
10.0% decrease	21.65	219,947
Series C preferred stock:
10.0% increase	27.31	263,853
10.0% decrease	22.35	215,932
Total common and preferred stock:
10.0% increase		$2,242,275
10.0% decrease		$1,834,127

Preliminary Purchase Price Allocation
The following table presents the preliminary purchase price allocation as if the Merger had been completed on September 30, 2025:

(in thousands)	Preliminary Fair Value
Total preliminary merger consideration	$2,038,200
Assets
Cash and cash equivalents	886,921
Mortgage loans at fair value	12,635
Derivative assets	135,431
Investment securities at fair value, pledged	6,348,157
Accounts receivable, net	623,605
Mortgage servicing rights	2,626,706
Premises and equipment, net	4,429
Operating lease right-of-use asset	27,889
Other assets	287,740
Total assets	$10,953,513
Liabilities
Borrowings against investment securities	7,104,650
Warehouse lines of credit	8,452
Derivative liabilities	7,720
Secured lines of credit	945,371
Accounts payable, accrued expenses and other	494,577
Accrued distributions and dividends payable	49,030
Senior notes	117,560

(in thousands)	Preliminary Fair Value
Convertible senior notes	258,007
Operating lease liability	29,599
Total liabilities	$9,014,966
Net assets	1,938,547
Goodwill	$99,653

Note 5—Transaction Accounting Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects the following adjustments:
a)
Reflects an increase to other assets to reflect the recalculated deferred tax asset related to acquired basis differences for UWMC’s acquisition of Two Harbors (see Note 4); an adjustment to other assets for UWMC’s contribution of Two Harbors into the Holdings LLC partnership, resulting in a net increase to the deferred tax asset related to the increase in its ownership interest of Holdings LLC, with a corresponding increase to retained earnings; and a decrease to accounts payable, accrued expenses, and other to eliminate Two Harbors’ historical deferred tax liability (see Note 4). The following table summarizes the impacts of these pro forma adjustments:

(In thousands)	Amount
Other assets:
Deferred tax asset arising from the Merger	$119,273
Impact on UWMC’s deferred tax asset from contribution of Two Harbors (see Note 5(g))	19,694
Net pro forma adjustment to other assets	$138,967
Accrued expenses, accounts payable, and other liabilities:
Elimination of Two Harbors’ historical deferred tax liability	$83,055

b)
Reflects preliminary goodwill as a result of the merger of $99.7 million (see Note 4) and the elimination of Two Harbors’ historical goodwill of $27.5 million and historical intangible assets related to a prior acquisition of $0.6 million, which was included within other assets in Two Harbors’ historical consolidated balance sheet. The goodwill is not expected to be deductible for tax purposes.

c)	Reflects the elimination of $4.1 million of Two Harbors’ historical unamortized debt issuance costs related to mortgage servicing rights financing.
d)
Represents an increase of $28.8 million to accounts payable, accrued expenses and other related to transaction costs (primarily legal, professional services, and regulatory fees) not reflected in the historical financial statements that UWMC expects to incur related to the Merger, with a corresponding decrease to retained earnings.

e)	Represents the preliminary purchase accounting adjustment for senior notes further described in Note 4.

(In thousands)	Amount
Preliminary fair value of senior notes (Note 4)	$117,560
Less: Historical book value of senior notes	(110,866)
Pro forma adjustment	$6,694

f)	Represents the preliminary purchase price accounting adjustment for convertible senior notes as further described in Note 4.

(In thousands)	Amount
Preliminary fair value of convertible senior notes (Note 4)	$258,007
Less: Historical book value of convertible senior notes	(261,370)
Pro forma adjustment	$(3,363)

g)	Represents the adjustments to equity, which are summarized in the table below:

(In thousands)	Preferred stock	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Non- controlling interest
Elimination of historical Two Harbors’ equity	$(601,467)	$(1,041)	$(5,946,814)	$51,841	$4,725,764	$—
Issuance of UWMC Class A common stock in connection with the Merger (Note 4)	—	25	1,430,072	—	—	—
Issuance of UWMC Series A, Series B, and Series C preferred stock in connection with the Merger (Note 4)	608,103	—	—	—	—	—
Estimated Merger-related deferred tax impacts (Note 5(a))	—	—	—	—	19,694	—
Estimated Merger-related transaction costs (Note 5(d))	—	—	—	—	(28,831)	—
Pro forma adjustment to non-controlling interests (Note 5(h))	—	—	(763,139)	—	—	763,139
Total pro forma adjustments	$6,636	$(1,016)	$(5,279,881)	$51,841	$4,716,627	$763,139

h)
Represents the adjustment to non-controlling interest due to the issuance UWMC Class A common stock in connection with the Merger (see Note 4), which will result in an equivalent increase in the number of Class A Common Units of Holdings LLC held by UWMC. Following the Merger, UWMC will hold Class A Common Units comprising approximately 26.1% of the total economic interests in Holdings, LLC (which will include the net assets of Two Harbors and the legacy United Wholesale Mortgage, LLC business); the remaining 73.9% economic interest is comprised of Class B Common Units which are held by non-controlling interests (SFS Holding Corp.).

The following table summarizes the pro forma ownership of common units in Holdings LLC as of September 30, 2025:

	Common Units	Ownership Percentage
UWMC ownership of Class A Common Units(a)	481,286,214	26.1%
SFS Corp. ownership of Class B Common Units	1,365,482,620	73.9%
Total	1,846,768,834	100.0%

(a)
Computed as the historical 234,291,930 Class A Common Units issued and outstanding as of September 30, 2025 plus an estimated 246,994,284 Class A Common Units expected to be received by UWMC in connection with the Merger.

The following table presents the computation of pro forma non-controlling interest as of September 30, 2025:

(in thousands, except percentage)	Amount
Total equity, as reported in UWMC’s historical balance sheet	$1,587,078
Plus: UWMC net liabilities not attributable to Holdings LLC	64,154
Subtotal	$1,651,232
Issuance of UWMC common and preferred stock in connection with the Merger(a)	2,038,200
Less: Preferred stock	(608,103)
Less: Deferred taxes related to Two Harbors assets not attributable to Holdings LLC	(119,273)
Less: Transaction costs (excluding $5,065 of UWMC transaction costs)(b)	(23,766)
Pro forma equity attributable to common units of Holdings LLC	$2,938,290
Pro forma non-controlling interest ownership percentage in Holdings LLC	73.9%
Pro forma non-controlling interest	$2,172,543
Less: Non-controlling interest, as reported in UWMC’s historical balance sheet	(1,409,404)
Pro forma adjustment	$763,139

(a)	Includes the fair value of both the UWMC Common Stock and UWMC Preferred Stock to be issued.
(b)
$5.1 million of estimated transaction costs that do not directly benefit Holdings LLC, including costs related to obtaining fairness opinions for the Merger and the legal and accounting fees related to the preparation and filing of this Form S-4, which will be incurred directly by UWMC, and therefore are not allocated to the non-controlling interest at Holdings LLC.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2025 and the Year Ended December 31, 2024
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 reflect the following adjustments:
i)
Reflects an increase to general and administrative expense of $28.8 million for the year ended December 31, 2024 related to transaction costs (primarily legal, professional services, and regulatory fees), not reflected in the historical financial statements, that UWMC expects to incur related to the Merger. These non-recurring costs are not anticipated to affect the unaudited pro forma condensed combined statement of operations beyond twelve months after the closing date.

j)
Reflects a net decrease to interest expense of $0.3 million for the nine months ended September 30, 2025 (comprised of a decrease to interest expense of $1.2 million related to the convertible senior notes partially offset by an increase of $0.9 million related to the senior notes) and a net decrease to interest expense of $0.4 million for the year ended December 31, 2024 (comprised of a decrease to interest expense of $1.6 million related to the convertible senior notes partially offset by an increase of $1.2 million related to the senior notes) related to preliminary purchase accounting adjustments for the senior notes (see Note 5(e)) and convertible senior notes (see Note 5(f)). The pro forma adjustments to interest expense reflect the amortization of the increase or decrease in the fair value over the remaining term of the senior notes, which mature in August 2030, and the convertible senior notes, which matured on January 15, 2026.

k)
Reflects a decrease in provision for income taxes of $20.2 million for the nine months ended September 30, 2025 and a decrease in provision for income taxes of $13.4 million for the year ended December 31, 2024 resulting from the income tax impact of pro forma adjustments utilizing a blended statutory rate of 22.9% for the nine months ended September 30, 2025 and 22.5% for the year ended December 31, 2024, and the tax impact of the change in income attributable to non-controlling interest due to the contribution of Two Harbors into the partnership.

l)
Following the Merger, net income attributable to non-controlling interest is estimated to have represented 75.0% and 80.4% of the net (loss) income of Holdings LLC for the nine months ended September 30, 2025 and for the year ended December 31, 2024, respectively. The adjustment to net income attributable to non-controlling interest for the year ended December 31, 2024 excludes certain transaction costs which are only attributable to UWMC (see Note 5(h)).

The following table summarizes the pro forma average ownership of common units in Holdings LLC for the nine months ended September 30, 2025 and the year ended December 31, 2024, based on the average of the ownership of common units as of the end of each fiscal quarter:

	Common Units	Ownership Percentage
For the nine months ended September 30, 2025
UWMC ownership of Class A Common Units(a)	460,678,668	25.0%
SFS Corp. ownership of Class B Common Units	1,385,515,953	75.0%
Total	1,846,194,621	100.0%
For the year ended December 31, 2024
UWMC ownership of Class A Common Units(a)	362,400,633	19.6%
SFS Corp. ownership of Class B Common Units	1,482,374,862	80.4%
Total	1,844,775,495	100.0%

(a)
Computed as the historical average of 213,684,384 and 115,406,349 Class A Common Units for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, plus an estimated 246,994,284 Class A Common Units expected to be received by UWMC in connection with the Merger.

The following table presents the computation of pro forma net income attributable to non-controlling interest:

(in thousands, except percentages)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Pro forma net (loss) income of UWMC	$(366,002)	$612,465
Less: Dividends on preferred stock	39,749	47,136
Less: Gain on repurchase and retirement of preferred stock	—	644
Plus: Transaction costs only attributable to UWMC	—	5,065
Plus: Income tax (benefit) expense only attributable to UWMC	(15,175)	39,777
Pro forma net (loss) income attributable to common units of Holdings LLC	$(420,926)	$609,527
Pro forma average non-controlling interest in Holdings LLC	75.0%	80.4%
Pro forma net (loss) income attributable to non-controlling interest	$(315,894)	$489,789
Less: Net income attributable to non-controlling interest, as reported in UWMC’s historical statement of operations	71,571	314,971
Pro forma adjustment	$(387,465)	$174,818

m)
The following table presents the calculation of pro forma basic and diluted (loss) earnings per share of Class A common stock for the nine months ended September 30, 2025 and the year ended December 31, 2024:

(In thousands, except share and per share amounts)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Pro forma basic and diluted (loss) earnings per share of Class A common stock:
Numerator:
Pro forma net (loss) income attributable to UWM Holdings Corporation – basic and diluted	$(89,858)	$76,184
Denominator:
Historical weighted average UWMC Class A common stock outstanding - basic, as reported in UWMC’s historical statement of operations	196,072,271	111,374,469

(In thousands, except share and per share amounts)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Shares of UWMC Class A common stock to be issued in connection with the Merger (Note 4)	246,994,284	246,994,284
Pro forma weighted average UWMC common stock outstanding – basic and diluted	443,066,555	358,368,753
Pro forma (loss) earnings per share – basic and diluted(a)(b)(c)	$(0.20)	$0.21

(a)
For purposes of calculating pro forma diluted (loss) earnings per share, it was assumed that the outstanding shares of Class D common stock were converted to Class A common stock under the if-converted method, and it was determined that the conversion would be anti-dilutive for the nine months ended September 30, 2025 and for the year ended December 31, 2024. Under the if-converted method, all of UWMC’s pro forma net (loss) income for the applicable periods is attributable to the Class A common stockholders. The pro forma net (loss) income of UWMC under the if-converted method is calculated including an estimated income tax provision which is determined using a blended statutory effective tax rate.

(b)
For purposes of calculating pro forma diluted (loss) earnings per share, it was assumed that the outstanding convertible senior notes assumed as part of the Merger were converted to Class A common stock under the if-converted method, and it was determined that the conversion would be anti-dilutive for the nine months ended September 30, 2025 and for the year ended December 31, 2024. Under the if-converted method, all of the interest expense attributable to Class A common stock in the historical financial statements of Two Harbors during the pro forma periods is excluded from the calculation of pro forma net (loss) attributable to Class A common stockholders. Additionally, under the if-converted method, the amortization expense attributable to Class A common stock related to the fair value step-up of the convertible senior notes applied as part of acquisition accounting is excluded from the calculation of pro forma net (loss) attributable to Class A common stockholders. The additional pro forma net (loss) income attributable to UWMC under the if-converted method for the convertible senior notes is calculated including an estimated income tax provision which is determined using a blended statutory effective tax rate.

(c)
The Public and Private Warrants were not in the money and the triggering events for the issuance of earn-out shares were not met during the year ended December 31, 2024 or for the nine months ended September 30, 2025. Therefore, these potentially dilutive securities were excluded from the computation of diluted earnings per share. Unvested RSUs have been considered in the calculations of diluted earnings per share for the years ended December 31, 2024 and for the nine months ended September 30, 2025 using the treasury stock method and the impact was either anti-dilutive or immaterial.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

UWM HOLDINGS CORPORATION,

UWM ACQUISITIONS 1, LLC

and

TWO HARBORS INVESTMENT CORP.

Dated as of December 17, 2025

A-i

A-ii

Annexes

Annex A-1	Certificate of Merger
Annex A-2	Articles of Merger
Annex B	Limited Liability Company Agreement of the Surviving Company

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2025, (this “Agreement”), by and among UWM Holdings Corporation, a Delaware corporation (“Parent”), UWM Acquisitions 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Two Harbors Investment Corp., a Maryland corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein as a “party” and, collectively, the “parties.”
WHEREAS, the Company is a corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code (“REIT”) for U.S. federal income tax purposes;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and declared that this Agreement and the transactions, including the merger of the Company with and into Merger Sub (the “Merger”), contemplated hereby (collectively, the “Transactions”), are advisable, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement, (iii) directed that approval of the Merger and the other Transactions contemplated by this Agreement be submitted for consideration by the holders of Company Common Stock (the “Company Stockholders”) at the Company Stockholders Meeting (as defined herein) and (iv) resolved to recommend that the Company Stockholders approve the Merger and the other Transactions contemplated by this Agreement (such recommendation made in clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, upon issuance pursuant to this Agreement (collectively, the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the Transactions, including the Merger and the Parent Stock Issuance;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has approved and adopted this Agreement and the Merger and the other Transactions contemplated by this Agreement, and has taken all actions required for due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also to prescribe various terms of and conditions to the Merger and the Parent Stock Issuance.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions and other provisions limiting the disclosure and use of non-public information that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms and except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements); provided that such confidentiality agreement need not include any “standstill” provision or similar terms.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the Preamble.
“Articles of Merger” has the meaning set forth in Section 2.2(b).
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Bonus Amounts” has the meaning set forth in Section 6.8(f).
“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).
“Business Day” means a day other than a day on which banks in the State of New York, the State of Michigan, or the State of Maryland are authorized or obligated by Law to be closed.
“Business Permits” means the Company Permits set forth on Schedule 1.1(a) of the Company Disclosure Letter that require either (i) prior approval of a Governmental Entity or (ii) the submission of a new application that must be approved by a Governmental Entity, in each case prior to the Closing.
“Cancelled Shares” has the meaning set forth in Section 3.1(b)(v).
“Cap Amount” has the meaning set forth in Section 6.9(d).
“Capitalization Date” has the meaning set forth in Section 4.2(a).
“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Certificates” has the meaning set forth in Section 3.3(b)(i).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986.
“Common Merger Consideration” has the meaning set forth in Section 3.1(b)(i).
“Company” has the meaning set forth in the Preamble.
“Company Affiliate” has the meaning set forth in Section 9.10.
“Company ATM Program” means the Company’s at-the-market equity offering program pursuant to the Equity Distribution Agreement, dated September 19, 2025, between the Company and BTIG, LLC, as amended and restated by the Equity Distribution Agreement, dated September 19, 2025, between the Company and Citizens JMP Securities, LLC.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated September 21, 2020, as may be amended, modified, restated or supplemented after the date hereof in compliance with this Agreement.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Change of Recommendation” has the meaning set forth in Section 6.3(b).
“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended from time to time, and Articles Supplementary thereto, in each case in effect as of the date hereof, as may be amended, modified, restated or supplemented after the date hereof in compliance with this Agreement.
“Company Common Stock” has the meaning set forth in Section 3.1(b)(i).
“Company Competing Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or Group, directly or indirectly, of more than 25% of any class of outstanding voting or Equity Securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or Group beneficially owning more than 25% of any class of outstanding voting or Equity Securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or Group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or Group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Director Designee” has the meaning set forth in Section 2.7.
“Company Disclosure Letter” has the meaning set forth in Article IV.
“Company Dividend Reinvestment and Direct Stock Purchase Plan” means the Two Harbors Dividend Reinvestment and Direct Stock Purchase Plan.
“Company Employee” has the meaning set forth in Section 6.8(a).
“Company Employee Benefit Plans” has the meaning set forth in Section 6.8(a).
“Company Equity Awards” means the Company RSUs, Company PSUs, and Company RSAs.
“Company Equity Plan” means the Two Harbors 2021 Equity Incentive Plan, as amended or amended and restated from time to time.
“Company Governing Documents” means the Company Charter and the Company Bylaws.
“Company Leased Real Property” has the meaning set forth in Section 4.15(b).
“Company Material Adverse Effect” has the meaning set forth in Section 4.1(a).
“Company Material Contracts” has the meaning set forth in Section 4.16(a).
“Company Owned Intellectual Property” has the meaning set forth in Section 4.14(a).
“Company Permits” has the meaning set forth in Section 4.9(b).
“Company Plans” has the meaning set forth in Section 4.10(a).
“Company Portfolio Securities” means any mortgage-backed securities (including “To Be Announced” agency mortgage-backed securities), U.S. Treasuries or other assets or securities permitted under the Company’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk.
“Company Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company PSU” has the meaning set forth in Section 3.2(b).
“Company Related Party Agreement” has the meaning set forth in Section 4.23.
“Company RSA” has the meaning set forth in Section 3.2(c).
“Company RSU” has the meaning set forth in Section 3.2(a).
“Company SEC Documents” has the meaning set forth in Section 4.5(a).
“Company Series A Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Series B Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Series C Preferred Stock” has the meaning set forth in Section 3.1(b)(iii).
“Company Stockholder Approval” means the affirmative vote of the holders of the outstanding shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Company Stockholders Meeting on the Merger, in accordance with the MGCL and the Company Governing Documents.
“Company Stockholders” has the meaning set forth in the Recitals.
“Company Stockholders Meeting” has the meaning set forth in Section 4.4(a)(i).
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 25% being deemed replaced with references to 50% and references to 75% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account the factors that the Company Board consider pertinent (including legal, financial, regulatory and other aspects of such proposal, including whether the transactions contemplated by such proposal are reasonably capable of being consummated) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions (including taking into account any revisions to the terms and conditions of this Agreement offered in writing by Parent pursuant to Section 6.3(d)(iii) in response to such Company Competing Proposal).
“Company Termination Fee” means a cash amount equal to $25,400,000.00.
“Competition/Foreign Investment Law” means (a) the HSR Act, (b) any federal, state or foreign antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization, restraint of trade or lessening or distortion of competition through merger or acquisition, or (c) any Laws with respect to foreign investment.
“Confidentiality Agreement” has the meaning set forth in Section 6.6(b).
“Consent” means any approval, consent, ratification, clearance, permission, waiver or authorization.
“Contract” means any written or oral contract, agreement, commitment, note, bond, debenture, mortgage, indenture, deed of trust, license, lease or other legally binding instrument, understanding or obligation.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Convertible Notes” means the Company’s 6.25% Convertible Senior Notes due 2026 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” means the Indenture, dated as of January 19, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee, as supplemented by the Second Supplemental Indenture, dated as of February 1, 2021, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee.
“D&O Insurance” has the meaning set forth in Section 6.9(d).
“Delaware Secretary” has the meaning set forth in Section 2.2(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” has the meaning set forth in Section 2.1.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), stock option, restricted equity, stock purchase, stock compensation, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, medical, dental, vision, accident, disability, life or other welfare benefit and any other employee benefit plan, agreement, or arrangement, for any present or former director, employee or contractor of the Person; provided, however, that in no event will “Employee Benefit Plan” include any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or any arrangement maintained by a Governmental Entity to which the Person is required to contribute under applicable Law.
“Employment Laws” means Laws respecting employment and employment practices including applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including employment eligibility verification and employment of non-citizen workers), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, workers’ compensation, leaves of absence and unemployment insurance (in each case of the foregoing, as it relates to employment practices).
“End Date” has the meaning set forth in Section 8.1(b)(ii).
“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b), in each case, from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 3.3(a).
“Exchange Fund” has the meaning set forth in Section 3.3(a).
“Exchange Ratio” has the meaning set forth in Section 3.1(b)(i).
“GAAP” has the meaning set forth in Section 4.5(b).
“Governmental Entity” means any court, governmental, regulatory (including self-regulatory organization or stock exchange) or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, directive, ruling, settlement, determination, decision, verdict or award, whether civil, criminal or administrative (in each case, whether temporary, preliminary or permanent), in each case, entered, issued, made or rendered by or with any Governmental Entity.
“Group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Liabilities” has the meaning set forth in Section 6.9(a).
“Indemnified Persons” has the meaning set forth in Section 6.9(a).
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all U.S. and foreign: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, reissues, substitutions and extensions thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights and all copyright registrations and applications; (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; and (e) all ownership rights in Software.
“Intervening Event” means any fact, circumstance, occurrence, state of fact, effect, change, event or development that (a) was not actually known or reasonably foreseeable by the Company Board or the magnitude or material consequences of which (based on the facts actually known to the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement and (b) does not relate to or arise from (i) the receipt, existence or terms of any Company Competing Proposal, (ii) any actions contemplated by, and in accordance with, Section 6.7, including any consequences thereof, (iii) any change in the market price or trading volume of Company securities, or (iv) any failure, in and of itself, by the Company to meet, or the exceeding by the Company of, internal or published estimates or forecasts of revenues, earnings or other financial metrics; provided that, with respect to the foregoing clauses (iii) and (iv), the underlying cause of such change, failure or exceedance may otherwise constitute or be taken into account in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clauses (i) or (ii) of this definition. For the avoidance of doubt, an Intervening Event shall not include any fact, circumstance, occurrence, state of fact, effect, change, event or development relating to the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the pendency of the consummation of the Transactions contemplated hereby.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means, for any Person, the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of such Person and its Subsidiaries that are owned or leased by such Person and its Subsidiaries and used by them in connection with the operation of their businesses.
“Knowledge” means the actual knowledge of (a) in the case of the Company, the individuals listed in Schedule 1.1(b) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(a) of the Parent Disclosure Letter, in each case, after due inquiry.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Maryland Courts” has the meaning set forth in Section 9.7(b).
“Maryland Department” has the meaning set forth in Section 2.2(b).
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, for the purposes of the foregoing, no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (c) conditions (or changes in such conditions) in any industry or industries in which the Company operates (including changes in general market prices and regulatory changes affecting the industry); (d) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism, acts of God, epidemic, pandemic, disease outbreak or other outbreak of illness or public health event (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics, disease outbreaks or other outbreaks or public health events); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (f) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (g) the announcement of this Agreement or the pendency or consummation of the Transactions contemplated hereby, including the identity of the other party or its Affiliates; (h) any actions taken or failure to take action, in each case, which the other party, as applicable, has requested; (i) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (j) the failure to take any action prohibited by this Agreement; (k) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”); or (l) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person, but in any event, only in their capacity as a current or former stockholder of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided, further, that any Effect directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f), to the extent such Effect has had or would reasonably be expected to have a disproportionately adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business, shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
“Material Company Insurance Policies” has the meaning set forth in Section 4.18.
“Material Parent Insurance Policies” has the meaning set forth in Section 5.17.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Common Merger Consideration and the Preferred Merger Consideration.
“Merger Sub” has the meaning set forth in the Preamble.
“MGCL” has the meaning set forth in Section 2.1.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“Notice” has the meaning set forth in Section 6.3(d)(iii).
“Notice Period” has the meaning set forth in Section 6.3(d)(iii).
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software, including any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an “Open Source License” by the Open Source Initiative, and any similar license or distribution model.
“Organizational Documents” means: (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.
“Parent Class A Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class B Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class C Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Class D Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Common Stock” means, collectively, the Parent Class A Common Stock, the Parent Class B Common Stock, the Parent Class C Common Stock and the Parent Class D Common Stock.

“Parent Disclosure Letter” has the meaning set forth in Article V.
“Parent Economic Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Equity Awards” means stock-based compensation awards issued or granted under the Parent Equity Plan, including stock options, restricted stock, restricted stock units and stock appreciation rights of Parent.
“Parent Equity Plan” has the meaning set forth in Section 5.2(a).
“Parent Holdings” means UWM Holdings LLC, a Delaware limited liability company.
“Parent Leased Real Property” has the meaning set forth in Section 5.15.
“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.
“Parent Material Contracts” has the meaning set forth in Section 5.16(a).
“Parent Non-Economic Common Stock” has the meaning set forth in Section 5.2(a).
“Parent Owned Intellectual Property” has the meaning set forth in Section 5.14(a).
“Parent Paired Interests” means each Class B Common Unit in Parent Holdings and each share of Parent Class D Common Stock.
“Parent Permits” has the meaning set forth in Section 5.9(b).
“Parent Plans” has the meaning set forth in Section 5.10(a).
“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001 per share, including the Parent Series A Preferred Stock, the Parent Series B Preferred Stock and the Parent Series C Preferred Stock to be issued in connection with the Merger.
“Parent SEC Documents” has the meaning set forth in Section 5.5(a).
“Parent Series A Preferred Stock” means Parent’s 8.125% Series A Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series A Preferred Stock Certificate of Designations.
“Parent Series A Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series A Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Series B Preferred Stock” means Parent’s 7.625% Series B Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series B Preferred Stock Certificate of Designations.
“Parent Series B Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series B Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Series C Preferred Stock” means Parent’s 7.25% Series C Cumulative Redeemable Preferred Stock, having rights, preferences, privileges and voting powers substantially the same as those of the Company Series C Preferred Stock immediately prior to the Effective Time, as shall be set forth in the Parent Series C Preferred Stock Certificate of Designations.
“Parent Series C Preferred Stock Certificate of Designations” means the certificate of designations for the Parent Series C Preferred Stock, to be authorized and designated by Parent prior to the Effective Time, in the form to be mutually agreed upon by Parent and the Company prior to the Closing.
“Parent Stock Issuance” has the meaning set forth in the Recitals.
“Parent Warrants” has the meaning set forth in Section 5.2(a).
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means any franchise, grant, authorization, charter, license, permit, easement, variance, exception, consent, certificate, approval or order of any Governmental Entity.
“Permitted Liens” means any Liens: (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) relating to any indebtedness incurred in the ordinary course of business consistent with past practice; (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (d) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property; (e) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements; or (f) which is imposed on the underlying fee interest in real property subject to a lease by the applicable Person.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, Group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Preferred Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series A Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series B Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Preferred Series C Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).
“Proceeding” means any claim, complaint, charge, demand, assessment, litigation, suit, action, arbitration, mediation, audit, hearing, inquiry, dispute, investigation or subpoena, civil investigative demand or other request for information, or other proceeding (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Proposed Changed Terms” has the meaning set forth in Section 6.3(d)(iii).
“Proxy Statement” has the meaning set forth in Section 4.4(a)(i).
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“Registration Statement” has the meaning set forth in Section 4.8(a).
“REIT” has the meaning set forth in the Recitals.
“Representatives” means, with respect to any Person, the officers, directors, members, managers, general and limited partners, employees, advisors (including accountants, consultants, legal counsel, financial advisors, investment bankers, and other professional advisors), agents and other representatives of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Senior Notes” means the Company’s 9.375% Senior Notes due 2030 issued pursuant to the Senior Notes Indenture.
“Senior Notes Indenture” means the Indenture, dated as of January 19, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as original trustee, as supplemented by the Third Supplemental Indenture, dated as of May 5, 2025, among the Company, The Bank of New York Mellon Trust Company, N.A., as original trustee, and U.S. Bank Trust Company, National Association, as series trustee, and as further supplemented by the Fourth Supplemental Indenture, dated as of May 13, 2025, between the Company and U.S. Bank Trust Company, National Association, as series trustee.

“Severance Plan” means the Two Harbors Investment Corp. Severance Benefits Plan, as amended or amended and restated from time to time.
“SFS” means SFS Holding Corp., a Michigan corporation.
“Software” means all: (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, Parent Holdings and any Subsidiaries of Parent Holdings are each Subsidiaries of Parent.
“Surviving Company” has the meaning set forth in Section 2.1.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law applicable to this Agreement, the Merger or the other Transactions.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Terminable Breach” has the meaning set forth in Section 8.1(b)(iii).
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transaction Litigation” has the meaning set forth in Section 6.10.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” means any (direct or indirect) transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.
“Voting Debt” of a Person means bonds, debentures, notes or other indebtedness for borrowed money having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Person may vote.

ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Maryland General Corporation Law (the “MGCL”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving company (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). From and after the Merger, the Surviving Company shall be a wholly owned Subsidiary of Parent.
2.2 Closing.
(a) The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), by the electronic exchange of documents and executed signature pages. For purposes of this Agreement, the “Closing Date” shall mean the date on which the Closing occurs.
(b) As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing (i) a certificate of merger in the form attached hereto as Annex A-1 (the “Certificate of Merger”), executed in accordance with the DLLCA, with the Secretary of State of the State of Delaware (the “Delaware Secretary”), (ii) articles of merger in the form attached hereto as Annex A-2 (the “Articles of Merger”), executed in accordance with the MGCL, with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”), and (iii) all other filings or recordings required under the DLLCA and the MGCL to consummate the Merger. The Merger shall become effective at the later of the time of filing of the Certificate of Merger with the Delaware Secretary or the time that the Articles of Merger are accepted for record by the Maryland Department, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Certificate of Merger and the Articles of Merger (such date and time the Merger becomes effective, the “Effective Time”).
2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in, and devolve on, the Surviving Company, and all debts, liabilities, obligations, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
2.4 Organizational Documents. At the Effective Time, (a) the certificate of formation of Merger Sub shall, subject to Section 6.9(b), be amended and restated as of the Effective Time to read in the form attached to the Certificate of Merger and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, shall be amended and restated from and after the Effective Time in the form attached hereto as Annex B and shall be the limited liability company agreement of the Surviving Company until thereafter amended or terminated as provided by Law or the terms of this Agreement, including Section 6.9(b); provided that the indemnity and exculpation provisions in such Organizational Documents shall be substantially similar, in all material respects, as those under the Company Governing Documents, in each case as in effect immediately prior to the Effective Time. The name of the Surviving Company shall be “UWM Acquisitions 1, LLC”.
2.5 Officers of the Surviving Company. From and after the Effective Time, each officer of Merger Sub immediately prior to the Effective Time shall continue to serve in his or her respective office as an officer of the Surviving Company, and each such officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.7 Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time, the size of the Parent Board is increased by one member, and one person designated by the Company (the “Company Director Designee”) prior to the Closing is appointed to the Parent Board to fill the vacancy on the Parent Board created by such increase. Parent, through the Parent Board, shall take all necessary action to nominate the Company Director Designee for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.
ARTICLE III
EFFECT OF THE MERGER ON THE EQUITY OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1 Effect of the Merger on Equity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company, the following shall occur:
(a) Limited Liability Company Interests of Merger Sub; Membership. All of the limited liability company interests in Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain unchanged and outstanding and continue to represent in the aggregate all (100%) of the outstanding limited liability company interests in the Surviving Company. The sole member of Merger Sub immediately prior to the Effective Time shall continue to be the sole member of the Surviving Company from and after the Effective Time.
(b) Capital Stock of the Company.
(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive 2.3328 shares (the “Exchange Ratio”) of validly issued, fully-paid and nonassessable shares of Parent Class A Common Stock and the cash payable in lieu of fractional shares pursuant to Section 3.3(h) (collectively, the “Common Merger Consideration”).
(ii) All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii) Subject to the other provisions of this Article III, (A) each share of the Company’s 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series A Preferred Stock (the “Preferred Series A Merger Consideration”); (B) each share of the Company’s 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series B Preferred Stock (the “Preferred Series B Merger Consideration”); and (C) each share of the Company’s 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock” and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive one share of Parent Series C Preferred Stock (the “Preferred Series C Merger Consideration” and, together with the Preferred Series A Merger Consideration and the Preferred Series B Merger Consideration, the “Preferred Merger Consideration”).
(iv) All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be cancelled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.

(v) All shares of Company Common Stock held by the Company as treasury shares (if any) or by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).
(c) Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2 Treatment of Company Equity Awards.
(a) Treatment of Company RSUs. At the Effective Time, each restricted stock unit in respect of shares of Company Common Stock granted by the Company with only time-based vesting requirements (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled as soon as reasonably practicable after the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.
(b) Treatment of Company PSUs. At the Effective Time, each performance share unit in respect of shares of Company Common Stock granted by the Company with any performance-based vesting requirements (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into only the right to receive the Common Merger Consideration with respect to each share of Company Common Stock subject to such Company PSU immediately prior to the Effective Time that is earned and vested assuming achievement of the applicable performance criteria at the greater of (i) target performance and (ii) actual performance determined by the Company Board (as constituted immediately prior to the Effective Time) as if the Closing Date was the last day of the applicable performance period, (without interest and less applicable withholdings) as soon as reasonably practicable (but no later than fifteen calendar days) after the Effective Time; provided, that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled as soon as reasonably practicable after the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.
(c) Treatment of Company RSAs. At the Effective Time, each share of restricted Company Common Stock granted by the Company (each, a “Company RSA”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested, and each holder of such Company RSAs shall have the right to receive the Common Merger Consideration with respect to each share of Company Common Stock that so vests.
(d) Prior to the Effective Time, the Company Board or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required (i) to terminate the Company Equity Plan, effective as of immediately prior to, but subject to the occurrence of, the Effective Time, (ii) to effectuate the treatment of the Company Equity Awards pursuant to the terms of Section 3.2, and (iii) to take all actions reasonably required to effectuate any provision of Section 3.2. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions prior to their adoption to the extent such comments relate to the matters in this Section 3.2(d).

3.3 Payment for Securities; Exchange.
(a) Exchange Agent; Exchange Fund. No later than ten days prior to the Closing Date, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock and Company Preferred Stock, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h)) and any dividends or other distributions in accordance with Section 3.3(g) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b) Exchange Procedures.
(i) As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to deliver to each record holder of, as of immediately prior to the Effective Time, shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock, as applicable (the “Certificates”) or shares of Company Common Stock or Company Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration at the Effective Time: (A) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities); and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration set forth in Section 3.1.
(ii) Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, required to be obtained by the Exchange Agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) and (B) a check or wire transfer in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the

Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c) Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Preferred Stock, as applicable. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to Parent, upon demand, and any former Company Stockholders who have not theretofore received the applicable Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock, as applicable, to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Company, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration (or dividends or distributions with respect thereto) or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate representing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall instruct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as

applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any unpaid dividends or other distributions with respect to Parent Common Stock and Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g) Distributions with Respect to Parent Common Stock or Parent Preferred Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.
(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) with respect to each share of Parent Common Stock, the volume weighted average price of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Company or the Exchange Agent believes that such deduction or withholding is required, the applicable withholding Person shall use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to withholding any amount pursuant to this Section 3.3(i) such that the Company and the holders of the Company Common Stock, Company Preferred Stock, Company RSUs and Company PSUs shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, Parent and the Surviving Company shall, and such parties shall instruct the Exchange Agent to, cooperate in good faith with the Company and such holders as necessary to eliminate or reduce such deduction or withholding, in each case, to the extent permitted under applicable Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)  Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
4.1 Organization, Standing and Power.
(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”) or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. The Company has filed with the SEC, prior to the date of this Agreement, correct and complete copies of the Company Governing Documents, as in effect as of the date hereof.
(c) Schedule 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including the jurisdiction of organization of such Subsidiary. The Company has made available to Parent correct and complete copies of the Organizational Documents of each Subsidiary of the Company that are in effect on the date hereof. The Organizational Documents of each Subsidiary of the Company are in full force and effect, and no Subsidiary of the Company is in violation, in any material respect, of any of its Organizational Documents.
4.2 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock, of which 5,750,000 shares were originally classified and designated as shares of Company Series A Preferred Stock, 11,500,000 shares were originally classified and designated as shares of Company Series B Preferred Stock and 12,650,000 shares were originally classified and designated as shares of Company Series C Preferred Stock. At the close of business on December 12, 2025 (the “Capitalization Date”): (i) 104,161,990 shares of Company Common Stock were issued and outstanding; (ii) 5,050,221 shares of the Company Series A Preferred Stock were issued and outstanding; (iii) 10,159,200 shares of the Company Series B Preferred Stock were issued and outstanding; (iv) 9,661,396 shares of the Company Series C Preferred Stock were issued and outstanding; (v) 864,609 Company RSUs were outstanding and unvested; (vi) 1,092,825 Company PSUs were outstanding and unvested assuming satisfaction of any performance vesting conditions at target levels; (vii) 3,088,818 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; (viii) 763,440 shares of Company Common Stock were reserved for issuance pursuant to the Company Dividend Reinvestment and Direct Stock Purchase Plan; (ix) 15,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Company ATM Program; and (x) 28,332,922 shares of Company Common Stock were reserved for issuance in connection with the conversion of the Convertible Notes and the Company Preferred Stock. Except (1) as set forth in this Section 4.2, and (2) Company Capital Stock issued on or after the date hereof (solely to the extent permitted by Section 6.1(b)(ii)), there are no other outstanding shares of Company Capital Stock or other Equity Securities of the Company issued, reserved for issuance or outstanding.
(b) All outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Company Governing Documents. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other Equity Securities of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. All outstanding Equity Securities of the Subsidiaries of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the outstanding Equity Securities of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns any Equity Securities of any Person. Except as set forth in this Section 4.2, and the Company Governing Documents, and except for stock grants or other Company Equity Awards granted in accordance with Section 6.1(b)(ii), there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) Equity Securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or (iv) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, repurchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, repurchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt, or other voting securities or Equity Securities of the Company or any of its Subsidiaries or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Company Governing Documents, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound governing, regulating, restricting or otherwise relating to the voting of any shares of the Company Capital Stock or other Equity Securities of the Company or any of its Subsidiaries.
4.3 Authority; No Violations; Approvals.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary, and (iii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Enforceability Exceptions”). The Company Board, at a meeting duly called and held, unanimously (i) determined and declared that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of, the Company Stockholders; (ii) duly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions contemplated by this Agreement; (iii) directed that approval of the Merger and the other Transactions contemplated by this Agreement be submitted for consideration by the holders of Company Common Stock at the Company Stockholders Meeting; and (iv) resolved to make the Company Board Recommendation. Subject to Section 6.3, the Company Board has not rescinded, adversely modified or withdrawn such resolutions. Assuming that the terms of the Parent Preferred Stock to be issued to the holders of Company Preferred Stock are as shall be set forth in the Parent Series A Preferred Stock Certificate of Designations, the Parent Series B Preferred Stock Certificate of Designations or the Parent Series C Preferred Stock Certificate of Designations, as applicable, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock and any other Equity Securities of the Company necessary to approve the Merger and the other Transactions contemplated by this Agreement. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement that is applicable to the Merger.
(b) The execution and delivery of this Agreement does not, and the performance by the Company of its covenants hereunder and the consummation of the Transactions will not (with or without notice or lapse of time, or both): (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Company Governing Documents or Organizational Documents of any Subsidiary of the Company; (ii) breach, conflict with, result in a violation of, or default under, or acceleration of any obligation or the loss of a benefit under, result in the termination, vesting, cancellation or amendment of or a right of termination, cancellation or amendment under, constitute a change of control, require consent or approval under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Material Contract or Company Permit; or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such breach, contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
4.4 Consents. No Consent from, or filing with or notification to, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants hereunder or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC and, if applicable, the furnishing of (i) a proxy statement in preliminary and definitive form (the “Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions contemplated by this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b)(i) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and (ii) the filing and recordation of the Certificate of Merger with the Delaware Secretary; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) any such Consent or filing the failure to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date; (f) filings or notifications under any applicable requirements of the HSR Act and any other applicable Competition/Foreign Investment Laws; and (g) the Consents with respect to the Business Permits.
4.5 SEC Documents; Financial Statements; Internal Controls and Procedures.
(a) Since January 1, 2024, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), have been prepared from the books and records of the Company and its Subsidiaries, which have been maintained in accordance with GAAP, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations, consolidated stockholders’ equity and consolidated cash flows of the Company and its Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Except as permitted or required by GAAP and disclosed in the Company SEC Documents, since January 1, 2024, the Company has not made or adopted any material change in its accounting methods, practices or policies. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.
(c) Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d) The Company is, and since January 1, 2024 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting for the Company and its consolidated Subsidiaries and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. The Company has disclosed to its outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves the Company’s management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s outside auditors, has identified, been made aware of or received any written notification of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated.
4.6 Absence of Certain Changes or Events.
(a) Since January 1, 2024, through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(b) From January 1, 2024, through the date of this Agreement, except for the discussion and negotiation of, and entry into, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business consistent with past practices in all material respects.
4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities reflected or reserved against on the most recent unaudited consolidated balance sheet of the Company contained in the Company SEC Documents; (b) liabilities incurred in the ordinary course of business consistent with past practices subsequent to the date of the most recent unaudited balance sheet of the Company contained in the Company SEC Documents; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as expressly permitted or required under the terms hereof, including under Section 6.1(b); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock and Parent Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements thereto, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement shall, at the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9 Compliance with Applicable Law; Company Permits.
(a) The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with, and not in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024, none of the Company and its Subsidiaries has received any written communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries, as applicable, is not in compliance with any applicable Law, in each case, other than as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in possession of all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) all Company Permits are in full force and effect; (ii) since January 1, 2024, the Company and each of its Subsidiaries have been in compliance with the terms of all Company Permits; and (iii) there is, and since January 1, 2024 has been, no Proceeding pending or, to the Knowledge of the Company, threatened in writing asserting any violation of any Company Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any Company Permit.
4.10 Compensation; Benefits.
(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries (the “Company Plans”). True, correct and complete copies of each of the Company Plans have been furnished or made available to Parent or its Representatives.
(b) Each Company Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)  As of the date of this Agreement, there are no actions, suits, claims or other Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits, claims or other Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) All contributions required to be made to the Company Plans pursuant to their terms have been timely made, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) None of the Company or any of its Subsidiaries contributes to or has an obligation to contribute to or could reasonably be expected to have any liability with respect to, and no Company Plan is, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iii) a “multiple employer plan” as described in Section 210 of ERISA, or (iv) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code).
(f) The execution and performance of this Agreement, either alone or in connection with any event, will not (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee or individual independent contractor of the Company or its Subsidiaries, (ii) increase the amount of compensation or benefits due to any employee or individual independent contractor of the Company or its Subsidiaries, or (iii) accelerate the time of payment or vesting or increase the amount of compensation due to any employee or individual independent contractor of the Company or its Subsidiaries.
(g) None of the Company nor its Subsidiaries are a party to any Contract or arrangement providing for payments or benefits that could subject any Person to liability for Tax under Section 4999 of the Code or could be non-deductible pursuant to Section 280G of the Code as a result of the Transactions.
4.11 Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the

Knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. The Company and its Subsidiaries have no duty to bargain with any labor union or labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2024, in compliance with all applicable Employment Laws.
4.12 Taxes.
(a) The Company and each of its Subsidiaries has (i) duly and timely filed (or caused to have been filed) with the appropriate Taxing Authority all U.S. federal income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were correct and complete in all material respects, subject in each case to such exceptions as have not resulted in a Company Material Adverse Effect and (ii) duly and timely paid in full (or caused to have been duly and timely paid in full), or made adequate provisions for, all U.S. federal income and other material Taxes required to be paid by them.
(b) The Company: (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2009, and through and including its taxable year ended December 31, 2024, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2025, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; (iv) has not, to the Knowledge of the Company, taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT; and (v) has not received written notice of any challenge by the IRS or any other Governmental Entity regarding such Company’s qualification to be taxed as a REIT.
(c) Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.
(d) Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has the Company or any of its Subsidiaries disposed of any such asset during its current taxable year.
(e) (i) There are no audits, examinations, investigations or other proceedings by any Taxing Authority pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed, assessed or, to the Knowledge of the Company, threatened in writing, by any Taxing Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)  Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(g) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442,

1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens for Taxes described in clause (a) of the definition of “Permitted Liens”.
(i)  Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority (other than the private letter ruling, a complete copy of which has been provided to Parent) or has entered into any written agreement with a Taxing Authority with respect to any Taxes.
(j)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreements or similar arrangements, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial contracts not primarily relating to Taxes and any agreements or arrangements solely between or among the Company and any of its Subsidiaries.
(k) Except for RoundPoint Mortgage Servicing, LLC (f/k/a RoundPoint Mortgage Servicing Corporation) for tax years prior to 2018, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(l)  Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)  Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits at the close of any taxable year attributable to any non-REIT year within the meaning of Section 857 of the Code.
(n) Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of the Company is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.
(p) No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q) No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax (or where no such Tax Return is filed or such Tax is not paid with respect to the operations of the Company or any of its Subsidiaries) asserting that the Company or any of its Subsidiaries is, or that the operations of the Company or any of its Subsidiaries are, or may be, subject to taxation by, or a Tax Return filing requirement in, such jurisdiction.
(r) The Company has not engaged, directly or indirectly, in any transaction that would constitute a “prohibited transaction” within the meaning of Section 857(b) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code for which related taxes have not been previously paid.
4.13 Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2024, there has been, no: (a) Proceeding pending, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of the Company or any of its Subsidiaries acting in his or her capacity as such; or (b) Governmental Order outstanding or unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of the Company or any of its Subsidiaries acting in his or her capacity as such.
4.14 Intellectual Property.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company is the sole and exclusive owner or is duly licensed or otherwise possesses valid rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as it is currently conducted, free and clear of any Liens, except for the Permitted Liens; (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since January 1, 2024 has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person; (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened claims in writing with respect to any of the Intellectual Property rights owned, or purported to be owned, by the Company or any Subsidiary of the Company (“Company Owned Intellectual Property”); (iv) to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property; (v) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets used in the business of each of the Company and its Subsidiaries as presently conducted; and (vi) neither the Company nor any of its Subsidiaries has received any written notice from any prior or current employee, officer, consultant or contractor of the Company or its Subsidiaries that asserts any ownership in any Company Owned Intellectual Property.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) have not distributed, licensed or otherwise used Open Source Software in a manner that: (A) requires any Software owned or purported to be owned by the Company or any of its Subsidiaries to (1) be disclosed or distributed in source code form or (2) be delivered at no charge or otherwise dedicated to the public; (B) includes granting licensees any immunities under, or the right to make derivative works or other modifications of, Company Owned Intellectual Property; or (C) prohibits or limits the receipt of consideration by the Company and its Subsidiaries in connection with the licensing, sublicensing or distribution of any such Software; and (ii) have not entered into any source code escrow agreement to escrow, and have not agreed to enter into an agreement to escrow, any such Software.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company’s IT Assets operate and perform as required by the Company and its Subsidiaries; (ii) there have been no unremediated malfunctions or failures since January 1, 2024 with respect to the Company’s IT Assets; (iii) the Company and its Subsidiaries have in place commercially reasonable policies and procedures to protect the security and integrity of the Company’s IT Assets controlled by the Company and its Subsidiaries; (iv) with respect to any of the Company’s IT Assets controlled by a third Person, the Company and its Subsidiaries have, since January 1, 2024, required such Persons to implement and maintain commercially reasonable policies and procedures to protect the security and integrity of such IT Assets; and (v) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case substantially consistent with customary industry practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no security breach or other unauthorized access to the Company’s IT Assets controlled by the Company and its Subsidiaries or, to the Knowledge of the Company, any of the Company’s IT Assets controlled by any third Person, that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any information or data contained therein.
4.15 Real Property.
(a) Neither the Company nor any Subsidiary of the Company owns any real property.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Permitted Liens.
4.16 Material Contracts.
(a) Schedule 4.16 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each Contract (excluding Employee Benefit Plans) described below in this Section 4.16(a) to which the Company or any Subsidiary of the Company is a party or by which it is bound, in each case as of the date of this Agreement (such Contracts being referred to herein as the “Company Material Contracts”):
(i) other than Contracts providing for the acquisition, purchase, sale or divestiture of Company Portfolio Securities, whole loans or mortgage servicing rights entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each Contract that involves a pending merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $10,000,000;
(ii)  each Contract relating to indebtedness of the Company outstanding as of the date hereof for borrowed money (or commitments or guarantees in respect thereof) or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000, other than agreements solely among the Company and its Subsidiaries;
(iii) each Contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area, excluding any Contracts entered into in the ordinary course of business that restrict the Company or any of its Subsidiaries from soliciting, marketing to, or otherwise contacting borrowers pursuant to agreements for the sale and purchase of Mortgage Loans and mortgage servicing rights and agreements to service or subservice Mortgage Loans;
(iv) each material partnership, joint venture or strategic alliance agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(v)  each Contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;
(vi) each Company Servicing Agreement and each Company Subservicing Agreement with a third party customer for the servicing or subservicing of Mortgage Loans with an aggregate unpaid principal balance of $1,000,000,000 (with “customer” to be determined by aggregating all affiliated entities and all securitizations, trusts or other investment vehicles sponsored, advised or managed by such customer or its affiliates);
(vii) any Contract that grants (A) rights of first refusal, rights of first negotiation or similar rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company) with respect to any asset or property that is material to the Company or any of its Subsidiaries;
(viii) any Contract that was entered into to settle any material Proceeding and which imposes material ongoing obligations on the Company or any of its Subsidiaries after the Closing;
(ix)  any confidentiality agreement or standstill agreement entered into with any third party (or any agent thereof), other than in connection with, or in contemplation of, the Transactions, containing any exclusivity or standstill provisions that are or will be binding on the Company or any of its Subsidiaries (including, after the Closing, Parent and its Subsidiaries);

(x) any Contract with the 10 largest vendors, service providers and other suppliers (including independent contractors) of the Company and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable by the Company and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2024), excluding legal, accounting and Tax service providers;
(xi) each Company Related Party Agreement; and
(xii) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract nor, to the Knowledge of the Company, is any other party to any such Company Material Contract in breach or default thereunder; (ii) no event has occurred that (without or without notice or lapse of time, or both) would constitute a violation or breach of, or default under any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received written notice of the intention of any counterparty to a Company Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.
4.17 Mortgage Business.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Entity alleging any breach of any Governmental Authorization necessary for the ownership and operation of their businesses, (ii) since January 1, 2024, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Entity regarding any actual or threatened involuntary revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iii) to the Knowledge of the Company, no event has occurred and is continuing which would be grounds for revocation, withdrawal, suspension, cancellation, or termination of any such Governmental Authorization.
(b) Other than TH MSR Holdings LLC (“TH MSR”) and RoundPoint Mortgage Servicing LLC (“RoundPoint”), no Subsidiary of the Company is required to be licensed or registered with any Governmental Entity as an originator, owner, broker or servicer of Mortgage Loans. TH MSR and RoundPoint hold all Governmental Authorizations to act as an originator, owner, broker or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted, except where the failure to have any such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of the Company to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(c) TH MSR and RoundPoint (i) are each approved and in good standing, to the extent applicable to their respective businesses, as an issuer of the Government National Mortgage Association, as a seller/servicer or servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and as a lender of the Federal Housing Administration and the United States Department of Veterans Affairs, and (ii) have not received any written or, to the Knowledge of the Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, and to the Knowledge of the Company, no event has occurred and is continuing that would reasonably be expected to result in such cancellation, suspension or material limitation in connection with its activities as a mortgage loan originator.
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, and (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or termination of any Company Servicing Agreement or Company Subservicing Agreement.
(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, and (ii) no Company Originated Mortgage Loan is subject to any defect or condition arising from a breach of Applicable Requirements that would allow an investor or Governmental Entity to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries.
(f)  Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there has been no servicer default, servicer termination event, or other default or breach by the Company or any of its Subsidiaries under any Company Servicing Agreement or any Company Subservicing Agreement and (ii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by the Company or such Subsidiary under any such Company Servicing Agreement or Company Subservicing Agreement; or (B) permit termination of any such Company Servicing Agreement by a Governmental Entity or any such Company Subservicing Agreement by a third party without the consent of the Company or such Subsidiary.
(g) From January 1, 2024 until the date of this Agreement, there have not been any material findings in any exams or audits of the Company or its Subsidiaries conducted by any Governmental Entity that were not capable of being remedied or which otherwise materially and adversely impacted the operations of the business conducted by the Company and its Subsidiaries.
(h) For purposes of this Agreement:
(i) “Applicable Requirements” means, as of the time of reference, (A) all of the terms of the mortgage note, security instrument and any other material loan documents relating to each Mortgage Loan, (B) all requirements set forth in the Company Servicing Agreements, (C) any Governmental Orders applicable to any Mortgage Loan, and (D) all legal obligations to, or Contracts with, any insurer, investor or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Entity, as applicable to any Company Originated Mortgage Loan, Company Serviced Mortgage Loan or Company Subserviced Mortgage Loan.
(ii) “Company Originated Mortgage Loan” means any Mortgage Loan originated by the Company or any of its Subsidiaries at any time since January 1, 2024.
(iii) “Company Serviced Mortgage Loan” means any Mortgage Loan serviced by the Company or any of its Subsidiaries pursuant to a Company Servicing Agreement since January 1, 2024.
(iv) “Company Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Entity to service and administer Mortgage Loans.
(v) “Company Subserviced Mortgage Loan” means any Mortgage Loan subserviced by the Company or any of its Subsidiaries pursuant to a Company Subservicing Agreement since January 1, 2024.
(vi) “Company Subservicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a third party to subservice and administer Mortgage Loans.

(vii) “Governmental Authorization” means any qualifications, permits, approvals, licenses, and registrations issued by or obtained from a Governmental Entity required for the Company or its Subsidiaries to act as an originator, owner, broker or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted.
(viii) “Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, including forward and reverse mortgage loans.
(ix) “Mortgage Servicing Rights” means (A) all rights to administer and service a Mortgage Loan, (B) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (C) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws or Contract, (D) all accounts and other rights to payment related to any of the property described in this definition, (E) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, and (F) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Company Servicing Agreement.
4.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.19 Opinion of Financial Advisor. The Company Board has received an opinion from Houlihan Lokey Capital Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
4.20 Brokers. Except for the fees and expenses payable to Houlihan Lokey Capital Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.21 State Takeover Statute. The Company Board has taken all action necessary, if any, to render inapplicable to the Merger the restrictions on business combinations contained in Section 3-602 of the MGCL, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL, and to the extent applicable to the Company, any other Takeover Law.
4.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.
4.23 Related Party Transactions. As of the date of this Agreement, other than any Employee Benefit Plan of the Company and except as set forth in the Company SEC Documents, there are no transactions or series of related transactions, Contracts, or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported (each, a “Company Related Party Agreement”).
4.24 No Additional Representations.
(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed with the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
5.1 Organization, Standing and Power.
(a) Parent and its Subsidiaries (including Merger Sub) each is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”), or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
(b) Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents, as in effect as of the date hereof.
5.2 Capital Structure.
(a) As of the date of this Agreement, Parent has authorized 9,200,000,000 shares of capital stock, consisting of five classes, as follows: (i) (A) 4,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”); (B) 1,700,000,000 shares of Class B common stock, par value $0.0001 per share (the “Parent Class B Common Stock” and, together with the Parent Class A Common Stock, the “Parent Economic Common Stock”); (C) 1,700,000,000 shares of Class C common stock, par value $0.0001 per share (the “Parent Class C Common Stock”); and (D) 1,700,000,000 shares of Class D common stock, par value $0.0001 per share (the “Parent Class D Common Stock” and, together with the Parent Class C Common Stock, the “Parent Non-Economic Common Stock”); and (ii) 100,000,000 shares of Parent Preferred Stock, par value $0.0001 per share. At the close of business on the Capitalization Date: (1)(A) 268,415,480 shares of Parent Class A Common Stock were issued and outstanding; (B) no shares of Parent Class B Common Stock were issued and outstanding; (C) no shares of Parent Class C Common Stock were issued and outstanding; and (D) 1,331,482,620 shares of Parent Class D Common Stock were issued and outstanding (all of which are part of the Parent Paired Interests); and (E) no shares of Parent Preferred Stock were issued and outstanding; (2) 1,331,482,620 Parent Paired Interests were outstanding, which are convertible, on a one-for-one basis into either shares of Parent Class B Common Stock to the extent held by SFS or an Affiliate, or shares of Parent Class A Common Stock to the extent held by any other Person; (3) warrants to purchase an aggregate of 1,331,482,620 shares of Parent Class A Common Stock at an exercise price of $11.50 per share (“Parent Warrants”) were outstanding and exercisable; (4) 41,031,940 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2020 Omnibus Incentive Plan (the “Parent Equity Plan”); and (5) there were 32,394,060 shares of Parent Common Stock underlying Parent Equity Awards that were outstanding and unvested. In addition, as of the date of this Agreement, Parent has the obligation to issue up to an additional 90,761,684 Parent Paired Interests to the extent that certain price targets are met prior to December 31, 2026. Except (x) as set forth in this Section 5.2 and (y) Parent Capital Stock issued on or after the date hereof (solely to the extent permitted by Section 6.2(b)(ii)), there are no other outstanding shares of Parent Capital Stock or other Equity Securities of Parent issued, reserved for issuance or outstanding.
(b) All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized and validly issued, fully paid and non-assessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the DGCL and the Organizational Documents of Parent. Parent owns all of the Class A Common Units of Parent Holdings. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other Equity Securities of the Subsidiaries of Parent, other than Parent Holdings (the remainder of which are owned by SFS as Class B Common Units of Parent Holdings), free and clear of all Liens, other than Permitted Liens. As of the close of business on the Capitalization Date, except (x) as set forth in this Section 5.2, and (y) for changes since the Capitalization Date, resulting from the settlement, vesting or exercise of stock options or other Parent Equity Awards outstanding at such date (and the issuance of shares thereunder), or stock grants or other Parent Equity Awards granted pursuant to the Parent Equity Plan, there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) Equity Securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, other than the exchangeability of the Parent Paired Interests as set forth in the Organizational Documents of Parent and Parent Holdings, or (iv) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, repurchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, repurchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities or Equity Securities of Parent or any of its Subsidiaries or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound governing, regulating, restricting or otherwise relating to the voting of any shares of Parent Capital Stock or other Equity Securities of Parent.
(c) As of the date of this Agreement, all of the limited liability company interests of Merger Sub are directly owned by Parent.
(d) As of the date hereof, all dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any Equity Securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
5.3 Authority; No Violations; Approvals.
(a) Each of Parent and Merger Sub has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by

Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate or other entity action on the part of each of Parent and Merger Sub, subject, with respect to consummation of the Merger, to (i) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary, and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions. The Parent Board, at a meeting duly called and held, unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the execution, delivery and performance hereof, and the Transactions, including the Parent Stock Issuance. Parent, in its capacity as the sole member of Merger Sub, has executed a written consent pursuant to which it has adopted and approved this Agreement and the Transactions, including the Merger. No vote of the holders of any class or series of the Parent Capital Stock or other Equity Securities of Parent or its Subsidiaries, other than Merger Sub, is necessary to adopt and approve this Agreement and the Transactions, including the Merger and the Parent Stock Issuance.
(b) The execution and delivery of this Agreement does not, and the performance by Parent of its covenants hereunder and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any obligation or the loss of a benefit under, require notice or consent under or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Material Contract or Parent Permit, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4 Consents. No Consent from, or filing with or notification to, any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent of its covenants hereunder or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC and, if applicable, the furnishing of: (i) the Registration Statement, including the declaration of effectiveness of the Registration Statement, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b)(i) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and (ii) the filing and recordation of the Certificate of Merger with the Delaware Secretary; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) any such Consent or filing the failure to obtain or make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date; (f) filings or notifications under any applicable requirements of the HSR Act and any other applicable Competition/Foreign Investment Law; and (g) the Consents with respect to the Business Permits.
5.5 SEC Documents; Financial Statements; Internal Controls and Procedures.
(a) Since January 1, 2024, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), have been prepared from the books and records of Parent and its Subsidiaries, which have been maintained in accordance with GAAP, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations, consolidated stockholders’ equity and consolidated cash flows of Parent and its Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Except as permitted or required by GAAP and disclosed in the Parent SEC Documents, since January 1, 2024, Parent has not made or adopted any material change in its accounting methods, practices or policies. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.
(c) Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d) Parent is, and since January 1, 2024 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting for Parent and its consolidated Subsidiaries and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and Parent Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Parent has disclosed to its outside auditors and the audit committee of Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent’s management or other employees of Parent or any of its Subsidiaries who have a significant role in Parent’s internal control over financial reporting or related to Parent or any of its Subsidiaries and its and their respective businesses. Since January 1, 2024, neither Parent nor, to the Knowledge of Parent, Parent’s outside auditors, has identified, been made aware of or received any written notification of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated.
5.6 Absence of Certain Changes or Events.
(a) Since January 1, 2024, through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(b) From January 1, 2024, through the date of this Agreement, except for the discussion and negotiation of, and entry into, this Agreement, Parent and each of its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practices in all material respects.
5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than: (a) liabilities reflected or reserved against on the most recent unaudited consolidated balance sheet of Parent contained in the Parent SEC Documents; (b) liabilities incurred in the ordinary course of business consistent with past practices subsequent to the date of the most recent unaudited balance sheet of Parent contained in the Parent SEC Documents; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as expressly permitted or required under the terms hereof, including under Section 6.2(b); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date.
5.8 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Notwithstanding the foregoing, no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.
5.9 Compliance with Applicable Law; Parent Permits.
(a) Parent and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with, and not in default under or in violation of, any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2024, none of Parent and its Subsidiaries has received any written communication from a Governmental Entity that alleges that Parent or any of its Subsidiaries, as applicable, is not in compliance with any applicable Law, in each case, other than as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their respective businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, (i) all Parent Permits are in full force and effect, (ii) since January 1, 2024, Parent and each of its Subsidiaries have been in compliance with the terms of all Parent Permits, and (iii) there is, and since January 1, 2024 has been, no Proceeding pending or, to the Knowledge of Parent, threatened in writing asserting any violation of any Parent Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any Parent Permit.
5.10 Compensation; Benefits.
(a) Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a summary, as of the date hereof, of the material Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries (the “Parent Plans”). The Parent Plans have been maintained in compliance with all applicable Laws, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) As of the date of this Agreement, there are no actions, suits, claims or other Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits, claims or other Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) All contributions required to be made to the Parent Plans pursuant to their terms have been timely made, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to or could reasonably be expected to have any liability with respect to, and no Parent Plan is, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, (iii) a “multiple employer plan” as described in Section 210 of ERISA, or (iv) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code).
5.11 Labor Matters. Neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Subsidiary of Parent is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of Parent, threatened involving employees of Parent or any Subsidiary of Parent. Parent and its Subsidiaries have no duty to bargain with any labor union or labor organization. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Subsidiary of Parent are, and have been since January 1, 2024, in compliance with all applicable Employment Laws.
5.12 Taxes.
(a) Parent and each of its Subsidiaries has (i) duly and timely filed (or caused to have been filed) with the appropriate Taxing Authority all U.S. federal income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were correct and complete in all material respects, subject in each case to such exceptions as have not resulted in a Parent Material Adverse Effect, and (ii) duly and timely paid in full (or caused to have been duly and timely paid in full), or made adequate provisions for, all U.S. federal income and other material Taxes required to be paid by them.

(b) (i) There are no audits, examinations, investigations or other proceedings by any Taxing Authority pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed, assessed or, to the Knowledge of Parent, threatened in writing, by any Taxing Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(c) Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(d) There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens for Taxes described in clause (a) of the definition of “Permitted Liens.”
(e) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority (other than a private letter ruling) or has entered into any written agreement with a Taxing Authority with respect to any Taxes.
(f) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreements or similar arrangements, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial contracts not primarily relating to Taxes and any agreements or arrangements solely between or among the Company and any of its Subsidiaries.
(g) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(h) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i) Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Parent is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(j) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.
(k) No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(l) Merger Sub has at all times been treated for U.S. federal income tax purposes as either (i) an entity disregarded as separate from Parent, or (ii) a corporation.
(m) No written claim has been made by any Taxing Authority in any jurisdiction where Parent or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax (or where no such Tax

Return is filed or such Tax is not paid with respect to the operations of the Parent or any of its Subsidiaries) asserting that Parent or any of its Subsidiaries is, or that the operations of the Parent or any of its Subsidiaries are, or may be, subject to taxation by, or a Tax Return filing requirement in, such jurisdiction.
(n) Parent Holdings (i) is, and at all times since inception has been, a partnership for U.S. federal, state and local income tax purposes, (ii) has in effect a valid election under Section 754 of the Code, (iii) has never made an election pursuant to Section 1101(g) of the Bipartisan Budget Act of 2015 to cause Sections 6221-6241 of the Code (as amended by the Bipartisan Budget Act of 2015) to apply to any taxable year beginning prior to January 1, 2018 (or any comparable election for state or local Tax purposes), and (iv) has never elected to be subject at the entity level to a state or local income Tax.
(o) The Transactions will not result in a “Change of Control” within the meaning of that certain Tax Receivable Agreement, dated January 21, 2021, between SFS and Parent.
5.13 Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of Parent or any of its Subsidiaries acting in his or her capacity as such, or (b) Governmental Order outstanding or unsatisfied judgment, penalty or award against Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or any officer or director of Parent or any of its Subsidiaries acting in his or her capacity as such.
5.14 Intellectual Property.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent or the applicable Subsidiaries of Parent is the sole and exclusive owner or is duly licensed or otherwise possesses valid rights to use all Intellectual Property used in the conduct of the businesses of Parent and its Subsidiaries as they are currently conducted, free and clear of any Liens, except for the Permitted Liens; (ii) to the Knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since January 1, 2024 has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person; (iii) there are no Proceedings pending or, to the Knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned, or purported to be owned, by Parent or any Subsidiary of Parent (“Parent Owned Intellectual Property”); (iv) to the Knowledge of Parent, no Person is currently infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property; (v) Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted; and (vi) neither Parent nor any of its Subsidiaries has received any written notice from any prior or current employee, officer, consultant or contractor of Parent or its Subsidiaries that asserts any ownership in any Parent Owned Intellectual Property.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries: (i) have not distributed, licensed or otherwise used Open Source Software in a manner that: (A) requires any Software owned or purported to be owned by Parent or any of its Subsidiaries to (1) be disclosed or distributed in source code form or (2) be delivered at no charge or otherwise dedicated to the public; (B) includes granting licensees any immunities under, or the right to make derivative works or other modifications of, Parent Owned Intellectual Property; or (C) prohibits or limits the receipt of consideration by Parent and its Subsidiaries in connection with the licensing, sublicensing or distribution of any such Software; and (ii) have not entered into any source code escrow agreement to escrow, and have not agreed to enter into an agreement to escrow, any such Software.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent’s IT Assets operate and perform as required by Parent and its Subsidiaries; (ii) there have been no unremediated malfunctions or failures since January 1, 2024 with respect to Parent’s IT Assets; (iii) Parent and its Subsidiaries have in place commercially reasonable policies and procedures to protect the security and integrity of Parent’s IT Assets controlled by Parent and its Subsidiaries; (iv) with respect to any of Parent’s IT Assets controlled by a third Person, Parent and its Subsidiaries have, since January 1, 2024, required such Persons to implement and maintain commercially reasonable policies and procedures to protect the security and integrity of such IT Assets; and (v) Parent and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case substantially consistent with customary industry practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been no security breach or other unauthorized access to Parent’s IT Assets controlled by Parent and its Subsidiaries or, to the Knowledge of Parent, any of the Parent’s IT Assets controlled by any third Person, that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any information or data contained therein.
5.15 Real Property(i) . Neither Parent nor any Subsidiary of Parent owns any real property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for the Permitted Liens.
5.16 Material Contracts.
(a) Schedule 5.16 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each Contract (excluding Employee Benefit Plans) described below in this Section 5.16(a) to which Parent or any Subsidiary of Parent is a party or by which it is bound, in each case as of the date of this Agreement (such Contracts being referred to herein as the “Parent Material Contracts”):
(i) other than Contracts providing for the acquisition, purchase, sale or divestiture of mortgage backed securities and debt securities entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each Contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $10,000,000;
(ii)  each Contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii) each Contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;
(iv) each material partnership, joint venture, limited liability company or strategic alliance agreement (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);
(v)  any Contract that was entered into to settle any material Proceeding and which imposes material ongoing obligations on Parent or any of its Subsidiaries after the Closing;
(vi) each Contract between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand; and
(vii)  each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or any Subsidiary of Parent.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Enforceability

Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent, or materially impair, interfere with, hinder or delay the consummation of, or materially adversely affect the ability of Parent to consummate, the Transactions, including the Merger, on a timely basis, and in any event, prior to the End Date: (i) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Material Contract nor, to the Knowledge of Parent, is any other party to any such Parent Material Contract in breach or default thereunder; (ii) no event has occurred that (without or without notice or lapse of time, or both) would constitute a violation or breach of, or default under any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries has received written notice of the intention of any counterparty to a Parent Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.
5.17 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.18 Brokers. Except for the fees and expenses payable to BofA Securities, Inc. and Mizuho | Greenhill, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.19 State Takeover Statute. The Parent Board has taken all action necessary, if any, to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL, and to the extent applicable to Parent, any other Takeover Law.
5.20 Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.21 Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time beneficially owned, or been an assignee or has otherwise succeeded to the beneficial ownership of, any shares of Company Common Stock or Company Preferred Stock during the last two years.
5.22 Business Conduct. Merger Sub was formed on December 12, 2025. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.23 Related Party Transactions. As of the date of this Agreement, other than any Employee Benefit Plan of Parent and except as set forth in the Parent SEC Documents, there are no transactions or series of related transactions, Contracts, or arrangements between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.
5.24 Parent Status. Parent is not a “foreign person” as that term is defined in 31 C.F.R. § 800.224 and the consummation of the Transactions does not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213.

5.25 No Additional Representations.
(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1 Conduct of Company Business Pending the Merger.
(a) The Company agrees that, except as (i) set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.1 within five Business Days after receipt of such request, and after a follow-up request is made by the Company, Parent’s approval shall be deemed granted), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to (1) use commercially reasonable efforts to conduct its businesses in all material respects in the ordinary course of business consistent with past practices, and (2) use commercially reasonable efforts to preserve intact its present business organization, to preserve its existing relationships with its key business relationships, vendors and counterparties, and to maintain all Governmental Authorizations, and (B) the Company shall maintain its status as a REIT; provided, however, that no action or omission, as applicable, by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision of Section 6.1(b).
(b) Except (w) as set forth on Schedule 6.1 of the Company Disclosure Letter, (x) as expressly permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 6.1 within five Business Days after receipt of such request, and after a follow-up request is made by the Company, Parent’s approval shall be deemed granted; provided, however, that with respect to clauses (i), (iii) (with respect to the Company’s Organizational Documents), (vi), (xiii), (xiv), (xv) (with respect to Company Related Party Agreements) and (xvii) below, Parent may withhold, delay or condition its consent in its sole discretion), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the

Company or any of its Subsidiaries, except for (1) dividends or other distributions required by the Organizational Documents of the Company or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice; (3) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (4) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; or (5) without duplication of the amounts described in clauses (1) through (4) above, any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend); (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of the Company or any Subsidiary of the Company or as contemplated by any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (for the avoidance of doubt, including pursuant to the Company ATM Program) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Equity Awards or other awards granted under the Company Equity Plan and outstanding on the date hereof; and (B) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);
(iii) amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries;
(iv) (A) merge, consolidate, combine or amalgamate with any Person other than another Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (2) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, and (3) acquisitions in the ordinary course of business and pursuant to and in accordance with the Company’s investment guidelines, including the acquisition of any Company Portfolio Securities, whole loans, mortgage servicing rights or other assets or securities permitted under the Company’s investment guidelines, including derivative securities;
(v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases, or dispositions of assets or properties made in the ordinary course of business and pursuant to and in accordance with the Company’s investment guidelines, including the sale, lease, or disposition of any Company Portfolio Securities, whole loans, mortgage servicing rights or other assets or securities permitted under the Company’s investment guidelines, including derivative securities, but excluding any bulk sales of Mortgage Servicing Rights;
(vi) adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;
(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii) except (A) if required by Law or (B) if necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of

Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes or, except in the ordinary course of business, agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix) (A) grant any increases in the compensation payable or to become payable to any of its directors, executive officers or key employees making an annualized base salary of more than $475,000, in excess of 3% in the aggregate, except as required by applicable Law or pursuant to a Company Plan existing as of the date hereof; (B) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, executive officer or key employee making an annualized base salary of more than $475,000; or (C) establish any material Employee Benefit Plan which was not in existence or approved by the Company Board prior to the execution of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder;
(x) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person, and except for (A) loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, or (C) loans, extensions of credit or advances made in the ordinary course of business by the Company or its Subsidiaries in connection with the origination and servicing of Mortgage Loans;
(xi) other than the settlement of any Transaction Litigation, which remains subject to Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes), unless (A) the settlement of such Proceeding involves the payment of monetary damages not in excess of $500,000 individually or $5,000,000 in the aggregate, in each case, without the imposition of equity relief on, or the admission of wrongdoing by, the Company or its Subsidiaries or (B) such Proceeding relates to loan-level litigation that is otherwise reimbursable to the Company or its Subsidiaries by the applicable investor;
(xii) take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii) other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness for borrowed money or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) transactions pursuant to the Company’s master repurchase agreements or indebtedness existing as of the date hereof to finance the purchase price or margin requirements of assets in the ordinary course of the Company’s business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements or indebtedness when due, (C) guarantees by the Company of indebtedness of its Subsidiaries or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any of the Company’s Subsidiaries, which such indebtedness is incurred in compliance with this subsection (xiii), (D) dollar roll financing transactions pursuant to the Company’s master securities forward transactions agreements to finance the purchase price of agency “To Be Announced” agency mortgage-backed securities in the ordinary course of business consistent with past practice, (E) the incurrence of any indebtedness in connection with repurchase agreements entered into in the ordinary course of business, (F) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries in the ordinary course of business for the purpose of fixing or hedging interest rates, or (G) transactions under whole loan financing arrangements, credit facilities and agreements and master repurchase agreements, including those collateralized by mortgage servicing rights or servicing advances, entered into in the ordinary course of business;

(xiv) enter into any new material line of business;
(xv)  (A) enter into any Contract that would be a Company Material Contract, except in the ordinary course of business consistent with past practice, or (B) modify, amend, terminate or waive or assign any rights under any Company Material Contract in any material respect, except in the ordinary course of business consistent with past practice; provided, in each case of clause (A) or (B), any Contract for which Parent’s consent would be required pursuant to a clause under this Section 6.1(b), other than this clause (xv), shall be governed by such other clause hereof;
(xvi) make or agree to make any new capital expenditure or expenditures, other than capital expenditures that are not in excess of $2,500,000 in the aggregate;
(xvii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(xviii) authorize or enter into any contract or otherwise make any commitment to do any of the foregoing prohibited by this Section 6.1(b) or announce any intention to do the same.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (A) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (B) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (C) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance written notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2 Conduct of Parent Business Pending the Merger.
(a) Parent agrees that except as (i) set forth on Schedule 6.2 of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.2 within five Business Days after receipt of such request, and after a follow-up request is made by Parent, the Company’s approval shall be deemed granted), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its businesses in all material respects in the ordinary course and (B) preserve substantially intact its present business organization; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b) Except (w) as set forth on Schedule 6.2 of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if the Company fails to respond to a request from Parent for consent required pursuant to this Section 6.2 within five Business Days after receipt of such request, and after a follow-up request is made by Parent, the Company’s approval shall be deemed granted), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) dividends or distributions required by the Organizational Documents of Parent, Parent Holdings or any of its Subsidiaries; (2) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice and corresponding distributions by Parent Holdings to holders of its Class B Common Units; or (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent;

(ii) issue or grant any Parent Capital Stock at a price below the per share value of Parent’s net assets as of the date of such issuance or grant, other than issuances of Parent Class A Common Stock or Parent Class B Common Stock upon the exchange of Parent Paired Interests in accordance with the Organizational Documents of Parent and Parent Holdings;
(iii) (A) amend Parent’s Organizational Documents, except for amendments that are immaterial and would not reasonably be expected to adversely affect, impede or delay the consummation of the Transactions or the performance by Parent or Merger Sub of their respective obligations under this Agreement, or (B) solely with respect to any of Parent’s Subsidiaries, adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would adversely affect the consummation of the Transactions;
(iv) (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another Subsidiary of Parent, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any material business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case, if such action would reasonably be expected to materially delay or materially impede Parent’s or Merger Sub’s ability to consummate or finance the Transactions;
(v)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement or (B) sales, leases or dispositions of assets or properties made in the ordinary course of business (it being understood that sales, leases or dispositions of mortgage backed securities or debt securities made by Parent or any of its Subsidiaries shall be deemed to have been made in the ordinary course of business);
(vi) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries;
(vii) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(ix) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (to the extent such securities of such Subsidiary are convertible into or exchangeable for, or any rights, warrants or options to acquire, any capital stock or equity interests in, Parent), other than: (A) the issuance or delivery of Parent Common Stock upon the vesting, settlement or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees, directors, officers or service providers in the ordinary course of business; and (C) issuances of Parent Class A Common Stock or Parent Class B Common Stock upon the exchange of Parent Paired Interests in accordance with the Organizational Documents of Parent and Parent Holdings; or
(x) agree to take any action that is prohibited by this Section 6.2(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to avoid being required to register as an investment company under the Investment Company Act.
6.3 No Solicitation by the Company.
(a) From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately (i) cease, and cause to be terminated, any discussion or negotiations with any

Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal, (ii) terminate all physical and electronic data room or analogous access previously granted to any such Person or its Representatives, (iii) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person or its Representatives, and (iv) cease providing any further information with respect to the Company and its Subsidiaries or any Company Competing Proposal to any such Person or its Representatives.
(b) Except as expressly permitted by this Agreement, at all times from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Subsidiaries and will instruct its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Company Competing Proposal, (ii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to the making of a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the business, properties, assets, books or records or any personnel of the Company or its Subsidiaries, to any Person in connection with, or that could reasonably be expected to encourage any Person to make, or result in the making, submission or announcement of, a Company Competing Proposal, (iv) enter or agree to enter into any letter of intent or agreement in principal, or other agreement or understanding contemplating or providing for a Company Competing Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 6.3(d)(ii)) or (v) (A) withdraw, change, modify or qualify, or propose publicly to withdraw, change, modify or qualify, in a manner that could be adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 6.4, (C) approve or adopt, or publicly recommend the approval or adoption of, or publicly propose or announce any intention to approve or adopt, any Company Competing Proposal, (D) in the case of any Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company’s stockholders within 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, (E) if any Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (D)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (x) seven Business Days after Parent so requests in writing or (y) three Business Days prior to the date of the Company Stockholders Meeting (or promptly after public announcement or disclosure of such Company Competing Proposal, if publicly announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting), or (F) publicly declare advisable, or publicly propose to enter into, any letter of intent or agreement in principal, or other agreement or understanding contemplating or providing for a Company Competing Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (v) being referred to as a “Company Change of Recommendation”).
(c) From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company or any of its Subsidiaries or Representatives of any Company Competing Proposal made on or after the date of this Agreement (including, for the avoidance of doubt, any Company Competing Proposal made on or after the date of the Agreement by any Person who had discussions or negotiations heretofore with the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal), any expression of interest, inquiry, proposal or offer by any Person in connection with or that would reasonably be expected to lead to a Company Competing Proposal, or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with or that would reasonably be expected to lead to a Company Competing Proposal, in each case, as promptly as reasonably practicable (and, in any event, within 48 hours thereof), and the Company shall provide, within such 48 hour period, to Parent, subject to confidentiality provisions existing as of the date hereof, a copy of any such Company Competing Proposal made in writing and provided to the Company (or, where no such copy is available, a written summary of the material terms of such Company Competing Proposal). The Company shall also (A) promptly (and in any event within 48 hours after such determination) inform Parent if the Company determines to begin providing information or to engage in discussions or negotiations with any Person concerning a Company Competing Proposal (to the extent permitted pursuant to Section 6.3(d)(iii)) and (B) keep Parent reasonably informed at all times with respect to any material developments regarding any such Company Competing Proposal or any material changes to terms of any such Company Competing Proposal.
(d) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i) make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that (A) none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements, and (B) the Company shall inform Parent of any such determination promptly and, in any event, prior to or substantially concurrently with effecting such determination;
(ii)  prior to the receipt of the Company Stockholder Approval, engage in the activities or take any action prohibited by Sections 6.3(b)(i), 6.3(b)(ii) and 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal; provided, however, that (A) any non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may not be furnished until the Company receives an Acceptable Confidentiality Agreement from such Person, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;
(iii) prior to the receipt of the Company Stockholder Approval, in response to a Company Competing Proposal, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law, (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c) (the “Notice”), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and (C) the Company shall have allowed Parent not less than three Business Days from the date on which such Notice is given to Parent (the “Notice Period”) to respond to such Notice (including through any proposed revisions to the terms and conditions of this Agreement), and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the expiration of the Notice Period, or (2) if Parent within the Notice Period shall have offered in writing revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; provided, however, that (i) each time any material modifications to the financial terms of a Company Competing Proposal are made, the Company shall be required to give a new notice to Parent, such that the Notice Period set forth in this clause (iii) will commence again (but such Notice Period will be 24 hours after any revised Company Competing Proposal) and the Company will be required again to comply with the requirements of this Section 6.3(d), prior to which the Company may not effect a Company Change of Recommendation or terminate this Agreement, (ii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any revisions to the terms and conditions of this Agreement proposed in writing by Parent and intended to cause the relevant Company Competing Proposal to no longer constitute a Company Superior Proposal, and (iii) the Company Board shall have considered in good faith any proposed revisions to the terms and conditions of this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., Eastern time, on the last day of the Notice Period and shall have determined in good faith that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Proposed Changed Terms were to be given effect and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; and
(iv) prior to the receipt of the Company Stockholder Approval, (A) seek clarification from (but not engage in negotiations or discussions with or provide non-public information to) any Person that has made any proposal or offer solely to clarify and understand the terms and conditions of such proposal or offer to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making a Company Competing Proposal, of the provisions of this Section 6.3; provided, that as promptly as reasonably practicable (and, in any event, within 48 hours thereof) after sending any written communication to such Person, the Company shall deliver to Parent a copy of such written communication.
(e) Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, (i) an Intervening Event has occurred, (ii) prior to taking such action, the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law, (iii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation, including a description of the Intervening Event in reasonable detail), and (iv) the Notice Period shall have expired and either (A) Parent shall not have proposed any revisions to the terms and conditions of this Agreement prior to the expiration of the Notice Period, or (B) if Parent within the Notice Period shall have offered in writing revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not eliminate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ duties under applicable Law.
(f)  No Company Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Merger. Notwithstanding anything to the contrary in the foregoing, any action that may be taken by the Company Board under this Section 6.3 may also be taken by a duly constituted committee thereof.
6.4 Preparation of Proxy Statement and Registration Statement.
(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement, including any amendments or supplements thereto.
(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing, and the Company shall file with the SEC the Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting, and the Company and Parent shall cooperate in preparing, and Parent shall file with the SEC the Registration Statement (of which the Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall use commercially reasonable efforts to file with the SEC and disseminate to the Company Stockholders a definitive Proxy Statement as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), prior to filing the Registration Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect to any of the foregoing, each of the Company and Parent (i) will provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) will include in such document or response all comments reasonably proposed by the other, and (iii) will not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation.
(c) Parent and the Company shall each make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated (and the Company will cooperate as may be reasonably requested by Parent in writing in connection therewith).
(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.
6.5 Stockholders Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Company Governing Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval to be held as promptly as reasonably practicable following the Registration Statement being declared effective by the SEC (and in any event shall use reasonable best efforts to convene such meeting within 60 days thereof). Except as permitted by Section 6.3, the Company Board shall recommend that the Company Stockholders vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. As reasonably requested by Parent, the Company shall use its commercially reasonable efforts to promptly provide Parent with the requested voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company Stockholders with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the Company (a) shall be required to adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or (ii) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (b) may, and at the request of Parent shall, adjourn or postpone the Company

Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (a)(i) and (a)(ii) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (b) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. In the event of any postponement or adjournment in which there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum or obtain the Company Stockholder Approval, the Company shall use reasonable best efforts to ensure such a quorum and approval at the Company Stockholders Meeting following such postponement or adjournment. Unless there has been a Company Change of Recommendation as permitted by Section 6.3(d)(iii), the Company and Parent shall cooperate in responding, and shall use their reasonable best efforts to respond, as promptly as reasonably practical, to any public statement by any Company Stockholder or any other Person in opposition of the Transactions or otherwise intended to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Governing Documents or in connection with a postponement or adjournment of the Company Stockholders Meeting, as required or permitted hereunder. Unless this Agreement has been terminated in accordance with Article VIII hereof, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation, or by the occurrence or disclosure of any Intervening Event.
6.6 Access to Information.
(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company and its Subsidiaries by third parties from time to time, from the date of this Agreement until the earlier of the Effective Time and such time this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries and instruct each of their respective Representatives to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, officers, books and records, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request in writing, in each case, for the purpose of consummating the Transactions; provided that such review shall only be upon reasonable written notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Company or its Subsidiaries to disclose any materials and information to Parent or its Representatives (i) to the extent related to a Company Competing Proposal, Company Change of Recommendation, Company Superior Proposal or Intervening Event (except as otherwise required by the terms of this Agreement) or (ii) if such disclosure would, in the reasonable judgment of the Company, (A) cause competitive harm to Company or its Subsidiaries if the Transactions are not consummated; provided that the Company shall designate such materials and information as “Outside Counsel Only Material” and shall only share such material and information with the outside legal counsel of Parent and such material and information will not be disclosed by such outside legal counsel to employees, officers, directors or other independent contractors of Parent unless express written permission is obtained in advance from the source of the materials or its legal counsel, (B) violate applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement; provided that the Company shall use its commercially reasonable efforts to obtain permission or consent of such third party to such disclosure) to which any of the Company or its Subsidiaries is a party, (C) jeopardize any attorney-client or other legal privilege, work product doctrine or similar protection (but the Company shall allow, or shall cause its Subsidiaries to allow, for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or other legal privilege, work product doctrine or similar protection, as applicable) or (D) result in the disclosure of any trade secrets. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.6 to the extent that such access or information is reasonably pertinent to a litigation where the

Company or its Subsidiaries, on the one hand, and Parent or its Subsidiaries, on the other hand, are adverse parties. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall be obligated to create, develop, provide access to or otherwise make available any reports, analyses or appraisals (in each case, in any particular format) to the extent such report, analysis or appraisal (in each case, in such format) is not otherwise readily available to the Company or any Subsidiary or in the possession of the Company or any Subsidiary. No investigation or access permitted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6 for any competitive or other purpose unrelated to the consummation of the Transactions. Parent will use its commercially reasonable efforts to minimize any disruption to the respective business of the Company and its Subsidiaries that may result from requests for access under this Section 6.6 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law.
(b) The Confidentiality Agreement, dated as of October 24, 2025, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.
6.7 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, Consents, licenses, orders, registrations and permits necessary or advisable to be obtained from any third party or any Governmental Entity, including the Consents with respect to the Business Permits, in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to this Section 6.7, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Each party shall, in consultation and cooperation with the other parties, as promptly as reasonably practicable from the date hereof (and in any event within 25 Business Days), make its respective filing under the HSR Act.
(b) In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger; provided, that for the avoidance of doubt, the Company shall be the filing party of record and shall have exclusive authority to execute and submit, through any portal, system, platform or channel (including the Nationwide Multistate Licensing System (NMLS)), any filing or other submission that, under applicable Law, guidance or portal/system protocols, must be submitted by the Company. To the extent permitted by applicable Law, each of the parties (i) will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity, and (ii) will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable and permitted by applicable Law, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c) Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Affiliates to, use its and their reasonable best efforts, and promptly take any and all steps necessary, to avoid or eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity so as to enable the parties to expeditiously consummate the Transactions, and in any event prior to the End Date, including: (i) proposing, negotiating, agreeing, accepting the imposition of, committing to and effecting, by consent decree, hold separate orders or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to Parent’s or its Affiliates’ ability to own or operate any assets, contracts, properties or businesses, including any Subsidiary of the Company or the equity interests thereof; (ii) in the event that any Governmental Order by or with any Governmental Entity is entered or becomes reasonably foreseeable to be entered that would make consummation of the Transactions illegal, challenging the granting of any Consent or that would otherwise prevent or delay consummation of the Transactions as violative of any Competition/Foreign Investment Law (including the filing of a complaint to prevent the consummation of the Transactions or the granting of any Consent), taking any and all steps (including the posting of a bond, commencement, contesting and defending any Proceedings challenging this Agreement, the granting of any Consent or the consummation of the Transactions, or the taking of the steps contemplated by clause (i) above) necessary to vacate, modify or suspend such Governmental Order; (iii) offering to take or offering to commit to take any action which it is capable of taking, and if the offer is accepted, taking or committing to take, such actions as are necessary, whether or not such actions limit or modify Parent’s or its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the business of the Company; and (iv) to the extent required by, or reasonably requested by, any Governmental Entity as a condition to, or to expedite the grant of, any Consent with respect to the Business Permits or otherwise, investigating, addressing, remediating, curing or otherwise resolving, to the reasonable satisfaction of such Governmental Entity, any unresolved examination or supervisory findings or directives, in each case relating to Permits of Parent or any of its Affiliates and whether or not such matters arise from or relate to Permits directly implicated by the Transactions (the actions referred to in clauses (i) through (iv), collectively, the “Remedial Actions”); provided that none of Parent or any of its Affiliates shall be required to propose, negotiate, offer to commit to, commit to or effect any Remedial Action that would in the aggregate result in, or be reasonably likely to result in, an adverse effect that is more than immaterial on the financial condition, business, assets or continuing results of operations of Parent and its Affiliates and Subsidiaries, or the Company and its Subsidiaries, in each case, taken as a whole, at or after the Effective Time.
(d) The parties shall cooperate with each other and work in good faith to develop the strategy relating to any Remedial Actions and in connection with the process of effecting (including negotiating or committing to effect) any Remedial Actions, including any divestiture process and any communications with potential divestiture buyers relating thereto. Parent shall provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose approval or consent is sought in connection with the Transactions.
(e) At any time prior to the Effective Time, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, enter into or consummate any transaction, agreement, arrangement or acquisition of any ownership interest, rights or assets of any Person that would reasonably be expected to prevent or delay Parent or the Company from obtaining any required Consents, or to prevent expiration of the waiting period, under the HSR Act, the Business Permits or any other Competition/Foreign Investment Law applicable to the Transactions, in each case prior to the End Date.
(f)  In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall be obligated to pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person.
(g) Parent shall be solely responsible for and pay all costs incurred in connection with obtaining any consents or approvals of the type described in this Section 6.7.
6.8 Employee Matters.
(a) Parent shall cause each individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a “Company Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) to be provided with (i) for a period of one year following the Closing Date, base compensation (salary or wages, as applicable), and as applicable, annual bonus and incentive compensation opportunities (including the value of equity-based compensation) that are no less favorable, in each respect, than those in effect for such Company Employee immediately prior to the Closing Date and (ii) from the Closing Date through the end of the calendar year in which the Closing Date occurs, employee benefits (including retirement plan participation but, for the avoidance of doubt, excluding severance benefits and supplemental pay, except as provided under Section 6.8(e) below) that are no less favorable than those in effect for such Company Employee immediately prior to the Closing Date, which employee benefits shall continue to be provided through the applicable Company Plans pursuant to which such benefits are provided immediately prior to the Closing Date (such Company Plans, the “Company Employee Benefit Plans”), and Parent shall cause such Company Employee Benefit Plans to remain in effect during such period.
(b) From and after the Effective Time, as applicable, the Company Employees shall be given credit for all purposes under the Company Employee Benefit Plans (other than to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, including vesting, eligibility and level of benefit purposes, to the same extent and for the same purposes that such service was taken into account under the applicable Company Employee Benefit Plan immediately prior to the Closing Date.
(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Company Employee Benefit Plan, to the same extent such conditions, periods or requirements had been satisfied or waived under the applicable Company Employee Benefit Plan immediately prior to the Closing Date, and (ii) credit the expenses of any Company Employee that were credited toward applicable deductibles and annual out-of-pocket limits under the applicable Company Employee Benefit Plan for the plan year in which the Closing Date occurs against satisfaction of any deductibles or out-of-pocket limits under such Company Employee Benefit Plan for the plan year in which the Closing Date occurs.
(d) For purposes of determining the number of vacation days and other paid time off to which each Company Employee is entitled during the calendar year in which the Closing occurs, Parent, the Surviving Company or one of its Subsidiaries will assume and honor all unused vacation and other paid time off days accrued or earned by such Company Employee as of the Closing Date for the calendar year in which the Closing Date occurs.
(e) If a Company Employee’s employment with the Company is terminated in connection with the Transactions or a Company Employee’s employment with Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) is terminated during the period commencing on the Closing Date and ending on the 12-month anniversary of the Closing Date by Parent or any of its Subsidiaries (including the Surviving Company or any of its Subsidiaries) without cause, Parent shall provide, or cause to be provided, to such Company Employee the severance benefits that are set forth in Schedule 6.8(e) of the Company Disclosure Letter, and, to the extent applicable, the amount of such severance benefits shall be calculated taking into account the Company Employee’s period of employment with the Company and its Affiliates (and their predecessors) prior to the Closing and with Parent or its Affiliates on and after the Closing. For the avoidance of doubt, with respect to Company Employees covered by the Severance Plan, Parent agrees that it will (or will cause the Surviving Company to) honor the terms of the Severance Plan.
(f) To the extent any bonus amounts under any cash bonus, sales and other incentive plans of the Company and its Subsidiaries (the “Bonus Amounts”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Company, as applicable, will cause all such Bonus Amounts to be calculated in accordance with such cash bonus, sales and other incentive plans and paid in the ordinary course of business to the eligible Company Employees. Parent and the Surviving Company, as applicable, will cause all Bonus Amounts with respect to the performance period in which the Closing occurs to be calculated and paid to the eligible employees of the Company and its Subsidiaries; provided, however, that (i) such Bonus Amounts will be calculated at the greater of the target or actual level of performance as of the Closing Date (prorated for the portion of the performance period completed), and such Bonus Amounts will be paid at the time at which the Company would ordinarily pay such Bonus Amounts for the year in which the Closing Date occurs, (ii) payment of any Bonus Amounts in accordance with this Section 6.8(f) will in no way be interpreted or construed to limit or replace any amounts to which a Company Employee may be entitled pursuant to a Company Employee Benefit Plan in connection with such Company Employee’s termination of employment or services, and (iii) with respect to any such Bonus Amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted under the terms of such cash bonus, sales or other incentive plan that will not trigger a Tax or penalty under Section 409A of the Code.
(g) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.8 are for the sole benefit of the parties, and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.8) under or by reason of any provision of this Agreement. Nothing in this Section 6.8 or elsewhere in this Agreement will be construed to create a right in any Person to employment with Parent, the Surviving Company or any other Affiliate of the Surviving Company.
6.9 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company), for a period of six years from and after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Persons, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Company shall use their best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.9, upon learning of any such Proceeding, shall notify the Surviving Company (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.9 except to the extent such failure materially prejudices such party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or the Surviving Company under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or the Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, the Surviving Company or the Indemnified Person within the last three years.

(b) For a period of six years from the Effective Time (except to the extent that the relevant document provides for an earlier termination), Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would adversely affect, or manage the Surviving Company or its Subsidiaries with the intent to or in a manner that would adversely affect, the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.
(c) Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder; provided that, notwithstanding anything to the contrary contained herein, prior to Parent and/or the Surviving Company advancing any such amounts to an Indemnified Person, such Indemnified Person shall agree in advance to return any amounts advanced by Parent and/or the Surviving Company pursuant to this Section 6.9(c) promptly upon a final, non-appealable determination by a court of competent jurisdiction that such Indemnified Person was not entitled to such indemnification.
(d) Parent shall cause the Surviving Company to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s past and current directors and officers an insurance and indemnification policy that provides coverage for any acts, omissions or events occurring or alleged to have occurred at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Cap Amount”); provided, further, that if the cost of the D&O Insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall obtain the most advantageous policy obtainable for the Cap Amount.
(e) In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9 and their respective heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Company Governing Documents or any Organizational Documents of the Company’s Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9. The rights and obligations under this Section 6.9 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Person without the written consent of such Indemnified Person.
6.10 Agreement to Defend; Stockholder Litigation. Each party shall provide the other party prompt written notice of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against their respective directors or officers or against such party or any of its Subsidiaries, in each case, relating to the Merger, this Agreement or any of the Transactions (collectively, the “Transaction Litigation”). Subject to the duties of the Company Board and Parent Board, as applicable, under applicable Law, each party shall give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Competing Proposal.
6.11 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; or (b) in the case of the Company, it deems it necessary to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Competing Proposal or a Company Change of Recommendation; provided, however, each party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.11.
6.12 Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13 Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent when due, whether levied on Parent or any other Person, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Parent shall reimburse, indemnify, defend and hold harmless against liability such other Persons for any such Transfer Taxes. The parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
6.14 Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, in each case, as permitted by applicable Law (a) of any written notice or other written communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Proceeding commenced or, to any party’s Knowledge, threatened in writing against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (c) upon such party obtaining Knowledge of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.
6.15 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Equity Securities of the Company (including derivative securities) and acquisitions of Equity Securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.16 Listing Application. Parent shall take all action necessary to cause the Parent Common Stock and the Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.17 Tax Matters. The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and 7.2(e) and Section 7.3(d), respectively. Provided that the opinions of counsel described in Sections 7.2(e) and 7.3(d) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
6.18 Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.19 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
6.20 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
6.21 Convertible Notes and Senior Notes Outstanding.
(a) If the Closing Date occurs before January 15, 2026, on the Closing Date, Parent and the Company shall, as and to the extent required by the Convertible Notes Indenture or the Convertible Notes, execute, and use commercially reasonable efforts to cause the trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such Persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company and Parent shall use commercially reasonable efforts to prepare and deliver all notices and other documents, and take all other actions, in each case as required under the terms of the Convertible Notes or the Convertible Notes Indenture (or in each case as required by applicable Law with respect to the Convertible Notes or the Convertible Notes Indenture), including the giving of any notices that may be required thereunder in connection with the Merger and the Company will provide copies of substantially complete drafts of such notice or other document to Parent within a reasonable time prior to delivering any such notice or other document and shall reasonably consider all comments provided by Parent with respect thereto. After the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, comply with its obligations (including any conversion or repurchase obligations) under the Convertible Notes Indentures and the Convertible Notes. Notwithstanding anything to the contrary in this Section 6.21(a), nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the Convertible Notes Indenture) under the Convertible Notes Indenture and settle conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture.
(b)  On the Closing Date, Parent and the Company shall, as and to the extent required by the Senior Notes Indenture or the Senior Notes, execute, and use commercially reasonable efforts to cause the trustee to execute, any supplemental indenture(s) required by the Senior Notes Indenture and deliver any certificates and other documents required by the Senior Notes Indenture to be delivered by such Persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company and Parent shall use commercially reasonable efforts to prepare and deliver all notices and other documents, and take all other actions, in each case as required under the terms of the Senior Notes or the Senior Notes Indenture (or in each case as required by applicable Law with respect to the Senior Notes or the Senior Notes Indenture), including the giving of any notices that may be required thereunder in connection with the Merger and the Company will provide copies of substantially complete drafts of such notice or other document to Parent within a reasonable time prior to delivering any such notice or other document and shall reasonably consider all comments provided by Parent with respect thereto. After the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, comply with its obligations (including any repurchase obligations) under the Senior Notes Indentures and the Senior Notes. Notwithstanding anything to the contrary in this Section 6.21(b), nothing herein shall require the Company to make any offer to repurchase with respect to the Senior Notes in connection with the Merger prior to the occurrence of the Effective Time.
6.22 Financing Activities. From the date of this Agreement until the earlier of the Effective Time and such time as this Agreement is terminated in accordance with Article VIII, the Company shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives such reasonable, customary and necessary cooperation as may be reasonably requested by Parent and its Representatives from time to time solely to seek customary amendments, consents, modifications, assignments, novations, refinancings and other mutually acceptable arrangements to permit the existing lending facilities of the Company or its Subsidiaries to remain available to Parent and its Subsidiaries upon and after the occurrence of the Closing; provided that in connection with the cooperation contemplated by this Section 6.22, the Company and its Subsidiaries need not agree to any action effective prior to, and not conditioned on the occurrence of, the Closing.
ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a) Constituent Approval. The Company Stockholder Approval shall have been obtained.
(b) No Injunctions. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity having jurisdiction over any party after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.
(c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
7.2  Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.1(a) (Organization, Standing and Power), Section 4.3(a) and Section 4.3(b)(i) (Authority; No Violations; Approvals), Section 4.6(a) (Absence of Certain Changes or Events), Section 4.19 (Opinion of Financial Advisor) and Section 4.20 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all but de minimis respects only as of such date), and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an officer of the Company, dated as of the Closing Date, confirming that the conditions in Sections 7.2(a), 7.2(b) and 7.2(f) have been satisfied.
(d) REIT Opinion. Parent shall have received a written opinion of Sidley Austin LLP (or other nationally recognized REIT counsel reasonably acceptable to Parent and the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and proposed method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualification and based on customary representations contained in an officer’s certificate executed by the Company.
(e) Section 368 Opinion. Parent shall have received an opinion from Greenberg Traurig, LLP (or other counsel reasonably satisfactory to Parent and the Company), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.
(g) Business Permit Consents. Each of the Consents with respect to the Business Permits shall have been obtained.
7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1(a) (Organization, Standing and Power), Section 5.3(a) and Section 5.3(b)(i) (Authority; No Violations; Approvals), Section 5.6(a) (Absence of Certain Changes or Events) and Section 5.18 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all but de minimis respects only as of such date), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an officer of Parent, dated as of the Closing Date, confirming that the conditions in Sections 7.3(a), 7.3(b) and 7.3(f) have been satisfied.
(d) Section 368 Opinion. The Company shall have received an opinion from Sidley Austin LLP (or other counsel reasonably satisfactory to Parent and the Company, which the parties agree shall include Jones Day for purposes of this Section 7.3(d)), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(e) Listing; Classification. The shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Parent Series A Preferred Stock Certificate of Designations, the Parent Series B Preferred Stock Certificate of Designations and the Parent Series C Preferred Stock Certificate of Designations shall have been filed with and accepted for record by the Delaware Secretary.
(f) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.
7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval has been obtained:
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii)  if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on the date that is 12 months after the date of this Agreement (such date being the “End Date”); provided, that if (A) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 7.1(c) or Section 7.2(g) and (B) all other conditions in Article VII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date will be automatically extended to the date that is 15 months after the date of this Agreement (and all references to the End Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach or inaccuracy and the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv) if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting;
(c) by Parent:
(i) prior to the time the Company Stockholder Approval is obtained, if (A) the Company Board shall have effected a Company Change of Recommendation pursuant to and in accordance with Section 6.3(d)(iii) or (B) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to a Company Competing Proposal, excluding for the avoidance of doubt, the entry into any Acceptable Confidentiality Agreement; or
(ii) prior to the time the Company Stockholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation; or
(d) by the Company,
(i) in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(a) and the Company has complied in all material respects with all of its obligations under Section 6.3(b)(iii) in respect of such Company Superior Proposal.
8.2 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Article I and Article IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a willful breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3 Termination Fee.
(a) If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three Business Days after notice of termination of this Agreement; or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.
(b) If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), (ii) a Company Competing Proposal shall have been publicly disclosed and not publicly withdrawn prior to the date of the Company Stockholder Meeting, and (iii) within 12 months after the date of such termination (A) any Company Competing Proposal is consummated or (B) the Company enters into a definitive agreement with respect to such Company Competing Proposal and subsequently consummates such Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with the consummation of such Company Competing Proposal. For purposes of this Section 8.3(b), any reference in the definition of Company Competing Proposal to 25% shall be deemed replaced with references to 50% and references to 75% shall be deemed to be replaced with references to 50%.
(c) The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything herein to the contrary, the parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions (including the Merger) or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions (including the Merger) or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 9.11 and the monetary remedies set forth in Section 8.1(d) and this Section 8.3; provided, however, that under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Company Termination Fee. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or different times and the occurrence of different events.
ARTICLE IX
GENERAL PROVISIONS
9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.
9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Sections 6.6(b), 6.8 and 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
9.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (without receipt of a delivery failure message); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:

UWM Holdings Corp.
585 South Boulevard East
Pontiac, Michigan 48341
	Attention:	Adam Wolfe
	E-mail:	awolfe@uwm.com

with required copies to (which copies shall not constitute notice):

Greenberg Traurig, P.A.
401 East Las Olas Boulevard
Fort Lauderdale, FL 33301
	Attention:	Kara L. MacCullough
	E-mail:	macculloughk@gtlaw.com

and

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
	Attention:	Doron Lipshitz
Dmitriy A. Tartakovskiy
	Email:	Doron.Lipshitz@gtlaw.com
tartakovskiyd@gtlaw.com

(ii)	if to the Company, to:

Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, MN 55416
	Attention:	Rebecca B. Sandberg
	E-mail:	rebecca.sandberg@twoharborsinvestment.com

with a required copy to (which copy shall not constitute notice):

Jones Day
250 Vesey Street
New York, NY 10281

	Attention:	Braden McCurrach
Jared Hasson
	Email:	bmccurrach@jonesday.com
jhasson@jonesday.com

9.4 Rules of Construction.
(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and

Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(e) In this Agreement, including the Company Disclosure Letter and Parent Disclosure Letter, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time; (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Each reference to the Effective Time shall be deemed to be followed by the words “(if any).” Unless otherwise specified, the words “provided,” “furnished,” “made available to” or “delivered to” Parent or Merger Sub (or words of similar import) include (x) the documents posted to the “Cognac” virtual data room maintained and hosted on behalf of the Company by Datasite and viewable to Parent and Merger Sub, in each case, at least one Business Day prior to the execution of this Agreement or (y) the documents that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one Business Day prior to the execution of this Agreement.
9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via email in “portable document format” (.pdf) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6 Entire Agreement; Third Party Beneficiaries.
(a) This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b) Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Company Preferred Stock to receive the applicable Merger Consideration) and Sections 6.8 and 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s willful breach of this Agreement or intentional fraud, then the Company Stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that, to the fullest extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company Stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
9.7 Governing Law; Venue; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND, NORTHERN DIVISION, AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY AGREES, WITH RESPECT TO ANY ACTION OR

PROCEEDING FILED IN ANY MARYLAND STATE COURT THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, TO JOINTLY REQUEST AN ASSIGNMENT TO THE MARYLAND BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.
9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company, and (b) any director, officer, employee, representative or agent of the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.
9.11 Remedies; Specific Performance.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b) The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c) This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.13 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the Merger by the Company Stockholders, but, after any such approval, no amendment shall be made which by Law would require the further approval by the Company Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.14 Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

UWM HOLDINGS CORP.

By:	/s/ Adam Wolfe
Name:	Adam Wolfe
Title:	Executive Vice President, Chief Legal Officer and Chief Administrative Officer

UWM ACQUISITIONS 1, LLC

By:	/s/ Adam Wolfe
Name:	Adam Wolfe
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TWO HARBORS INVESTMENT CORP.

By:	/s/ William Greenberg
Name:	William Greenberg
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
December 17, 2025
Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
St. Louis Park, MN 55416
Attn: Board of Directors
Dear Members of the Board:
We understand that Two Harbors Investment Corp. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among UWM Holdings Corporation (“Parent”), UWM Acquisitions 1, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, (a) the Company will merge with and into Merger Sub (the “Merger”), (b) Merger Sub will survive the Merger as a wholly owned subsidiary of Parent, (c) each outstanding share of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series A Preferred Stock”), of the Company will be converted into the right to receive one share (the “Series A Preferred Consideration”) of Parent Series A Preferred Stock (the “Parent Series A Preferred Stock”), (d) each outstanding share of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series B Preferred Stock”), of the Company will be converted into the right to receive one share (the “Series B Preferred Consideration”) of Parent Series B Preferred Stock (the “Parent Series B Preferred Stock”), (e) each outstanding share of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Company Series C Preferred Stock” and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), of the Company will be converted into the right to receive one share (the “Series C Preferred Consideration” and, together with the Series A Preferred Consideration and the Series B Preferred Consideration, the “Preferred Consideration”) of Parent Series C Preferred Stock (the “Parent Series C Preferred Stock” and, together with the Parent Series A Preferred Stock and the Parent Series B Preferred Stock, the “Parent Preferred Stock”), and (f) each outstanding share of common stock, $0.01 par value per share (“Company Common Stock”), of the Company will be converted into the right to receive 2.3328 (the “Exchange Ratio”) shares of Class A common stock, $0.0001 par value per share (“Parent Class A Common Stock”), of Parent.
The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock. You have advised us, and for purposes of our analyses and this Opinion we have at your direction assumed, that (i) the rights, preferences and privileges of each series of Company Preferred Stock are identical or substantially similar to those of the corresponding series of Parent Preferred Stock, (ii) a share of Company Series A Preferred Stock has the same value as a share of Parent Series A Preferred Stock, (iii) a share of Company Series B Preferred Stock has the same value as a share of Parent Series B Preferred Stock, and (iv) a share of Company Series C Preferred Stock has the same value as a share of Parent Series C Preferred Stock. In addition, you have advised us, and for purposes of our analyses and this Opinion we have at your direction assumed, that (i) Parent’s current capital structure authorizes four classes of common stock, Parent Class A Common Stock, Class B common stock, $0.0001 par value per share (“Parent Class B Common Stock”), Class C common stock, $0.0001 par value per share (“Parent Class C Common Stock”), and Class D common stock, $0.0001 par value per share (“Parent Class D Common Stock” and, collectively with the Parent Class A Common Stock, Parent Class B Common Stock and Parent Class C Common Stock, the “Parent Common Stock”), (ii) each share of Parent Class A Common Stock and Parent Class B Common Stock has the same economic interest in Parent, with Parent Class A Common Stock having one vote per share and Parent Class B Common Stock having 10 votes per share, (iii) Parent Class C Common Stock and Parent Class D Common Stock do not have any economic rights, but have one vote per share and 10 votes per shares, respectively, (iv) pursuant to Parent’s certificate of incorporation, only SFS Holding Corp. (“SFS Corp.”) and its shareholders are permitted to hold Parent Class B Common Stock or Parent Class D Common Stock, (v) SFS Corp. holds Class B Common Units of UWM Holdings, LLC and an equal number of Parent Class D Common Stock (each, a “Paired Interest”), (vi) each Paired Interest may be exchanged at any time by SFS Corp. into, at the option of Parent, either, (a) cash or (b) one share of the Parent Class B Common Stock, and (vii) each share of Parent Class B Common Stock is convertible into one share of Parent Class A Common Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party. For purposes of our analyses and this Opinion we have, at your direction, assumed that each share of Parent Class A Common Stock, each share of Parent Class B Common Stock and each Paired Interest has equivalent value.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed a draft, dated December 16, 2025, of the Agreement;
2.	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Parent made available to us by the Company and Parent, including financial projections prepared by the management of the Company relating to the Company (the “Company Projections”) and financial projections prepared by the management of Parent relating to Parent (the “Parent Projections”);

4.
spoken with certain members of the managements of the Company and Parent and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and Parent, the Merger, and related matters;

5.	compared the financial and operating performance of the Company and Parent with that of other companies with publicly traded equity securities that we deemed to be relevant;
6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for certain of the Company’s and Parent’s publicly traded equity securities and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Management of the Company has advised us, and we have at your direction assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. In addition, at your direction, we have assumed that the Parent Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial results and condition of Parent. At your direction, we have assumed that the Company Projections and the Parent Projections provide a reasonable basis on which to evaluate the Company, Parent and the Merger and we have, at your direction, used and relied upon the Company Projections and the Parent Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Company Projections, the Parent Projections or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986,

as amended. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Merger, the Company or Parent or any expected benefits of the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Parent or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any view or opinion as to what the value of the Parent Common Stock or Parent Preferred Stock actually will be when issued pursuant to the Merger or the price or range of prices at which the Company Common Stock, Company Preferred Stock, Parent Common Stock or Parent Preferred Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Parent Common Stock to be issued in the Merger to holders of Company Common Stock will be listed on the New York Stock Exchange.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided, and are currently providing, investment banking, financial advisory and/or other financial or consulting services to the Company, for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, having provided certain financial advisory services to the Company in connection with its review of strategic alternatives and consideration of strategic transactions. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the Preferred Consideration, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Exchange Ratio relative to the Preferred Consideration or the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger (other than the Exchange Ratio to the extent expressly specified herein), (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. This Opinion does not address the individual circumstances of specific security holders with respect to control, voting or other rights, preferences, agreements, obligations, assets, liabilities, aspects or relationships which may distinguish such holders; the different voting or other non-economic attributes of the different classes of equity securities of the Company or Parent or any redemption or transfer restrictions, registration rights, tax protection rights, debt guarantee or other rights, restrictions or limitations or other non-financial factors that could impact the potential value of the shares of Parent Class A Common Stock to be issued in the Merger pursuant to the Agreement. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, Parent, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.
B-4